As filed with the Securities and Exchange Commission on September 13, 2010
Registration Statement No. 333-166834

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 5
to
Form S-11
FOR REGISTRATION
UNDER
THE SECURITIES ACT OF 1933
OF SECURITIES OF CERTAIN REAL ESTATE COMPANIES

CAMPUS CREST COMMUNITIES, INC.
(Exact Name of Registrant as Specified in Governing Instruments)

2100 Rexford Road, Suite 414
Charlotte, NC 28211
(704) 496-2500
(Address, Including Zip Code and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Ted W. Rollins
Chief Executive Officer
2100 Rexford Road, Suite 414
Charlotte, NC 28211
(704) 496-2500
(Name, Address, Including Zip Code and Telephone Number, Including Area Code, of Agent for Service)

Copies to:

Paul S. Ware J. Andrew Robison Bradley Arant Boult Cummings LLP 1819 Fifth Avenue North Birmingham, AL 35203 (205) 521-8000	Jonathan Golden Arnall Golden Gregory LLP 171 17th Street NW Suite 2100 Atlanta, GA 30363-1031 (404) 873-8500	J. Gerard Cummins Bartholomew A. Sheehan III Sidley Austin LLP 787 Seventh Avenue New York, NY 10019 (212) 839-5300

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If any of the Securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☑ (Do not check if a smaller reporting company)	Smaller reporting company ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion dated September 13, 2010

PROSPECTUS

        Shares

Campus Crest Communities, Inc.

Common Stock

Campus Crest Communities, Inc. is a self-managed, self-administered and vertically-integrated developer, builder, owner and manager of high-quality, purpose-built student housing. Prior to this offering, our business was conducted through Campus Crest Group, LLC, which is wholly-owned and controlled by Ted W. Rollins, our co-chairman and chief executive officer, and Michael S. Hartnett, our co-chairman and chief investment officer, and certain members of their families. Upon completion of this offering and our formation transactions, we will own interests in 27 student housing properties containing approximately 13,580 beds.

This is our initial public offering. We are offering        shares of our common stock, $0.01 par value per share. We expect the initial public offering price of our common stock to be between $        and $        per share. Currently, no public market exists for our common stock. We have applied to have our common stock listed on the New York Stock Exchange under the symbol ‘‘CCG.”

We are organized as a Maryland corporation and intend to elect and qualify to be taxed as a real estate investment trust for U.S. federal income tax purposes commencing with our taxable year ending December 31, 2010. Subject to certain exceptions described in this prospectus, upon completion of this offering, our charter will provide that no person may own, or be deemed to own, more than 9.8% by vote or value, whichever is more restrictive, of either our outstanding common stock or our outstanding capital stock in the aggregate.

Investing in our common stock involves significant risks. You should read the section entitled “Risk Factors” beginning on page 25 of this prospectus for a discussion of the risks that you should consider before investing in our common stock.

Per
	Share	Total

Public offering price	$	$
Underwriting discount(1)	$	$
Proceeds, before expenses, to us	$	$

(1)	Excludes a structuring fee payable to Raymond James & Associates, Inc. of 0.60% of the total public offering price of our common stock sold in this offering. See “Underwriting.”

The underwriters may purchase up to an additional        shares of our common stock from us at the initial public offering price, less the underwriting discount, within 30 days from the date of this prospectus to cover overallotments, if any.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the common stock on or before          , 2010.

Joint Book-Running Managers

RAYMOND JAMES	CITI	GOLDMAN, SACHS & CO.

BARCLAYS CAPITAL	RBC CAPITAL MARKETS

Co-Manager

BAIRD

The date of this prospectus is          , 2010

San Marcos, TX

Mobile, AL

Jacksonville, AL

Greeley, CO

Las Cruces, NM

Nacogdoches, TX

All pictures are of properties that will be included in our initial portfolio of student housing properties and that are described throughout this prospectus, including under the caption "Business and Properties—Our Properties." We do not currently own any of these properties, but we expect to acquire them upon completion of this offering as described in this prospectus under "Structure and Formation—Formation Transactions". No assurance can be given, however, that we will successfully consummate the acquisition of these properties.

You should rely only on the information contained in this prospectus or in any free writing prospectus prepared by us. We have not, and the underwriters have not, authorized anyone to provide you with any additional or different information. If anyone provides you with additional or different information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus or such other date as specified herein. Our business, financial condition, liquidity, funds from operations, or “FFO,” results of operations and prospects may have changed since such dates.

Unless the context otherwise requires, references to “company,” “we,” “us” and “our” refer to (i) Campus Crest Communities, Inc., a Maryland corporation, and its consolidated subsidiaries, including Campus Crest Communities Operating Partnership, LP, a Delaware limited partnership, through which we will conduct substantially all of our business, which we refer to as “our operating partnership,” except where it is clear from the context that the term means only the

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issuer of the common stock offered hereby, Campus Crest Communities, Inc., and (ii) with respect to the period prior to the completion of this offering, the business of our predecessor entities through which Campus Crest Group, LLC, a North Carolina limited liability company, or “Campus Crest Group,” carried out the development, construction, ownership and management of the properties that we will own interests in upon completion of this offering and our formation transactions; references to “predecessor entities” refer to one or more of the joint venture arrangements that owned our properties and the entities through which Campus Crest Group carried out our business; references to “MXT Capital” refer to MXT Capital, LLC, a Delaware limited liability company, which is wholly-owned and controlled by Ted W. Rollins, our co-chairman and chief executive officer, and Michael S. Hartnett, our co-chairman and chief investment officer, and certain members of their families, and is the sole owner of Campus Crest Group; references to the “Ricker Group” refer to Carl H. Ricker, Jr. and the vehicles through which Mr. Ricker or an affiliated party held interests in our predecessor entities; references to “HSRE” refer to Harrison Street Real Estate Capital and its affiliates that held interests in our predecessor entities; references to “Encore” refer to Encore Interests, Inc., a Delaware corporation; references to “CC-Encore” refer to CC-Encore, LLC, a Delaware limited liability company; references to “common stock” refer to shares of common stock, $0.01 par value per share, in Campus Crest Communities, Inc.; and references to “OP units” refer to limited partnership units in our operating partnership that are exchangeable, subsequent to the one-year anniversary of the completion of this offering, for cash or, at our option, common stock on a one-for-one basis. Unless otherwise indicated, the information contained in this prospectus assumes that (a) the common stock to be sold in this offering is sold at $        per share, the mid-point of the price range set forth on the cover page of this prospectus, and (b) the underwriters’ overallotment option is not exercised.

Industry and Market Data

We use market data, industry forecasts and projections throughout this prospectus. We have obtained portions of this information from a market study prepared for us by Michael Gallis & Associates, or “MGA,” a North Carolina-based strategic planning and design firm, in connection with this offering. The forecasts and projections are based on MGA’s experience and data published by the U.S. Department of Education and other sources, and there is no assurance that any of the projections will be accurate. We believe that the study is reliable, but we have not independently verified the information in the study nor have we ascertained any underlying assumptions relied upon therein. While we are not aware of any misstatements regarding the industry data presented herein, estimates involve risks and uncertainties and are subject to change based on various factors, including those discussed under the heading “Risk Factors.”

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PROSPECTUS SUMMARY

This summary highlights selected information appearing elsewhere in this prospectus. This prospectus includes information regarding our business and detailed financial data, as well as information about the common stock we are offering. You should read this prospectus in its entirety, including “Risk Factors” and the financial statements and related notes appearing elsewhere in this prospectus, before deciding to purchase our common stock.

Our Company

Campus Crest Communities, Inc. is a self-managed, self-administered and vertically-integrated developer, builder, owner and manager of high-quality, purpose-built student housing. Prior to this offering, our business was conducted through Campus Crest Group, which is wholly-owned and controlled by Ted W. Rollins, our co-chairman and chief executive officer, and Michael S. Hartnett, our co-chairman and chief investment officer, and certain members of their families. We intend to elect and qualify to be taxed as a real estate investment trust, or “REIT,” for U.S. federal income tax purposes commencing with our taxable year ending December 31, 2010.

We believe that we are one of the largest vertically-integrated developers, builders, owners and managers of high-quality, purpose-built student housing properties in the United States based on beds owned and under management. Upon completion of this offering and our formation transactions, we will own interests in 27 student housing properties containing approximately 5,048 apartment units and 13,580 beds. All of our properties are recently built, with an average age of approximately 2.2 years as of August 31, 2010. Twenty-one of our properties will be wholly-owned and six will be owned through a joint venture with HSRE, in which we will own a 49.9% interest. We recently completed construction of three of our joint venture properties, each of which commenced operations in August 2010.

Our 21 wholly-owned properties contain approximately:

•	3,920 apartment units; and

•	10,528 beds.

Our six joint venture properties contain approximately:

•	1,128 apartment units; and

•	3,052 beds.

As of September 10, 2010, our 27 properties had:

•	average occupancy of approximately 89%; and

•	average monthly rental revenue per occupied bed of approximately $468.

We were formed to continue and expand the student housing business of Campus Crest Group, which has been engaged in this business since 2004. Our properties are located in 11 states, primarily in medium-sized college and university markets, which we define as markets located outside of major U.S. cities that have nearby schools generally with overall enrollment of approximately 8,000 to 20,000 students. We believe such markets are underserved and are generally experiencing enrollment growth. All of our properties have been developed, built and managed by Campus Crest Group, generally based upon a common prototypical building design. We believe that our use of this prototypical building design, which we have built approximately 410 times at our 27 student housing properties (approximately 15 of such residential buildings comprise one student housing property), allows us to efficiently deliver a uniform and proven student housing product in multiple markets. All of our properties operate under The Grove®

brand, and we believe that our brand and the associated lifestyle are effective differentiators that create higher visibility and appeal for our properties within their markets.

In addition to our existing properties, we actively seek new development opportunities. We expect that, subject to completion of this offering, we will commence building seven new student housing properties, four of which are expected to be wholly-owned by us and three of which are expected to be owned by a new joint venture with HSRE in which we expect to own a 20% interest. We are currently targeting completion of these seven properties for the 2011-2012 academic year. For each of these projects, we have conducted significant pre-development activities and are in the process of obtaining the necessary zoning and site plan approvals. In total, we have identified over 200 markets and approximately 80 specific sites within these markets as potential future development opportunities, and our current business plan contemplates the development of approximately five to seven new student housing properties per year. No assurance can be given that we will not adjust our business plan as it relates to development, or that any particular development opportunity will be undertaken or completed in accordance with our current expectations.

We are led by our co-founders Ted W. Rollins and Michael S. Hartnett, each of whom has over 25 years of real estate investment and operating experience, including the development, construction and management of over 13,000 student housing beds. They are supported by over 400 full and part time employees who carry out our development, construction, property management and asset management activities.

Our principal executive offices are located at 2100 Rexford Road, Suite 414, Charlotte, NC 28211. Our telephone number is (704) 496-2500. Our website is located at www.gogrove.com. The information on our website is not part of this prospectus. We have included our website address only as an inactive textual reference and do not intend this to be an active link to our website.

Market Opportunity

We believe that attractive investment opportunities exist in the student housing market due to various factors impacting the supply, demand and profit potential of this market in the United States. These factors include:

Significant and Sustainable Growth in College Enrollments. Based on information from the National Center for Education Statistics and the U.S. Census Bureau, college enrollments are projected to grow at a faster rate than the overall population through 2017. This growth is expected to be driven primarily by: (i) the significant growth of the college-aged population in the U.S. fueled by the Echo Boom generation (i.e., the children of the Baby Boomers); (ii) an increase in the percentage of graduating high school students choosing to enroll in college; and (iii) a trend toward longer college enrollments.

Outsourcing Pressure Due to Institutional Budgetary Constraints. We believe that budget shortfalls and funding constraints at colleges and universities have reduced the availability of capital to build new student housing supply commensurate with enrollment increases. Thus, colleges and universities are increasingly relying on private developers to offer on-campus and off-campus student housing options to support enrollment growth.

Obsolescence of Existing Dormitory-Style Student Housing. Increasingly, on-campus, dormitory-style student housing facilities are becoming obsolete and are in need of significant renovation or replacement. Traditional dormitory-style housing typically consists of shared rooms, communal bathroom facilities and limited (if any) amenities and parking. We believe that such facilities do not meet the needs and preferences of modern-day college students, who generally have a higher standard of living and an increased focus on privacy, amenities and other lifestyle considerations than previous generations of students.

Highly Fragmented Ownership with Diminishing Competition and Costs. The student housing industry is highly fragmented, which provides opportunities for consolidation. Moreover, the recent economic environment has reduced the availability of construction financing, which has restricted the number of new competitors entering the industry and created opportunities for well-capitalized firms specializing in student housing. Meanwhile, as competition has become constrained, excess capacity in the residential and commercial construction markets has lowered material and labor costs for firms able to access capital for new projects.

Availability of Attractive, Long-Term Financing through Freddie Mac and Fannie Mae. Despite tightening credit markets, stabilized student housing properties continue generally to have access to long-term debt financing through Federal Home Loan Mortgage Corporation, or “Freddie Mac,” and Federal National Mortgage Association, or “Fannie Mae.”

Our Competitive Strengths

We believe that we distinguish ourselves from other developers, builders, owners and managers of student housing properties through the following competitive strengths:

Experienced Management Team with Demonstrated Track Record. Our management team is led by Messrs. Rollins and Hartnett, each of whom has over 25 years of real estate investment, advisory and management experience. Our management team has overseen the financing, development, construction and management of all of our student housing properties with an aggregate cost of approximately $500 million.

Modern, Well-Located Portfolio. The average age of our student housing properties is approximately 2.2 years as of August 31, 2010, and all of our properties are located in close proximity to the campuses of the schools from which they draw student-tenants, with an average distance to campus of approximately 0.6 miles.

Attractive, Branded Properties. All of our properties operate under The Grove® brand, and all of our properties feature private bedrooms with en suite bathrooms, full furnishings, state-of-the-art technology, ample parking, and a broad array of other on-site amenities, such as resort-style swimming pools, basketball and volleyball courts, and community clubhouses with regularly planned social activities. We strive to offer not just an apartment but an entire lifestyle and community experience designed to appeal to the modern-day college student.

Proven and Scalable Business Model. We believe that our vertically-integrated business model enables us to deliver properties economically while maintaining consistency in our building design, construction quality and amenity package. We continue to refine our processes and systems in an effort to reduce costs and improve quality, having overseen the construction of the same prototypical residential building approximately 410 times during the last six years.

Focus on Underserved College Markets. We generally focus on medium-sized college and university markets. While total enrollments in these markets are generally lower than enrollments in larger educational markets, we believe that the overall market dynamics are often more favorable (e.g., higher enrollment growth rates and fewer purpose-built student housing competitors).

Conservative Capitalization. Upon completion of this offering and the application of the net proceeds therefrom, our debt to total market capitalization ratio will be approximately    %, which we believe will provide us with incremental financing capacity to fund identified future growth opportunities. In addition, upon completion of this offering, we expect to obtain a three-year, $125 million senior secured revolving credit facility that may be used for general corporate purposes, payment of distributions and to finance, among other things, identified future growth opportunities, including the seven properties that we expect to commence building upon completion of this offering, four of which are expected to be wholly-owned by us and three of which are expected to be owned by a new joint venture that we expect to establish with HSRE and in which we expect to own a 20% interest.

Our Business and Growth Strategies

Our objective is to maximize total returns to our stockholders through the pursuit of the following business and growth strategies:

Utilize Our Vertically-Integrated Platform. Our vertically-integrated platform performs each key function in the student housing value chain: project development, project construction, property management and asset management. We believe that the ongoing feedback and accountability facilitated by our vertically-integrated platform allow us to improve efficiency, reduce costs, control project timing and enhance the overall quality of our properties.

Target Attractive Markets. We utilize a proprietary underwriting model with over 60 inputs to evaluate the relative attractiveness of each potential development market. We generally focus on markets that exceed certain student enrollment thresholds and exhibit favorable student housing supply-demand dynamics. Our due diligence process is designed to identify markets in which we can operate successfully.

Optimize Our Properties and Brand Value. We employ a consistent set of operating principles across our properties in order to optimize the student lifestyle experience and enhance the value and recognition of our brand. We believe that our focus on enhancing student lifestyle and promoting a sense of community at our properties drives improved occupancy and allows us to charge premium rents.

Development Growth. We believe that our vertically-integrated platform generally allows us to generate more favorable returns by developing new properties versus acquiring existing properties from third parties, and we therefore anticipate that in-house development will remain the primary driver of our growth. Our current business plan contemplates the development of approximately five to seven new student housing properties per year from our identified pipeline of opportunities, including the seven properties that we expect to commence building upon completing of this offering.

Acquisition Growth. We may also seek to grow by selectively acquiring student housing properties from third parties. Generally, we anticipate that any properties acquired from third parties would meet our investment criteria for development properties and fit into our overall strategy in terms of property quality, proximity to campus, bed-bath parity, availability of amenities and return on investment.

Summary Risk Factors

An investment in our common stock involves various risks. You should carefully consider the matters discussed in “Risk Factors” beginning on page 25 of this prospectus before making a decision to invest in our common stock. Some of the risks include the following:

•	Developing properties will expose us to additional risks beyond those associated with owning and operating student housing properties, and could materially and adversely affect us.

•	Adverse economic conditions and dislocation in the credit markets have had a material and adverse effect on us and may continue to materially and adversely affect us.

•	We rely on our relationships with the colleges and universities from which our properties draw student-tenants and the policies and reputations of these schools; any deterioration in our relationships with such schools or changes in the schools’ admissions or residency policies or reputations could materially and adversely affect us.

•	Our results of operations are subject to risks inherent in the student housing industry, such as an annual leasing cycle and limited leasing period, which could materially and adversely affect us.

•	Competition from other student housing properties, including on-campus housing and traditional multi-family housing located in close proximity to the colleges and universities from which we draw student-tenants, may reduce the demand for our properties, which could materially and adversely affect us.

•	Our success depends on key personnel whose continued service is not guaranteed, and their departure could materially and adversely affect us.

•	The current economic environment could reduce enrollment and limit the demand for our properties, which could materially and adversely affect us.

•	In each of the past five fiscal years, we have experienced significant net losses; if this trend continues, we could be materially and adversely affected.

•	If we are unable to acquire properties on favorable terms, our future growth could be materially and adversely affected.

•	Our strategy of investing in properties located in medium-sized college and university markets may not be successful, which could materially and adversely affect us.

•	Our indebtedness exposes us to a risk of default and will reduce our free cash flow, which could materially and adversely affect us.

•	Joint venture investments could be materially and adversely affected by our lack of sole decision-making authority, our reliance on our co-venturers’ financial condition and disputes between our co-venturers and us.

•	Our management team has not previously operated a REIT, and this inexperience could materially and adversely affect us.

•	Our performance and the value of our properties are subject to risks associated with real estate and with the real estate industry, which could materially and adversely affect us.

•	Provisions of our charter allow our board of directors to authorize the issuance of additional securities, which may limit the ability of a third party to acquire control of us through a transaction that our stockholders believe to be in their best interest.

•	Provisions of Maryland law may limit the ability of a third party to acquire control of us, which, in turn, may negatively affect our stockholders’ ability to realize a premium over the market price of our common stock.

•	The ownership limitations in our charter may restrict or prevent you from engaging in certain transfers of our common stock, which may delay or prevent a change in control of us that our stockholders believe to be in their best interest.

•	We may not be able to make our initial distributions or maintain our initial, or any subsequent, distribution rate.

•	A public market for our common stock may never develop and your ability to sell your shares of our common stock may be limited.

•	Common stock eligible for future sale may adversely affect the market price of our common stock.

•	Future offerings of debt or equity securities ranking senior to our common stock may limit our operating and financial flexibility and may adversely affect the market price of our common stock.

•	We have not obtained appraisals of our properties in connection with this offering and the price we pay to our existing investors for their interests in our predecessor entities may exceed our properties’ market value.

•	Our failure to qualify or remain qualified as a REIT could have a material and adverse effect on us and the market price of our common stock.

•	To qualify and remain qualified as a REIT, we will likely rely on the availability of equity and debt capital to fund our business.

•	Complying with REIT requirements may cause us to forgo otherwise attractive investment opportunities, which could materially and adversely affect us.

Our Properties

The following table presents certain summary information about the 21 properties that we will own 100% interests in and the six joint venture properties that we will own 49.9% interests in upon completion of this offering and our formation transactions. All properties were developed and built by us.

											Occupancy		Average Monthly
					Fall 2009		Distance to		Number	Number	as of		Rental Revenue
			Year		Overall		Campus		of	of	September 10,		Per Occupied
	City	State	Opened	Primary University Served	Enrollment		(miles)		Units	Beds	2010 (1)		Bed

	Wholly-Owned Properties
1	Asheville	NC	2005	University of NC - Asheville	3,695		0.1		154	448	87%		$489
2	Carrollton	GA	2006	University of West Georgia	11,500		0.1		168	492	92%		$436
3	Las Cruces	NM	2006	New Mexico State University	18,497		0.4		168	492	82%		$440
4	Milledgeville	GA	2006	Georgia College & State University	6,633		0.1		168	492	99%		$524
5	Abilene	TX	2007	Abilene Christian University	4,838		0.5		192	504	84%		$438
6	Ellensburg	WA	2007	Central Washington University	10,187		0.5		192	504	96	% (2)	$483	(2)
7	Greeley	CO	2007	University of Northern Colorado	12,711		1.0		192	504	98%		$463
8	Jacksonville	AL	2007	Jacksonville State University	9,351		0.2		192	504	80%		$429
9	Mobile—Phase I (3)	AL	2007	University of South Alabama	14,522		On- Campus		192	504	100%		$466
10	Mobile—Phase II (3)	AL	2008	University of South Alabama	14,522		On- Campus		192	504	100%		$466
11	Nacogdoches	TX	2007	Stephen F. Austin State University	12,845		0.4		196	522	100%		$508
12	Cheney	WA	2008	Eastern Washington University	11,302		0.5		192	512	68	% (2)	$449	(2)
13	Jonesboro	AR	2008	Arkansas State University	12,156		0.2		192	504	99%		$440
14	Lubbock	TX	2008	Texas Tech University	30,049		2.1		192	504	92%		$473
15	Stephenville	TX	2008	Tarleton State University	8,598		0.8		192	504	75%		$470
16	Troy	AL	2008	Troy University	6,679		0.4		192	514	98%		$472
17	Waco	TX	2008	Baylor University	14,614		0.8		192	504	83%		$535
18	Wichita	KS	2008	Wichita State University	14,823		1.1		192	504	75%		$453
19	Wichita Falls	TX	2008	Midwestern State University	6,341		1.2		192	504	67%		$456
20	Murfreesboro	TN	2009	Middle Tennessee State University	25,188		0.8		186	504	98%		$442
21	San Marcos	TX	2009	Texas State University	30,816		1.7		192	504	100%		$554

Sub Total of Wholly-Owned Properties					13,327	(4)	0.6	(4)	3,920	10,528	89	% (5)	$472	(5)

									Occupancy		Average Monthly
					Fall 2009	Distance to			as of		Rental Revenue
			Year		Overall	Campus	Number	Number	September 10,		Per Occupied
	City	State	Opened	Primary University Served	Enrollment	(miles)	of Units	of Beds	2010 (1)		Bed

	Joint Venture Properties — 49.9% Ownership Interest
22	Lawrence	KS	2009	University of Kansas	29,242	1.6	172	500	75%		$458
23	Moscow (3)	ID	2009	University of Idaho	11,957	0.5	192	504	89%		$455
24	San Angelo	TX	2009	Angelo State University	6,387	0.3	192	504	84%		$470
25	Conway	AR	2010	University of Central Arkansas	11,781	0.4	180	504	93%		$440
26	Huntsville	TX	2010	Sam Houston State University	16,772	0.2	192	504	100%		$448
27	Statesboro	GA	2010	Georgia Southern University	19,086	0.7	200	536	100%		$447

Sub Total of Joint Venture Properties					15,871 (4)	0.6 (4)	1,128	3,052	90	% (5)	$452 (5)

Total Properties					13,892 (4)	0.6 (4)	5,048	13,580	89	% (5)	$468 (5)

(1)	Represents executed leases in hand for the 2010-2011 academic year.

(2)	The 2010-2011 academic year commences on September 22, 2010 at the primary university served by this property; accordingly, pre-academic year leasing is still ongoing at this property.

(3)	Property subject to a ground lease with an unaffiliated third-party.

(4)	Average.

(5)	Weighted average by number of leased beds as of September 10, 2010.

Expected 2011 Development Properties

Subject to completion of this offering, we expect to commence building four properties for our own account, with completion targeted for the 2011-2012 academic year. Information with respect to these expected wholly-owned developments is included in the following table:

			Primary	Fall 2009		Distance to				Estimated
		Targeted	University	Overall		Campus		Number	Number	Cost(1)
City	State	Completion	Served	Enrollment		(miles)		of Units	of Beds	($ in thousands)

Fort Wayne	IN	August 2011	Indiana University/ Purdue University	13,675		1.1		204	540	$19,926
Clarksville	TN	August 2011	Austin Peay State University	10,188		1.3		208	560	21,202
Ames	IA	August 2011	Iowa State University	27,945		0.3		216	584	21,411
Fort Collins	CO	August 2011	Colorado State University	25,413		On-Campus		224	624	25,380

Total Expected 2011 Consolidated Developments				19,305	(2)	0.7	(2)	852	2,308	$87,919

(1)	Actual costs may vary significantly from estimated costs.

(2)	Average.

Subject to completion of this offering, we expect to commence building three properties, which are expected to be owned by a new joint venture that we expect to establish with HSRE and in which we expect to own a 20% interest. Although we have entered into a non-binding letter of intent with HSRE relating to this potential joint venture, we have not entered into definitive documentation, and we do not plan to commence construction of these three properties until such time as a definitive agreement is reached with HSRE. We are currently targeting completion of these three properties for the 2011-2012 academic year. Information with respect to these expected joint venture developments is included in the following table:

			Primary	Fall 2009		Distance to				Estimated
		Targeted	University	Overall		Campus		Number	Number	Cost(1)
City	State	Completion	Served	Enrollment		(miles)		of Units	of Beds	($ in thousands)

Denton	TX	August 2011	University of North Texas	36,123		0.8		216	584	$24,873
Orono	ME	August 2011	University of Maine	11,867		0.5		188	620	24,278
Valdosta	GA	August 2011	Valdosta State University	12,391		1.9		216	584	21,150

Total Expected 2011 Joint Venture Developments				20,127	(2)	1.1	(2)	620	1,788	$70,301

(1)	Actual costs may vary significantly from estimated costs. Under certain circumstances, we expect that we will be responsible for funding the amount by which actual development costs for a project pursued by the venture exceed the budgeted development costs of such project (without any increase in our interest in the project).

(2)	Average.

Development activities involve significant risks and uncertainties, including risks of delays, cost overruns and the potential expenditure of funds on projects that are not ultimately developed. No assurance can be given that these developments will be undertaken as currently expected or, if undertaken, that they will be completed in accordance with our current expectations, including those with respect to targeted completion and estimated cost. Further, if these properties are developed, there can be no assurance that we will be successful in achieving attractive occupancy levels or rental rates. Additionally, our ability to commence construction of these properties will depend upon obtaining property-specific construction financing or financing these developments through other means. For additional information, see “Business and Properties—Expected 2011 Development Properties.”

Our Financing Strategy

Upon completion of this offering and the application of the net proceeds therefrom, we will have total consolidated indebtedness of approximately $60.8 million (which does not include any indebtedness we may incur in connection with any future distributions or any other unanticipated borrowings under our revolving credit facility) and 12 properties available to serve as collateral for an expected three-year, $125 million senior secured revolving credit facility, or our “revolving credit facility.” Amounts outstanding under our revolving credit facility will bear interest at a floating rate equal to, at our election, the Eurodollar Rate or the Base Rate (each as defined in our revolving credit facility) plus a spread. The spread will depend upon our leverage ratio and will range from 2.75% to 3.50% for Eurodollar Rate based borrowings and from 1.75% to 2.50% for Base Rate based borrowings. We expect to use approximately $1.0 million of our revolving credit facility to post letters of credit relating to indebtedness secured by The Grove at Carrollton and The Grove at Las Cruces. We anticipate that a portion of our revolving credit facility will be used, in conjunction with project-specific construction debt, to finance the construction of the four wholly-owned and three joint venture properties that we expect to commence building upon completion of this offering. In addition, we may fund distributions to our stockholders with borrowings under our revolving credit facility. Our ability to borrow from time to time under this facility will be subject to certain conditions and the satisfaction of specified financial covenants. Our revolving credit facility will also contain covenants that will restrict our ability to pay dividends or other amounts to our stockholders unless certain financial tests are satisfied. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Principal Capital Resources.”

We generally intend to limit our ratio of debt to total market capitalization to not greater than 50%, although our charter places no limit on the amount of indebtedness that we may incur and we may exceed this level from time to time. We intend to finance our long-term growth with common and preferred equity issuances and debt financing having staggered maturities. Our debt may include mortgage debt secured by our properties, as well as unsecured debt, and such debt may require us to pay fixed or floating rates of interest. We will seek to utilize Freddie Mac and Fannie Mae long-term debt financing for stabilized properties to the extent possible. We may also seek to finance development projects through unconsolidated joint ventures with third parties, such as the three properties that we intend to develop in a new joint venture that we expect to establish with HSRE and in which we expect to own a 20% interest.

Structure and Formation

We were formed as a Maryland corporation on March 1, 2010. Our operating partnership was formed as a Delaware limited partnership on March 4, 2010. Through our wholly-owned subsidiary, Campus Crest Communities GP, LLC, we are the sole general partner of our operating partnership, and we will conduct substantially all of our business through our operating partnership. Upon completion of this offering and our formation transactions, we will own a       % limited partnership interest in our operating partnership. MXT Capital, which is wholly-owned and controlled by Ted W. Rollins, our co-chairman and chief executive officer, and Michael S. Hartnett, our co-chairman and chief investment officer, and certain members of their families, will own a       % limited partnership interest in our operating partnership. Mr. Hartnett, in addition to his indirect ownership interest in our operating partnership through his ownership interest in MXT Capital, will own a       % interest in our operating partnership. The Ricker Group, which owned interests in our predecessor entities prior to the consummation of our formation transactions, will in the aggregate own a       % limited partnership interest in our operating partnership. Certain third-party investors, who owned interests in our predecessor entities prior to the consummation of our formation transactions, will in the aggregate own a       % limited partnership interest in our operating partnership.

Certain of our officers, certain members of our management team and our directors will own restricted common stock, representing approximately       % of our common stock outstanding after completion of this offering.

Formation Transactions

Prior to our formation transactions, all of the interests in our properties were owned by Campus Crest Group and third-party investors, including the Ricker Group and HSRE. The value of these interests was determined by our executive officers based on a capitalization rate analysis, an internal rate of return analysis, an assessment of the fair market value of the properties and the consideration of other factors, such as per bed value and the liquidation preference with respect to certain interests. We did not obtain third-party appraisals or valuations in connection with the formation transactions.

Concurrently with this offering, we will engage in the following formation transactions, which are designed to:

•	consolidate the ownership of our properties and the student housing business of Campus Crest Group into our operating partnership and its wholly-owned subsidiaries;

•	facilitate this offering; and

•	enable us to qualify as a REIT for federal income tax purposes commencing with our taxable year ending December 31, 2010.

Set forth below is an overview of our formation transactions:

•	Pursuant to the terms of a contribution agreement, MXT Capital will contribute to our operating partnership its student housing business and interests in the predecessor entities in exchange for approximately $4.5 million (which will immediately be used to make capital contributions to certain entities, which will in turn immediately use such capital contributions solely to repay indebtedness) and 973,333 OP units, representing a % limited partnership interest in our operating partnership.

In its contribution agreement, MXT Capital provides us with certain real estate, ownership and operational representations, warranties and covenants with respect to its student housing business and interests in the predecessor entities being contributed to our operating partnership. For a more detailed description of the representations, warranties and covenants being provided by MXT Capital, see “Structure and Formation—Formation Transactions.” MXT Capital will indemnify us with respect to losses resulting from breaches of its representations, warranties and covenants and for any real estate transfer or mortgage recording tax liabilities that we may incur; these indemnification obligations generally are subject to a $250,000 deductible and capped at an amount equal to the aggregate equity consideration received by MXT Capital pursuant to the contribution agreement (other than the tax liability indemnity, which is not subject to either the deductible or the cap) and are generally limited to claims brought within 18 months from the completion of this offering (with certain claims surviving indefinitely).

•	Campus Crest Group will distribute to MXT Capital its interests in two parcels of land consisting of 20.2 acres, with associated indebtedness of approximately $1.9 million, on which we have decided not to build student housing properties; MXT Capital has agreed not to build student housing properties on these parcels in the future.

•	Campus Crest Group will distribute to MXT Capital its interest in an entity that will own a minority interest in a 1999 Pilatus PC-12 single-engine turboprop airplane. Upon completion of this offering, we will lease this aircraft on payment terms structured to equal our pro rata carrying and operating costs of the aircraft based on our actual usage.

•	Pursuant to the terms of a contribution agreement, the Ricker Group will contribute to our operating partnership its interests in the predecessor entities and the entire ownership interest in the entities that own fee interests in certain properties that were subject to ground leases with the Ricker Group prior to the completion of our formation transactions in exchange for approximately $26.7 million and 66,667 OP units, representing a % limited partnership interest in our operating partnership.

In its contribution agreement, the Ricker Group provides us with certain ownership and limited real estate and operational representations, warranties and covenants. For a more detailed description of the representations, warranties and covenants being provided by the Ricker Group, see “Structure and Formation—Formation Transactions.” The Ricker Group will indemnify us with respect to losses resulting from breaches of its representations, warranties and covenants; these indemnification obligations generally are subject to a $250,000 deductible and capped at an amount equal to the aggregate consideration received by the Ricker Group pursuant to the contribution agreement with respect to certain ownership matters and $7.5 million with respect to all other matters and are generally limited to claims brought within 18 months from the completion of this offering (with certain claims surviving indefinitely).

•	Pursuant to the terms of contribution agreements and purchase and sale agreements, certain third-party investors will contribute to our operating partnership all of their interests in the predecessor entities in exchange for approximately $10.7 million and 53,000 OP units, representing a % limited partnership interest in our operating partnership. Under the terms of these agreements, these third-party investors will also provide us with certain limited representations and warranties with respect to their ownership interests being contributed to our operating partnership, including the authority to enter into the agreement, the absence of claims or litigation involving the contributed interest and the obtaining of any necessary consents to the contribution of the interests. The third-party investors also provide covenants under the agreements, including not to transfer or dispose of any of their contributed interests, and will indemnify us for any losses resulting from breaches of their representations, warranties and covenants.

•	In exchange for approximately $29.1 million, HSRE will sell to our operating partnership (i) all of its interests in each of The Grove at Milledgeville and The Grove at San Marcos, with the result that we will own a 100% interest in each of these properties and (ii) a 49.8% interest in a joint venture that will own 100% of each of The Grove at Conway, The Grove at Huntsville, The Grove at Lawrence, The Grove at Moscow, The Grove at San Angelo and The Grove at Statesboro, with the result that we will own a 49.9% interest in these properties and HSRE will own a 50.1% interest in these properties. In addition, we will make a preferred investment in an aggregate amount of approximately $4.8 million in special-purpose subsidiaries of this joint venture that own The Grove at Moscow and The Grove at San Angelo, for which we will be entitled to a cumulative return of 9% compounded annually.

In connection with obtaining financing for our business prior to completion of this offering, we and the other current owners of The Grove at Carrollton have agreed, subject to receipt of required lender consents, to contribute 100% of the ownership interests in The Grove at Carrollton to a new special-purpose joint venture with HSRE formed exclusively to hold this asset. HSRE has agreed to contribute approximately $1.3 million to this joint venture. If this joint venture with HSRE is consummated: (i) all of HSRE’s cash contribution will be distributed to us for use in connection with our day-to-day operations (see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Overview—Our Relationship with HSRE”); and (ii) upon completion of this offering, we will acquire 100% of the ownership interests in The Grove at Carrollton from this joint venture for a purchase price of approximately $1.9 million. If this joint venture with HSRE is not consummated prior to the completion of this offering, it will be abandoned and we will acquire 100% of the ownership interests in The Grove at Carrollton pursuant to the terms of the contribution agreements with MXT Capital, the Ricker Group and certain third-party investors as described above.

•	We will purchase the preferred membership interest in our CC-Encore joint venture for approximately $3.9 million and terminate CC-Encore.

The number of OP units and cash amounts to be received by the parties specified above have been fixed and are not subject to change based upon the public offering price of the common stock to be sold in this offering or any other factor.

As a result of our formation transactions:

•	we will own approximately % of the outstanding OP units, MXT Capital will own approximately % of the outstanding OP units, the Ricker Group will own approximately % of the outstanding OP units and certain third-party investors will own, in the aggregate, approximately % of the outstanding OP units;

•	our operating partnership will own 100% interests in 21 of our properties;

•	our operating partnership will own an indirect 49.9% interest in The Grove at Conway, The Grove at Huntsville, The Grove at Lawrence, The Grove at Moscow, The Grove at San Angelo and The Grove at Statesboro; and

•	we will own each of the entities through which Campus Crest Group conducted its student housing business.

Consequences of this Offering and Our Formation Transactions

The following diagram depicts the ownership structure of our company, our operating partnership, certain subsidiaries through which we will conduct our development, construction, property management and asset management activities, and our joint venture with HSRE, upon completion of this offering and our formation transactions:

(1)	Includes an aggregate of 114,308 shares of restricted common stock to be granted to our independent directors, certain of our executive officers and certain members of our management team.

(2)	Represents a limited partnership interest in our operating partnership.

(3)	Represents 150,000 restricted OP units to be granted to Mr. Hartnett pursuant to his employment agreement upon completion of this offering. This award will vest ratably on each of the first, second and third anniversaries of the completion of this offering.

Benefits to Related Parties

In connection with this offering and our formation transactions, MXT Capital, the Ricker Group and certain of our executive officers, members of our management team and members of our board of directors will receive material financial and other benefits, as described below. Each of Ted W. Rollins, our co-chairman and chief executive officer, and Michael S. Hartnett, our co-chairman and chief investment officer, will, through his respective ownership of MXT Capital, be entitled to participate in the benefits realized by MXT Capital in connection with our formation transactions. In addition, Carl H. Ricker, Jr. will, through his ownership in the Ricker Group, be entitled to participate in the benefits realized by the Ricker Group in connection with our formation transactions. We have included the Ricker Group as a related party due to the substantial investment that it held in our predecessor entities and the substantial returns paid to it by our predecessor entities. For a more detailed discussion of these benefits, see “Management” and “Certain Relationships and Related Party Transactions.”

•	Our operating partnership will issue to MXT Capital 973,333 OP units in exchange for MXT Capital’s contribution to our operating partnership of the interests owned by MXT Capital in the predecessor entities and its student housing business.

•	MXT Capital will enter into a tax protection agreement with us. Pursuant to the tax protection agreement, we will agree not to sell, exchange or otherwise dispose of 9 of our properties for a period of ten years, or the “ten-year tax protection period,” in a transaction that would cause the members of MXT Capital to realize taxable gain that was built-in, or the “built-in gain,” to such properties at the time of their contribution to our operating partnership. If we sell one or more of these 9 properties during the ten-year tax protection period, we will be required to pay to MXT Capital an amount equal to the federal, state and local taxes imposed on the built-in gain allocated to its members, with the amount of such taxes being computed based on the highest applicable federal, state and local marginal tax rates, as well as any “grossed up” taxes imposed on such payments. The amount otherwise payable in connection with such a transaction under the tax protection agreement will be reduced by twenty percent commencing on the fifth anniversary date of the closing date of this offering and an additional twenty percent on each successive anniversary date until the amount payable is reduced to zero on the tenth anniversary of the closing date. Consequently, our ability to sell or dispose of these 9 properties will be substantially restricted by this obligation to make payments to MXT Capital during the ten-year tax protection period if we sell such a property. This requirement will also restrict our ability to arrange financing for our operations as well as our ability to manage our capital structure.

The tax protection agreement will also require us to maintain a minimum level of indebtedness of $56.0 million throughout the ten-year tax protection period in order to allow a sufficient amount of debt to be allocable to MXT Capital to avoid certain adverse tax consequences. If we fail to maintain such minimum indebtedness throughout the ten-year tax protection period, and as a consequence the members of MXT Capital incur federal, state or local tax liabilities, we will be required to make indemnifying payments to them, computed in the manner described in the preceding paragraph.

•	We will enter into a registration rights agreement with MXT Capital pursuant to which we will agree, among other things, to register the resale of any common stock that may be exchanged for the OP units issued in our formation transactions. This agreement requires us to seek to register all common stock that may be exchanged for OP units effective as of that date which is 12 months following completion of this offering on a shelf registration statement under the Securities Act of 1933, as amended, or the “Securities Act.”

•	MXT Capital will receive Campus Crest Group’s interests in two parcels of land consisting of 20.2 acres, with associated indebtedness of approximately $1.9 million, on which we have decided not to build student housing properties.

•	We will pay the Ricker Group approximately $26.7 million of the net proceeds from this offering and our operating partnership will issue to the Ricker Group 66,667 OP units in exchange for the Ricker Group’s contribution to our operating partnership of the interests owned by the Ricker Group in the predecessor entities and in the entities that have entered into ground leases with us relating to eight of our properties. As a result of our acquisition of the entities that previously had entered into ground leases with us relating to eight of our properties, we will have fee simple title to the real estate that is the subject of such leases.

•	Approximately $6.0 million of the net proceeds from this offering will be used to repay indebtedness owed by us to RHR, LLC, an entity owned by MXT Capital and the Ricker Group; RHR, LLC will, in turn, immediately repay an equal amount of indebtedness owed by it to an unaffiliated third party on substantially the same terms and conditions as the loan from RHR, LLC to us.

•	Approximately $4.0 million of the net proceeds from this offering will be used to repay our indebtedness to Capital Bank, an entity in which the Ricker Group has an ownership interest and of which Carl H. Ricker, Jr. is a director.

•	Each of Ted W. Rollins, Michael S. Hartnett and Carl H. Ricker, Jr. will be released from certain personal guarantees with respect to mortgage and construction indebtedness with an aggregate principal amount of approximately $243.3 million in the case of each of Messrs. Rollins and Hartnett and approximately $205.9 million in the case of Mr. Ricker, and from personal guarantees with respect to the RHR, LLC and Capital Bank indebtedness described above, and the MXT Capital indebtedness described below. Each of Messrs. Rollins and Hartnett will be released from certain personal guarantees with respect to the preferred membership interest in CC-Encore.

•	Indebtedness incurred by two entities through which MXT Capital conducts aspects of its business will be repaid by MXT Capital. MXT Capital will receive $4.5 million of the net proceeds from this offering, which it will immediately use to make capital contributions to these entities. These entities will, in turn, immediately use the capital contributions received from MXT Capital solely to repay indebtedness.

•	Our executive officers, directors and certain members of our management team will receive material benefits, including:

•	a grant of 114,308 shares of restricted common stock pursuant to the Campus Crest Communities, Inc. 2010 Incentive Award Plan, or the “2010 Incentive Award Plan” (including an aggregate grant of 80,973 shares of restricted common stock to certain of our executive officers and certain members of our management team and an aggregate grant of 33,335 shares of restricted common stock to our independent directors);

•	an aggregate of 512,361 shares of restricted common stock reserved under the 2010 Incentive Award Plan for issuance (i) one year after the termination of Campus Crest Group’s deferred compensation plan, or “DCP,” in satisfaction of vested interests in awards that were outstanding under the DCP; and (ii) in 2012 and 2013 pursuant to employment agreements to be entered into with our executive officers;

•	employment agreements providing for salary, bonus and other benefits, including severance upon a termination of employment under certain circumstances, and, in the case of Mr. Hartnett, a grant of 150,000 restricted OP units upon completion of this offering that will vest ratably on each of the first, second and third anniversaries of the completion of this offering, as described under “Management—Employment Agreements”;

•	indemnification by us for certain liabilities and expenses incurred as a result of actions brought, or threatened to be brought, against them as officers; and

•	upon completion of this offering we have agreed to pay to Donald L. Bobbitt, Jr., an executive vice president and our chief financial officer, Earl C. Howell, our president and chief operating officer, and Howard J. Weissman, a senior vice president and our corporate controller, cash bonuses of $300,000, $200,000 and $150,000, respectively.

•	Each of our non-employee directors will receive material benefits, including:

•	annual and per-meeting fees described under “Management—Director Compensation”; and

•	indemnification by us for certain liabilities and expenses incurred as a result of actions brought, or threatened to be brought, against him as a director.

Restrictions on Ownership of Our Capital Stock

Our charter, subject to certain exceptions and after the application of certain attribution rules, prohibits any person from directly or indirectly owning more than 9.8% by vote or value, whichever is more restrictive, of either our outstanding common stock or our outstanding capital stock in the aggregate, which we refer to in this prospectus collectively as the stock ownership limits. Our charter also prohibits any person from directly or indirectly owning any class of our capital stock if such ownership would result in us being “closely held” under Section 856(h) of the Internal Revenue Code of 1986, as amended, or the “Internal Revenue Code,” or otherwise cause us to fail to qualify as a REIT.

Our charter generally provides that any capital stock owned or transferred in violation of the foregoing restrictions will be deemed to be transferred to a charitable trust for the benefit of a charitable beneficiary, and the purported owner or transferee will acquire no rights in such stock. If the foregoing is ineffective for any reason to prevent a violation of these restrictions, then our charter provides that the transfer of such shares will be void.

No person may transfer our capital stock or any interest in our capital stock if the transfer would result in our capital stock being beneficially owned by fewer than 100 persons on or after the first day of our second taxable year. Our charter provides that any attempt to transfer our capital stock in violation of this minimum will be void.

Lock-up Agreements

We, each of our executive officers and directors, MXT Capital and Carl H. Ricker, Jr. have agreed with the underwriters not to offer, sell or otherwise dispose of any common stock or any securities convertible into or exercisable or exchangeable for common stock (including OP units)

or any rights to acquire common stock for a period of one year after the date of this prospectus, without the prior written consent of Raymond James & Associates, Inc., Citigroup Global Markets Inc., Goldman, Sachs & Co., Barclays Capital Inc. and RBC Capital Markets Corporation, the representatives of the underwriters, subject to limited exceptions.

Our Distribution Policy

We intend to pay regular quarterly distributions to our common stockholders. We intend to pay a pro rata initial distribution with respect to the period commencing on the completion of this offering and ending December 31, 2010, based on $        per share for a full quarter. On an annualized basis, this would be $        per share, or an initial annual distribution rate of approximately       % based on an assumed initial public offering price of $        per share (the mid-point of the price range set forth on the cover page of this prospectus). This estimated initial annual distribution is expected to exceed our per-share estimated cash available for distribution to our common stockholders for the 12-month period ending June 30, 2011. Our ability to fund this distribution will depend, in part, upon continued successful leasing of our existing portfolio, expected future development activity and fee income from development, construction and management services. To the extent these sources are insufficient, we intend to use our working capital or borrowings under our revolving credit facility to fund these distributions. After giving effect to the adjustments reflected in the table under the caption “Our Distribution Policy,” we may have to fund $        million of our estimated initial annual distributions with borrowings under our revolving credit facility. To the extent we use working capital or borrowings under our revolving credit facility to fund these distributions, our cash available for investment in our business, including for property development and acquisition purposes, will decrease.

In addition, in order to qualify for taxation as a REIT, we must make annual distributions to stockholders of at least 90% of our REIT taxable income. If our cash available for distribution is not sufficient to meet the annual distribution requirements applicable to REITs, we would be required to fund the minimum required distribution from other sources, which could include asset sales (subject to the limitations imposed by the terms of the tax protection agreement) or borrowings. Funding a distribution through asset sales or borrowings could reduce our cash flow from operations, increase our interest expense and decrease our cash available for investment in our business. We may also choose to meet this distribution requirement by distributing a combination of cash and shares of our common stock. Under recent Internal Revenue Service, or “IRS,” guidance, up to 90% of any such distribution may be made in shares of our common stock. If we choose to make a distribution consisting in part of shares of our common stock, the holders of our common stock may be subject to adverse tax consequences.

See “Risk Factors—Risks Related to this Offering—We may not be able to make an initial distribution or maintain any initial, or any subsequent, distribution rate and we may be required to fund the minimum distribution necessary to qualify as a REIT from sources that could reduce our cash flows.”

Our Tax Status

In connection with this offering, we intend to elect to be treated as a REIT under Sections 856 through 859 of the Internal Revenue Code commencing with our taxable year ending on December 31, 2010. Our qualification as a REIT depends upon our ability to meet on a continuing basis, through actual investment and operating results, various complex requirements under the Internal Revenue Code relating to, among other things, the sources of our gross income, the composition and values of our assets, our distribution levels and the diversity of ownership of our stock. We believe that we will be organized in conformity with the requirements for qualification and taxation as a REIT under the Internal Revenue Code and that our intended manner of operation will enable us to meet the requirements for qualification and taxation as a REIT.

As a REIT, we generally will not be subject to U.S. federal income tax on our taxable income that we distribute currently to our stockholders. If we fail to qualify as a REIT in any taxable year and do not qualify for certain statutory relief provisions, we will be subject to U.S. federal income tax at regular corporate rates and generally will be precluded from qualifying as a REIT for the subsequent four taxable years following the year during which we lost our REIT qualification. Accordingly, our failure to qualify as a REIT could materially and adversely affect us, including our ability to make distributions to our stockholders in the future. Even if we qualify as a REIT, we may be subject to some U.S. federal, state and local taxes on our income or property and the income of our taxable REIT subsidiaries, or “TRSs,” will be subject to taxation at normal corporate rates. See “Federal Income Tax Considerations.”

SUMMARY SELECTED HISTORICAL AND PRO FORMA FINANCIAL INFORMATION

You should read the following summary selected historical and pro forma financial information in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” the audited historical combined financial statements of our Predecessor (as defined below) and notes thereto, and our unaudited pro forma condensed consolidated financial statements and notes thereto. The summary selected historical and pro forma financial information contained in this section is not intended to replace the audited and unaudited financial statements included elsewhere in this prospectus.

Our “Predecessor” shall mean certain entities and their consolidated subsidiaries controlled by Campus Crest Group, LLC, and its consolidated subsidiaries, which carried out the development, construction, ownership and management of the properties that we will own interests in upon completion of this offering, including its interests in two joint ventures with HSRE.

The summary selected historical combined statements of operations and cash flows for the six months ended June 30, 2010 and 2009 and the summary selected historical combined balance sheet information as of June 30, 2010 have been derived from the unaudited historical combined financial statements of our Predecessor, included elsewhere in this prospectus. The unaudited historical combined financial statements have been prepared on the same basis as our audited historical combined financial statements and, in the opinion of our management, reflect all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of this information. The results for any interim period are not necessarily indicative of the results that may be expected for a full year. The summary selected historical combined statements of operations and cash flows for the years ended December 31, 2009, 2008 and 2007 and the summary selected historical combined balance sheet information as of December 31, 2009 and 2008 have been derived from the audited historical combined financial statements of our Predecessor, included elsewhere in this prospectus. The summary selected pro forma condensed consolidated statements of operations for the six months ended June 30, 2010 and for the year ended December 31, 2009 and the summary selected pro forma condensed consolidated balance sheet information as of June 30, 2010 have been derived from our unaudited pro forma condensed consolidated financial statements, included elsewhere in this prospectus.

The summary selected pro forma condensed consolidated statements of operations and balance sheet information set forth below has been adjusted to reflect our formation transactions, the sale of the common stock offered hereby, the receipt of the estimated net proceeds from this offering, after deducting the underwriting discount and other estimated offering expenses payable by us, and the use of the estimated net proceeds as described under “Use of Proceeds.” The unaudited pro forma condensed consolidated financial information for the year ended December 31, 2009 and as of and for the six months ended June 30, 2010 is presented as if this offering, the use of net proceeds therefrom and our formation transactions all had occurred as of the last day of the period presented for the purposes of the unaudited pro forma condensed consolidated balance sheet information and on the first day of the period presented for the purposes of the unaudited pro forma condensed consolidated statements of operations.

The summary selected historical combined and pro forma condensed consolidated financial information set forth below and the financial statements included elsewhere in this prospectus do not necessarily reflect what our results of operations, financial condition or cash flows would have been if we had operated as a stand-alone company during all periods presented, and, accordingly, such information should not be relied upon as an indicator of our future performance, financial condition or liquidity.

Statement of Operations Information:

	Pro Forma Campus		Historical Campus Crest Communities
	Crest Communities, Inc.		Predecessor
	Six Months	Year Ended	Six Months Ended
	Ended	December 31,	June 30,		Year Ended December 31,
	June 30, 2010	2009	2010	2009	2009	2008	2007
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
	(in thousands)

Revenues:
Student housing leasing	$25,986	$45,021	$24,443	$21,219	$43,708	$30,813	$15,598
Student housing services	1,486	2,289	1,426	1,011	2,265	798	110
Development, construction and management services	17,311	24,540	30,738	37,258	60,711	2,505	—

Total revenues	44,783	71,850	56,607	59,488	106,684	34,116	15,708

Operating expenses:
Student housing operations	13,922	23,055	13,455	11,416	23,155	14,890	7,470
Development, construction and management services	16,140	24,847	28,644	35,693	60,200	2,147	—
General and administrative	3,518	6,606	2,618	2,454	5,617	5,422	3,467
Ground leases	94	264	94	96	264	224	40
Write-off of pre-development costs	—	1,211	—	—	1,211	203	—
Depreciation and amortization	9,792	18,598	9,429	9,115	18,371	13,573	5,765

Total operating expenses	43,466	74,581	54,240	58,774	108,818	36,459	16,742
Equity in loss of uncombined entities	(1,041)	(506)	(194)	—	(59)	—	—

Operating income (loss)	276	(3,237)	2,173	714	(2,193)	(2,343)	(1,034)
Nonoperating income (expenses):
Interest expense	(1,891)	(3,764)	(10,686)	(7,369)	(15,871)	(14,946)	(6,583)
Change in fair value of interest rate derivatives	279	90	178	2,680	797	(8,758)	(2,115)
Income taxes	(128)	(73)	—	—	—	—	—
Other income (expense)	153	134	45	(19)	44	(50)	100

Total nonoperating expenses	(1,587)	(3,613)	(10,463)	(4,708)	(15,030)	(23,754)	(8,598)

Net loss	(1,311)	(6,850)	(8,290)	(3,994)	(17,223)	(26,097)	(9,632)
Net loss attributable to noncontrolling interest	(49)	(254)	(5,025)	(2,060)	(10,486)	(870)	(2,083)

Net loss attributable to Campus Crest Communities, Inc./Predecessor	$(1,262)	$(6,596)	$(3,265)	$(1,934)	$(6,737)	$(25,227)	$(7,549)

Balance Sheet Information:

	Pro Forma
	Campus Crest	Historical Campus Crest
	Communities, Inc.	Communities Predecessor
	As of	As of June 30,	As of December 31,
	June 30, 2010	2010	2009	2008
	(unaudited)	(unaudited)
	(in thousands)

Assets:
Student housing properties	$370,400	$348,466	$347,157	$326,217
Accumulated depreciation	(48,403)	(48,403)	(38,999)	(20,794)
Development in process	7,090	3,641	3,300	15,742

Investment in real estate, net	329,087	303,704	311,458	321,165
Investment in uncombined entity	21,472	3,257	2,980	776
Other assets	33,052	21,412	17,358	20,214

Total assets	$383,611	$328,373	$331,796	$342,155

Liabilities:
Mortgage and construction loans	$60,840	$329,374	$329,102	$322,426
Lines of credit and other debt	—	17,689	14,070	9,237
Other liabilities	29,950	34,756	31,340	32,606

Total liabilities	90,790	381,819	374,512	364,269

Equity:
Owners’ equity (deficit)	349,996	(54,245)	(50,090)	(42,502)
Noncontrolling interest	(57,175)	799	7,374	20,388

Total equity	292,821	(53,446)	(42,716)	(22,114)

Total liabilities and equity	$383,611	$328,373	$331,796	$342,155

Other Data:

	Pro Forma
	Campus Crest
	Communities, Inc.
	Six Months	Year Ended
	Ended	December 31,
	June 30, 2010	2009
	(unaudited)
		(unaudited)
Funds from operations (“FFO”) (1):
Net loss	$(1,311)	$(6,850)
Real estate related depreciation and amortization	9,643	18,432
Real estate related depreciation and amortization — unconsolidated joint ventures	691	355

FFO	$9,023	$11,937

	Historical Campus Crest Communities Predecessor
	Six Months Ended
	June 30,		Year Ended December 31,
	2010	2009	2009	2008	2007
	(unaudited)
	(in thousands)

Cash flow information:
Net cash provided by (used in) operations	$2,739	$2,068	$4,353	$1,264	$(1,209)
Net cash used in investing	(2,662)	(12,830)	(23,552)	(148,385)	(113,043)
Net cash provided by financing	75	5,523	11,060	144,781	126,061

Selected Property Information:

	As of June 30,	As of December 31,
	2010	2009	2008	2007

Operating Properties	24	24	19	10
Units	4,476	4,476	3,542	1,814
Beds	12,036	12,036	9,520	4,966
Occupancy	89%	84%	78%	91%

(1)	FFO is used by industry analysts and investors as a supplemental operating performance measure for REITs. We calculate FFO in accordance with the definition that was adopted by the Board of Governors of the National Association of Real Estate Investment Trusts, or “NAREIT.” FFO, as defined by NAREIT, represents net income (loss) determined in accordance with accounting principles generally accepted in the United States of America, or “GAAP,” excluding extraordinary items as defined under GAAP and gains or losses from sales of previously depreciated operating real estate assets, plus specified non-cash items, such as real estate asset depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures. We use FFO as a supplemental performance measure because, in excluding real estate-related depreciation and amortization and gains and losses from property dispositions, it provides a performance measure that, when compared year over year, captures trends in occupancy rates, rental rates and operating expenses. We also believe that, as a widely recognized measure of the performance of equity REITs, FFO will be used by investors as a basis to compare our operating performance with that of other REITs. However, because FFO excludes depreciation and amortization and captures neither the changes in the value of our properties that result from use or market conditions nor the level of capital expenditures necessary to maintain the operating performance of our properties, all of which have real economic effects and could materially and adversely impact our results from operations, the utility of FFO as a measure of our performance is limited. While FFO is a relevant and widely used measure of operating performance of equity REITs, other equity REITs may use different methodologies for calculating FFO and, accordingly, FFO as disclosed by such other REITs may not be comparable to FFO published herein. Therefore, we believe that in order to facilitate a clear understanding of our historical operating results, FFO should be examined in conjunction with net income (loss) as presented in the combined financial statements and the other financial statements included elsewhere in this prospectus. FFO should not be considered as an alternative to net income (loss) (computed in accordance with GAAP) as an indicator of the properties’ financial performance or to cash flow from operating activities (computed in accordance with GAAP) as an indicator of our liquidity, nor is it indicative of funds available to fund our cash needs, including our ability to pay dividends or make distributions.

THE OFFERING

Common stock offered by us	shares(1)

Common stock to be outstanding after this offering	shares(1)(2)

Common stock and OP units to be outstanding after this offering	shares/units(1)(2)(3)

Use of proceeds	We estimate that the net proceeds from this offering, after deducting the underwriting discount, structuring fee and other estimated fees and expenses payable by us, will be approximately $ million ($ million if the underwriters exercise their overallotment option in full). We will contribute the net proceeds from this offering to our operating partnership, which will use the proceeds as follows:

• approximately $287.1 million to reduce outstanding mortgage and construction loan indebtedness and pay associated costs;

• approximately $4.8 million to fund preferred investments in special-purpose subsidiaries of our joint venture with HSRE that own The Grove at Moscow and The Grove at San Angelo;

• approximately $4.0 million to repay unsecured indebtedness to Capital Bank;

•  approximately $6.0 million to repay unsecured indebtedness to RHR, LLC; RHR, LLC will, in turn, immediately repay an equal amount of indebtedness owed by it to an unaffiliated third party on substantially the same terms and conditions as the loan from RHR, LLC to us;

•  approximately $4.5 million to MXT Capital, which will immediately use such amount to make capital contributions to certain entities that will, in turn, immediately use the capital contributions solely to repay indebtedness;

• approximately $29.1 million to acquire interests in our properties from HSRE and satisfy associated obligations to HSRE(4);

• approximately $26.7 million to acquire interests in our properties from the Ricker Group;

• approximately $10.7 million to acquire interests in our properties from certain third-party investors;

• approximately $3.4 million to acquire land on which we expect to commence building four properties following the completion of this offering;

• approximately $3.9 million to acquire the preferred membership interest in CC-Encore; and

•  approximately $        million for working capital and general corporate purposes, which may include funding a portion of our expected development activity and other growth strategies and distributions to our stockholders.

Ownership and transfer restrictions	Our charter, subject to certain exceptions, prohibits any person from directly or indirectly owning more than 9.8% by vote or value, whichever is more restrictive, of either our outstanding common stock or our outstanding capital stock in the aggregate. See “Description of Capital Stock—Restrictions on Ownership and Transfer.”

Risk factors	Investing in our common stock involves significant risks. You should carefully read and consider the information set forth under “Risk Factors” and all other information in this prospectus before investing in our common stock.

Proposed New York Stock Exchange symbol	“CCG”

(1)	Excludes shares of common stock issuable upon exercise of the underwriters’ overallotment option.

(2)	Includes an aggregate grant of 80,973 shares of restricted common stock to certain of our executive officers and certain members of our management team and an aggregate grant of 33,335 shares of restricted common stock to our independent directors, each of which is subject to a vesting schedule. Excludes 512,361 shares of common stock reserved under the 2010 Incentive Award Plan for issuance (i) one year after the termination of the DCP in satisfaction of vested interests in awards that were outstanding under the DCP; and (ii) in 2012 and 2013 pursuant to employment agreements to be entered into with our executive officers.

(3)	Includes the issuance of an aggregate of 1,093,000 OP units to MXT Capital, the Ricker Group and certain third-party investors in connection with our formation transactions and a grant of 150,000 restricted OP units to Mr. Hartnett pursuant to his employment agreement, which will vest ratably on each of the first, second and third anniversaries of the completion of this offering.

(4)	The amount of net proceeds to be paid to HSRE will increase to $31.0 million in the event that the lender consents relating to indebtedness secured by The Grove at Carrollton are received and our joint venture with HSRE acquires a 100% interest in The Grove at Carrollton.

RISK FACTORS

Investment in our common stock involves significant risks. You should therefore carefully consider the material risks of an investment in our common stock that are discussed in this section, as well as the other information contained in this prospectus, before making an investment decision. The occurrence of any of the following risks could materially and adversely affect our financial condition, results of operations, cash flow, per share trading price and ability to satisfy our debt service obligations and pay dividends or distributions to you and could cause you to lose all or a significant part of your investment. Some statements in this prospectus, including statements in the following risk factors, constitute forward-looking statements. Please refer to the section entitled “Cautionary Note Regarding Forward-Looking Statements.”

Risks Related to Our Business and Properties

Developing properties will expose us to additional risks beyond those associated with owning and operating student housing properties, and could materially and adversely affect us.

Our future growth will depend, in part, upon our ability to successfully complete the seven properties that we expect to commence building upon completion of this offering and to successfully identify and plan additional development opportunities. Our development activities, particularly those relating to the seven properties that we expect to develop with completion targeted for the 2011-2012 academic year, may be adversely affected by:

•	abandonment of development opportunities after expending significant cash and other resources to determine feasibility, requiring us to expense costs incurred in connection with the abandoned project;

•	construction costs of a project exceeding our original estimates;

•	failure to complete development projects on schedule or in conformity with building plans and specifications;

•	lower than anticipated occupancy and rental rates at a newly completed property, which rates may not be sufficient to make the property profitable; and

•	failure to obtain, or delays in obtaining, necessary zoning, land use, building, occupancy and other required governmental permits and authorizations.

The construction activities at our student housing properties expose us to liabilities and risks beyond those associated with the ownership and operation of student housing properties.

The construction of our student housing properties, including the seven properties that we expect to develop with completion targeted for the 2011-2012 academic year, involves risks associated with construction activities, including liability for workplace safety, such as injuries and accidents to persons and property occurring during the construction process. Construction activities also subject us to obligations relating to environmental compliance, such as management of storm water discharge and run-off, material handling, on-site storage of construction materials and off-site disposal of construction materials. These risks are in addition to those associated with owning or operating student housing properties, and the realization of any of these risks could materially and adversely affect us.

Our development activities are subject to delays and cost overruns, which could materially and adversely affect us.

Our development activities, including those related to the seven properties targeted to be completed for the 2011-2012 academic year, may be adversely affected by circumstances beyond our control, including: work stoppages; labor disputes; shortages of qualified trades people, such as carpenters, roofers, electricians and plumbers; changes in laws or other governmental regulations, such as those relating to union organizing activity; lack of adequate utility infrastructure and services; our reliance on local subcontractors, who may not be adequately capitalized or insured; inclement weather; and shortages, delay in availability, or fluctuations in prices of building materials. Any of these circumstances could give rise to delays in the start or completion of, or could increase the cost of, developing one or more of our properties. If we are unable to recover these increased costs by raising our lease rates, our financial performance and liquidity could be materially and adversely affected.

We may not realize a return on our development activities in a timely manner, which could materially and adversely affect us.

Due to the amount of time required for planning, constructing and leasing of development properties, we may not realize a significant cash return for several years. Therefore, if any of our development activities are subject to delays or cost overruns, our growth may be hindered and our results of operations and cash flows may be adversely affected. In addition, new development activities, regardless of whether or not they are ultimately successful, typically require substantial time and attention from management. Furthermore, maintaining our development capabilities involves significant expense, including compensation expense for our development personnel and related overhead. To the extent we cease or limit our development activity, this expense will not be offset by revenues from our development activity. Therefore, if we do not realize a return on our development activities in a timely manner in order to offset these costs and expenses, we could be materially and adversely affected.

Adverse economic conditions and dislocation in the credit markets have had a material and adverse effect on us and may continue to materially and adversely affect us.

We have recently experienced unprecedented levels of volatility in the capital markets, a reduction in the availability of credit and intense recessionary pressures, which have had an adverse effect on our results of operations and our ability to borrow funds. For example, lenders are generally imposing more stringent lending standards and applying more conservative valuations to properties. This has limited the amount of indebtedness we have been able to obtain, and has impeded our ability to develop new properties and to replace construction financing with permanent financing. If these conditions continue, our business and our growth strategy, including our ability to develop the seven properties that we contemplate completing for the 2011-2012 academic year, may be materially and adversely affected. Although our business strategy contemplates access to debt financing (including our revolving credit facility and construction debt) to finance the construction of the seven properties we expect to commence building upon completion of this offering and to fund future development and working capital requirements, there can be no assurance that we will be able to obtain such financing on favorable terms or at all.

The challenging economic environment may continue to adversely affect us by, among other things, limiting or eliminating our access to financing, which would adversely affect our ability to develop and refinance properties and pursue acquisition opportunities. Significantly more stringent lending standards and higher interest rates may reduce our returns on investment and increase our interest expense, which could adversely affect our financial performance and liquidity. Additionally, the limited amount of financing currently available may reduce the value of our properties, limit our ability to borrow against such properties and, should we choose to sell a property, impair our ability to dispose of such property at an attractive price or at all, which could materially and adversely affect us.

Certain of our properties are subject to liens and claims, which could materially and adversely affect us.

Twelve of our properties are subject to liens or claims for materials or labor relating to disputes with subcontractors or other parties that were involved in the development and construction process. We have recorded a liability of approximately $2.3 million related to these liens and claims as of June 30, 2010. There can be no assurance that we will not be required to pay amounts greater than our currently recorded liability in order to obtain the release of the liens or settle these claims. Further, we may not be able to obtain new financing for these properties until the liens are released.

Developing properties in new markets may materially and adversely affect us.

We may develop properties in markets within the United States in which we do not currently operate, including the seven markets in which we currently contemplate developing properties with completion targeted for the 2011-2012 academic year. To the extent we choose to develop properties in new markets, we will not possess the same level of familiarity with development in these markets, as we do in our current markets, which could adversely affect our ability to develop such properties successfully or at all or to achieve expected performance, which could materially and adversely affect us.

We rely on our relationships with the colleges and universities from which our properties draw student-tenants and the policies and reputations of these schools; any deterioration in our relationships with such schools or changes in the schools’ admissions or residency policies or reputations could materially and adversely affect us.

We rely on our relationships with colleges and universities for referrals of prospective student-tenants or for mailing lists of prospective student-tenants and their parents. Many of these schools own and operate on-campus student housing which compete with our properties for student-tenants. The failure to maintain good relationships with these schools could therefore have a material adverse effect on us. If schools refuse to provide us with referrals or to make lists of prospective student-tenants and their parents available to us or increase the cost of these lists, the lack of such referrals, lists or increased cost could have a material adverse effect on us.

Changes in admission and housing policies could adversely affect us. For example, if a school reduces the number of student admissions or requires that a certain class of students (e.g., freshman) live in on-campus housing, the demand for beds at our properties may be reduced and our occupancy rates may decline. While we may engage in marketing efforts to compensate for any such policy changes, we may not be able to effect such marketing efforts prior to the commencement of the annual lease-up period, or our additional marketing efforts may not be successful, which could reduce the demand for our properties and materially and adversely affect us.

It is also important that the schools from which our properties draw student-tenants maintain good reputations and are able to attract the desired number of incoming students. Any degradation in a school’s reputation could inhibit its ability to attract students and reduce the demand for our properties.

Our results of operations are subject to risks inherent in the student housing industry, such as an annual leasing cycle and limited leasing period; which could materially and adversely affect us.

We generally lease our properties for 11.5-month terms, and the related leases provide for 12 equal monthly payments of rent. Therefore, our properties must be entirely re-leased each year, exposing us to more leasing risk than property lessors that lease their properties for longer terms. Student housing properties are also typically leased during a limited leasing period that generally begins in January and ends in August of each year. We are therefore highly dependent on the effectiveness of our marketing and leasing efforts and personnel during this leasing period. We will be subject to heightened leasing risk at properties under development and at properties we may acquire in the future due to our lack of experience leasing such properties. Any significant difficulty in leasing our properties would adversely affect our results of operations, financial condition and ability to pay distributions on our common stock and would likely have a negative impact on the trading price of our common stock.

Additionally, student-tenants may be more likely to default on their lease obligations during the summer months, which could further reduce our revenues during this period. Although we typically require a student-tenant’s lease obligations to be guaranteed by a parent, we may have to spend considerable effort and expense in pursuing payment upon a defaulted lease, and our efforts may not be successful.

Competition from other student housing properties, including on-campus housing and traditional multi-family housing located in close proximity to the colleges and universities from which we draw student-tenants may reduce the demand for our properties, which could materially and adversely affect us.

Our properties compete with properties owned by universities, colleges, national and regional student housing businesses and local real estate concerns. On-campus student housing has inherent advantages over off-campus student housing (such as the majority of our properties), due to its physical location on the campus and integration into the academic community, which may cause student-tenants to prefer on-campus housing to off-campus housing. Additionally, colleges and universities may have financial advantages that allow them to provide student housing on more attractive terms than we are able to. For example, colleges and universities can generally avoid real estate taxes and borrow funds at lower interest rates than private, for-profit real estate concerns, such as us.

There are a number of student housing properties that are located near or in the same general vicinity of many of our properties and that compete directly with our properties. Such competing student housing properties may be newer, located closer to campus, charge less rent, possess more attractive amenities, offer more services or offer shorter lease terms or more flexible lease terms than our properties. Competing properties could reduce demand for our properties and materially and adversely affect us.

Revenue at a particular property could also be adversely affected by a number of other factors, including the construction of new on-campus and off-campus housing, decreases in the general levels of rents for housing at competing properties, decreases in the number of students enrolled at one or more of the colleges or universities from which the property draws student-tenants and other general economic conditions.

Although we believe no participant in the student housing industry holds a dominant market share, we will compete with larger national companies, colleges and universities that have greater resources and superior access to capital. Furthermore, we believe that a number of other large national companies with substantial financial and marketing resources may be potential entrants in the student housing business. The activities of any of these companies, colleges or universities could cause an increase in competition for student-tenants and for the acquisition, development and management of other student housing properties, which could reduce the demand for our properties.

Our success depends on key personnel whose continued service is not guaranteed, and their departure could materially and adversely affect us.

We are dependent upon the efforts of our key personnel, particularly those of Ted W. Rollins, our co-chairman and chief executive officer, and Michael S. Hartnett, our co-chairman and chief investment officer. These individuals have extensive experience in our business, including sourcing attractive investment opportunities, development activities, financing activities, university relations and leasing. Messrs. Rollins and Hartnett have directed the operations of our predecessor entities and each has over 25 years of experience in providing service-enriched housing and approximately seven years of student housing experience. The loss of the services of either Mr. Rollins or Mr. Hartnett could materially and adversely affect us.

The current economic environment could reduce enrollment and limit the demand for our properties, which could materially and adversely affect us.

A continuation of ongoing economic conditions that adversely affect household disposable income, such as high unemployment levels, weak business conditions, reduced access to credit, increasing tax rates and high fuel and energy costs, could reduce overall student leasing or cause student-tenants to shift their leasing practices as students may determine to forego college or live at home and commute to college.

In addition, as a result of general economic weakness, many students may be unable to obtain student loans on favorable terms. If student loans are not available or their costs are prohibitively high, enrollment numbers for schools from which we draw student-tenants may decrease, resulting in a decrease in the demand for, and consequently the occupancy rates at and rental revenue from, our properties. Accordingly, the continuation or deterioration of current economic conditions could materially and adversely affect us.

In each of the past five fiscal years, we have experienced significant net losses; if this trend continues, we could be materially and adversely affected.

We have incurred significant net losses in each of the past five fiscal years. These results have had a negative impact on our financial condition. Although we anticipate that upon completion of this offering and our formation transactions we will be adequately capitalized and be able to resume our historical levels of development activity, there can be no assurance that our business will become profitable in the future and additional losses will not be incurred. If this trend continues in the future, our financial performance, liquidity and our ability to operate our business as a going concern could be materially and adversely affected.

If we are unable to acquire properties on favorable terms, our future growth could be materially and adversely affected.

Our future growth will depend, in part, upon our ability to acquire new properties on favorable terms. Acquisition opportunities may not be available to us on terms that we deem acceptable, and we may be unsuccessful in consummating acquisition opportunities. Our ability to acquire properties on favorable terms and successfully operate them may be adversely affected by:

•	an inability to obtain financing on attractive terms or at all;

•	competition from other real estate investors;

•	increased purchase prices and decreased expected yields due to competition from other potential acquirers;

•	the need to make significant and unexpected capital expenditures to improve or renovate acquired properties;

•	an inability to quickly and efficiently integrate acquisitions, particularly any acquisitions of portfolios of properties, into our existing operations;

•	market conditions may result in higher than expected vacancy rates and lower than expected rental rates at acquired properties; and

•	acquisition of properties subject to liabilities but without any recourse, or with only limited recourse, to the sellers, or with liabilities that are unknown to us, such as liabilities for clean-up of undisclosed environmental contamination, claims by tenants, vendors or other persons dealing with the former owners of our properties.

Our failure to identify and consummate property acquisitions on attractive terms or the failure of any acquired properties to meet our expectations could materially and adversely affect our future growth.

Our strategy of investing in properties located in medium-sized college and university markets may not be successful, which could materially and adversely affect us.

Our business strategy involves investing in properties located in medium-sized college and university markets, which are smaller than larger educational markets. Larger educational markets, such as Boston, Massachusetts or Washington, D.C., often have multiple colleges and universities that have larger enrollments than schools located in medium-sized college and university markets and attract students nationally and internationally. The colleges and universities that our properties draw student-tenants from typically have smaller enrollments than schools in larger educational markets and tend to attract students from within the region in which the school is located. If the schools in our markets experience reduced enrollment, for example due to adverse economic conditions, or are unable to attract sufficient students to achieve a desired class size, the pool of prospective student-tenants for our properties will be reduced. This could have the result of reducing our occupancy and lowering the revenue from our properties, which could materially and adversely affect our financial performance and liquidity.

Our indebtedness exposes us to a risk of default and will reduce our free cash flow, which could materially and adversely affect us.

Upon completion of this offering and the application of the net proceeds therefrom, our total consolidated indebtedness will be approximately $60.8 million, but does not include any indebtedness we may incur in connection with any future distributions. We also expect to incur significant additional indebtedness in connection with the development activities that we expect to undertake upon completion of this offering. Our debt service obligations will expose us to the risk of default and reduce cash available to invest in our business or pay distributions that are necessary to qualify and remain qualified as a REIT. Although we intend to limit the sum of the outstanding principal amount of our consolidated indebtedness to not more than 50% of our total market capitalization, our board of directors may modify or eliminate this limitation at any time without the approval of our stockholders. Furthermore, our charter does not contain any limitation on the amount of indebtedness that we may incur. In the future we may incur substantial indebtedness in connection with the development or acquisition of additional properties and for other working capital needs, or to fund the payment of distributions to our stockholders.

In addition, the tax protection agreement will require us to maintain a minimum level of indebtedness of $56.0 million throughout the ten-year tax protection period in order to allow a sufficient amount of debt to be allocable to MXT Capital to avoid certain adverse tax consequences. If we fail to maintain such minimum indebtedness throughout the ten-year tax protection period, and as a consequence the members of MXT Capital incur federal, state or local tax liabilities, we would be required to make indemnifying payments to them, which would inhibit our ability to reduce our indebtedness below the amount required to be maintained. This requirement will also restrict our ability to arrange financing for our operations as well as our ability to manage our capital structure.

Our indebtedness and the limitations imposed on us by our indebtedness could have significant adverse consequences, including the following:

•	we may be unable to borrow additional funds as needed or on favorable terms;

•	we may be unable to refinance our indebtedness at maturity or the refinancing terms may be less favorable than the terms of the indebtedness being refinanced;

•	we may be forced to dispose of one or more of our properties, possibly on disadvantageous terms;

•	we may default on our payment or other obligations as a result of insufficient cash flow or otherwise, which may result in a cross-default on our other obligations, and the lenders or mortgagees may foreclose on our properties that secure their loans and receive an assignment of rents and leases;

•	to the extent that we incur unhedged floating rate debt, we will have exposure to interest rate risk; and

•	foreclosures could create taxable income without accompanying cash proceeds, a circumstance which could hinder our ability to meet the distribution requirements necessary to enable us to qualify and remain qualified for taxation as a REIT.

Compliance with the provisions of our debt agreements, including the financial and other covenants, such as the maintenance of specified financial ratios, could limit our flexibility, and a default under these agreements could result in a requirement that we repay indebtedness, which could severely affect our liquidity and increase our financing costs, which could materially and adversely affect us. We are currently not in compliance with certain covenants under the loan documentation relating to various lending arrangements to which we are party. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Consents or Waivers Under our Loan Documents.” We have obtained waivers for these covenant violations and intend to repay a substantial portion of our outstanding indebtedness with a portion of the net proceeds from this offering; upon completion of this offering and the application of the net proceeds therefrom, we expect to be in compliance with all applicable debt covenants.

However, if we do not complete this offering, we would need to access alternative capital resources to meet our cash requirements, and there is no assurance that we would be successful in doing so. An inability to refinance maturing indebtedness or obtain alternative financing would have a material adverse affect on our business and financial condition.

Our secured credit facility will restrict our ability to engage in some business activities.

We anticipate that our revolving credit facility will contain customary negative covenants and other financial and operating covenants that, among other things will:

•	restrict our ability to incur certain additional indebtedness;

•	restrict our ability to make certain investments;

•	restrict our ability to effect certain mergers;

•	restrict our ability to make distributions to stockholders; and

•	require us to maintain certain financial coverage ratios.

These limitations will restrict our ability to engage in some business activities, which could adversely affect our financial condition, results of operations, cash flow and the per share trading price of our common stock. In addition, failure to comply with any of these covenants, including the financial coverage ratios, could cause an event of default under and/or accelerate some or all of our indebtedness, which would have a material adverse effect on us. Furthermore, our secured credit facility will contain certain cross-default provisions with respect to specified other indebtedness, giving the lenders the right to declare a default if we are in default under other loans in some circumstances.

Joint venture investments could be materially and adversely affected by our lack of sole decision-making authority, our reliance on our co-venturers’ financial condition and disputes between our co-venturers and us.

Our properties located in Lawrence, Kansas, Moscow, Idaho, San Angelo and Huntsville, Texas, Conway, Arkansas and Statesboro, Georgia, comprising approximately 22.5% of our beds, will be held in a joint venture with HSRE, in which we will own a 49.9% interest upon completion of this offering. Additionally, we anticipate that we will enter into a new joint venture with HSRE, in which we will own a 20% interest and through which we expect to develop three properties with completion targeted for the 2011-2012 academic year. We anticipate that we may enter into other joint ventures with other parties in the future. We may not have a controlling interest in a joint venture and may share responsibility with our co-venturer for managing the property held by the joint venture. Under such circumstances, we may not have sole decision-making authority regarding the joint venture’s property. Investments in joint ventures, under certain circumstances, involve risks not present when we invest in a property without the involvement of a third party. For example, our co-venturer may have economic or other business interests or goals which are inconsistent with our business interests or goals, and may be in a position to take actions contrary to our preferences, policies or objectives. Additionally, it is possible that our co-venturer might become bankrupt, fail to fund its share of required capital contributions or block or delay decisions that we believe are necessary. Such investments may also have the potential risk of impasses on decisions, such as sales, because neither we nor our co-venturers may have full control over the joint venture. Disputes between us and our co-venturer may result in litigation or arbitration that would increase our expenses and divert the attention of our officers and directors from other aspects of our business. Consequently, actions by or disputes with our co-venturers might result in subjecting properties owned by the joint venture vehicle to additional risk. In addition, we may in certain circumstances be liable for the actions of our third-party co-venturers. Any of foregoing factors could materially and adversely affect our joint-venture investments.

No assurance can be given that we will be successful in establishing a new joint venture with HSRE or that any projects pursued by such a venture will be successful.

Although we have entered into a non-binding letter of intent with HSRE relating to a potential new joint venture in which we expect to own a 20% interest, no assurance can be given that we will reach a definitive agreement with HSRE regarding this joint venture or that the terms of any such agreement will not be materially different from those currently contemplated by the letter of intent. We expect to develop three new student housing properties through this joint venture with completion targeted for the 2011-2012 academic year; however, no assurance can be given that we will be successful in developing any of these three or other student housing properties developed through this joint venture. No assurance can be given that these developments will be undertaken as currently expected or, if undertaken, that they will be completed in accordance with our current expectations, including those with respect to targeted completion and estimated cost. In addition, under certain circumstances, we expect that we will be responsible for funding the amount by which actual development costs for a project pursued by the venture exceed the budgeted development costs of such project (without any increase in our interest in the project), which could materially and adversely affect the fee income realized from any such project. Finally, there can be no assurance that any properties developed through this joint venture will be successful in achieving attractive occupancy levels or rental rates.

Our management team has not previously operated either a REIT or a public company, and this inexperience could materially and adversely affect us.

Our management team has not operated a business that has sought to qualify for taxation as a REIT or in compliance with the numerous technical restrictions and limitations set forth in the Internal Revenue Code applicable to REITs. Managing a portfolio of assets under the REIT requirements of the Internal Revenue Code may limit the types of investments we are able to make or the activities that we may undertake. Furthermore, our management team has not previously operated a public company. The various regulatory requirements applicable to public companies will involve a significant investment of management time, since these requirements were not previously applicable to us as a closely held private company. Both federal laws and regulations and the New York Stock Exchange, or “NYSE,” rules impose numerous requirements relating to a public company’s corporate governance and disclosure obligations. We may be required to spend additional time addressing governance and disclosure obligations due to our inexperience, and we will be subject to fines and other penalties if we fail to comply in a timely manner with these obligations. Additionally, we may need to replace or supplement our existing management or staff in order to maintain operations as a public company, which may increase our costs of operations or delay implementation of our business strategies. We may not be able to operate a REIT or a public company as successfully or as efficiently as a more experienced management team.

Our investment in properties subject to ground leases with unaffiliated third parties exposes us to the potential loss of such properties upon the expiration or termination of the ground leases, and the realization of such loss could materially and adversely affect us. Our properties at the University of South Alabama are also subject to a right of first refusal that may inhibit our ability to sell them.

Our properties located on the campus of the University of South Alabama are subject to ground leases with affiliates of the university. We have another property located in Moscow,

Idaho which is also subject to a ground lease with an unaffiliated third party. In addition, we may invest in additional properties that are subject to ground leases with unaffiliated third parties. As the lessee under a ground lease with an unaffiliated third party, we are exposed to the possibility of losing our leasehold interest in the land on which our buildings are located. A ground lease may not be renewed upon the expiration of its current term or terminated by the lessor pursuant to the terms of the lease if we do not meet our obligations thereunder.

In the event of an uncured default under any of our existing ground leases, the lessor may terminate our leasehold interest in the land on which our buildings are located. Any termination of our existing ground leases with unaffiliated third parties, unless in conjunction with the exercise of a purchase option, would also result in termination of our management agreement relating to the property. If we lose the leasehold interest in any of our properties, we could be materially and adversely affected.

Our properties located at the University of South Alabama are also subject to a right of first refusal pursuant to which the ground lessor entity related to the university has a right to purchase our leasehold interest in the relevant property in the event we decide to accept an offer to sell either property to a third party. This may inhibit our ability to sell these properties. Further, our right to transfer one of the on-campus properties is subject to the consent of the ground lessor, which consent may not be unreasonably withheld.

We may face risks associated with purchasing undeveloped land, and the occurrence of any of these risks could materially and adversely affect us.

We typically do not hold land for future development. We do, however, enter into purchase and sale agreements for undeveloped land from time to time in anticipation of obtaining construction financing and commencing development activities. A delay in obtaining construction financing may result in a delay in closing the acquisition of undeveloped land pursuant to a purchase and sale agreement. This may require us to pay to the seller of the land additional money in the form of an earnest money deposit, which may not be refundable or applicable against the purchase price.

It is possible that we will purchase property for development based on an erroneous estimate of the demand for student housing in the relevant market. This could result in us paying a purchase price for a property that ultimately proves to be in excess of such property’s value. As a result, we may acquire land for development at a cost that we may not be able to recover fully or on which we cannot build and develop a profitable student housing property. Real estate markets are highly uncertain and the value of such undeveloped land may fluctuate as a result of changing market conditions. Carrying costs can be significant and can result in losses or reduced margins. As a result, we may incur impairments on any land we acquire.

We may incur losses on interest rate swap and hedging arrangements, which could materially and adversely affect us.

We may in the future enter into agreements to reduce the risks associated with increases in interest rates. Although these agreements may partially protect against rising interest rates, they also may reduce the benefits to us if interest rates decline. If an arrangement is not indexed to the same rate as the indebtedness that is hedged, we may be exposed to losses to the extent the rate governing the indebtedness and the rate governing the hedging arrangement change independently of each other. Finally, nonperformance by the other party to the arrangement may subject us to increased credit risks. The occurrence of any of the foregoing could materially and adversely affect us.

Our inability to pass-through increases in taxes or other real estate costs to our student-tenants could materially and adversely affect our financial performance and liquidity.

We generally are not able to pass through to our student-tenants under existing leases increases in taxes, including real estate and income taxes, or other real estate related costs, such as insurance or maintenance. Consequently, unless we are able to off-set any such increases with sufficient revenues, our financial performance and liquidity may be materially and adversely affected by any such increases.

The prior performance of our predecessor entities may not be indicative of our future performance.

All of our properties have been acquired or developed by our predecessor entities within the past six years and have limited operating histories. Consequently, the historical operating results of our properties and the financial data set forth in this prospectus may not be indicative of our future performance. The operating performance of the properties may decline and we could be materially and adversely affected.

As a result of operating as a public company, we will incur significant increased costs and our management will be required to devote substantial time to new compliance requirements, which could materially and adversely affect us.

We have never operated as a public company. As a public company, we will incur significant legal, accounting and other expenses, as well as expend significant management time, relating to various requirements applicable to public companies that were not applicable to our Predecessor as a closely held private company. The Securities Exchange Act of 1934, as amended, or the “Exchange Act,” the Sarbanes-Oxley Act of 2002, or the “Sarbanes-Oxley Act,” and the NYSE rules impose numerous requirements relating to a public company’s corporate governance and disclosure obligations. Compliance with these requirements will require us to hire additional employees, adopt new policies, procedures and controls, and cause us to incur significant costs. For example, we will be required to have specified board committees, adopt internal controls over financial reporting and disclosure controls and procedures, and file annual, quarterly and other reports and information with the Securities and Exchange Commission, or the “SEC.” If our prior history of incurring significant net losses continues following this offering, we will be unable to expend the funds necessary to hire additional employees and otherwise comply with our increased disclosure and reporting obligations. Our lack of prior experience in the operation of a public company may reduce the likelihood that we will be able to identify compliance and disclosure issues on a timely basis and our failure to address these issues could materially and adversely affect us due to fines and penalties associated with compliance failure, an inability to utilize certain SEC forms and offering methods to access the public equity and debt markets quickly and the inability to otherwise enjoy the benefits associated with our status as a public company. If we identify any issues in complying with requirements applicable to public companies, we would likely incur additional costs remediating those issues and such costs could be significant, and the existence of those issues could materially and adversely affect us, our reputation or investor perception of us. Failure to remediate compliance issues, whether due to cost or otherwise, may result in negative action against us, including fines, civil and criminal penalties or delisting from the NYSE. Identification of these types of compliance issues could also make it more difficult and expensive for us to obtain director and officer liability insurance, and we could be required to accept reduced policy limits and insurance coverage or incur substantially higher costs to obtain the same or similar coverage. As a result, it could become more difficult for us to attract and retain qualified persons to serve on our board of directors or as executive officers. Any of the foregoing costs or factors could materially and adversely affect us.

We will be subject to the requirements of Section 302 and 404 of the Sarbanes-Oxley Act, which will be costly and challenging.

Our management will be required to deliver a report that assesses the effectiveness of our internal control over financial reporting, pursuant to Section 302 of the Sarbanes-Oxley Act, as of December 31 subsequent to the year in which the registration statement of which this prospectus forms a part becomes effective. Internal controls are intended to allow management or employees in the normal course of performing their functions to prevent or detect misstatements on a timely basis. A deficiency in internal controls exists when their design or operation does not permit such prevention or detection on a timely basis. Section 404 of the Sarbanes-Oxley Act requires our independent registered public accounting firm to deliver an attestation report on the operating effectiveness of our internal controls over financial reporting in conjunction with their opinion on our audited financial statements as of the same date.

Substantial work on our part is required to implement appropriate processes, document the system of internal control over key processes, assess their design, remediate any deficiencies identified and test their operation. This process is expected to be both costly and challenging. Our Predecessor had not previously prepared consolidated financial statements. Additionally, the financial statements of some of the entities that are included in our Predecessor’s financial statements were not individually audited. Consequently, it was necessary to consolidate numerous financial statements, some of which were unaudited, in anticipation of the audit of our Predecessor’s financial statements. In the course of such audit, it became necessary to prepare and record a number of adjustments to correct the initial combined financial statements. It was determined that these adjustments arose from weaknesses within our internal control over financial reporting, specifically our lack of policies, procedures and review controls with respect to consolidation and the financial reporting process and our lack of processes and procedures with respect to the application of GAAP to certain transactions.

As a closely held private company, our Predecessor has not been required to operate in compliance with the foregoing requirements of the Sarbanes-Oxley Act. We will be required to design, implement and effectively execute and monitor additional controls in order to comply with these requirements and remediate any identified deficiencies. We have implemented measures to address weaknesses in our internal control over financial reporting and intend to bring our operations into compliance with Section 404 of the Sarbanes-Oxley Act within one year following the completion of this offering as required, and comply with the other mandates of the Sarbanes-Oxley Act, but there can be no assurance that such compliance will be achieved or maintained. If we are unable to implement and monitor effective controls, we may be unable to comply with the requirements of Section 404 of the Sarbanes-Oxley Act within the required time period.

We cannot give any assurances that we will successfully remediate any material weaknesses identified in connection with our compliance with the provisions of Sections 302 and 404 of the Sarbanes-Oxley Act. The existence of any material weakness would preclude a conclusion by management and our registered independent public accounting firm that we maintained effective internal control over financial reporting. Our management may be required to devote significant time and incur significant expense to remediate any material weaknesses that may be discovered and may not be able to remediate any material weaknesses in a timely manner. The existence of a material weakness in our internal control over financial reporting could also result in errors in our financial statements that could require us to restate our financial statements, cause us to fail to meet our reporting obligations and cause stockholders to lose confidence in our reported financial information, any of which could materially and adversely affect us.

Reporting of on-campus crime statistics required of colleges and universities may negatively impact our properties.

Federal and state laws require colleges and universities to publish and distribute reports of on-campus crime statistics, which may result in negative publicity and media coverage associated with crimes occurring in the vicinity of, or on the premises of, our on-campus properties. Reports of crime or other negative publicity regarding the safety of the students residing on, or near, our properties may have an adverse effect on both our on-campus and off-campus properties.

We may be subject to liabilities from litigation which could materially and adversely affect us.

We may become involved in legal proceedings, including consumer, employment, tort or commercial litigation that, if decided adversely to or settled by us and not adequately covered by insurance, could result in liabilities that could materially and adversely affect us.

Risks Related to the Real Estate Industry

Our performance and the value of our properties are subject to risks associated with real estate and with the real estate industry, which could materially and adversely affect us.

Our ability to make distributions to our stockholders depends on our ability to generate cash revenues in excess of our expenses, including expenses associated with our development activities, indebtedness and capital expenditure requirements. The occurrence of certain events and conditions that are generally applicable to owners and operators of real estate, many of which are beyond our control, could materially and adversely affect us. These events and conditions include:

•	adverse national, regional and local economic conditions;

•	rising interest rates;

•	oversupply of student housing in our markets, increased competition for student-tenants or reduction in demand for student housing;

•	inability to collect rent from student-tenants;

•	vacancies at our properties or an inability to lease our properties on favorable terms;

•	inability to finance property development and acquisitions on favorable terms;

•	increased operating costs, including insurance premiums, utilities and real estate taxes;

•	the need for capital expenditures at our properties;

•	costs of complying with changes in governmental regulations;

•	the relative illiquidity of real estate investments; and

•	civil unrest, acts of God, including earthquakes, floods, hurricanes and other natural disasters, which may result in uninsured losses, and acts of war or terrorism.

In addition, periods of economic slowdown or recession, such as the one the global economy is currently experiencing, rising interest rates or declining demand for real estate, or the public perception that any of these events may occur, could result in a general decline in occupancy rates and rental revenue or an increased incidence of defaults under our existing leases, which could impair the value of our properties or reduce our cash flow.

Illiquidity of real estate investments could significantly impede our ability to sell our properties or otherwise respond to adverse changes in the performance of our properties, which could materially and adversely affect us.

From time to time, we may determine that it is in our best interest to sell one or more of our properties. However, because real estate investments are relatively illiquid, we may encounter difficulty in finding a buyer in a timely manner should we desire to sell one of our properties, especially if market conditions are poor at such time. Selling real estate has been difficult recently, since the availability of credit has become more limited, as lending standards have become more stringent. As a result, potential buyers have experienced difficulty in obtaining financing necessary to purchase a property. In addition, our properties are specifically designed for use as student housing, which could limit their marketability or affect their values for alternative uses. Consequently, should we desire to sell one or more of our properties, our ability to do so promptly or on terms that we deem to be acceptable may be limited, which could materially and adversely affect us.

We also may be required to expend funds to correct defects or to make improvements before a property can be sold. We cannot assure you that we will have funds available to correct any such defects or to make any such improvements. In connection with any future property acquisitions, we may agree to provisions that materially restrict our ability to sell the property for a period of time or impose other restrictions, such as a limitation on the amount of debt that can be secured by or repaid with respect to such property.

In addition, in order to qualify for taxation as a REIT and to maintain such qualification, the Internal Revenue Code limits our ability to sell properties held for less than two years, which may cause us to incur losses thereby reducing our cash flows. These factors and any others that would impede our ability to respond to adverse changes in the performance of any of our properties or a need for liquidity could materially and adversely affect us.

Finally, MXT Capital will enter into a tax protection agreement with us that will significantly restrict our ability to sell 9 of our properties. Pursuant to the tax protection agreement, we will agree not to sell, exchange or otherwise dispose of any of these 9 properties for a ten-year tax protection period in a transaction that would cause the members of MXT Capital to realize built-in gain related to such properties at the time of their contribution to our operating partnership. If we sell one or more of these 9 properties during the ten-year tax protection period, we will be required to pay to MXT Capital an amount equal to the federal, state and local taxes imposed on the built-in gain allocated to its members, with the amount of such taxes being computed based on the highest applicable federal, state and local marginal tax rates, as well as any “grossed up” taxes imposed on such payments. The amount otherwise payable in connection with such a transaction under the tax protection agreement will be reduced by twenty percent commencing on the fifth anniversary date of the closing date of this offering and an additional twenty percent on each successive anniversary date until the amount payable is reduced to zero on the tenth anniversary of the closing date. This requirement will also restrict our ability to arrange financing for our operations as well as our ability to manage our capital structure.

Increases in property taxes would increase our operating costs, which could materially and adversely affect our financial performance and liquidity.

Each of our properties will be subject to real and personal property taxes. These taxes may increase as tax rates change and as the properties are assessed or reassessed by taxing authorities.

If property taxes increase, our operating costs will increase, and therefore our financial performance and liquidity could be materially and adversely affected.

We could incur significant costs related to government regulation and private litigation over environmental matters, which could materially and adversely affect us.

Under various environmental laws, including the Comprehensive Environmental Response, Compensation and Liability Act, or “CERCLA,” a current or previous owner or operator of real estate may be liable for contamination resulting from the release or threatened release of hazardous or toxic substances or petroleum at that property. Additionally, an entity that arranges for the disposal or treatment of a hazardous or toxic substance or petroleum at another property may be held jointly and severally liable for the cost of investigating and cleaning up such property or other affected property. Such parties are known as potentially responsible parties, or PRPs. These environmental laws often impose liability regardless of whether the PRP knew of, or was responsible for, the presence of the contaminants, and the costs of any required investigation or cleanup of these substances can be substantial. PRPs may also be liable to parties who have claims for contribution in connection with any such contamination, such as other PRPs or state and federal governmental agencies. The liability is generally not limited under such laws and therefore could easily exceed the property’s value and the assets of the liable party.

The presence of contamination, hazardous materials or environmental issues, or the failure to remediate such conditions, at a property may expose us to third-party liability for personal injury or property damage, remediation costs or adversely affect our ability to sell, lease or develop the property or to borrow using the property as collateral, which could materially and adversely affect us.

Environmental laws also impose ongoing compliance requirements on owners and operators of real estate. Environmental laws potentially affecting us address a wide variety of matters, including, but not limited to, asbestos-containing building materials, or “ACBMs,” storage tanks, storm water and wastewater discharges, lead-based paint, radon, wetlands and hazardous wastes. Failure to comply with these laws could result in fines and penalties or expose us to third-party liability, which could materially and adversely affect us. Some of our properties may have conditions that are subject to these requirements and we could be liable for such fines or penalties or liable to third parties, as described below in “Business and Properties—Regulation—Environmental Matters.”

The conditions at some of our properties may expose us to liability and remediation costs related to environmental matters, which could materially and adversely affect us.

Certain of our properties may contain, or may have contained, ACBMs. Environmental laws require that ACBMs be properly managed and maintained, and may impose fines and penalties on building owners and operators for failure to comply with these requirements. Also, some of our properties may contain, or may have contained, or are adjacent to or near other properties that may contain or may have contained storage tanks for the storage of petroleum products or other hazardous or toxic substances. Any of these conditions create the potential for the release of these contaminants. Third parties may be permitted by law to seek recovery from owners or operators for personal injury or property damage arising from such tanks. Additionally, third parties may be permitted by law to seek recovery from owners or operators for personal injury or property damage associated with exposure to these or other contaminants that may be present on, at or under the properties. Furthermore, some of our properties include regulated wetlands on undeveloped portions of such properties and mitigated wetlands on or near our properties, the existence of which can delay or impede development or require costs to be incurred to mitigate the impact of any disturbance. Absent appropriate permits, we can be held responsible for restoring wetlands and be required to pay fines and penalties, which could materially and adversely affect us.

Over the past several years there have been an increasing number of lawsuits against owners and operators of properties alleging personal injury and property damage caused by the presence of mold in real estate. Mold growth can occur when excessive moisture accumulates in buildings or on building materials, particularly if the moisture problem remains undiscovered or is not addressed over a period of time. Concern about indoor exposure to mold has been increasing as some molds have been shown to produce airborne toxins and irritants and exposure to these and other types of molds may lead to adverse health effects and symptoms, including allergic or other reactions. Some of our properties may contain microbial matter such as mold and mildew. The presence of significant mold at any of our properties could require us to undertake a costly remediation program to contain or remove the mold from the affected property and could expose us to liability from student-tenants, employees and others if property damage or health concerns arise, which could materially and adversely affect us.

If any of our properties are not properly connected to a water or sewer system, or if the integrity of such systems are breached, microbial matter or other contamination can develop. If this were to occur, we could incur significant remedial costs and we could also be subject to private damage claims and awards, which could be material. If we become subject to claims in this regard, it could materially and adversely affect us and our insurability for such matters in the future.

Independent environmental consultants have conducted Phase I environmental site assessments on all of our properties. These Phase I environmental site assessments are intended to evaluate information regarding the environmental condition of the surveyed property and surrounding properties based generally on visual observations, interviews and the review of publicly available information. These assessments do not typically take into account all environmental issues including, but not limited to, testing of soil or groundwater, a comprehensive asbestos survey or an invasive inspection for the presence of lead-based paint, radon or mold contamination. As a result, these assessments may have failed to reveal all environmental conditions, liabilities, or other compliance issues affecting our properties. Material environmental conditions, liabilities, or compliance issues may have arisen after the assessments were conducted or may arise in the future.

In addition, future laws, ordinances or regulations may impose material additional environmental liabilities. We cannot assure you that the cost of future environmental compliance or remedial measures will not affect our ability to make distributions to our stockholders or that such costs or other remedial measures will not be material to us.

In the event we decided to sell one of our properties, the presence of hazardous substances on such property may limit our ability to sell it on favorable terms or at all, and we may incur substantial remediation costs.

The discovery of material environmental liabilities at one or more of our properties could subject us to unanticipated significant costs, which could materially and adversely affect us.

We may incur significant costs complying with the Americans with Disabilities Act, the Fair Housing Act and similar laws, which could materially and adversely affect us.

Under the Americans with Disabilities Act of 1990, or the “ADA,” all public accommodations must meet various federal requirements related to access and use by disabled persons. Compliance with the ADA’s requirements may require modifications to our properties, such as the removal of access barriers or restrict our ability to renovate or develop our properties in the manner we desire. In addition, in June 2008, the Department of Justice proposed a substantial number of changes to the accessibility guidelines under the ADA. In January of 2009, President

Obama suspended final publication and implementation of these regulations, pending comprehensive review by his administration. If implemented as proposed, the new guidelines could cause some of our properties to incur costly measures to become fully compliant.

Additional federal, state and local laws may also require us to make similar modifications or impose similar restrictions on us. For example, the Fair Housing Act, or “FHA,” requires apartment properties first occupied after March 13, 1990 to be accessible to the handicapped.

We have not conducted an audit or investigation of all of our properties to determine our compliance with present requirements of the ADA, FHA or any similar laws. Noncompliance with any of these laws could result in us incurring significant costs to make substantial modifications to our properties or in the imposition of fines or an award or damages to private litigants. We cannot predict the ultimate amount of the cost of compliance with the ADA, FHA or other legislation. If we incur substantial costs to comply with the ADA, FHA or any other legislation, we could be materially and adversely affected.

We may incur significant costs complying with other regulatory requirements, which could materially and adversely affect us.

Our properties are subject to various federal, state and local regulatory requirements, such as state and local fire and life safety requirements. If we fail to comply with these various requirements, we might incur governmental fines or private damage awards. Furthermore, existing requirements could change and require us to make significant unanticipated expenditures, which could materially and adversely affect us.

Uninsured losses or losses in excess of insured limits could materially and adversely affect us.

We carry comprehensive liability, fire, extended coverage, terrorism and rental loss insurance covering all of our properties. Our insurance includes coverage for earthquake damage to properties located in seismically active areas, windstorm damage to properties exposed to hurricanes, and terrorism insurance on all of our properties. In each case, we believe the coverage limits and applicable deductibles are commercially reasonable. All insurance policies are subject to coverage extensions that are typical for our business. We do not carry insurance for generally uninsured losses such as loss from riots or acts of God.

In the event we experience a loss which is uninsured or which exceeds our policy limits, we could lose the capital invested in the damaged property as well as the anticipated future cash flows from such property. In addition, we might nevertheless remain obligated for any mortgage debt or other financial obligations related to the property. Inflation, changes in building codes and ordinances, environmental considerations and other factors might also keep us from using insurance proceeds to replace or renovate a property after it has been damaged or destroyed. Under such circumstances, the insurance proceeds we receive might be inadequate to restore our economic position with respect to the damaged or destroyed property. Furthermore, in the event of a substantial loss at one or more of our properties that is covered by one or more policies, the remaining insurance under these policies, if any, could be insufficient to adequately insure our other properties. In such event, securing additional insurance policies, if possible, could be significantly more expensive than our current policies. Any loss of these types may materially and adversely affect us.

Future terrorist attacks in the U.S. or an increase in incidents of violence on college campuses could reduce the demand for, and the value of, our properties, which could materially and adversely affect us.

Future terrorist attacks in the U.S., such as the attacks that occurred in New York and Washington, D.C. on September 11, 2001, and acts of war, or threats of the same, could reduce the demand for, and the value of, our properties. Any such event in any of the markets in which our properties are located would make it difficult for us to maintain the affected property’s occupancy or to re-lease the property at rates equal to or above historical rates, which could materially and adversely affect us.

Incidents of violence on college campuses could pose similar problems, with respect to the potential for a reduction of demand for our properties if such an incident were to occur on a college campus in one of our markets. Such an event in any of our markets could not only adversely affect our occupancy rates, but would also likely lead to increased operating expenses for such properties due to increased security costs, which would likely be necessary to reassure our student-tenants in the wake of such an incident. Any such increase in operating expenses may have a material adverse effect on the results of operations of the affected property.

In addition, terrorist attacks or violent incidents could directly impact the value of our properties through damage, destruction or loss and the availability of insurance for such acts may be limited or prohibitively expensive. If we receive casualty proceeds, we may not be able to reinvest such proceeds profitably or at all, and we may be forced to recognize taxable gain on the affected property, which could materially and adversely affect us.

Risks Related to Our Company and Structure

Provisions of our charter allow our board of directors to authorize the issuance of additional securities, which may limit the ability of a third party to acquire control of us through a transaction that our stockholders believe to be in their best interest.

Upon completion of this offering, our charter will authorize our board of directors to issue up to 90,000,000 shares of common stock and up to 10,000,000 shares of preferred stock. In addition, our board of directors may, without stockholder approval, amend our charter to increase the aggregate number of our shares or the number of shares of any class or series that we have the authority to issue and to classify or reclassify any unissued common stock or preferred stock and to set the preferences, rights and other terms of the classified or reclassified stock. As a result, our board of directors may authorize the issuance of additional stock or establish a series of common or preferred stock that may have the effect of delaying, deferring or preventing a change in control of us, including through a transaction at a premium over the market price of our common stock, even if our stockholders believe that a change in control through such a transaction is in their best interest.

Provisions of Maryland law may limit the ability of a third party to acquire control of us, which, in turn, may negatively affect our stockholders’ ability to realize a premium over the market price of our common stock.

Certain provisions of the Maryland General Corporation Law, or the “MGCL,” may have the effect of inhibiting a third party from making a proposal to acquire us or of impeding a change in control under circumstances that otherwise could provide our stockholders with the opportunity to realize a premium over the market price of our common stock, including:

•	The Maryland Business Combination Act that, subject to limitations, prohibits certain business combinations between us and an “interested stockholder” (defined generally as any person who beneficially owns 10% or more of the voting power of our voting capital stock) or an affiliate of any interested stockholder for five years after the most recent date on which the stockholder becomes an interested stockholder, and thereafter imposes special appraisal rights and special stockholder voting requirements on these combinations; and

•	The Maryland Control Share Acquisition Act that provides that our “control shares” (defined as shares which, when aggregated with other shares controlled by the stockholder, entitle the stockholder to exercise one of three increasing ranges of voting power in electing directors) acquired in a “control share acquisition” (defined as the direct or indirect acquisition of ownership or control of “control shares”) have no voting rights except to the extent approved by our stockholders by the affirmative vote of at least two-thirds of all the votes entitled to be cast on the matter, excluding all interested shares.

By resolution of our board of directors, we have opted out of the business combination provisions of the MGCL and provided that any business combination between us and any other person is exempt from the business combination provisions of the MGCL, provided that the business combination is first approved by our board of directors (including a majority of directors who are not affiliates or associates of such persons). Pursuant to a provision in our bylaws, we have opted out of the control share provisions of the MGCL. However, our board of directors may by resolution elect to opt in to the business combination provisions of the MGCL and we may, by amendment to our bylaws, opt in to the control share provisions of the MGCL in the future.

Additionally, Title 3, Subtitle 8 of the MGCL permits our board of directors, without stockholder approval and regardless of what is currently provided in our charter or bylaws, to implement certain takeover defenses, such as a classified board, some of which we do not yet have. These provisions may have the effect of inhibiting a third party from making an acquisition proposal for us or of delaying, deferring or preventing a change in control of us that otherwise could provide our stockholders with the opportunity to realize a premium over the market price of our common stock.

The ownership limitations in our charter may restrict or prevent you from engaging in certain transfers of our common stock, which may delay or prevent a change in control of us that our stockholders believe to be in their best interest.

In order for us to qualify as a REIT for each taxable year after 2010, no more than 50% in value of the outstanding shares of our common stock may be owned, directly or indirectly, by five or fewer individuals (as defined in the federal income tax laws to include various kinds of entities) during the last half of any taxable year. Attribution rules in the Internal Revenue Code determine if any individual or entity actually or constructively owns our common stock under this requirement. Additionally, at least 100 persons must beneficially own shares of our common stock during at least 335 days of a taxable year for each taxable year after 2010. To assist us in qualifying as a REIT, our charter contains a stock ownership limit which provides that, subject to certain exceptions, no person or entity may beneficially own, or be deemed to own by virtue of the applicable constructive ownership provisions of the Internal Revenue Code, more than 9.8% by vote or value, whichever is more restrictive, of either our outstanding common stock or our outstanding capital stock in the aggregate. Generally, any of our shares of common stock owned by affiliated owners will be added together for purposes of the stock ownership limit.

If anyone transfers shares of our stock in a way that would violate the stock ownership limit or prevent us from qualifying as a REIT under the federal income tax laws, those shares instead will be transferred to a trust for the benefit of a charitable beneficiary and will be either redeemed by us or sold to a person whose ownership of the shares will not violate the stock ownership limit or we will consider the transfer to be null and void from the outset, and the intended transferee of those shares will be deemed never to have owned the shares. Anyone who acquires shares of our common stock in violation of the stock ownership limit or the other restrictions on transfer in our charter bears the risk of suffering a financial loss when the shares are redeemed or sold if their market price falls between the date of purchase and the date of redemption or sale.

The constructive ownership rules under the Internal Revenue Code are complex and may cause stock owned actually or constructively by a group of related individuals or entities to be owned constructively by one individual or entity. As a result, the acquisition of less than 9.8% of our stock (or the acquisition of an interest in an entity that owns, actually or constructively, our stock) by an individual or entity, could, nevertheless cause that individual or entity, or another individual or entity, to own constructively in excess of 9.8% of our outstanding stock and therefore they would be subject to the stock ownership limit. Our charter, however, allows exceptions to be made to this limitation if our board of directors determines that such exceptions will not jeopardize our tax status as a REIT.

In addition, the stock ownership limit and the other restrictions on transfer in our charter may have the effect of delaying, deferring or preventing a third party from acquiring control of us, whether such a transaction involved a premium price for our common stock or otherwise was in the best interest of our stockholders.

Our rights and the rights of our stockholders to take action against our directors and officers are limited, which could limit the recourse available in the event actions are taken that are not in the best interest of our stockholders.

Maryland law provides that a director has no liability in connection with the director’s management of the business and affairs of a corporation if he or she performs his or her duties in good faith, in a manner he or she reasonably believes to be in the best interests of the corporation and with the care that an ordinarily prudent person in a like position would use under similar circumstances. In addition, our charter exculpates our directors and officers from liability to us and our stockholders for money damages except for liability resulting from actual receipt of an improper benefit in money, property or services or active and deliberate dishonesty established by a final judgment and which is material to the cause of action. Our charter authorizes us to indemnify our directors and officers for actions taken by them in those capacities to the maximum extent permitted by Maryland law. Our bylaws require us to indemnify each director or officer, to the maximum extent permitted by Maryland law, in the defense of any proceeding to which he or she is made, or threatened to be made, a party by reason of his or her service to us. In addition, we may be obligated to fund the defense costs incurred by our directors and officers. As a result, we and our stockholders may have more limited rights against our directors and officers, which could limit the recourse available in the event actions are taken that are not in our stockholders’ best interest.

Our charter contains provisions that make removal of our directors difficult, which could make it difficult for our stockholders to effect changes to our management that our stockholders believe to be in their best interest.

Our charter provides that a director may be removed only for cause (as defined in our charter) and then only by the affirmative vote of at least two-thirds of the votes entitled to be cast generally in the election of directors. Our charter also provides that vacancies on our board of directors may be filled only by a majority of the remaining directors in office, even if less than a quorum. These requirements prevent stockholders from removing directors except for cause and with a substantial affirmative vote and from replacing directors with their own nominees. As a result, a change in our management that our stockholders believe is in their best interest may be delayed, deferred or prevented.

Our board of directors has approved very broad investment guidelines for us and will not review or approve each investment decision made by our management team.

Our management team is authorized to follow broad investment guidelines and, therefore, has great latitude in determining which are the proper investments for us, as well as the individual investment decisions. Our management team may make investments with lower rates of return than those anticipated under current market conditions and/or may make investments with greater risks to achieve those anticipated returns.

The ability of our board of directors to change some of our policies without the consent of our stockholders may lead to the adoption of policies that are not in the best interest of our stockholders.

Our major policies, including our policies with respect to investments, leverage, financing, growth, debt and capitalization, will be determined by our board of directors or those committees or officers to whom our board of directors may delegate such authority. Our board of directors will also establish the amount of any dividends or distributions that we may pay to our stockholders. Our board of directors or the committees or officers to which such decisions may be delegated will have the ability to amend or revise these and our other policies at any time without stockholder vote. Accordingly, our stockholders may not have control over changes in our policies, and we may adopt policies that may not prove to be in the best interests of our stockholders.

As a result of our formation transactions, which were not negotiated on an arm’s length basis, our existing investors will receive substantial economic benefits from this offering.

MXT Capital will receive 973,333 OP units for the contribution of its interests in the predecessor entities and its student housing business and $4.5 million of the net proceeds from this offering, which will be used for the repayment of certain indebtedness. Ted W. Rollins, our co-chairman and chief executive officer, and Michael S. Hartnett, our co-chairman and chief investment officer, by virtue of their indirect ownership in MXT Capital, and therefore the various entities that own interests in the predecessor entities, will be entitled to receive a significant portion of the benefits of this offering received by MXT Capital. MXT Capital, through Campus Crest Group, and the Ricker Group were the principal prior owners of our predecessor entities and MXT Capital played a significant role in structuring our formation. In the course of structuring our formation, MXT Capital had the ability to influence the type and level of benefits that it and our executive officers would receive from us. It also had the ability to influence the other terms of our formation transactions, including, without limitation, the representations and warranties that it made to us in our formation transactions and the indemnities that it provided to us for breaches of such representations and warranties. In addition, as a result of this offering and the application of the net proceeds therefrom, Mr. Rollins and Mr. Hartnett will each be released from certain personal guarantees with respect to mortgage and construction indebtedness with, in each case, an aggregate principal amount of approximately $243.3 million, and from personal guarantees with respect to the RHR, LLC and Capital Bank indebtedness described below, and the MXT Capital indebtedness described above. Each of Messrs. Rollins and Hartnett will be released from certain personal guarantees with respect to the preferred membership interest in CC-Encore. MXT Capital will also receive Campus Crest Group’s interests in two parcels of land consisting of

20.2 acres, with associated indebtedness of approximately $1.9 million, on which we have decided not to build student housing properties. In addition, we will enter into a registration rights agreement with MXT Capital pursuant to which we will agree, among other things, to register the resale of any common stock that may be exchanged for the OP units issued in our formation transactions.

The Ricker Group will receive approximately $26.7 million from the net proceeds from this offering and 66,667 OP units for the contribution of its interests in the predecessor entities and its interest in the entities that own fee interests in certain properties that were subject to ground leases such that our operating partnership will have, following the completion of this offering and our formation transactions, fee simple title to the real estate that is the subject of the leases. Following this transfer, none of the predecessor entities other than Campus Crest at Mobile, LLC and Campus Crest at Mobile Phase II, LLC (which own The Grove at Mobile in Mobile, AL) and Campus Crest at Moscow, LLC (which owns The Grove at Moscow in Moscow, ID) shall be subject to any ground lease with an unaffiliated third party. In addition, as a result of this offering and the use of the net proceeds therefrom, Mr. Ricker will be released from certain personal guarantees with respect to mortgage and construction indebtedness in an aggregate amount of approximately $205.9 million, and from personal guarantees with respect to the RHR, LLC and Capital Bank indebtedness described below, and the MXT Capital indebtedness described above.

Certain third-party investors will receive in aggregate approximately $10.7 million from the net proceeds from this offering and approximately 53,000 OP units for the contribution of their interests in the predecessor entities.

We will use approximately $4.0 million of the net proceeds from this offering to repay our indebtedness to Capital Bank, an entity in which the Ricker Group has an ownership interest and of which Carl H. Ricker, Jr. is a director.

We will use approximately $6.0 million of the net proceeds from this offering to repay indebtedness owed by us to RHR, LLC, an entity owned by MXT Capital and the Ricker Group. RHR, LLC will, in turn, immediately repay an equal amount of indebtedness owed by it to an unaffiliated third party on substantially the same terms and conditions as the loan from RHR, LLC to us.

Since we did not conduct arm’s length negotiations with our existing investors with respect to the terms of our formation transactions, the terms of the agreements we reached with these investors may not be as favorable to us as if they were so negotiated.

Members of our management and board of directors will be holders of OP units, and their interests may differ from those of our stockholders.

After the consummation of this offering, members of our management and board of directors will also be direct or indirect holders of OP units. As holders of OP units, they may have conflicting interests with our stockholders. For example, they may have different tax positions from our stockholders, which could influence their decisions regarding whether and when to dispose of assets, whether and when to incur new indebtedness or refinance existing indebtedness and how to structure future transactions. As a result, our management and board of directors may implement policies or make decisions that are not in the best interest of our stockholders.

Members of our management will be beneficiaries of a tax protection agreement that will significantly restrict our ability to sell 9 of our properties and may require us to maintain indebtedness that we otherwise would not.

MXT Capital will enter into a tax protection agreement with us. Pursuant to the tax protection agreement, we will agree not to sell, exchange or otherwise dispose of 9 of our properties during a ten-year tax protection period in a transaction that would cause the members of MXT Capital to realize built-in gain. If we sell one or more of these 9 properties during the ten-year tax protection period, we will be required to pay to MXT Capital an amount equal to the federal, state and local taxes imposed on the built-in gain allocated to its members, with the amount of such taxes being computed based on the highest applicable federal, state and local marginal tax rates, as well as any “grossed up” taxes imposed on such payments. The amount otherwise payable in connection with such a transaction under the tax protection agreement will be reduced by twenty percent commencing on the fifth anniversary date of the closing date of this offering and an additional twenty percent on each successive anniversary date until the amount payable is reduced to zero on the tenth anniversary of the closing date. Consequently, our ability to sell or dispose of these 9 properties will be substantially restricted by this obligation to make payments to MXT Capital during the ten-year tax protection period if we sell such a property. This requirement will also restrict our ability to arrange financing for our operations as well as our ability to manage our capital structure.

The tax protection agreement will also require us to maintain a minimum level of indebtedness of $56.0 million throughout the ten-year tax protection period in order to allow a sufficient amount of debt to be allocable to MXT Capital to avoid certain adverse tax consequences. If we fail to maintain such minimum indebtedness throughout the ten-year tax protection period, and as a consequence the members of MXT Capital incur federal, state or local tax liabilities, we will be required to make indemnifying payments to them, computed in the manner described in the preceding paragraph.

We will enter into employment agreements with certain of our executive officers that will require us to make payments in the event such officer’s employment is terminated by us without cause or by such officer for good reason. This may make it difficult for us to effect changes to our management or limit the ability of a third party to acquire control of us that would otherwise be in the best interest of our stockholders.

The employment agreements that we will enter into with certain of our executive officers upon completion of this offering provide benefits under certain circumstances that could make it more difficult for us to terminate these officers. Therefore, even if we sought to replace these officers, it may not be economically viable for us to do so. Furthermore, because an acquiring company would likely seek to replace these officers with their own personnel, these employment agreements could have the effect of delaying, deterring or preventing a change in control of us that would otherwise be in the best interest of our stockholders.

After the consummation of this offering and our formation transactions, our primary assets will be our general partner interest in our operating partnership and OP units and, as a result, we will depend on distributions from our operating partnership to pay dividends and expenses.

After the consummation of this offering and our formation transactions, we will be a holding company and will have no material assets other than our general partner interest and OP units. We intend to cause our operating partnership to make distributions to its limited partners, including us, in an amount sufficient to allow us to qualify as a REIT for federal income tax purposes and to pay all our expenses. To the extent we need funds and our operating partnership is restricted from making distributions under applicable law, agreement or otherwise, or if our operating partnership is otherwise unable to provide such funds, the failure to make such distributions could adversely affect our liquidity and financial condition and our ability to make distributions to our stockholders.

We operate through a partnership structure, which could materially and adversely affect us.

Our primary property-owning vehicle is our operating partnership, of which we are the sole general partner. Our acquisition of properties through our operating partnership in exchange, in part, for OP units may permit certain tax deferral advantages to the sellers of those properties. Since the properties contributed to our operating partnership may have unrealized gain attributable to the difference between the fair market value and adjusted tax basis in such properties prior to contribution, the sale of such properties could cause material and adverse tax consequences to the limited partners who contributed such properties. Although we, as the sole general partner of our operating partnership, generally have no obligation to consider the tax consequences of our actions to any limited partner, we have agreed to indemnify MXT Capital for certain tax consequences related to our properties and there can be no assurance that our operating partnership will not acquire properties in the future subject to material restrictions designed to minimize the adverse tax consequences to the limited partners who contribute such properties. Such restrictions could result in significantly reduced flexibility to manage our properties, which could materially and adversely affect us.

We have fiduciary duties as sole general partner of our operating partnership which may result in conflicts of interest in representing your interests as our stockholders.

After the consummation of this offering, conflicts of interest could arise in the future as a result of the relationship between us, on the one hand, and our operating partnership or any partner thereof, on the other. We, as the sole general partner of our operating partnership, will have fiduciary duties to the other limited partners in our operating partnership under Delaware law. At the same time, our directors and officers have duties to us and our stockholders under applicable Maryland law in connection with their management of us. Our duties as the sole general partner of our operating partnership may come in conflict with the duties of our directors and officers to us and our stockholders. For example, those persons holding OP units will have the right to vote on certain amendments to the partnership agreement (which require approval by a majority in interest of the limited partners, including us) and individually to approve certain amendments that would adversely affect their rights. These voting rights may be exercised in a manner that conflicts with the interests of our stockholders. We are unable to modify the rights of limited partners to receive distributions as set forth in the partnership agreement in a manner that adversely affects their rights without their consent, even though such modification might be in the best interest of our stockholders. Our partnership agreement will provide that if there is a conflict between the interests of our stockholders, on one hand, and the interests of the limited partners, on the other, we will endeavor in good faith to resolve the conflict in a manner not adverse to either our stockholders or the limited partners; provided, however, that for so long as we own a controlling interest in our operating partnership, we have agreed to resolve any conflict that cannot be resolved in a manner not adverse to either our stockholders or the limited partners in favor of our stockholders.

Changes in accounting rules, assumptions and/or judgments could materially and adversely affect us.

Accounting rules and interpretations for certain aspects of our operations are highly complex and involve significant assumptions and judgment. These complexities could lead to a delay in the preparation and public dissemination of our financial statements. Furthermore, changes in accounting rules and interpretations or in our accounting assumptions and/or judgments, such as asset impairments, could significantly impact our financial statements. Under any of these circumstances, we could be materially and adversely affected.

Risks Related to this Offering

We may not be able to make an initial distribution or maintain any initial, or any subsequent, distribution rate, and we may be required to fund the minimum distribution necessary to qualify for taxation as a REIT from sources that could reduce our cash flows.

We intend to pay regular quarterly distributions to our common stockholders and intend to pay a pro rata initial distribution with respect to the period commencing on the completion of this offering and ending December 31, 2010. This estimated initial annual distribution is expected to exceed our per-share estimated cash available for distribution to our common stockholders for the 12-month period ending June 30, 2011. Our ability to fund this distribution will depend, in part, upon continued successful leasing of our existing portfolio, expected future development activity and fee income from development, construction and management services. To the extent these sources are insufficient, we intend to use our working capital or borrowings under our revolving credit facility to fund these distributions. After giving effect to the adjustments reflected in the table under the caption “Our Distribution Policy,” we may have to fund approximately $        million of our estimated initial annual distribution with borrowings under our revolving credit facility. If we need to fund future distributions with borrowings under our revolving credit facility or from working capital, or if we reduce our distribution rate, our stock price may be adversely affected. In addition, to the extent that we fund any distributions with borrowings under our revolving credit facility or from working capital, our cash available for investment in our business, including for property development and acquisition purposes, will decrease.

In addition, in order to qualify for taxation as a REIT, among other requirements, we must make distributions to stockholders aggregating annually 90% of our REIT taxable income, excluding net capital gains. To the extent that, in respect of any calendar year, cash available for distribution to our stockholders is less than our REIT taxable income, we would be required to fund the minimum distribution necessary to qualify for taxation as a REIT from other sources, which could include asset sales (subject to the limitations imposed by the terms of the tax protection agreement) or borrowings. Funding a distribution through asset sales or borrowings could reduce our cash flow from operations, increase our interest expense and decrease our cash available for investment in our business. We may also choose to meet this distribution requirement by distributing a combination of cash and shares of our common stock. Under recent IRS guidance, up to 90% of any such distribution may be made in shares of our common stock. If we choose to make a distribution consisting in part of shares of our common stock, the holders of our common stock may be subject to adverse tax consequences. See “—Federal Income Tax Risk Factors—We may in the future choose to pay dividends in our own stock, in which case you may be required to pay income taxes in excess of the cash dividends you receive” below.

Any distributions in excess of our current and accumulated earnings and profits will not be taxable to a holder to the extent that they do not exceed the adjusted basis of the holder’s shares in respect of which the distributions were made, but rather, will reduce the adjusted basis of these shares. To the extent that such distributions exceed the adjusted basis of a stockholder’s shares, they will generally be included in income as capital gains. For a more complete discussion of the tax treatment of distributions to our stockholders, see “Federal Income Tax Considerations.”

A public market for our common stock may never develop and your ability to sell your shares of our common stock may be limited.

Prior to this offering, there has been no public market for our common stock. We have applied to have our common stock listed on the NYSE under the symbol ‘‘CCG.” However, an active trading market for our common stock may never develop or, even if one does develop, may not be sustained. In the absence of an active trading market, an investor may be unable to liquidate an investment in shares of our common stock at a favorable price or at all. The initial public offering price has been determined by us and the representatives of the underwriters. We cannot assure you that the price at which the common stock will sell in the public market after the closing of this offering will not be lower than the price at which they are sold by the underwriters.

Common stock eligible for future sale may adversely affect the market price of our common stock.

We cannot predict the effect, if any, of future issuances of shares of our common stock or the availability of shares of our common stock for future sale on the market price of our common stock. Any sales of a substantial number of shares of our common stock in the public market (including shares issued to our directors and officers), or the perception that such sales might occur, may cause the market price of our common stock to decline.

We, each of our directors and executive officers, MXT Capital and Carl H. Ricker, Jr. have agreed, with limited exceptions, that we and they will not, without the prior written consent of the representatives of the underwriters, for a period of one year after the date of this prospectus (subject to extension under certain circumstances), among other things, directly or indirectly, offer to sell, sell or otherwise dispose of any shares of our common stock or securities that are convertible into or exchangeable for shares of common stock or file a registration statement with the SEC relating to the offering of any shares of our common stock or such convertible or exchangeable securities. In addition, we have agreed with the underwriters that we will not, during the same period of time, issue any shares of our common stock in exchange for any OP units. However, the representatives may, at any time, release all or any portion of the shares of common stock subject to the foregoing lock-up provisions. If these restrictions are waived, the affected shares of common stock may be available for sale into the market which could reduce the market price of our common stock.

Under our 2010 Incentive Award Plan, we have the ability to issue options, stock appreciation rights, or “SARs,” restricted stock and restricted stock units, performance shares, performance units, dividend equivalents, restricted OP units and other stock-based awards to our executive officers, employees and non-employee directors. In connection with this offering, we intend to file a registration statement on Form S-8 to register all shares of common stock reserved for issuance under our 2010 Incentive Award Plan, and once we register these shares, they can be freely sold in the public market after issuance, subject to the terms of the plan and the lock-up provisions discussed above. MXT Capital will enter into a registration rights agreement with us. Pursuant to that agreement, we will agree, among other things, to register the resale of any common stock that may be exchanged for the OP units issued in our formation transactions. This agreement requires us to seek to register all common stock that may be exchanged for OP units effective as of that date which is 12 months following completion of this offering on a shelf registration statement under the Securities Act. We also may issue from time to time common stock or cause our operating partnership to issue OP units in connection with the acquisition of properties and we may grant demand or piggyback registration rights in connection with these issuances. Registration of the sales of these shares of our common stock would facilitate their sale into the public market. Sales of substantial amounts of our common stock, or the perception that such sales could occur, may have the effect of reducing the market price of our common stock and impeding our ability to raise future capital. In addition, any future sales of shares of our common stock may dilute the value of our common stock.

The market price of our common stock may be volatile due to numerous circumstances, some of which are beyond our control.

Even if an active trading market develops for our common stock, the market price of our common stock may be highly volatile and subject to wide fluctuations. Our financial performance, government regulatory action, tax laws, interest rates and market conditions in general could have a significant impact on the market price of our common stock. Some of the factors that could negatively affect the market price or result in fluctuations in the market price of our common stock include:

•	actual or anticipated variations in our quarterly operating results;

•	changes in our financial performance or earnings estimates;

•	increases in market interest rates;

•	changes in market valuations of similar companies;

•	adverse market reaction to any indebtedness we incur in the future;

•	additions or departures of key personnel;

•	actions by our stockholders;

•	speculation in the press or investment community;

•	general market, economic and political conditions, including the recent economic slowdown and dislocation in the global credit markets;

•	our issuance of additional shares of common stock or other securities;

•	the performance of other similar companies;

•	changes in accounting principles;

•	passage of legislation or other regulatory developments that adversely affect us or our industry; and

•	the potential impact of the recent economic slowdown on the student housing industry and related budgets of colleges and universities.

Market interest rates may adversely affect the market price of our common stock.

One of the factors that investors may consider in deciding whether to buy or sell our common stock will be the dividend yield on our common stock as a percentage of our stock price, relative to market interest rates. An increase in market interest rates may lead prospective purchasers of our common stock to expect a higher dividend yield in order to maintain their investment, and higher interest rates would likely increase our borrowing costs which would reduce our cash flow, cash available to service our indebtedness or invest in our business and adversely affect our ability to make distributions to our stockholders. As a result, higher market interest rates could adversely affect the market price of our common stock.

Future offerings of debt or equity securities ranking senior to our common stock may limit our operating and financial flexibility and may adversely affect the market price of our common stock.

If we decide to issue debt or equity securities in the future ranking senior to our common stock or otherwise incur indebtedness, it is possible that these securities or indebtedness will be governed by an indenture or other instrument containing covenants restricting our operating flexibility and limiting our ability to make distributions to our stockholders. Additionally, any convertible or exchangeable securities that we issue in the future may have rights, preferences and privileges, including with respect to distributions, more favorable than those of our common stock and may result in dilution to owners of our common stock. Because our decision to issue debt or equity securities in any future offering or otherwise incur indebtedness will depend on then current market conditions and other factors beyond our control, we cannot predict or estimate the amount, timing or nature of our future offerings or financings, any of which could adversely affect the market price, and dilute the value of, our common stock.

We have not obtained appraisals of our properties in connection with this offering. As a result, the price we pay to our existing investors for their interests in our predecessor entities, including the interests we intend to purchase from MXT Capital, which was not negotiated in an arm’s length transaction, may exceed our properties’ market value.

We have not obtained appraisals of our properties in connection with this offering. The consideration we have agreed to pay to our existing investors for their interests in our predecessor entities, including MXT Capital, which was not negotiated in an arm’s length transaction, was determined by our executive officers based upon a capitalization rate analysis, an internal rate of return analysis, an assessment of the fair market value of the properties and the consideration of other factors, such as per bed value and the liquidation preference with respect to certain interests. As a result, this consideration may exceed our properties’ individual market values.

The initial public offering price of our common stock was determined in consultation with the representatives of the underwriters and does not necessarily bear any relationship to the book value or the market value of our properties. Factors considered in determining the initial public offering price included the valuation multiples of publicly traded companies that the representatives of the underwriters believes to be comparable to us, our financial information, the history of, and the prospects for, us and the industry in which we compete, an assessment of our management, its past and present operations, and the prospects for, and timing of, our future revenues, the present state of our development, and the above factors in relation to market values and various valuation measures of other companies engaged in activities similar to ours. As a result, our value, as represented by the initial public offering price of our common stock, may exceed the market value of our individual properties.

Purchasers of our common stock in this offering will experience immediate and substantial dilution.

The initial public offering price of our common stock is substantially higher than the net tangible book value per share of our common stock immediately after this offering. As of June 30, 2010, the aggregate historical combined net tangible book value of the interests and assets to be transferred to our operating partnership was approximately $        million, or $        per share of our common stock on a fully-diluted basis. The pro forma net tangible book value per share of our common stock after the consummation of this offering and our formation transactions will be less than the initial public offering price. You will therefore experience immediate dilution of $        per share immediately after this offering.

In addition to the underwriting discount and other fees, our underwriters and certain associated persons will receive other benefits from this offering.

In addition to the underwriting discount and other fees to be received by our underwriters in connection with this offering, we expect that affiliates of Raymond James & Associates, Inc., Citigroup Global Markets Inc., Goldman, Sachs & Co., Barclays Capital Inc. and RBC Capital Markets Corporation will be lenders under our revolving credit facility that we expect to enter into upon completion of this offering. Raymond James & Associates, Inc. is also entitled to a structuring fee in an amount equal to 0.60% of the total public offering price of the common stock sold in this offering and a payment of $1.5 million for services rendered in connection with various financing and purchase and sale arrangements. In addition, we will purchase the preferred membership interest of CC-Encore for $3.9 million out of the net proceeds of this offering from RJRC, LLC, an entity owned by certain associated persons of Raymond James & Associates, Inc., Encore and other third-party investors. These transactions create a potential conflict of interest because certain of the underwriters and certain associated persons of the underwriters have interests in the successful completion of this offering beyond the underwriting discount that the underwriters will receive. These interests may influence the decision regarding the terms and circumstances under which the offering and our formation transactions are completed. See “Underwriting—Other Relationships.”

The underwriters have engaged in commercial and investment banking transactions with our contributors in the ordinary course of their business and may in the future engage in commercial and investment banking transactions with us and/or our affiliates in the ordinary course of their business. They have received, and expect to receive, customary compensation and expense reimbursement for these commercial and investment banking transactions.

Federal Income Tax Risk Factors

Our failure to qualify or remain qualified as a REIT could have a material and adverse effect on us and the market price of our common stock.

We intend to operate in a manner that will allow us to qualify as a REIT for U.S. federal income tax purposes under the Internal Revenue Code. We have not requested and do not plan to request a ruling from the IRS, that we qualify as a REIT, and the statements in this prospectus are not binding on the IRS or any court. If we fail to qualify or lose our qualification as a REIT, we will face serious tax consequences that would substantially reduce the funds available for distribution to our stockholders for each of the years involved because:

•	we would not be allowed a deduction for distributions to stockholders in computing our taxable income and we would be subject to U.S. federal income tax at regular corporate rates;

•	we also could be subject to the U.S. federal alternative minimum tax and possibly increased state and local taxes; and

•	unless we are entitled to relief under applicable statutory provisions, we could not elect to be taxed as a REIT for four taxable years following a year during which we were disqualified.

In addition, if we lose our qualification as a REIT, we will not be required to make distributions to stockholders, and all distributions to our stockholders will be subject to tax as regular corporate dividends to the extent of our current and accumulated earnings and profits. This means that our U.S. individual stockholders would be taxed on our dividends at a maximum U.S. federal income tax rate currently at 15%, and our corporate stockholders generally would be entitled to the dividends received deduction with respect to such dividends, subject, in each case, to applicable limitations under the Internal Revenue Code.

Qualification as a REIT involves the application of highly technical and complex Internal Revenue Code provisions and regulations promulgated thereunder for which there are only limited judicial and administrative interpretations. Even a technical or inadvertent violation could jeopardize our ability to qualify as a REIT. The complexity of these provisions and of the applicable U.S. Treasury Department regulations, or “Treasury Regulations,” that have been promulgated under the Internal Revenue Code is greater in the case of a REIT that, like us, holds its assets through a partnership. The determination of various factual matters and circumstances not entirely within our control may affect our ability to qualify as a REIT. In order to qualify as a REIT, we must satisfy a number of requirements on a continuing basis, including requirements regarding the composition of our assets, sources of our gross income and stockholder ownership. Also, we must make distributions to stockholders aggregating annually at least 90% of our REIT taxable income, excluding net capital gains.

As a result of these factors, our failure to qualify as a REIT could materially and adversely affect us and the market price of our common stock.

To qualify and remain qualified as a REIT, we will likely rely on the availability of equity and debt capital to fund our business.

To qualify and remain qualified as a REIT, we generally must distribute to our stockholders at least 90% of our REIT taxable income each year, excluding net capital gains, and we will be subject to regular corporate income taxes to the extent that we distribute less than 100% of our REIT taxable income each year. In addition, we will be subject to a 4% nondeductible excise tax on the amount, if any, by which distributions paid by us in any calendar year are less than the sum of 85% of our ordinary income, 95% of our capital gain net income and 100% of our undistributed income from prior years. Because of REIT distribution requirements, we may be unable to fund capital expenditures, such as our developments, future acquisitions or property upgrades or renovations from operating cash flow. Therefore, we may be dependent on the public equity and debt capital markets and private lenders to fund our growth and other capital expenditures. However, we may not be able to obtain this capital on favorable terms or at all. Our access to third-party sources of capital depends, in part, on:

•	general market conditions;

•	our current debt levels and the number of properties subject to encumbrances;

•	our current performance and the market’s perception of our growth potential;

•	our cash flow and cash dividends; and

•	the market price of our common stock.

If we cannot obtain capital from third-party sources, we may not be able to acquire or develop properties when strategic opportunities exist, satisfy our debt service obligations or make the cash distributions to our stockholders, including those necessary to qualify or maintain our qualification as a REIT, which could materially and adversely affect us.

Even if we qualify as a REIT, we may face other tax liabilities that have a material and adverse affect on our financial performance and liquidity.

Even if we qualify for taxation as a REIT, we may be subject to certain federal, state and local taxes on our income and assets, including taxes on any undistributed income, tax on income from some activities conducted as a result of a foreclosure, and state or local income, property and transfer taxes. Any of these taxes would cause our operating costs to increase, and therefore our financial performance and liquidity could be materially and adversely affected.

In particular, various services provided at our properties are not permitted to be provided directly by our Operating Partnership, but must be provided through TRSs that are treated as fully taxable corporations. Although we do not anticipate this to be the case, it is possible that the income that is derived by, and subject to corporate income tax in the hands of, such TRSs may be significant.

To qualify or remain qualified as a REIT, we may be forced to limit the activities of our taxable REIT subsidiaries, which could materially and adversely affect us.

To qualify or remain qualified as a REIT, no more than 25% of the value of our total assets may consist of the securities of one or more TRSs. Certain of our activities, such as our third-party development, construction, management and leasing services, must be conducted through our TRSs for us to qualify or remain qualified as a REIT. In addition, certain non-customary services must be provided by a TRS or an independent contractor. If the revenues from such activities create a risk that the value of our TRSs, based on revenues or otherwise, approaches the 25% threshold, we will be forced to curtail such activities or take other steps to remain under the 25% threshold. Since the 25% threshold is based on value, it is possible that the IRS could successfully contend that the value of our TRSs exceeds the 25% threshold even if our TRSs account for less than 25% of our consolidated revenues, income or cash flow. After our formation transactions, our third-party services will be performed by our TRSs. Consequently, income earned from our third-party services and non-customary services will be subject to regular federal income taxation and state and local income taxation where applicable, thus reducing the amount of cash available for distribution to our stockholders.

A TRS is not permitted to directly or indirectly operate or manage a “hotel, motel or other establishment more than one-half of the dwelling units in which are used on a transient basis.” We have been advised by counsel that the proposed method of operating our TRSs will not be considered to constitute such an activity. Future Treasury Regulations or other guidance interpreting the applicable provisions might adopt a different approach, or the IRS might disagree with the conclusion of our counsel. In such event we might be forced to change our method of operating our TRSs, or one or more of the TRSs could fail to qualify as a TRS, which could cause us to fail to qualify as a REIT. Any of the foregoing circumstances could materially and adversely affect us.

If our operating partnership failed to qualify as a partnership for federal income tax purposes, we would cease to qualify as a REIT and we could be materially and adversely affected.

We believe that our operating partnership will qualify to be treated as a partnership for federal income tax purposes. As a partnership, our operating partnership will not be subject to federal income tax on its income. Instead, each of its partners, including us, will be required to pay tax on its allocable share of our operating partnership’s income. No assurance can be provided, however, that the IRS, will not challenge its status as a partnership for federal income tax purposes, or that a court would not sustain such a challenge. If the IRS were successful in treating our operating partnership as a corporation for tax purposes, we would fail to meet the gross income tests and certain of the asset tests applicable to REITs and, accordingly, cease to qualify as a REIT. Also, the failure of the our operating partnership to qualify as a partnership would cause it to become subject to federal state and corporate income tax, which would reduce significantly the amount of cash available for debt service and for distribution to its partners, including us.

Dividends payable by REITs do not qualify for the reduced tax rates available for some dividends, which could materially and adversely affect the market price of our common stock.

The maximum tax rate applicable to income from “qualified dividends” payable to U.S. stockholders that are individuals, trusts and estates has been reduced by legislation to 15% (through the end of 2010). Dividends payable by REITs, however, generally are not eligible for the reduced rates. Although this does not adversely affect the taxation of REITs or dividends payable by REITs, the more favorable rates applicable to regular corporate qualified dividends could cause investors who are individuals, trusts and estates to perceive investments in REITs to be relatively less attractive than investments in the stocks of non-REIT corporations that pay dividends, which could materially and adversely affect the market price of the stock of REITs, including shares of our common stock.

We may in the future choose to pay dividends in our own stock, in which case you may be required to pay income taxes in excess of the cash dividends you receive.

We may in the future distribute taxable dividends that are payable in cash and shares of our common stock at the election of each stockholder. Under Revenue Procedure 2010-12 (which extends guidance previously issued by the IRS in Revenue Procedure 2009-15), up to 90% of any such taxable dividend through 2011 could be payable in our stock. Taxable stockholders receiving such dividends will be required to include the full amount of the dividend as ordinary income to the extent of our current and accumulated earnings and profits for federal income tax purposes. As a result, stockholders may be required to pay income taxes with respect to such dividends in excess of the cash dividends received. If a U.S. stockholder sells the stock that it receives as a dividend in order to pay this tax, the sales proceeds may be less than the amount included in income with respect to the dividend, depending on the market price of our common stock at the time of the sale. Furthermore, with respect to certain non-U.S. stockholders, we may be required to withhold U.S. tax with respect to such dividends, including in respect of all or a portion of such dividend that is payable in stock. In addition, if a significant number of our stockholders determine to sell shares of our common stock in order to pay taxes owed on dividends, it may put downward pressure on the trading price of our common stock.

Further, while Revenue Procedure 2010-12 applies only to taxable dividends payable in cash or stock through 2011, it is unclear whether and to what extent we will be able to pay taxable dividends in cash and stock in later years. Moreover, various aspects of such a taxable cash/stock dividend are uncertain and have not yet been addressed by the IRS. No assurance can be given that the IRS will not impose additional requirements in the future with respect to taxable cash/stock dividends, including on a retroactive basis, or assert that the requirements for such taxable cash/stock dividends have not been met.

Complying with REIT requirements may limit our ability to hedge effectively and may cause us to incur tax liabilities, which could materially and adversely affect our financial performance and liquidity.

The REIT provisions of the Internal Revenue Code substantially limit our ability to hedge our liabilities. Any income from a hedging transaction we enter into to manage risk of interest rate changes with respect to borrowings made or to be made to acquire or carry real estate assets generally does not constitute “gross income” for purposes of the 75% gross income test or the 95% gross income test, if certain requirements are met. To the extent that we enter into other types of hedging transactions, the income from those transactions is likely to be treated as non-qualifying income for purposes of both of the gross income tests. As a result, we might have to limit our use of advantageous hedging techniques or implement those hedges through a TRS. This could increase the cost of our hedging activities because a domestic TRS would be subject to tax on gains or expose us to greater risks associated with changes in interest rates than we would otherwise want to bear. In addition, losses in our TRSs will generally not provide any tax benefit, except for being carried forward against future taxable income in the respective TRS. These increased costs could materially and adversely affect our financial performance and liquidity.

Complying with REIT requirements may cause us to forgo otherwise attractive investment opportunities, which could materially and adversely affect us.

To qualify as a REIT for U.S. federal income tax purposes, we continually must satisfy tests concerning, among other things, the sources of our income, the type and diversification of our assets, the amounts we distribute to our stockholders and the ownership of our stock. We may be unable to pursue investments that would be otherwise advantageous to us in order to satisfy the source-of-income, asset-diversification or distribution requirements for qualifying as a REIT. Thus, compliance with the REIT requirements may hinder our ability to make certain attractive investments, which could materially and adversely affect us.

The ability of our board of directors to revoke our REIT election without stockholder approval may cause adverse consequences to our stockholders.

Our charter provides that our board of directors may revoke or otherwise terminate our REIT election, without the approval of our stockholders, if it determines that it is no longer in our best interests to continue to qualify as a REIT. If we cease to qualify as a REIT, we would become subject to federal income tax on our taxable income and would no longer be required to distribute most of our taxable income to our stockholders, which may have adverse consequences on the total return to our stockholders.

New legislation, regulation or administrative or judicial action, in each instance potentially with retroactive effect, could make it more difficult or impossible for us to qualify as a REIT.

The present U.S. federal income tax treatment of REITs may be modified, possibly with retroactive effect, by legislative, regulation, administrative or judicial action at any time, which could affect the U.S. federal income tax treatment of an investment in our common stock. The U.S. federal income tax rules that affect REITs are under constant review by persons involved in the legislative process, the IRS and the U.S. Treasury Department, which results in statutory changes as well as frequent revisions to regulations and interpretations. Revisions in U.S. federal tax laws and interpretations thereof could cause us to change our investments and commitments, which could also affect the tax considerations of an investment in our common stock.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains certain forward-looking statements that are subject to risks and uncertainties. Forward-looking statements are generally identifiable by use of forward-looking terminology such as “may,” “will,” “should,” “potential,” “intend,” “expect,” “seek,” “anticipate,” “estimate,” “approximately,” “believe,” “could,” “project,” “predict,” “continue,” “plan” or other similar words or expressions. Forward-looking statements are based on certain assumptions, discuss future expectations, describe future plans and strategies, contain financial and operating projections or state other forward-looking information. Our ability to predict results or the actual effect of future events, actions, plans or strategies is inherently uncertain. Although we believe that the expectations reflected in such forward-looking statements are based on reasonable assumptions, our actual results and performance could differ materially from those set forth in, or implied by, the forward-looking statements. Factors that could materially and adversely affect our business, financial condition, cash flows, liquidity, results of operations, FFO and prospects include, but are not limited to:

•	the factors discussed in this prospectus, including those set forth under the section titled “Risk Factors”;

•	the performance of the student housing industry in general;

•	decreased occupancy or rental rates at our properties resulting from competition or otherwise;

•	the operating performance of our properties;

•	the success of our development and construction activities;

•	changes on the admissions or housing policies of the colleges and universities from which we draw student-tenants;

•	the availability of and our ability to attract and retain qualified personnel;

•	changes in our business and growth strategies and in our ability to consummate additional joint venture transactions;

•	our capitalization and leverage level;

•	our capital expenditures;

•	the degree and nature of our competition, in terms of developing properties, consummating acquisitions and in obtaining student-tenants to fill our properties;

•	volatility in the real estate industry, interest rates and spreads, the debt or equity markets, the economy generally or the local markets in which our properties are located, whether the result of market events or otherwise;

•	events or circumstances which undermine confidence in the financial markets or otherwise have a broad impact on financial markets, such as the sudden instability or collapse of large financial institutions or other significant corporations, terrorist attacks, natural or man-made disasters or threatened or actual armed conflicts;

•	the availability and terms of short-term and long-term financing, including financing for development and construction activities;

•	the availability of attractive development and/or acquisition opportunities in properties that satisfy our investment criteria, including our ability to identify and consummate successful property developments and property acquisitions;

•	the credit quality of our student-tenants and parental guarantors;

•	changes in personnel, including the departure of key members of our senior management, and lack of availability of qualified personnel;

•	unanticipated increases in financing and other costs, including a rise in interest rates;

•	estimates relating to our ability to make distributions to our stockholders in the future and our expectations as to the form of any such distributions;

•	environmental costs, uncertainties and risks, especially those related to natural disasters;

•	the limitations imposed by the tax protection agreement on our ability to sell or dispose of 9 of our properties during the ten-year tax protection period;

•	changes in governmental regulations, accounting treatment, tax rates and similar matters;

•	legislative and regulatory changes (including changes to laws governing the taxation of REITs); and

•	limitations imposed on our business and our ability to satisfy complex rules in order for us to qualify as a REIT for U.S. federal income tax purposes and the ability of certain of our subsidiaries to qualify as TRSs for U.S. federal income tax purposes, and our ability and the ability of our subsidiaries to operate effectively within the limitations imposed by these rules.

When considering forward-looking statements, you should keep in mind the risk factors and other cautionary statements in this prospectus. Readers are cautioned not to place undue reliance on any of these forward-looking statements, which reflect our views as of the date of this prospectus. The matters summarized under “Prospectus Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Business and Properties” and elsewhere in this prospectus could cause our actual results and performance to differ materially from those set forth in, or implied by, our forward-looking statements. Accordingly, we cannot guarantee future results or performance. Furthermore, except as required by law, we are under no duty to, and we do not intend to, update any of our forward-looking statements after the date of this prospectus, whether as a result of new information, future events or otherwise.

USE OF PROCEEDS

Assuming an initial public offering price of $        per share of common stock based upon the mid-point of the price range set forth on the cover page of this prospectus, we estimate we will receive gross proceeds from this offering of approximately $        million or approximately $        million if the underwriters’ overallotment option is exercised in full. After deducting the underwriting discount, structuring fee and other estimated fees and expenses of this offering payable by us, we expect net proceeds from this offering of approximately $        million or approximately $        million if the underwriters’ overallotment option is exercised in full.

We will contribute the net proceeds from this offering to our operating partnership. Assuming no exercise of the underwriters’ overallotment option, we intend to use the net proceeds from this offering as follows:

•	approximately $287.1 million to reduce outstanding mortgage and construction loan indebtedness and pay associated costs, as follows:

•	$104.0 million outstanding under our mortgage loan with Silverton Bank (this loan, or the Silverton Bank Mortgage Loan, is secured by six of our properties, has an aggregate outstanding principal amount of approximately $104.0 million, as of June 30, 2010, an interest rate of 6.4% per annum and a maturity date of February 28, 2013);

•	$15.6 million outstanding under our construction loan with Wachovia Bank relating to The Grove at Mobile-Phase II (this loan, or The Grove at Mobile-Phase II Construction Loan, is secured by The Grove at Mobile-Phase II, has an aggregate outstanding principal amount of approximately $15.6 million, as of June 30, 2010, an interest rate of LIBOR plus 300 basis points (with a 5.5% interest rate floor) and a maturity date of October 31, 2010);

•	$150.2 million to Wachovia Bank as it relates to nine of our properties (this loan, or the Wachovia Bank Nine Property Construction Loan, is secured by nine of our properties, has an aggregate outstanding principal amount of approximately $148.9 million, as of June 30, 2010, an interest rate of LIBOR plus 280 basis points (with a 6.00% interest rate floor through October 31, 2010 with respect to approximately $136.4 million), a maturity date of January 31, 2011 and an additional loan extension fee of $1.3 million);

•	$14.9 million outstanding under our construction loan with Wachovia Bank as it relates to The Grove at San Marcos (this loan, or the Wachovia Bank Three Property Construction Loan, is secured by three of our properties, has an aggregate outstanding principal amount of approximately $14.9 million, as of June 30, 2010, an interest rate of LIBOR plus 250 basis points (with a 5.94% interest rate floor) and a maturity date of May 15, 2011); and

•	$2.4 million to pay costs associated with the termination of interest rate swaps and hedges relating to the repayment of this debt (based on the settlement value as of June 30, 2010);

•	approximately $4.8 million to fund preferred investments in asset-owning entities that will use the net proceeds from such investments to reduce the outstanding principal balance of the Wachovia Bank Three Property Construction Loan that is secured, in part, by The Grove at San Marcos, in connection with our purchase of The Grove at San Marcos and its removal from the collateral pool securing such loan;

•	approximately $4.0 million to repay indebtedness owed to Capital Bank, which has an interest rate of prime plus 1.0% and a maturity date of October 5, 2010;

•	approximately $6.0 million to repay unsecured indebtedness owed by us to RHR, LLC, an entity owned by MXT Capital and the Ricker Group, which has an interest rate of 12% and a maturity date of April 30, 2011; RHR, LLC will, in turn, immediately repay an equal amount of indebtedness owed by it to an unaffiliated third party on substantially the same terms and conditions as the loan from RHR, LLC to us;

•	approximately $4.5 million to MXT Capital, which will immediately use such amount to make capital contributions to certain entities that will, in turn, immediately use the capital contributions solely to repay indebtedness;

•	approximately $29.1 million to acquire interests in our properties from HSRE and satisfy associated obligations to HSRE (this amount will equal $31.0 million in the event that the lender consents relating to indebtedness secured by The Grove at Carrollton are received and our joint venture with HSRE acquires a 100% interest in The Grove at Carollton);

•	approximately $26.7 million to acquire interests in our properties from the Ricker Group;

•	approximately $10.7 million to acquire interests in our properties from certain third-party investors;

•	approximately $3.4 million to acquire land on which we expect to commence building four properties following the completion of this offering;

•	approximately $3.9 million to acquire the preferred membership interest in CC-Encore (which includes repayment of the $2.35 million loan from CC-Encore to Campus Crest Ventures I, LLC, or “CCV I”); and

•	approximately $ million for working capital and general corporate purposes, which may include funding a portion of our expected development activity and other growth strategies and distributions to our stockholders.

If the underwriters’ overallotment option is exercised, we expect to use the additional net proceeds (which, if the underwriters’ overallotment is exercised in full, will be approximately $        (based upon the mid-point of the price range set forth on the cover page of this prospectus)) for working capital and general corporate purposes, which may include funding a portion of our expected development activity and other growth strategies and distributions to our stockholders.

Pending application of any portion of the net proceeds from this offering, we will invest it in interest-bearing accounts and short-term, interest-bearing securities as is consistent with our intention to qualify for taxation as a REIT for federal income tax purposes. Such investments may include, for example, obligations of the U.S. federal government and governmental agency securities, certificates of deposit and interest-bearing bank deposits.

The following table provides information related to the expected sources and uses of the proceeds from this offering, assuming the underwriters’ overallotment option is not exercised.

Sources		Uses
(in millions)		(in millions)

Gross offering proceeds (1)	$	Underwriting discount	$
		Structuring fee
		Other fees and expenses		8.0
		Reduction of outstanding mortgage and construction loan indebtedness and payment of associated costs		287.1
		Preferred investments		4.8
		Repayment of unsecured indebtedness (Capital Bank and RHR, LLC)		10.0
		Payment to MXT Capital for repayment of certain indebtedness		4.5
		Payment to HSRE for interests in our properties and associated obligations(2)		29.1
		Payment to the Ricker Group for interests in our properties		26.7
		Payment to certain third-party investors for interests in our properties		10.7
		Acquisition of land		3.4
		Acquisition of CC-Encore preferred membership interest		3.9
		Working capital (3)

Total Sources	$	Total Uses	$

(1)	This amount assumes shares of common stock are sold in this offering and will increase or decrease depending upon whether such shares are sold above or below $ per share (the mid-point of the price range set forth on the cover page of this prospectus).

(2)	The amount of net proceeds to be paid to HSRE will increase to $31.0 million in the event that the lender consents relating to indebtedness secured by The Grove at Carrollton are received and our joint venture with HSRE acquires a 100% interest in The Grove at Carrollton.

(3)	Working capital needs will be met by utilizing net proceeds from this offering and funds available under our revolving credit facility, which we expect to obtain upon completion of this offering.

OUR DISTRIBUTION POLICY

We intend to pay regular quarterly distributions to our common stockholders. We intend to pay a pro rata initial distribution with respect to the period commencing on the completion of this offering and ending December 31, 2010, based on $           per share for a full quarter. On an annualized basis, this would be $           per share, or an initial annual distribution rate of approximately          % based on an assumed initial public offering price of $           per share (the mid-point of the price range set forth on the cover page of this prospectus). This estimated initial annual distribution is expected to exceed our per-share estimated cash available for distribution to our common stockholders for the 12-month period ending June 30, 2011. Our ability to fund this distribution will depend, in part, upon continued successful leasing of our existing portfolio, expected future development activity and fee income from development, construction and management services. To the extent these sources are insufficient, we intend to use our working capital or borrowings under our revolving credit facility to fund these distributions. After giving effect to the adjustments set forth below, we may have to fund $      million of our estimated initial annual distributions with borrowings under our revolving credit facility. This estimate is based on our historical operating results, adjusted as described below, and does not take into account the four wholly-owned and three joint venture properties that we expect to commence building upon completion of this offering, with completion targeted for the 2011-2012 academic year, nor does it take into account any unanticipated expenditures we may have to make or any new debt we may have to incur.

Our estimate of cash available for distribution does not reflect:

•	fee income from development, construction and management services that we may provide with respect to future joint venture properties, including the three joint venture properties that we expect to develop through a new joint venture that we expect to establish with HSRE, with completion targeted for the 2011-2012 academic year (see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Factors Expected to Affect Our Operating Results—Development and Construction Services”);

•	cash to be used for capital expenditures, such as development and construction activities (including four wholly-owned properties and three joint venture properties that we expect to commence building upon completion of this offering) and property acquisitions, other than an estimate of recurring capital expenditures at our combined properties and our uncombined joint venture properties; or

•	cash estimated to be used for financing activities, other than scheduled amortization payments on mortgage indebtedness that will be outstanding upon completion of this offering.

During the 12 months ending June 30, 2011, we expect to incur capital expenditures in connection with the development and construction of four student housing properties that we expect to build for our own account, with completion and occupancy targeted for the 2011-2012 academic year. In addition, we expect to pay a pro rata share of capital expenditures incurred by a joint venture in which we expect to own a 20% interest relating to the construction of three student housing properties, also with completion and occupancy targeted for the 2011-2012 academic year. We intend to fund these expenditures primarily with borrowings under our revolving credit facility and new construction indebtedness. As a result, we do not expect that these development activities will have a meaningful effect on our estimate of cash available for distribution for the 12 months ending June 30, 2011.

Although we currently have no additional commitments with respect to investing or financing activities, we may choose to undertake additional investing and/or financing activities in the future, which may have a material effect on our estimate of cash available for distribution. Because we have made the assumptions set forth above in estimating cash available for distribution, we do not intend this estimate to be a projection or forecast of our actual results of operations or our liquidity, and have estimated cash available for distribution for the sole purpose of determining our initial annual distribution amount and corresponding payout ratio. Our estimate of cash available for distribution should not be considered as an alternative to cash flow from operating activities (computed in accordance with GAAP) or as an indicator of our liquidity or our ability to pay dividends or make distributions. In addition, the methodology upon which we made the adjustments described below is not necessarily intended to be a basis for determining future distributions.

We intend to maintain our initial distribution rate for the 12-month period following completion of this offering unless actual results of operations, economic conditions or other factors differ materially from the assumptions used in our estimate. Distributions made by us will be authorized and determined by our board of directors out of funds legally available therefor and will depend upon a number of factors, including restrictions under applicable law or contained in agreements relating to our indebtedness (including our revolving credit facility) or any future preferred stock. We believe that our estimate of cash available for distribution constitutes a reasonable basis for setting the initial distribution; however, no assurance can be given that the estimate will prove accurate, and actual distributions, if any, may therefore be significantly different from the expected distributions. We do not intend to reduce the expected distribution per share if the underwriters’ overallotment option is exercised; however, this could require us to pay distributions from the net proceeds of this offering.

We anticipate that, at least initially, our distributions will exceed our then current and then accumulated earnings and profits as determined for U.S. federal income tax purposes due to non-cash expenses, primarily depreciation and amortization charges that we expect to incur. Therefore, a portion of these distributions will represent a return of capital for federal income tax purposes. Distributions in excess of our current and accumulated earnings and profits and not treated by us as a dividend will not be taxable to a taxable U.S. stockholder under current federal income tax law to the extent those distributions do not exceed the stockholder’s adjusted tax basis in such common stock, but rather will reduce the adjusted basis of the common stock. Therefore, the gain (or loss) recognized on the sale of that common stock or upon our liquidation will be increased (or decreased) accordingly. To the extent those distributions exceed a taxable U.S. stockholder’s adjusted tax basis in such common stock, they generally will be treated as a capital gain realized from the taxable disposition of those shares. We expect that approximately 65% of our estimated initial annual distribution will represent a return of capital for federal income tax purposes. The percentage of our stockholder distributions that exceeds our current and accumulated earnings and profits may vary substantially from year to year. For a more complete discussion of the tax treatment of distributions to holders of our common stock, see “Federal Income Tax Considerations.”

We cannot assure you that our estimated distributions will be made at all, or at the rate estimated below, or if made, that such distributions will be sustained. Any distributions we pay in the future will depend upon our actual results of operations, economic conditions and other factors that could differ materially from our current expectations. Our actual results of operations will be affected by a number of factors, including the revenue we receive from our properties and our development, construction and management services, our operating expenses and interest expense, the ability of our student-tenants to meet their obligations and unanticipated expenditures. For more information regarding risk factors that could materially adversely affect our actual results of operations, see “Risk Factors.”

If our properties do not generate sufficient cash flow with which to pay our estimated distributions, we will be required either to fund distributions from working capital or borrowings under our revolving credit facility or to reduce our distributions. Our revolving credit facility will contain covenants that restrict our ability to pay distributions or other amounts to our stockholders unless certain financial tests are satisfied and will limit distributions to the greater of 90% of our FFO or the amount required for us to qualify and maintain our status as a REIT. In addition, our revolving credit facility will contain certain provisions restricting or limiting our ability to draw funds under the facility.

Federal income tax law requires that a REIT distribute annually at least 90% of its REIT taxable income determined without regard to the dividends paid deduction and excluding net capital gains, and that it pay tax at regular corporate rates to the extent that it annually distributes less than 100% of its REIT taxable income, including capital gains. For more information, please see “Federal Income Tax Considerations.” We anticipate that our estimated cash available for distribution and our estimated initial annual distribution will exceed the annual distribution requirements applicable to REITs. However, if our cash available for distribution does not exceed such requirements, we may be required to pay distributions in excess of cash available for distribution. In such a case, we would be required to fund the minimum required distribution from other sources, which could include asset sales (subject to the limitations imposed by the terms of the tax protection agreement) or borrowings. Funding a distribution through asset sales or borrowings could reduce our cash flow from operations, increase our interest expense and decrease our cash available for investment in our business. We may also choose to meet such distribution requirement by distributing a combination of cash and shares of our common stock, which may subject the holders of our common stock to adverse tax consequences. See “Risk Factors—Risks Related to this Offering—We may not be able to make an initial distribution or maintain any initial, or subsequent, distribution rate, and we may be required to fund the minimum distribution necessary to qualify for taxation as a REIT from sources that could reduce our cash flows.”

The following table describes our pro forma net loss for the 12 months ended June 30, 2010, and the adjustments we have made thereto in order to estimate our cash available for distribution for the 12 months ending June 30, 2011 (amounts in thousands except share data, per share data, per bed data and percentages):

Pro forma net loss before noncontrolling interest for the year ended December 31, 2009		$(6,850)
Less:	Pro forma net loss before noncontrolling interest for the six months ended June 30, 2009	(2,905)
Add:	Pro forma net loss before noncontrolling interest for the six months ended June 30, 2010	(1,311)
Pro forma net loss for the 12 months ended June 30, 2010		(5,256)
Add:	Depreciation and amortization for the 12 months ended June 30, 2010	20,321	(1)
Add:	Increase in net income before depreciation from existing development and construction services contracts for the 12 months ending June 30, 2011 compared to the 12 months ended June 30, 2010	432	(2)
Add:	Increase in revenue from existing management services contracts for the 12 months ending June 30, 2011 compared to the 12 months ended June 30, 2010	383	(3)
Add:	Increase in revenue from the anticipated increase in occupancy for the 12 months ending June 30, 2011 compared to the 12 months ended June 30, 2010 based on executed leases	1,887	(4)
Add:	Increase in revenue from the anticipated increase in average rental rate for the 12 months ending June 30, 2011 compared to the 12 months ended June 30, 2010 based on executed leases	1,868	(5)
Add:	Increase in net income before depreciation from a full year’s operation of two consolidated properties that opened in August 2009	252	(6)

Less:	Decrease in net income before depreciation from a full year’s operation of three unconsolidated joint venture properties that opened in August 2009		(121	) (7)
Add:	Increase in net income before depreciation from the initial operations of three unconsolidated joint venture properties that opened in August 2010 for the 2010-2011 academic year based on executed leases		737	(8)
Add:	Decrease in expense from the non-recurring charge related to the write-off of pre-development costs that was recorded in September 2009		1,171	(9)
Add:	Non-cash compensation expense		353	(10)
Add:	Non-cash interest expense		110	(11)

Estimated cash flows from operating activities for the 12 months ending June 30, 2011			22,137
Estimated cash flows used in investing activities:
Less:	Annual provision for recurring capital expenditures — consolidated properties		(372	) (12)
Less:	Pro rata share of annual provision for recurring capital expenditures — unconsolidated joint venture properties		(27	) (13)

Total estimated cash flow used in investing activities			(399)
Estimated cash flows used in financing activities:
Less:	Scheduled loan principal repayments — consolidated properties		—	(14)
Less:	Pro rata share of scheduled loan principal repayments — unconsolidated joint venture properties		—	(15)
Add:	Interest expense funded from construction loan draws — unconsolidated joint venture properties		502	(16)

Total estimated cash flows used in financing activities			502
Total estimated cash available for distribution for the 12 months ending June 30, 2011			$22,240	(17)

Total estimated initial annual distribution to stockholders and holders of OP units				$(18)
Estimated annual distribution per share/OP unit		$
Payout ratio based on estimated cash available for distribution				(19)
Cash from our revolving credit facility utilized to fund the excess of estimated initial annual distribution over estimated cash available for distribution for the 12 months ending June 30, 2011		$
Estimated cash available for distribution to:
OP units		$
Shares of common stock		$

(1)	Includes $19,275 of depreciation and amortization from our consolidated properties and $1,046 of our pro rata share of depreciation and amortization from our unconsolidated joint venture properties.

(2)	The following table reflects the economic impact on the 12 months ending June 30, 2011 resulting from anticipated changes in contractual development and construction services revenue and expenses, as compared to the 12 months ended June 30, 2010. Revenue and expenses from development and construction services for the 12 months ending June 30, 2011 relate primarily to the completion of the three joint venture properties that opened in August 2010 for the 2010-2011 academic year.

	12 mos. Ended	Six mos. Ended	Six mos. Ended	12 mos. Ended	12 mos. Ending
	12/31/09	6/30/09	6/30/10	6/30/10	6/30/11	Increase/
	(Pro Forma)	(Pro Forma)	(Pro Forma)	(Pro Forma)	(Existing Contracts)	(Decrease)

Revenues from External Customers	24,505	13,192	17,264	28,577	3,470	(25,107)
Operating Expenses (External)	24,847	12,959	16,140	28,028	2,489	(25,539)

Net Income before Depreciation	(342)	233	1,124	549	981	432

(3)	Adjustment reflects the net increase in contractual management fee revenues for the 12 months ending June 30, 2011 compared to the 12 months ended June 30, 2010 from contracts in place during the 12 months ended June 30, 2010. The increase in revenue from management services for the 12 months ending June 30, 2011 relates primarily to the impact of a full year of management services revenue for the three joint venture properties that opened in August 2009 and the initiation of management services for the three joint venture properties that opened in August 2010.

(4)	The following table reflects the economic impact on the 12 months ending June 30, 2011 resulting from anticipated changes in our occupancy based on our executed lease status for our operating properties (excluding the three properties that opened in August 2010) as of September 10, 2010, as compared to the 12 months ended June 30, 2010 as follows:

							Impact on Net
					Executed Lease	Pro Forma	Income before
			Occupancy for the		Status for the	Occupancy for	Depreciation
		Total Beds	12 mos. Ended	Occupancy	2010-2011 AY	12 mos. Ending	for the 12 mos.
		at Property	6/30/10(a)	as of 6/30/10	as of 9/10/10(b)	6/30/11(c)	Ending 6/30/11(d)

Wholly-Owned Properties
1	Asheville, NC	448	91%	97%	87%	87%	$(96)
2	Carrollton, GA	492	98%	99%	92%	93%	(125)
3	Las Cruces, NM	492	84%	87%	82%	83%	(45)
4	Milledgeville, GA	492	98%	97%	99%	99%	29
5	Abilene, TX	504	77%	81%	84%	83%	182
6	Ellensburg, WA	504	97%	99%	96%	96%	(17)
7	Greeley, CO	504	74%	79%	98%	97%	594
8	Jacksonville, AL	504	81%	85%	80%	81%	(9)
9	Mobile, AL Phase I	504	94%	96%	100%	100%	162
10	Mobile, AL Phase II	504	96%	98%	100%	100%	96
11	Nacogdoches, TX	522	95%	96%	100%	100%	154
12	Cheney, WA	512	95%	98%	68%	73%	(610)
13	Jonesboro, AR	504	72%	82%	99%	97%	652
14	Lubbock, TX	504	79%	86%	92%	92%	366
15	Stephenville, TX	504	96%	99%	75%	77%	(528)
16	Troy, AL	514	95%	94%	98%	98%	72
17	Waco, TX	504	86%	89%	83%	83%	(98)
18	Wichita, KS	504	79%	92%	75%	76%	(68)
19	Wichita Falls, TX	504	69%	71%	67%	67%	(50)
20	Murfreesboro, TN	504	90%	90%	98%	98%	198
21	San Marcos, TX	504	98%	97%	100%	100%	53

Sub Total		10,528	88%	91%	89%	89%	$912
Joint Venture Properties
22	Lawrence, KS (e)	500	37%	42%	75%	73%	$439
23	Moscow, ID	504	43%	50%	89%	86%	538
24	San Angelo, TX	504	84%	88%	84%	84%	(2)

Sub Total		1,508	55%	60%	83%	81%	$975

Total		12,036					$1,887

(a)	Occupancy for the historical 12 months ended June 30, 2010 reflects the average occupancy during that period, which generally includes one month of occupancy results from the 2008-2009 academic year (i.e., July 2009) and 11 months of occupancy results from the 2009-2010 academic year (i.e., August 2009 through June 2010).

(b)	Executed lease status for the 2010-2011 academic year is based on the number of executed leases in hand for the 2010-2011 academic year as of September 10, 2010.

(c)	Occupancy for the 12 months ending June 30, 2011 is generally based on one month (i.e., July 2010) of in-place occupancy as of June 30, 2010 and 11 months (i.e., August 2010 through June 2011) of occupancy based on executed leases in hand for the 2010-2011 academic year as of September 10, 2010. For Ellensburg, Washington and Cheney, Washington, occupancy for the 12 months ending June 30, 2011 is based on two months (i.e., July and August 2010) of in-place occupancy as of June 30, 2010 and 10 months (i.e., September 2010 through June 2011) of occupancy based on executed leases in hand for the 2010-2011 academic year as of September 10, 2010.

(d)	Impact on net income before depreciation for the 12 months ending June 30, 2011 is based on the increase or decrease in occupancy assuming average monthly rental revenue per occupied bed for the 12 months ending June 30, 2011 is equal to average monthly rental revenue per occupied bed for the 12 months ended June 30, 2010.

(e)	Occupancy figures for Lawrence, Kansas based on 500 total beds. The property opened for the 2009-2010 academic year with 300 beds available, but was expanded to 500 beds for the 2010-2011 academic year.

(f)	Adjusted to reflect: (i) impact of increase in management fee expense resulting from expected increase in revenue and net income before depreciation; and (ii) equity method of accounting assuming 49.9% ownership of each property.

(5)	The following table reflects the economic impact on the 12 months ending June 30, 2011 resulting from anticipated changes in our average rental revenue per leased bed based on our executed lease status for our operating properties as of September 10, 2010, as compared to the 12 months ended June 30, 2010 as follows:

		Average	Average			Average
		Monthly Rental	Monthly Rental		Average	Monthly Rental	Impact on Net
		Revenue	Revenue	Total Beds	Monthly Rental	Revenue	Income before
		per Occupied Bed	per Occupied Bed	Leased for	Revenue	per Leased Bed	Depreciation
		for the 12 mos.	For the Month	the 2010-2011 AY	per Leased Bed	for the 12 mos.	for the 12 mos.
		Ended 6/30/10(a)	Ended 6/30/10	as of 9/10/10(b)	for the 2010-2011 AY(b)	Ending 6/30/11(c)	Ending 6/30/11(d)

Wholly-Owned Properties
1	Asheville, NC	$467	$484	388	$489	$489	$102
2	Carrollton, GA	414	426	453	436	435	117
3	Las Cruces, NM	437	441	405	440	440	13
4	Milledgeville, GA	495	500	489	524	522	160
5	Abilene, TX	440	442	421	438	438	(6)
6	Ellensburg, WA	459	462	483	483	480	121
7	Greeley, CO	439	439	495	463	461	132
8	Jacksonville, AL	408	424	405	429	429	101
9	Mobile, AL Phase I	450	453	504	466	465	92
10	Mobile, AL Phase II	450	453	504	466	465	94
11	Nacogdoches, TX	482	484	522	508	506	153
12	Cheney, WA	448	450	350	449	449	4
13	Jonesboro, AR	428	426	498	440	439	63
14	Lubbock, TX	466	473	466	473	473	42
15	Stephenville, TX	449	451	376	470	469	87
16	Troy, AL	456	455	503	472	471	90
17	Waco, TX	517	516	417	535	534	86
18	Wichita, KS	430	440	377	453	452	99
19	Wichita Falls, TX	442	451	336	456	456	57
20	Murfreesboro, TN	452	452	496	442	443	(58)
21	San Marcos, TX	527	528	504	554	552	151

Sub Total		NM	NM	9,392	$472	$471	$1,700
Joint Venture Properties
22	Lawrence, KS	$439	$444	377	$458	$457	$37
23	Moscow, ID	435	453	450	455	455	49
24	San Angelo, TX	435	470	423	470	470	82

Sub Total		NM	NM	1,250	$461	$460	$168

Total				10,642			$1,868

(a)	Average monthly rental revenue per occupied bed for the historical 12 months ended June 30, 2010 generally includes one month of results from the 2008-2009 academic year (i.e., July 2009) and 11 months of results from the 2009-2010 academic year (i.e., August 2009 through June 2010).

(b)	Total beds leased and average monthly rental revenue per leased bed for the 2010-2011 academic year is based on executed leases in hand for the 2010-2011 academic year as of September 10, 2010 and is net of the economic impact of any lease concessions.

(c)	Estimated average monthly rental revenue per leased bed for the 12 months ending June 30, 2011 is generally based on one month (i.e., July 2010) of in-place average monthly rental revenue per occupied bed as of the month ended June 30, 2010 and 11 months (i.e., August 2010 through June 2011) of estimated average monthly rental revenue per leased bed based on executed leases in hand for the 2010-2011 academic year as of September 10, 2010. For Ellensburg, Washington and Cheney, Washington, economic occupancy for the 12 months ending June 30, 2011 is based on two months (i.e., July and August 2010) of in-place average monthly rental revenue per occupied bed as of June 30, 2010 and 10 months (i.e., September 2010 through June 2011) of estimated average monthly rental revenue per leased bed based on executed leases in hand for the 2010-2011 academic year as of September 10, 2010.

(d)	Impact on net income before depreciation is based on the difference between the estimated average monthly rental revenue per leased bed for the 12 months ending June 30, 2011 and the historical average monthly rental revenue per occupied bed for the 12 months ended June 30, 2010, multiplied by the number of executed leases in hand as of September 10, 2010, multiplied by 12 months.

(e)	Adjusted to reflect: (i) impact of increase in management fee expense resulting from expected increase in revenue and net income before depreciation; and (ii) equity method of accounting assuming 49.9% ownership of each property.

(6)	The following table reflects the economic impact on the 12 months ending June 30, 2011 resulting from a full year’s operation of two consolidated properties that opened in August 2009 (The Grove at Murfreesboro and The Grove at San Marcos).

					Annualized	Impact on Net
			Annualized	Operating	Operating	Income before
		Revenue	Revenue	Expenses	Expenses	Depreciation
		for the 11 mos.	for the 12 mos.	for the 11 mos.	for the 12 mos.	for the 12 mos.
		Ended 6/30/10	Ending 6/30/11(a)	Ended 6/30/10	Ending 6/30/11(a)	Ending 6/30/11(b)

Wholly-Owned Properties
1	Murfreesboro, TN	$2,348	$2,561	$1,240	$1,353	$100
2	San Marcos, TX	2,940	3,207	1,265	1,380	152

Total		$5,288	$5,768	$2,505	$2,733	$252

(a)	Based on average monthly revenue or operating expenses for the 11 months ended June 30, 2010 multiplied by 12.

(b)	Represents the amount by which net income before depreciation (i.e., revenue less operating expenses) for the 12 months ending June 30, 2011 exceeds net income before depreciation for the 11 months ended June 30, 2010.

(7)	The following table reflects the economic impact on the 12 months ending June 30, 2011 resulting from a full year’s operation of three unconsolidated joint venture properties that opened in August 2009 (The Grove at Lawrence, The Grove at Moscow and The Grove at San Angelo).

					Annualized		Estimated	Impact on Net
			Annualized	Operating	Operating	Interest	Interest	Income before
		Revenue	Revenue	Expenses	Expenses	Expense	Expense	Depreciation
		for the 11 mos.	for the 12 mos.	for the 11 mos.	for the 12 mos.	for the 11 mos.	for the 12 mos.	for the 12 mos.
		Ended 6/30/10	Ending 6/30/11(a)	Ended 6/30/10	Ending 6/30/11(a)	Ended 6/30/10	Ending 6/30/11(b)	Ending 6/30/11(c)

Joint Venture Properties
1	Lawrence, KS	$937	$1,022	$858	$936	$869	$1,000	$(62)
2	Moscow, ID	1,103	1,203	1,007	1,099	822	951	(60)
3	San Angelo, TX	2,251	2,456	1,182	1,289	763	859	1

Total		$4,291	$4,681	$3,047	$3,324	$2,454	$2,810	$(121)

(a)	Based on average monthly revenue or operating expenses for the 11 months ended June 30, 2010 multiplied by 12.

(b)	Estimated interest expense based on contractual interest rates and loan balances as of June 30, 2010.

(c)	Represents the amount by which net income before depreciation (i.e., revenue less operating expenses less interest expense) for the 12 months ending June 30, 2011 exceeds net income before depreciation for the 11 months ended June 30, 2010, as adjusted to reflect equity method of accounting assuming 49.9% ownership of each property.

(8)	Represents expected net income before depreciation from leasing activities related to three unconsolidated joint venture properties that opened in August 2010 for the 11 month period from August 2010 through June 2011, as follows:

			Total Beds						Impact on Net
			Leased	Average Monthly	Contribution to	Average Monthly	Estimated	Estimated Interest	Income before
			for the	Rental Revenue per	Revenue for the	Historical Portfolio	Expenses for the	Expense for the	Depreciation
		Total Beds	2010-2011 AY	Leased Bed	11 mos. Ending	Operating Expense	11 mos. Ending	11 mos. Ending	for the 12 mos.
		at Property	as of 9/10/10(a)	for the 2010-2011 AY(a)	6/30/11(b)	Per Bed(c)	6/30/11(d)	6/30/11(e)	Ending 6/30/11(f)

Joint Venture Properties
1	Conway, AR	504	468	$440	$2,268	$205	$1,138	$1,080	$25
2	Huntsville, TX	504	504	448	2,486	205	1,138	703	322
3	Statesboro, GA	536	536	447	2,637	205	1,211	644	390

Total		1,544	1,508	N/A	$7,391	N/A	$3,487	$2,427	$737

(a)	Total beds leased and average monthly rental revenue per leased bed for the 2010-2011 academic year is based on executed leases in hand for the 2010-2011 academic year as of September 10, 2010 and is net of the economic impact of any lease concessions.

(b)	Calculated as average monthly rental revenue per leased bed (excluding student housing services revenue) multiplied by 11 months (August 2010 through June 2011) multiplied by the number of signed leases.

(c)	Represents the average monthly operating cost per bed at our operating properties for the 12 months ended June 30, 2010.

(d)	Calculated as average monthly historical portfolio operating expense per bed multiplied by 11 months (August 2010 through June 2011) multiplied by the number of beds at the property.

(e)	Estimated interest expense for the 11 months ending June 30, 2011 based on contractual interest rates and projected loan balances.

(f)	Impact on net income before depreciation for the 12 months ending June 30, 2011 based on equity method of accounting assuming 49.9% ownership of each property.

(9)	Write-off of pre-development costs represents a portion of a non-cash impairment charge incurred during the 12 months ended June 30, 2010 related to the write-off of capitalized expenditures for projects that were commenced but not completed due to unforeseen events, including significant limitations in the availability of debt financing to fund construction costs. We expect, subject to completion of this offering, to commence building four wholly-owned and three joint venture properties with completion targeted for the 2011-2012 academic year, and we anticipate obtaining adequate financing to fund our developments over the next 12 months through our revolving credit facility and construction debt. Therefore, we do not anticipate having to write-off significant pre-development expenditures for the 12 months ending June 30, 2011 as a result of the unavailability of financing.

(10)	Represents pro forma non-cash compensation expense related to the vesting of awards granted under the 2010 Incentive Award Plan for the 12 months ended June 30, 2010.

(11)	Represents pro forma non-cash amortization of deferred financing costs for the 12 months ended June 30, 2010.

(12)	Represents estimated recurring capital expenditures for our consolidated properties for the 12 months ending June 30, 2011 based on estimated recurring capital expenditures of $35.31 per bed multiplied by 10,528 total beds at our consolidated properties. Recurring capital expenditures were estimated based on a weighted average of capital expenditures per bed for the three fiscal years ending December 31, 2009. For more information regarding our recurring capital expenditures, please see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Recurring Capital Expenditures.”

(13)	Represents our pro rata share of estimated recurring capital expenditures for our joint venture properties for the 12 months ending June 30, 2011 based on estimated recurring capital expenditures of $35.31 per bed multiplied by 1,508 total beds at our joint venture properties (excluding beds at our three joint venture properties that opened in August 2010, which we anticipate will not require material recurring capital expenditures for the 12 months ending June 30, 2011). Recurring capital expenditures were estimated based on a weighted average of capital expenditures per bed for the three fiscal years ending December 31, 2009. For more information regarding our recurring capital expenditures, please see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Recurring Capital Expenditures.”

(14)	Represents required mortgage loan payments for our consolidated properties after the repayment of certain indebtedness with the net proceeds from this offering.

(15)	Represents our pro rata share of required mortgage loan payments for our unconsolidated joint venture properties.

(16)	Represents our pro rata share of the interest expense at our three unconsolidated joint venture properties that opened in August 2010 that we expect to fund with draws under the construction facilities for these properties pursuant to the terms of such facilities, which generally provide that up to a specified amount of interest expense can be funded with incremental loan draws.

(17)	Reflects estimated operating cash flows less cash flows used in financing and investing activities.

(18)	Estimated initial annual distribution calculated by multiplying the assumed issued shares of and OP units of 1,243,000 by the assumed initial distribution amount per share of $ .

(19)	Payout ratio calculated by dividing the estimated initial annual distribution to stockholders and holders of OP units by the estimated annual cash available for distribution.

CAPITALIZATION

The following table sets forth the capitalization of our Predecessor as of June 30, 2010 and our capitalization on a pro forma basis as of June 30, 2010, adjusted to reflect our formation transactions, this offering and the use of the net proceeds from this offering as described in “Use of Proceeds.” You should read this table in conjunction with “Use of Proceeds,” “Selected Historical and Pro Forma Financial Information,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and pro forma financial statements and the notes to those financial statements appearing elsewhere in this prospectus.

	Predecessor	Pro Forma
	as of	as of
	June 30,	June 30,
	2010	2010 (1)
	(unaudited)	(unaudited)
	(in thousands)

Mortgage and construction loans	$329,374	$60,840
Lines of credit and other debt	10,018	—	(2)
Related party loan (3)	7,671	—
Equity (deficit):
Noncontrolling interest	799	(57,175)
Common stock, $.01 par value, 90,000,000 shares authorized, shares issued and outstanding on a pro forma basis (4)	—	284
Additional paid in capital and accumulated losses	—	349,712
Owners’ equity (deficit)	(54,245)	—

Total owners’ equity (deficit)	(53,446)	292,821

Total capitalization	$293,617	$353,661

(1)	Assumes shares are sold in this offering at $ per share (the mid-point of the price range set forth on the cover of this prospectus).

(2)	Upon completion of this offering, we expect to have a three-year, $125 million revolving credit facility.

(3)	Represents the proceeds from sale of The Grove at Milledgeville to HSRE, sale of 99% of our interest in HSRE I and prepaid management fees. These transactions are accounted for as financing arrangements.

(4)	Does not include (i) any shares of common stock that may be issued pursuant to the underwriters’ overallotment option to purchase up to an additional shares of common stock or (ii) OP units issued as part of our formation transactions or restricted OP units to be granted to Mr. Hartnett pursuant to his employment agreement. Includes 114,308 shares of restricted common stock to be granted at the time of the offering to our independent directors, certain of our executive officers and certain members of our management team under our 2010 Incentive Award Plan.

DILUTION

Purchasers of our common stock in this offering will experience an immediate and substantial dilution of net tangible book value of their common stock from the assumed initial public offering price based on the mid-point of the price range set forth on the cover page of this prospectus. At June 30, 2010, we had a tangible net book value of approximately $        million or $        per share of common stock assuming the issuance of the OP units in our formation transactions and the exchange of the OP units into shares of our common stock on a one-for-one basis. After giving effect to the sale of the shares of our common stock offered hereby, the deduction of the underwriting discount, structuring fee and other estimated fees and expenses, the receipt by us of the net proceeds from this offering and the use of these net proceeds by us as described under “Use of Proceeds” and the consummation of our formation transactions, the pro forma net tangible book value at June 30, 2010 would have been $        million or $        per share of common stock. This amount represents an immediate increase in net tangible book value of $        per share to existing holders of our common stock and an immediate dilution in pro forma net tangible book value of $        per share from the assumed initial public offering price of $        per share, which is the mid-point of the price range set forth on the cover page of this prospectus, to purchasers of common stock in this offering. The following table illustrates this per share dilution(1):

Assumed initial public offering price per share based on the mid-point of the price range set forth on the cover page of this prospectus		$
Net tangible book value per share before our formation transactions and this offering (2)	$
Net increase in pro forma net tangible book value per share attributable to our formation transactions and this offering(3)

Pro forma net tangible book value per share after our formation transactions and this offering

Dilution in pro forma net tangible book value per share to purchasers of common stock in this offering		$

(1)	The calculations above assume that the initial public offering price of our common stock is at the mid-point of the price range set forth on the cover page of this prospectus.

(2)	Net tangible book value per share before our formation transactions and this offering is determined by dividing the net book value of the tangible assets of our Predecessor by the number of shares of our common stock held by continuing investors after this offering, assuming the exchange in full of 1,093,000 OP units (excludes OP units to be granted to Mr. Hartnett pursuant to his employment agreement) to be issued to the continuing investors for shares of our common stock on a one-for-one basis.

(3)	Represents increase in net tangible book value per share attributable to this offering and our formation transactions assuming the negative net tangible book value existing before this offering is spread among purchasers of common stock in this offering. This amount is calculated after deducting the underwriting discount and estimated expenses payable by us.

SELECTED HISTORICAL AND PRO FORMA FINANCIAL INFORMATION

You should read the following selected historical and pro forma financial information in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” the audited historical combined financial statements of our Predecessor (as defined below) and notes thereto, and our unaudited pro forma condensed consolidated financial statements and notes thereto. The selected historical and pro forma financial information contained in this section is not intended to replace the audited and unaudited financial statements included elsewhere in this prospectus.

Our “Predecessor” shall mean certain entities and their consolidated subsidiaries controlled by Campus Crest Group, LLC, and its consolidated subsidiaries, which carried out the development, construction, ownership and management of the properties that we will own interests in upon completion of this offering, including its interests in two joint ventures with HSRE.

The selected historical combined statements of operations and cash flows for the six months ended June 30, 2010 and 2009 and the selected historical combined balance sheet information as of June 30, 2010 have been derived from the unaudited historical combined financial statements of our Predecessor, included elsewhere in this prospectus. The unaudited historical combined financial statements have been prepared on the same basis as our audited historical combined financial statements and in the opinion of our management, reflect all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of this information. The results for any interim period are not necessarily indicative of the results that may be expected for a full year. The selected historical combined statements of operations and cash flows for the years ended December 31, 2009, 2008 and 2007 and the selected historical combined balance sheet information as of December 31, 2009 and 2008 have been derived from the audited historical combined financial statements of our Predecessor, included elsewhere in this prospectus. The selected historical combined statements of operations for the years ended December 31, 2006 and 2005 and the selected historical combined balance sheet data for the years ended December 31, 2007, 2006 and 2005 have been derived from the unaudited combined financial statements of our Predecessor, not included in this prospectus. The selected pro forma condensed consolidated statements of operations for the six months ended June 30, 2010 and for the year ended December 31, 2009 and the selected pro forma condensed consolidated balance sheet information as of June 30, 2010 have been derived from our unaudited pro forma condensed consolidated financial statements, included elsewhere in this prospectus.

The selected pro forma condensed consolidated statements of operations and balance sheet information set forth below has been adjusted to reflect our formation transactions, the sale of the common stock offered hereby, the receipt of the estimated net proceeds from this offering, after deducting the underwriting discount and other estimated offering expenses payable by us, and the use of the estimated net proceeds as described under “Use of Proceeds.” The unaudited pro forma condensed consolidated financial information for the year ended December 31, 2009 and as of and for the six months ended June 30, 2010 is presented as if this offering, the use of net proceeds therefrom and our formation transactions all had occurred as of the last day of the period presented for the purposes of the unaudited pro forma condensed consolidated balance sheet information and on the first day of the period presented for the purposes of the unaudited pro forma condensed consolidated statements of operations.

The selected historical combined and pro forma condensed consolidated financial information set forth below and the financial statements included elsewhere in this prospectus do not necessarily reflect what our results of operations, financial condition or cash flows would have been if we had operated as a stand-alone company during all periods presented, and, accordingly, such information should not be relied upon as an indicator of our future performance, financial condition or liquidity.

Statement of Operations Information:

	Pro Forma
	Campus Crest
	Communities, Inc.		Historical Campus Crest Communities Predecessor
	Six Months	Year Ended	Six Months Ended
	Ended	December 31,	June 30,		Year Ended December 31,
	June 30, 2010	2009	2010	2009	2009	2008	2007	2006	2005
	(unaudited)	(unaudited)	(unaudited)	(unaudited)				(unaudited)	(unaudited)
	(in thousands)

Revenues:
Student housing leasing	$25,986	$45,021	$24,443	$21,219	$43,708	$30,813	$15,598	$5,335	$1,034
Student housing services	1,486	2,289	1,426	1,011	2,265	798	110	115	156
Development, construction and management services	17,311	24,540	30,738	37,258	60,711	2,505	—	—	—

Total revenues	44,783	71,850	56,607	59,488	106,684	34,116	15,708	5,450	1,190

Operating expenses:
Student housing operations	13,922	23,055	13,455	11,416	23,155	14,890	7,470	2,149	528
Development, construction and management services	16,140	24,847	28,644	35,693	60,200	2,147	—	—	—
General and administrative	3,518	6,606	2,618	2,454	5,617	5,422	3,467	1,747	459
Ground leases	94	264	94	96	264	224	40	—	—
Write-off of pre-development costs	—	1,211	—	—	1,211	203	—	—	—
Depreciation and amortization	9,792	18,598	9,429	9,115	18,371	13,573	5,765	1,708	529

Total operating expenses	43,466	74,581	54,240	58,774	108,818	36,459	16,742	5,604	1,516
Equity in loss of uncombined entities	(1,041)	(506)	(194)	—	(59)	—	—	—	—

Operating income (loss)	276	(3,237)	2,173	714	(2,193)	(2,343)	(1,034)	(154)	(326)
Nonoperating income (expense):
Interest expense	(1,891)	(3,764)	(10,686)	(7,369)	(15,871)	(14,946)	(6,583)	(1,954)	(223)
Change in fair value of interest rate derivatives	279	90	178	2,680	797	(8,758)	(2,115)	—	—
Income taxes	(128)	(73)	—	—	—	—	—	—	—
Other income (expense)	153	134	45	(19)	44	(50)	100	110	—

Total nonoperating expenses	(1,587)	(3,613)	(10,463)	(4,708)	(15,030)	(23,754)	(8,598)	(1,844)	(223)

Net loss	(1,311)	(6,850)	(8,290)	(3,994)	(17,223)	(26,097)	(9,632)	(1,998)	(549)
Net income (loss) attributable to noncontrolling interest	(49)	(254)	(5,025)	(2,060)	(10,486)	(870)	(2,083)	1,078	(192)

Net loss attributable to Campus Crest Communities, Inc./ Predecessor	$(1,262)	$(6,596)	$(3,265)	$(1,934)	$(6,737)	$(25,227)	$(7,549)	$(3,076)	$(357)

Balance Sheet Information:

	Pro Forma Campus
	Crest Communities,
	Inc.	Historical Campus Crest Communities Predecessor
	As of	As of June 30,	As of December 31,
	June 30, 2010	2010	2009	2008	2007	2006	2005
	(unaudited)	(unaudited)			(unaudited)	(unaudited)	(unaudited)
	(in thousands)

Assets:
Student housing properties	$370,400	$348,466	$347,157	$326,217	$182,788	$48,775	$12,691
Accumulated depreciation	(48,403)	(48,403)	(38,999)	(20,794)	(7,752)	(2,066)	(506)
Development in process	7,090	3,641	3,300	15,742	18,929	25,667	15,827

Investment in real estate, net	329,087	303,704	311,458	321,165	193,965	72,376	28,012
Investment in uncombined entity	21,472	3,257	2,980	776	—	—	—
Other assets	33,052	21,412	17,358	20,214	19,939	5,269	1,721

Total assets	$383,611	$328,373	$331,796	$342,155	$213,904	$77,645	$29,733

Liabilities:
Mortgage and construction loans	$60,840	$329,374	$329,102	$322,426	$166,905	$65,560	$21,784
Lines of credit and other debt	—	17,689	14,070	9,237	6,579	771	419
Other liabilities	29,950	34,756	31,340	32,606	25,533	6,370	4,455

Total liabilities	90,790	381,819	374,512	364,269	199,017	72,701	26,658

Equity:
Owners’ equity (deficit)	349,996	(54,245)	(50,090)	(42,502)	(14,589)	(4,974)	(383)
Noncontrolling interest	(57,175)	799	7,374	20,388	29,476	9,918	3,458

Total equity	292,821	(53,446)	(42,716)	(22,114)	14,887	4,944	3,075

Total liabilities and equity	$383,611	$328,373	$331,796	$342,155	$213,904	$77,645	$29,733

Other Data:

	Pro Forma
	Campus Crest		Historical
	Communities, Inc.		Campus Crest Communities Predecessor
	Six Months Ended	Year Ended	Six Months Ended
	June 30,	December 31,	June 30,		Year Ended December 31,
	2010	2009	2010	2009	2009	2008	2007	2006	2005
	(unaudited and in thousands)

Funds from operations (“FFO”) (1):
Net loss	$(1,311)	$(6,850)	$(8,290)	$(3,994)	$(17,223)	$(26,097)	$(9,632)	$(1,998)	$(549)
Real estate related depreciation and amortization	9,643	18,432	9,280	8,918	18,205	13,042	5,721	1,696	521
Real estate related depreciation and amortization — unconsolidated joint ventures	691	355	157	—	52	—	—	—	—

FFO	$9,023	$11,937	$1,147	$4,924	$1,034	$(13,055)	$(3,911)	$(302)	$(28)

FFO	$9,023	$11,937	$1,147	$4,924	$1,034	$(13,055)	$(3,911)	$(302)	$(28)

Elimination of change in fair value of interest rate derivatives	(279)	(90)	(2,893)	(2,990)	(3,480)	7,414	2,115	—	—
Elimination of development cost write-off	—	1,211	—	—	1,211	203	—	—	—

Funds from operations adjusted (“FFOA”) (2)	$8,744	$13,058	$(1,746)	$1,934	$(1,235)	$(5,438)	$(1,796)	$(302)	$(28)

	Historical Campus Crest Communities Predecessor
	Six Months Ended
	June 30,		Year Ended December 31,
	2010	2009	2009	2008	2007	2006	2005
	(unaudited)					(unaudited)	(unaudited)
	(in thousands)

Cash flow information:
Net cash provided by (used in) operations	$2,739	$2,068	$4,353	$1,264	$(1,209)	$395	$4,394
Net cash used in investing	(2,662)	(12,830)	(23,552)	(148,385)	(113,043)	(48,328)	(28,036)
Net cash provided by financing	75	5,523	11,060	144,781	126,061	48,607	24,381

Selected Property Information:

	As of
	June 30,	As of December 31,
	2010	2009	2008	2007	2006	2005

Operating Properties	24	24	19	10	4	1
Units	4,476	4,476	3,542	1,814	658	154
Beds	12,036	12,036	9,520	4,966	1,924	448
Occupancy	89%	84%	78%	91%	92%	73%

(1)	FFO is used by industry analysts and investors as a supplemental operating performance measure for REITs. We calculate FFO in accordance with the definition that was adopted by the Board of Governors of NAREIT. FFO, as defined by NAREIT, represents net income (loss) determined in accordance with GAAP, excluding extraordinary items as defined under GAAP and gains or losses from sales of previously depreciated operating real estate assets, plus specified non-cash items, such as real estate asset depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures. We use FFO as a supplemental performance measure because, in excluding real estate-related depreciation and amortization and gains and losses from property dispositions, it provides a performance measure that, when compared year over year, captures trends in occupancy rates, rental rates and operating expenses. We also believe that, as a widely recognized measure of the performance of equity REITs, FFO will be used by investors as a basis to compare our operating performance with that of other REITs. However, because FFO excludes depreciation and amortization and captures neither the changes in the value of our properties that result from use or market conditions nor the level of capital expenditures necessary to maintain the operating performance of our properties, all of which have real economic effects and could materially and adversely impact our results from operations, the utility of FFO as a measure of our performance is limited. While FFO is a relevant and widely used measure of operating performance of equity REITs, other equity REITs may use different methodologies for calculating FFO and, accordingly, FFO as disclosed by such other REITs may not be comparable to FFO published herein. Therefore, we believe that in order to facilitate a clear understanding of our historical operating results, FFO should be examined in conjunction with net income (loss) as presented in the combined financial statements and the other financial statements included elsewhere in this prospectus. FFO should not be considered as an alternative to net income (loss) (computed in accordance with GAAP) as an indicator of the properties’ financial performance or to cash flow from operating activities (computed in accordance with GAAP) as an indicator of our liquidity, nor is it indicative of funds available to fund our cash needs, including our ability to pay dividends or make distributions.

(2)	When considering our FFO, we believe it is also a meaningful measure of our performance to adjust FFO to exclude the change in fair value of interest rate derivatives and the write-off of development costs. Excluding the change in fair value of interest rate derivatives and development cost write-offs adjusts FFO to be more reflective of operating results prior to capital replacement or expansion, debt amortization of principal or other commitments and contingencies. This measure is referred to herein as “FFOA.”

MANAGEMENT’S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion should be read in conjunction with “Selected Historical and Pro Forma Financial Information,” “Structure and Formation,” our pro forma condensed consolidated financial statements and related notes and the historical combined financial statements and related notes of our Predecessor. Where appropriate, the following discussion includes an analysis of the effects of our formation transactions and this offering. These effects are reflected in the pro forma condensed consolidated financial statements located elsewhere in this prospectus. This discussion also analyzes the effects of certain matters that may occur following the completion of this offering.

Overview

Our Company

We are a self-managed, self-administered and vertically-integrated developer, builder, owner and manager of high-quality, purpose-built student housing. We believe that we are one of the largest vertically-integrated developers, builders, owners and managers of high-quality, purpose-built student housing properties in the United States based on beds owned and under management.

We were formed as a Maryland corporation on March 1, 2010 and our operating partnership, of which we, through our wholly-owned subsidiary, Campus Crest Communities GP, LLC, are the sole general partner, was formed as a Delaware limited partnership on March 4, 2010. As of the date of this prospectus, we have a single stockholder, MXT Capital. Upon completion of this offering and our formation transactions, we will own a       % limited partnership interest in our operating partnership.

Upon completion of this offering and our formation transactions, we will own interests in 27 student housing properties containing approximately 5,048 apartment units and 13,580 beds. All of our properties are recently built, with an average age of approximately 2.2 years as of August 31, 2010. Twenty-one of our properties, containing approximately 3,920 apartment units and 10,528 beds, will be wholly-owned and six, containing approximately 1,128 apartment units and 3,052 beds, will be owned through a joint venture with HSRE, in which we will own a 49.9% interest. We recently completed construction of three of our joint venture properties, which commenced operations in August 2010. All of our communities contain modern apartment units with many resort-style amenities.

We derive substantially all of our revenue from student housing leasing, student housing services, construction and development services and management services. As of September 10, 2010, the average occupancy for our 27 properties was approximately 89%. Our properties are primarily located in medium-sized college and university markets, which we define as markets located outside of major U.S. cities that have nearby schools generally with overall enrollment of approximately 8,000 to 20,000 students. We believe such markets are underserved and are generally experiencing enrollment growth.

Following this offering, we intend to pay regular quarterly distributions to our common stockholders in amounts that meet or exceed the requirements for our qualification as a REIT. Although we currently anticipate making distributions to our common stockholders in cash to the extent cash is available for such purpose, we may, in the sole discretion of our board of directors, make a distribution of capital or of assets or a taxable distribution of our stock (as part of a distribution in which stockholders may elect to receive stock or, subject to a limit measured as a percentage of the total distribution, cash). See “Our Distribution Policy.”

Our Business Segments

Management evaluates operating performance through the analysis of results of operations of two distinct business segments: (i) student housing operations and (ii) development, construction and management services. Management evaluates each segment’s performance by net operating income, which we define as operating income before depreciation and amortization. The accounting policies of our reportable business segments are described in more detail in the summary of significant accounting policies footnote to the combined financial statements of our Predecessor. Intercompany fees are reflected at the contractually stipulated amounts, as adjusted to reflect our proportionate ownership of unconsolidated entities.

Student Housing Operations

Our student housing operations are comprised of leasing and other service revenues, such as application fees, pet fees and late payment fees. We opened our first student housing property in Asheville, North Carolina in 2005 for the 2005-2006 academic year. We subsequently opened three additional properties in 2006 for the 2006-2007 academic year, six additional properties in 2007 for the 2007-2008 academic year and nine additional properties in 2008 for the 2008-2009 academic year. In 2009, we opened one additional property that was combined by our Predecessor and four additional properties that were owned by a joint venture in which we have a noncontrolling interest. Due to the continuous opening of new properties in consecutive years and annual lease terms that do not coincide with our reported fiscal years, the comparison of our consolidated financial results from year to year may not provide a meaningful measure of our operating performance. For this reason, we divide the results of operations in our student housing operations segment between new property operations and “same-store” operations, which we believe provides a more meaningful indicator of comparative historical performance.

Development, Construction and Management Services

Development and Construction Services. In addition to our wholly-owned properties, all of which were developed and built by us, we also provide development and construction services to uncombined joint ventures in which we have an ownership interest. We act as a general contractor on all of our construction projects. When building properties for our own account (i.e., for entities that are combined in our financial statements), construction revenues and expenses are eliminated for accounting purposes and construction costs are ultimately reflected as capital additions. Thus, building properties for our own account does not typically generate any revenues or expenses in our development, construction and management services segment on a combined basis. Alternatively, when performing these services for uncombined joint ventures, we recognize construction revenues based on the costs that have been contractually agreed to with the joint venture for the construction of the property and expenses based on the actual costs incurred. Construction revenues are recognized using the percentage of completion method, as determined by construction costs incurred relative to total estimated construction costs, as adjusted to eliminate our proportionate ownership of each entity. Actual construction costs are expensed as incurred and are likewise adjusted to eliminate our proportionate ownership of each entity. Operating income generated by our development and construction activities generally reflects the development fee and construction fee income that is realized by providing these services to uncombined joint ventures (i.e., the “spread” between the contractual cost of construction and the actual cost of construction).

Management Services. In addition to our wholly-owned properties, all of which are managed by us, we also provide management services to uncombined joint ventures in which we have an ownership interest. We recognize management fees from these entities as earned in accordance with the property management agreement with these entities, as adjusted to eliminate our proportionate ownership of each entity.

Our Relationship With HSRE

We have entered into two joint venture arrangements with HSRE. HSRE is a real estate private equity firm founded in 2005 that owns approximately $2.1 billion in real estate assets, including student housing properties, senior housing/assisted living units, self-storage units, boat storage facilities and medical office space. As described below, we have developed seven properties in partnership with HSRE with total aggregate cost of approximately $130.4 million.

On March 26, 2010, we entered into an agreement for the formation of a third joint venture arrangement with HSRE that is contingent upon the receipt of certain lender consents described below. Upon completion of this offering and our formation transactions, we will be party only to one of the foregoing joint venture arrangements relating to six properties, in which we will own a 49.9% interest and which will be accounted for as an investment in an unconsolidated joint venture. Additionally, we expect to establish a new joint venture with HSRE, in which we expect to own a 20% interest, that will build three student housing properties with completion targeted for the 2011-2012 academic year.

HSRE I. Our first joint venture with HSRE, HSRE-Campus Crest I, LLC, which we refer to as HSRE I, indirectly owns 100% interests in the following seven properties: The Grove at Conway, The Grove at Huntsville, The Grove at Lawrence, The Grove at Moscow, The Grove at San Angelo, The Grove at San Marcos and The Grove at Statesboro. We own a 0.1% interest in HSRE I and HSRE owns the remaining 99.9% (prior to the March 2010 transactions described below, we owned a 10% interest in HSRE I and HSRE owned the remaining 90%).

In general, we are responsible for the day-to-day management of HSRE I’s business and affairs, provided that major decisions must be approved by us and HSRE. In addition to distributions to which we are entitled as an investor in HSRE I, we receive or have in the past received fees for providing services to the properties held by HSRE I pursuant to development and construction agreements and property management agreements. We have granted to an entity related to HSRE I a right of first opportunity with respect to certain development or acquisition opportunities identified by us. This right of first opportunity will terminate at such time as HSRE shall have funded at least $40 million of equity to HSRE I and/or certain related ventures. As of August 31, 2010, HSRE has funded approximately $35 million of the $40 million right of first opportunity. HSRE I will dissolve upon the disposition of substantially all of its assets or the occurrence of certain events specified in the agreement between us and HSRE. As described in “—Additional HSRE Joint Venture,” we expect that HSRE will release us from this right of first opportunity.

Through the HSRE I joint venture, we developed the following seven properties: The Grove at Conway, The Grove at Huntsville, The Grove at Lawrence, The Grove at Moscow, The Grove at San Angelo, The Grove at San Marcos and The Grove at Statesboro. Information regarding the cost of developing these properties is set forth in the following table ($ in thousands):

Property	Land	Improvements	Total Cost

The Grove at Conway	$2,421	$16,523	$18,944
The Grove at Huntsville	$3,362	$16,293	$19,655
The Grove at Lawrence	$2,195	$14,649	$16,844
The Grove at Moscow	$92	$19,734	$19,826
The Grove at San Angelo	$776	$16,476	$17,252
The Grove at San Marcos (1)	$1,791	$15,520	$17,311
The Grove at Statesboro	$2,790	$17,784	$20,574

(1)	In connection with our formation transactions we will acquire a 100% interest in The Grove at San Marcos. See “—Post-Offering Transactions” and “Structure and Formation—Formation Transactions.”

Pursuant to the terms of the HSRE I joint venture, we have the right to purchase our joint venture partner’s interest (which, upon completion of the formation transactions, will be a 50.1%

interest) in The Grove at Conway, The Grove at Huntsville and The Grove at Statesboro for an aggregate purchase price equal to $13.1 million at any time through December 31, 2010. If we exercise this purchase right, we will assume approximately $44.4 million of mortgage indebtedness relating to these properties, which may be pre-paid at anytime without penalty.

HSRE II. Our second joint venture with HSRE, HSRE-Campus Crest II, LLC, which we refer to as HSRE II, indirectly owns a 100% interest in The Grove at Milledgeville. In November 2009, an entity in which we hold a 50% interest sold a 100% interest in The Grove at Milledgeville to HSRE II, and retained an ownership interest in HSRE II of 10%. Upon completion of this offering and our formation transactions, HSRE II will be dissolved, and we will own 100% of The Grove at Milledgeville.

HSRE III. On March 26, 2010, we entered into an agreement with HSRE to form a third joint venture, HSRE-Campus Crest III, LLC, which we refer to as HSRE III, predicated upon the receipt of certain lender consents described below. HSRE III currently does not own any assets and will indirectly acquire a 100% interest in The Grove at Carrollton, subject to receiving certain lender consents relating to indebtedness secured by The Grove at Carrollton. If these consents are received, upon HSRE III’s acquisition of The Grove at Carrollton, we will own a 0.1% interest in HSRE III and HSRE will own the remaining 99.9%. Upon completion of this offering and our formation transactions, HSRE III will be dissolved, and we will acquire the remaining 99.9% of The Grove at Carrollton. If this joint venture with HSRE is not consummated prior to completion of this offering, it will be abandoned and we will acquire 100% of the ownership interests in The Grove at Carrollton pursuant to the terms of the contribution agreements with MXT Capital, the Ricker Group and certain third-party investors as described herein.

March 2010 Transactions. In March 2010, we consummated the following transactions with HSRE, for which we received cash proceeds of approximately $2.25 million:

•	the sale of a 9.9% interest in HSRE I to HSRE; and

•	the pre-payment by HSRE to us of management fees relating to the following properties: The Grove at Carrollton, The Grove at Conway, The Grove at Huntsville, The Grove at Lawrence, The Grove at Milledgeville, The Grove at Moscow, The Grove at San Angelo, The Grove at San Marcos and The Grove at Statesboro.

In addition, we agreed to sell a 100% interest in The Grove at Carrollton to HSRE III, which will result in aggregate cash proceeds to us of approximately $1.3 million. The foregoing transaction has not been consummated and is subject to receiving certain lender consents relating to indebtedness secured by The Grove at Carrollton. If this transaction is not consummated prior to completion of this offering, it will be abandoned and we will acquire 100% of the ownership interests in The Grove at Carrollton pursuant to the terms of the contribution agreements with MXT Capital, the Ricker Group and certain third-party investors as described herein.

All of the transactions that we entered into with HSRE in March 2010, including the agreement to sell a 100% interest in The Grove at Carrollton to HSRE III (for which we have not yet received necessary lender consents), were for the purpose of providing short-term financing for our ongoing working capital needs, including the costs of our corporate overhead, development and construction staffs, pre-development expenditures with respect to our expected 2011 development properties, and certain costs incurred in connection with this offering.

Post-Offering Transactions. Upon completion of this offering, we have agreed to consummate the following transactions:

•	purchase a 49.8% interest in HSRE I from HSRE, with the result that we will own 49.9% of HSRE I;

•	purchase a 50.1% interest in The Grove at San Marcos from HSRE I, with the result that we will own 100% of The Grove at San Marcos;

•	purchase preferred interests in special-purpose subsidiaries of HSRE I that own The Grove at Moscow and The Grove at San Angelo, with the net proceeds of such investment used to reduce the outstanding principal balance of a construction loan that is secured, in part, by The Grove at San Marcos, in connection with our purchase of The Grove at San Marcos and its removal from the collateral pool securing such loan;

•	purchase HSRE’s entire interest in HSRE II, with the result that we will own 100% of The Grove at Milledgeville;

•	in the event that we receive the lender consents that allow us to sell a 100% interest in The Grove at Carrollton to HSRE III, purchase a 99.9% interest in HSRE III from HSRE, with the result that we will own 100% of The Grove at Carrollton; and

•	repay to HSRE the pre-paid management fees relating to the following properties: The Grove at Carrollton, The Grove at Conway, The Grove at Huntsville, The Grove at Lawrence, The Grove at Milledgeville, The Grove at Moscow, The Grove at San Angelo, The Grove at San Marcos and The Grove at Statesboro.

The foregoing will result in a payment to HSRE out of the net proceeds from this offering, subject to certain adjustments, of approximately $29.1 million, an amount that does not include the sale and subsequent repurchase of an interest in The Grove at Carrollton to HSRE III, which is subject to receiving certain lender consents relating to indebtedness secured by The Grove at Carrollton that have not yet been obtained. The amount of net proceeds from this offering to be paid to HSRE will increase to $31.0 million in the event that we receive the lender consents that allow us to sell a 100% interest in The Grove at Carrollton to HSRE III and consummate the transaction.

Upon completion of the foregoing transactions, we will own:

•	a 49.9% interest in HSRE I, which will own 100% interests in the following six properties: The Grove at Conway, The Grove at Huntsville, The Grove at Lawrence, The Grove at Moscow, The Grove at San Angelo and The Grove at Statesboro; and

•	100% interests in The Grove at Carrollton, The Grove at Milledgeville and The Grove at San Marcos.

New HSRE Joint Venture. We expect to enter into a new joint venture with HSRE, to which HSRE will contribute up to $50 million, that will develop and operate additional purpose-built student housing properties. We currently expect that we will own a 20% interest in this venture and that affiliates of HSRE will own the balance.

In general, we expect that we will be responsible for the day-to-day management of the venture’s business and affairs, provided that major decisions (including deciding to pursue a particular development opportunity) must be approved by us and HSRE. In addition to distributions to which we would be entitled as an investor in the venture, we expect that we will receive fees for providing services to the venture pursuant to development and construction agreements and property management agreements. In general, we expect to earn development fees equal to approximately 4% of the total cost of each property developed by the venture (excluding the cost of land and financing costs), construction fees equal to approximately 5% of the construction costs of each property developed by the venture and management fees equal to approximately 3% of the gross revenues and 3% of the net operating income of operating properties held by the venture. In addition, we expect to receive a reimbursement of a portion of our overhead relating to each development project at a negotiated rate. Under certain circumstances, we expect that we will be responsible for funding the amount by which actual development costs for a project pursued by the venture exceed the budgeted development costs of such project (without any increase in our interest in the project), which could materially and adversely affect the fee income realized from any such project. We expect to grant the venture a right of first opportunity to develop all future student housing development opportunities identified by us that are funded in part with equity investments by parties unaffiliated with us, until such time as affiliates of HSRE have invested $50 million in the venture or caused the venture to decline three development opportunities in any calendar year. In connection with granting the foregoing right of first opportunity, we expect that HSRE will release us from the right of first opportunity currently contained in our HSRE I joint venture agreement, under which HSRE has the right to invest approximately $5 million of additional equity. The terms of this potential venture would not prohibit us from developing a wholly-owned student housing property for our account.

Subject to obtaining adequate financing, we expect that this new venture will build three new student housing properties with completion targeted for the 2011-2012 academic year. We expect that such properties will be located in Denton, Texas, Orono, Maine and Valdosta, Georgia, will contain an aggregate of approximately 1,788 beds and will have an estimated cost of approximately $70.3 million.

Although we have entered into a non-binding letter of intent with HSRE relating to this potential joint venture, no assurance can be given that we will reach a definitive agreement with HSRE regarding this potential new joint venture or that the terms of any such agreement will not be materially different from those described above. Similarly, no assurance can be given that, if such a joint venture is consummated, it will be successful in building the currently identified or other student housing properties. Further, if these three or other properties are developed, there can be no assurance that we will be able to achieve attractive occupancy levels or rental rates.

     Our Relationship with Encore

On August 2, 2010, subsidiaries of MXT Capital entered into an agreement with Encore for the formation of CC-Encore. Encore contributed $2.5 million to CC-Encore in exchange for a preferred membership interest, and subsidiaries of MXT Capital contributed to CC-Encore and pledged to Encore interests in certain properties and subsidiaries. The Ricker Group also is a party to this agreement, and it contributed to CC-Encore and pledged to Encore interests that it owned in certain properties. Subsidiaries of MXT Capital contributed to CC-Encore the following ownership interests: 49% of Campus Crest at Abilene, LP; 49% of Campus Crest at Nacogdoches, LP; 47% of Campus Crest at Ellensburg, LLC; 39% of Campus Crest at Greeley, LLC; 49% of Campus Crest at Mobile, LLC; and 49% of Campus Crest at Jacksonville, AL, LLC. Additionally, subsidiaries of MXT Capital and the Ricker Group, collectively, contributed to CC-Encore rights to distributions from the following entities: 90% of any distributions from Campus Crest at Las Cruces, LLC; 100% of any distributions from Campus Crest at Mobile—Phase II, LLC; 62% of any distributions from Campus Crest at Asheville, LLC; 51% of any distributions from Campus Crest at Abilene, LP; 51% of any distributions from Campus Crest at Nacogdoches, LP; 51% of any distributions from Campus Crest at Ellensburg, LLC; 51% of any distributions from Campus Crest at Greeley, LLC; 51% of any distributions from Campus Crest at Mobile, LLC; 51% of any distributions from Campus Crest at Jacksonville, AL, LLC; and 100% of any distributions from The Grove Student Properties, LLC. Upon our purchase of the preferred membership interest in CC-Encore with a portion of the net proceeds from this offering, CC-Encore will distribute the ownership interests in the contributed entities to the parties that contributed them, and our operating partnership will acquire such interests from MXT Capital and the Ricker Group in connection with the formation transactions.

CC-Encore loaned the net proceeds of $2.35 million from Encore’s contribution, after payment to Encore of $150,000 in origination fees, to CCV I. The loan has an interest rate of 0.7% per annum, and all principal and interest is payable on January 1, 2014 if CC-Encore does not exercise a payment demand prior to such date. CC-Encore may demand the repayment of the loan to CCV I at any time upon the determination of a majority of its managers to do so, which Encore effectively controls as it has appointed two of the three managers of CC-Encore. In the event that the demand right is exercised, CCV I is obligated to repay the outstanding balance of the loan plus accrued interest to CC-Encore.

The purpose of this transaction with Encore was to provide short-term financing for our ongoing working capital needs, including the costs of our corporate overhead, development and construction staffs, pre-development expenditures with respect to our expected 2011 development properties, and certain costs incurred in connection with this offering.

We are obligated to purchase the preferred membership interest upon completion of this offering for approximately $3.9 million, at which time the joint venture with Encore will be terminated. Upon our purchase of the preferred membership interest in CC-Encore, the distribution of the ownership interests in the contributed entities to the parties that contributed them, the termination of CC-Encore, the termination of the pledge of interests to Encore and the transactions set forth in the contribution agreements entered into by MXT Capital, the Ricker Group and certain third party investors, we will own 100% of the interests contributed to CC-Encore and pledged to Encore. The $3.9 million purchase price to be paid by us for the preferred membership interest was the result of an arm’s length negotiation between Encore (an unaffiliated third party) and us at the time of Encore’s purchase of the preferred membership interest and, in our determination, represented a market transaction at the time of its consummation for a preferred equity financing by CC-Encore, a private company whose sole assets consist of interests in private operating companies and student housing properties.

Prior to the completion of this offering and while the preferred membership interest remains outstanding, we are subject to financial and other covenants under the terms of the agreement pursuant to which Encore purchased the preferred membership interest, and we have the right to repurchase the preferred membership interest under certain circumstances. In addition, while the preferred membership interest remains outstanding through December 13, 2013, Encore has agreed to purchase, at our option, an additional preferred membership interest in CC-Encore (subject to a maximum additional preferred investment of $2.5 million) equal to the amount of net operating income in excess of $1.9 million multiplied by 1.35 generated by the following entities: Campus Crest at Las Cruces, LLC; Campus Crest at Mobile–Phase II, LLC; Campus Crest at Asheville, LLC; Campus Crest at Abilene, LP; Campus Crest at Nacogdoches, LP; Campus Crest at Ellensburg, LLC; Campus Crest at Greeley, LLC; Campus Crest at Mobile, LLC; and Campus Crest at Jacksonville, AL, LLC. In the event that Encore does purchase an additional preferred membership interest in CC-Encore prior to completion of this offering, we would be obligated to purchase that additional preferred membership interest upon completion of this offering for an amount equal to the preferred investment plus a premium calculated in a manner similar to that associated with the purchase of the currently outstanding $2.5 million preferred interest; however, we do not currently expect that CC-Encore will issue a preferred interest beyond the currently outstanding $2.5 million interest. Subsequent to the formation of CC-Encore, Encore assigned its preferred membership interest to RJRC, LLC. See “Underwriting—Other Relationships.”

Revolving Credit Facility

Upon completion of this offering, we expect to have a three-year, $125 million senior secured revolving credit facility. For additional information regarding the secured credit facility, please refer to “—Liquidity and Capital Resources—Principal Capital Resources” below.

Income Taxation

In connection with this offering, we intend to elect to be treated as a REIT under Sections 856 through 859 of the Internal Revenue Code commencing with our taxable year ending on December 31, 2010. Our qualification as a REIT depends upon our ability to meet on a continuing basis, through actual investment and operating results, various complex requirements under the Internal Revenue Code relating to, among other things, the sources of our gross income, the composition and values of our assets, our distribution levels and the diversity of ownership of our stock. We believe that we will be organized in conformity with the requirements for qualification and taxation as a REIT under the Internal Revenue Code and that our intended manner of operation will enable us to meet the requirements for qualification and taxation as a REIT.

As a REIT, we generally will not be subject to U.S. federal income tax on our REIT taxable income that we distribute currently to our stockholders. If we fail to qualify as a REIT in any taxable year and do not qualify for certain statutory relief provisions, we will be subject to U.S. federal income tax at regular corporate rates and may be precluded from qualifying as a REIT for the subsequent four taxable years following the year during which we lost our REIT qualification. Even if we qualify as a REIT, we may be subject to some U.S. federal, state and local taxes on our income or property.

Factors Expected to Affect Our Operating Results

Unique Leasing Characteristics

Student housing properties are typically leased by the bed on an individual lease liability basis, unlike multi-family housing where leasing is by the unit. Individual lease liability limits each student-tenant’s liability to his or her own rent without liability for a roommate’s rent. A parent or guardian is required to execute each lease as a guarantor unless the student-tenant provides adequate proof of income. The number of lease contracts that we administer is therefore equivalent to the number of beds occupied rather than the number of units.

Due to our predominantly private bedroom accommodations, the high level of student-oriented amenities offered at our properties and the individual lease liability for our student-tenants and their parents, we believe that we typically command higher per-unit and per-square foot rental rates than many multi-family properties located in the markets in which we operate. We are also typically able to charge higher rental rates than on-campus student housing, which generally offers fewer amenities.

Unlike traditional multi-family housing, most of our leases commence and terminate on the same dates. In the case of our typical 11.5-month leases (which provide for 12 equal monthly payments), these dates coincide with the commencement of the fall academic term and typically terminate at the completion of the last subsequent summer school session. As such, we must re-lease each property in its entirety each year, resulting in significant turnover in our tenant population from year to year. As a result, we are highly dependent upon the effectiveness of our marketing and leasing efforts during the annual leasing season that typically begins in January and ends in August of each year. Our properties’ occupancy rates are therefore typically stable during the August to July academic year, but are susceptible to fluctuation at the commencement of each new academic year, which may be greater than the fluctuation in occupancy rates experienced by traditional multi-family properties.

Development, Construction and Management Services

The amount and timing of revenues from development, construction and management services will typically be contingent upon the number and size of development projects that we are able to successfully structure and finance in our current and future uncombined joint ventures. In particular, subject to completion of this offering, we expect to enter into a new joint venture with HSRE, in which we expect to have a 20% interest, that will build three student housing properties with completion targeted for the 2011-2012 academic year. Subject to negotiating definitive terms relating to this joint venture, we expect to receive fees for providing development and construction services to this joint venture. Similarly, we expect to receive management fees for managing properties owned by this joint venture once they are placed in service. No assurance can be given that we will reach a definitive agreement with HSRE regarding this potential joint venture or the terms of any such agreement. Similarly, no assurance can be given that if such a joint venture is entered it will be successful in developing student housing properties as currently contemplated.

Results of Operations

We have not had any corporate activity since our formation, other than the issuance of one share of common stock to MXT Capital in connection with our initial capitalization and activities in preparation for this offering. Accordingly, we believe that a discussion of our results of operations would not be meaningful, and we have therefore set forth a discussion regarding the historical results of operations of our Predecessor only. The historical results of operations presented below should be reviewed along with the pro forma financial information contained elsewhere in this prospectus, which includes adjustments related to the effects of the repayment of certain indebtedness and the completion of this offering and our formation transactions.

Comparison of Six Months Ended June 30, 2010 and June 30, 2009

As of June 30, 2010, our property portfolio consisted of 20 combined properties, containing approximately 3,728 apartment units and 10,024 beds, four operating properties held in uncombined joint ventures, containing approximately 748 apartment units and 2,012 beds, and three properties under construction and held in an uncombined joint venture, containing approximately 572 apartment units and 1,544 beds. In November 2009, we sold The Grove at Milledgeville to HSRE II, an affiliate of HSRE, and we retained an indirect ownership interest of 5%. Since we have the contractual ability and intend to repurchase those ownership interests in The Grove at Milledgeville which we had previously sold, we have not accounted for this transaction as a sale for financial reporting purposes. Accordingly, The Grove at Milledgeville has been combined for the six months ended June 30, 2010.

The following table presents our results of operations for the six months ended June 30, 2010 and 2009, including the amount and percentage change in these results between the periods:

	Six Months	Six Months
	Ended	Ended
	June 30,	June 30,	Change	Change
	2010	2009	($)	(%)
	(unaudited and in thousands)

Revenues:
Student housing leasing	$24,443	$21,219	$3,224	15.2%
Student housing services	1,426	1,011	415	41.0%
Development, construction and management services	30,738	37,258	(6,520)	(17.5)%

Total revenues	56,607	59,488	(2,881)	(4.8)%
Operating expenses:
Student housing operations	13,455	11,416	2,039	17.9%
Development, construction and management services	28,644	35,693	(7,049)	(19.7)%
General and administrative	2,618	2,454	164	6.7%
Ground leases	94	96	(2)	(2.1)%
Depreciation and amortization	9,429	9,115	314	3.4%

Total operating expenses	54,240	58,774	(4,534)	(7.7)%
Equity in loss of uncombined entities	(194)	—	(194)	N/A

Operating income	2,173	714	1,459	204.3%
Nonoperating income (expenses):
Interest expense	(10,686)	(7,369)	(3,317)	45.0%
Change in fair value of interest rate derivatives	178	2,680	(2,502)	(93.4)%
Other income (expense)	45	(19)	64	(336.8)%

Total nonoperating expenses	(10,463)	(4,708)	(5,755)	122.2%
Net loss	(8,290)	(3,994)	(4,296)	107.6%
Net loss attributable to noncontrolling interest	(5,025)	(2,060)	(2,965)	143.9%

Net loss attributable to Predecessor	$(3,265)	$(1,934)	$(1,331)	68.8%

Student Housing Operations

Revenues (which include student housing leasing and student housing service revenues) and operating expenses in the student housing operations segment increased by approximately $3.6 million and approximately $2.0 million, respectively, for the six months ended June 30, 2010 as compared to 2009. The increase in revenues was primarily due to the inclusion of results from The Grove at Murfreesboro for the six months ended June 30, 2010 as well as increases in occupancy and monthly revenue per bed at our other combined properties. The increase in operating expenses was primarily due to increases in property-level payroll expenses, utilities, repairs and maintenance and real estate taxes.

New Property Operations. In August of 2009, we opened five new properties that were developed by us. As of June 30, 2010, four of these properties were owned by an uncombined joint venture in which we had a 0.1% ownership interest, while the remaining property, The Grove at Murfreesboro, was reflected in our combined operating results. The Grove at Murfreesboro contributed approximately $1.3 million of revenues and approximately $0.7 million of operating expenses for the six months ended June 30, 2010 as compared to no contribution to revenues and operating expenses for the six months ended June 30, 2009. The other four properties that opened in 2009 are discussed below under the heading “—Equity in Loss of Uncombined Entities.”

“Same-Store” Property Operations. We had 19 properties that were operating for the six months ended June 30, 2010 and 2009. These properties contributed approximately $24.6 million of revenues and approximately $12.8 million of operating expenses for the six months ended June 30, 2010 as compared to approximately $22.2 million of revenues and approximately $11.4 million of operating expenses for the six months ended June 30, 2009. Average occupancy at our “same-store” properties increased to approximately 88.2% for the six months ended June 30, 2010 as compared to approximately 80.1% for the six months ended June 30, 2009 and average monthly revenue per occupied bed increased to approximately $488 for the six months ended June 30, 2010 as compared to approximately $486 for the six months ended June 30, 2009. The increase in operating expenses was primarily due to increases in property-level payroll expenses, utilities, repairs and maintenance and real estate taxes.

Development, Construction and Management Services

Revenues and operating expenses in the development, construction and management services segment decreased by approximately $6.5 million and approximately $7.0 million, respectively, for the six months ended June 30, 2010 as compared to the six months ended June 30, 2009. Our development, construction and management services segment recognizes revenues and operating expenses for development, construction and management services provided to uncombined joint ventures in which we have an ownership interest. We eliminate revenue and related expenses on such transactions with our uncombined entities to the extent of our ownership interest. The decreases in development, construction and management services revenues and operating expenses were primarily due to a decreased level of construction activity on the three uncombined joint venture properties under construction for the six months ended June 30, 2010 as compared to the four uncombined joint venture properties under construction for the six months ended June 30, 2009.

We continued to generate development, construction and management services revenues and operating expenses in 2010 with respect to the three uncombined joint venture properties that opened in August 2010. Our ability to generate revenues and expenses related to future development and construction projects will depend upon our ability to enter into and provide services to new joint ventures, including our expected joint venture with HSRE through which we expect to develop three properties with completion targeted for the 2011-2012 academic year, as well as our proportionate ownership of any such joint ventures. We intend to commence building four additional student housing properties for our own account upon completion of this offering, which will be included in our consolidated financial statements and will not generate development, construction and management services revenues and operating expenses for us on a consolidated basis.

General and Administrative

General and administrative expenses increased from approximately $2.5 million for the six months ended June 30, 2009 to approximately $2.6 million for the six months ended June 30, 2010. This increase was primarily due to increased professional fees for accounting and legal services, partially offset by a decrease in travel related expenses. Approximately $0.5 million of general and administrative expense incurred during the six months ended June 30, 2010 related to audits conducted in 2010 related to prior years. We anticipate that general and administrative expenses will increase in 2010 as compared to prior periods as a result of the incremental costs associated with being a public company.

Ground Leases

Ground lease expense remained flat at approximately $0.1 million for the six months ended June 30, 2009 and the six months ended June 30, 2010. We currently are party to ground leases with unaffiliated third parties related to two of our combined properties, Mobile Phase I and Mobile Phase II, both on the campus of the University of South Alabama. We expect ground lease expense to remain relatively flat for the remainder of 2010, unless we enter into additional ground leases with unaffiliated third parties with respect to future development properties.

Depreciation and Amortization

Depreciation and amortization expense increased from approximately $9.1 million for the six months ended June 30, 2009 to approximately $9.4 million for the six months ended June 30, 2010. This increase was primarily due to depreciation and amortization related to The Grove at Murfreesboro, which opened in 2009. We expect depreciation and amortization to increase in 2010 due to the full year impact of depreciation and amortization for The Grove at Murfreesboro and the inclusion of The Grove at San Marcos in our consolidated results for a part of 2010.

Equity in Loss of Uncombined Entities

Equity in loss of uncombined entities, which represents our share of the net loss from uncombined entities in which we have a noncontrolling interest, increased from $0 for the six months ended June 30, 2009 to a loss of approximately $0.2 million for the six months ended June 30, 2010. This increase was primarily due to a loss from our real estate venture with HSRE, which owned four properties that commenced operations in August 2009.

Nonoperating Income (Expenses)

Interest Expense. Interest expense increased from approximately $7.4 million for the six months ended June 30, 2009 to approximately $10.7 million for the six months ended June 30, 2010. This increase was primarily due to interest expense associated with related party loans, which was $1.4 million for the six months ended June 30, 2010 as compared to $0 for the six months ended June 30, 2009 and $1.2 million of loan extension fees incurred during the six months ended June 30, 2010. Additionally, interest previously capitalized during the six months ended June 30, 2009 related to The Grove at Murfreesboro was expensed during the six month period ended June 30, 2010.

Change in Fair Value of Interest Rate Derivatives. Change in fair value of interest rate derivatives decreased from a gain of approximately $2.7 million for the six months ended June 30, 2009 to a gain of approximately $0.2 million for the six months ended June 30, 2010. This decrease was primarily due to monthly net cash settlements paid on interest rate swaps of approximately $2.7 million for the six months ended June 30, 2010 compared to $0.3 million for the six months ended June 30, 2009.

Other Income/(Expense). Other expense, net was approximately $0.1 million for the six months ended June 30, 2009 as compared with other income, net of approximately $0.1 million for the six months ended June 30, 2010. Other income increased primarily as a result of slightly higher interest earned on invested cash balances.

Comparison of Years Ended December 31, 2009 and December 31, 2008

As of December 31, 2009, our property portfolio consisted of 20 combined properties, containing approximately 3,728 apartment units and 10,024 beds, four operating properties held in uncombined joint ventures, containing approximately 748 apartment units and 2,012 beds, and three properties under construction and held in an uncombined joint venture, containing approximately 572 apartment units and 1,544 beds. In November 2009, we sold The Grove at Milledgeville to HSRE II, an affiliate of HSRE, and we retained an indirect ownership interest of 5%. Since we have the contractual ability and intend to repurchase those ownership interests in The Grove at Milledgeville which we had previously sold, we have not accounted for this transaction as a sale for financial reporting purposes. Accordingly, The Grove at Milledgeville has been combined for the full year ended December 31, 2009.

The following table presents our results of operations for the years ended December 31, 2009 and 2008, including the amount and percentage change in these results between the periods:

	Year Ended	Year Ended
	December 31,	December 31,	Change	Change
	2009	2008	($)	(%)
		(in thousands)

Revenues:
Student housing leasing	$43,708	$30,813	$12,895	41.8%
Student housing services	2,265	798	1,467	183.8%
Development, construction and management services	60,711	2,505	58,206	2,323.6%

Total revenues	106,684	34,116	72,568	212.7%

Operating expenses:
Student housing operations	23,115	14,890	8,225	55.2%
Development, construction and management services	60,200	2,147	58,053	2,703.9%
General and administrative	5,617	5,422	195	3.6%
Ground leases	264	224	40	17.9%
Write-off of pre-development costs	1,211	203	1,008	496.6%
Depreciation and amortization	18,371	13,573	4,798	35.3%

Total operating expenses	108,818	36,459	72,359	198.5%
Equity in loss of uncombined entities	(59)	—	(59)	N/A

Operating loss	(2,193)	(2,343)	150	(6.4)%
Nonoperating income (expenses):
Interest expense	(15,871)	(14,946)	(925)	6.2%
Change in fair value of interest rate derivatives	797	(8,758)	9,555	(109.1)%
Other income (expense)	44	(50)	94	(188.0)%

Total nonoperating expenses	(15,030)	(23,754)	8,724	(36.7)%

Net loss	(17,223)	(26,097)	8,874	(34.0)%
Net loss attributable to noncontrolling interest	(10,486)	(870)	(9,616)	1,105.3%

Net loss attributable to Predecessor	$(6,737)	$(25,227)	$18,490	(73.3)%

Student Housing Operations

Revenues (which include student housing leasing and student housing service revenues) and operating expenses in the student housing operations segment increased by approximately $14.4 million and approximately $8.2 million, respectively, in 2009 as compared to 2008. These increases were primarily due to the inclusion of a full year of operations in 2009 for the nine properties opened in 2008, whereas the 2008 results included only five months of operations for eight of these properties and four months of operations for the remaining property.

New Property Operations. In August and September of 2008, we opened nine new properties that were developed by us. These properties contributed approximately $20.5 million of revenues and approximately $10.8 million of operating expenses in 2009 as compared to approximately $7.3 million of revenues and approximately $3.5 million of operating expenses in 2008. The average occupancy at these properties was approximately 84.9% for the five months ended December 31, 2009, as compared to approximately 72.6% for the five months ended December 31, 2008.

In August of 2009, we opened five new properties that were developed by us. As of December 31, 2009, four of these properties were owned by an uncombined joint venture in which we had a 10% ownership interest, while the remaining property, The Grove at Murfreesboro, was reflected in our combined operating results. The Grove at Murfreesboro contributed approximately $1.1 million of revenues and approximately $0.5 million of operating expenses in 2009 as compared to no contribution to revenues and operating expenses in 2008. The other four properties that opened in 2009 are discussed further below under the heading “—Equity in Loss of Uncombined Entities.”

“Same-Store” Property Operations. We had ten properties that were operating for the full year during both 2009 and 2008. These properties contributed approximately $24.3 million of revenues and approximately $11.8 million of operating expenses in 2009 as compared to approximately $24.3 million of revenues and approximately $11.4 million of operating expenses in 2008. Average occupancy at our “same-store” properties decreased to approximately 86.4% in 2009 as compared to approximately 86.5% in 2008, and average monthly revenue per occupied bed increased to approximately $473 in 2009 as compared to approximately $472 in 2008. The increase in operating expenses was primarily due to increases in marketing, administration, taxes and insurance costs, which were partially offset by decreases in utilities and professional fees.

Development, Construction and Management Services

Revenues and operating expenses in the development, construction and management services segment increased by approximately $58.2 million and approximately $58.1 million, respectively, in 2009 as compared to 2008. Our development, construction and management services segment recognizes revenues and operating expenses for development, construction and management services provided to uncombined joint ventures in which we have an ownership interest. We eliminate revenue and related expenses on such transactions with our uncombined joint ventures to the extent of our ownership interest. During 2009, we completed the construction of four properties owned by uncombined joint ventures and also commenced construction of three additional properties owned by uncombined joint ventures, which opened in August 2010. The significant increases in development, construction and management services revenues and operating expenses were primarily due to our development, construction and management activities related to these new properties.

General and Administrative

General and administrative expenses increased from approximately $5.4 million in 2008 to approximately $5.6 million in 2009. This increase was primarily due to increased payroll expense partially offset by a decrease in corporate travel and other administrative costs. Approximately $0.2 million of general and administrative expense incurred during the year ended December 31, 2009 related to audits conducted in 2009 related to prior years. We anticipate that general and administrative expenses will increase in 2010 as a result of the incremental costs associated with being a public company.

Ground Leases

Ground lease expense increased from approximately $0.2 million in 2008 to approximately $0.3 million in 2009, primarily due to the inclusion of a full year of expense in 2009 for the ground lease with an unaffiliated third party relating to Phase II of our Mobile property, which commenced in 2008.

Write-off of Pre-Development Costs

Write-off of pre-development costs increased from approximately $0.2 million in 2008 to approximately $1.2 million in 2009 as a result of events that occurred in 2009 which led management to conclude that several pre-development projects would not result in either the acquisition of a site or commencement of construction.

Depreciation and Amortization

Depreciation and amortization increased from approximately $13.6 million in 2008 to approximately $18.4 million in 2009. This increase was primarily due to the inclusion of a full year of depreciation and amortization in 2009 for the nine properties opened in 2008. We expect depreciation and amortization to increase in 2010 due to the full year impact of depreciation and amortization for The Grove at Murfreesboro and the inclusion of The Grove at San Marcos in our consolidated results for a part of 2010.

Equity in Loss of Uncombined Entities

Equity in loss of uncombined entities, which represents our share of the net loss from our joint ventures in which we have a noncontrolling interest, increased from approximately $0 in 2008 to a loss of approximately $0.1 million in 2009. This increase was primarily due to a loss from our joint venture with HSRE, which owned four properties that commenced operations in 2009.

Nonoperating Income (Expenses)

Interest Expense. Interest expense increased from approximately $14.9 million in 2008 to approximately $15.9 million in 2009. This increase was primarily due to an increase in the outstanding principal balance on the construction loan related to our 2008 property deliveries, which was partially offset by a decrease in interest rates.

Change in Fair Value of Interest Rate Derivatives. Change in fair value of interest rate derivatives increased from a loss of approximately $8.8 million in 2008 to a gain of approximately $0.8 million in 2009. This increase was primarily due to the increase in the fair value, or mark-to-market value, of our interest rate swaps, which was partially offset by higher monthly net cash settlement costs on these instruments in 2009.

Other Income / (Expense). Other income, net was approximately $0.1 million in 2009 as compared with other expense, net of approximately $0.1 million in 2008. Other income increased primarily as a result of higher interest income earned on invested cash balances.

Comparison of Years Ended December 31, 2008 and December 31, 2007

As of December 31, 2008, our property portfolio consisted of 20 combined properties, containing approximately 3,728 apartment units and 10,024 beds (including one property, The Grove at Murfreesboro, that was under construction), and three properties under construction and held in uncombined joint ventures, containing approximately 576 apartment units and 1,512 beds. These figures exclude The Grove at Lawrence, which commenced construction in early 2009.

The following table presents our results of operations for the years ended December 31, 2008 and 2007, including the amount and percentage change in these results between the periods:

	Year Ended	Year Ended
	December 31,	December 31,	Change	Change
	2008	2007	($)	(%)
		(in thousands)

Revenues:
Student housing leasing	$30,813	$15,598	$15,215	97.5%
Student housing services	798	110	688	625.5%
Development, construction and management services	2,505	—	2,505	N/A

Total revenues	34,116	15,708	18,408	117.2%

Operating expenses:
Student housing operations	14,890	7,470	7,420	99.3%
Development, construction and management services	2,147	—	2,147	N/A
General and administrative	5,422	3,467	1,955	56.4%
Ground leases	224	40	184	460.0%
Write-off of pre-development costs	203	—	203	N/A
Depreciation and amortization	13,573	5,765	7,808	135.4%

Total operating expenses	36,459	16,742	19,717	117.8%

Operating loss	(2,343)	(1,034)	(1,309)	126.6%
Nonoperating income (expenses):
Interest expense	(14,946)	(6,583)	(8,363)	127.0%
Change in fair value of interest rate derivative	(8,758)	(2,115)	(6,643)	314.1%
Other income (expense)	(50)	100	(150)	(150.0)%

Total nonoperating expenses	(23,754)	(8,598)	(15,156)	176.3%

Net loss	(26,097)	(9,632)	(16,465)	170.9%
Net loss attributable to noncontrolling interest	(870)	(2,083)	1,213	(58.2)%

Net loss attributable to Predecessor	$(25,227)	$(7,549)	$(17,678)	234.2%

Student Housing Operations

Revenues (which include student housing leasing and student housing service revenues) and operating expenses in the student housing operations segment increased by approximately $15.9 million and approximately $7.4 million, respectively, in 2008 as compared to 2007. These increases were primarily due to the inclusion of a full year of operations in 2008 for the six properties opened in 2007, whereas the 2007 results included only five months of operations for five of these properties and four months of operations for the remaining property.

New Property Operations. In August and September of 2007, we opened six new properties that were developed by us. These properties contributed approximately $14.8 million of revenues and approximately $7.0 million of operating expenses in 2008 as compared to approximately $6.6 million of revenues and approximately $2.6 million of operating expenses in 2007. The average occupancy at these properties was approximately 80.7% for the five months ended December 31, 2008 as compared to approximately 95.7% for the five months ended December 31, 2007.

In August and September of 2008, we opened nine new properties that were developed by us and reflected in our 2008 combined operating results. These properties contributed approximately $7.3 million of revenues and approximately $3.5 million of operating expenses in 2008 as compared to no contribution to revenues and operating expenses in 2007.

“Same-Store” Property Operations. We had four properties that were operating for the full year during both 2008 and 2007. These properties contributed approximately $9.5 million of revenues and approximately $4.4 million of operating expenses in 2008 as compared to approximately $9.1 million of revenues and approximately $4.8 million of operating expenses in 2007. Average occupancy at our “same-store” properties decreased to approximately 87.0% in 2008 as compared to approximately 87.9% in 2007, while average monthly revenue per occupied bed increased to approximately $474 in 2008 as compared to approximately $448 in 2007. The decrease in operating expenses was primarily due to decreases in administration and maintenance costs, which were partially offset by increases in utilities costs, taxes and insurance.

Development, Construction and Management Services

Revenues and operating expenses in the development, construction and management services segment increased by approximately $2.5 million and approximately $2.1 million, respectively, in 2008 as compared to 2007. Our development, construction and management services segment recognizes revenues and operating expenses for development, construction and management services provided to uncombined joint ventures in which we have an ownership interest. We eliminate revenue and related expenses on such transactions with our uncombined real estate ventures to the extent of our ownership interest. During 2008 and the early part of 2009, we commenced the construction of four properties owned by uncombined joint ventures, which were completed in 2009. The increases in development, construction and management services revenues and operating expenses were primarily due to our development, construction and management activities relating to these new properties. During 2007 we had no material construction and development services revenues or operating expenses related to uncombined joint ventures.

General and Administrative

General and administrative expenses increased from $3.5 million in 2007 to approximately $5.4 million in 2008. This increase was primarily due to an increase in payroll, travel and associated overhead expenses related to the increase in the size and scope of our business.

Ground Leases

Ground lease expense increased from less than $0.1 million in 2007 to approximately $0.2 million in 2008, primarily due to the new ground lease with an unaffiliated third party executed in 2008 for the land at The Grove at Mobile Phase II.

Write-off of Pre-Development Costs

Write-off of pre-development costs increased from $0 in 2007 to approximately $0.2 million in 2008 as a result of events that occurred in 2008 which led management to conclude that several pre-development projects would not result in either the acquisition of a site or commencement of construction.

Depreciation and Amortization

Depreciation and amortization increased from approximately $5.8 million in 2007 to approximately $13.6 million in 2008. This increase was primarily due to the inclusion of a full year of depreciation and amortization in 2008 for the six properties opened in 2007, as well as the inclusion of partial year depreciation and amortization in 2008 for the nine properties that opened in the fall of 2008.

Nonoperating Income (Expenses)

Interest Expense. Interest expense increased from approximately $6.6 million in 2007 to approximately $14.9 million in 2008. This increase was primarily due to an increase in the outstanding principal balance on mortgage and construction loans, which was partially offset by a decrease in interest rates throughout 2008.

Change in Fair Value of Interest Rate Derivatives: Change in fair value of interest rate derivatives decreased from approximately $(2.1) million in 2007 to approximately $(8.8) million in 2008. This fluctuation was primarily due to the change in the fair value, or mark-to-market value, of our interest rate swaps, due to a decrease in interest rates throughout 2008.

Other Income / (Expense). Other income, net was approximately $0.1 million in 2007 as compared with other expense, net of approximately $0.1 million in 2008. Other income decreased in 2008 primarily as a result of lower interest income earned on invested cash balances.

Cash Flows

Comparison of Six Months Ended June 30, 2010 and June 30, 2009

Operating Activities

Net cash provided by operating activities was approximately $2.7 million for the six months ended June 30, 2010 as compared to approximately $2.1 million for the six months ended June 30, 2009, an increase of approximately $0.6 million. Changes in working capital accounts provided approximately $2.3 million for the six months ended June 30, 2010 while approximately $0.9 million was used by working capital accounts for the six months ended June 30, 2009, representing an increase in cash provided of approximately $3.2 million. This change was driven by improvement in the timing of construction cash collections during the six months ended June 30, 2010.

Investing Activities

Net cash used in investing activities totaled approximately $2.7 million for the six months ended June 30, 2010 as compared to approximately $12.8 million for the six months ended June 30, 2009, a decrease of approximately $10.1 million. This decrease was primarily due to significantly curtailed development and construction activity related to combined properties in the six months ended June 30, 2010 as compared to the six months ended June 30, 2009. Investing activities in 2009 related primarily to the completed construction of The Grove at Murfreesboro as well as investments in uncombined joint ventures.

Financing Activities

Net cash provided by financing activities totaled approximately $0.1 million for the six months ended June 30, 2010 as compared to approximately $5.5 million for the six months ended June 30, 2009, a decrease of approximately $5.4 million. This decrease was primarily due to significantly less development and construction activity related to combined properties and lower corresponding debt financing activity. Financing activities for the six months ended June 30, 2009 included borrowings to fund the construction of The Grove at Murfreesboro and borrowings to fund other debt repayment.

Comparison of Years Ended December 31, 2009 and December 31, 2008

Operating Activities

Net cash provided by operating activities was approximately $4.4 million in 2009 as compared to approximately $1.3 million in 2008, an increase of approximately $3.1 million. Changes in working capital accounts provided approximately $2.7 million in 2009 as compared to approximately $4.3 million in 2008, an increased use of approximately $1.6 million. This change was driven by increased investment in our platform infrastructure as a result of the growth in our business from 2008 to 2009.

Investing Activities

Net cash used in investing activities totaled approximately $23.6 million in 2009 as compared to approximately $148.4 million in 2008, a decrease of approximately $124.8 million. This decrease was primarily due to significantly curtailed development and construction activity related to combined properties in 2009 as compared to 2008. Investing activities in 2009 related primarily to the completed construction of The Grove at Murfreesboro as well as investments in our joint ventures. Investing activities in 2008 related primarily to the construction activity related to the nine combined properties that were opened in the fall of 2008.

Financing Activities

Net cash provided by financing activities totaled approximately $11.1 million in 2009 as compared to approximately $144.8 million in 2008, a decrease of approximately $133.7 million. This decrease was primarily due to significantly less development and construction activity related to combined properties and correspondingly lower debt financing activity. Financing activities in 2009 included borrowings to fund the construction of The Grove at Murfreesboro and borrowings to fund other debt repayment. Financing activities in 2008 included borrowings to fund the construction activity of the nine new properties opened in 2008 and borrowings to repay construction financing on the six properties opened in 2007.

Comparison of Years Ended December 31, 2008 and December 31, 2007

Operating Activities

Net cash provided by operating activities was approximately $1.3 million in 2008 as compared to approximately $1.2 million used in operating activities in 2007, representing an increase in cash provided of approximately $2.5 million. Changes in working capital accounts provided approximately $4.3 million in 2008 while approximately $0.7 million was used by working capital accounts in 2007, representing an increase in cash provided of approximately $5.0 million. This change was primarily due to the increase in the number of operating properties in 2008 as compared to 2007.

Investing Activities

Net cash used in investing activities totaled approximately $148.4 million in 2008 as compared to approximately $113.0 million in 2007, an increase of approximately $35.4 million. This increase was primarily due to increased development and construction activity in 2008 as compared to 2007. Investing activities in 2008 related primarily to the completed construction of the nine combined properties that were opened in the fall of 2008. Investing activities in 2007 related primarily to the completed construction of the six combined properties that were opened in 2007 as well as the commencement of construction on the nine combined properties that were opened in 2008.

Financing Activities

Net cash provided by financing activities totaled approximately $144.8 million in 2008 as compared to approximately $126.1 million in 2007, an increase of approximately $18.7 million. This increase was primarily due to increased development and construction activity and correspondingly higher debt financing activity. Financing activities in 2008 included borrowings to fund the completed construction of the nine new properties opened in the fall of 2008 and borrowings to repay construction financing on the six properties opened in the fall of 2007. Financing activities in 2007 included borrowings to fund the construction of six new properties opened in the fall of 2007 and borrowings to fund the commencement of construction on the nine new properties opened in the fall of 2008.

Liquidity and Capital Resources

As a REIT, we generally must distribute annually at least 90% of our REIT taxable income, excluding any net capital gain, in order for corporate income tax not to apply to earnings that we distribute. To the extent that we satisfy this distribution requirement, but distribute less than 100% of our REIT taxable income, we will be subject to U.S. federal corporate income tax on our undistributed taxable income. In addition, we will be subject to a 4% nondeductible excise tax if the actual amount that we distribute to our stockholders in a calendar year is less than a minimum amount specified under U.S. federal income tax laws. We intend to make distributions to our stockholders to comply with the requirements of the Internal Revenue Code and to avoid paying corporate tax on undistributed income. In addition, as discussed under “Our Distribution Policy,” we intend to make distributions that exceed these requirements. We may need to obtain financing to meet our distribution requirements because:

•	our income may not be matched by our related expenses at the time the income is considered received for purposes of determining taxable income; and

•	non-deductible capital expenditures, creation of reserves or debt service requirements may reduce available cash but not taxable income.

In these circumstances, we may be forced to obtain third-party financing on terms we might otherwise find unfavorable, and we cannot assure you that we will be able to obtain such financing. Alternatively, if we are unable or unwilling to obtain third-party financing on the available terms, we could choose to pay a portion of our distributions in stock instead of cash, or we may fund distributions through asset sales (subject to limitations in the tax protection agreement).

Upon completion of this offering, the application of the net proceeds therefrom and our formation transactions, we will have approximately $60.8 million of total consolidated indebtedness (which does not include any indebtedness we may incur in connection with any future distributions or any other unanticipated borrowings under our revolving credit facility), representing an initial debt to total market capitalization ratio of approximately     % based on the mid-point of the price range set forth on the cover page of this prospectus. We define our debt to total market capitalization ratio as our total outstanding consolidated indebtedness divided by the sum of the market value of our outstanding common stock and preferred stock (which may decrease, thereby increasing our debt to total market capitalization ratio), including shares of restricted stock or restricted stock units that we may issue to our officers and directors under our 2010 Incentive Award Plan, plus the aggregate value of OP units, plus the book value of our total consolidated indebtedness (excluding indebtedness encumbering our current and future joint venture properties). As of June 30, 2010, on a pro forma basis, our pro rata share of indebtedness encumbering properties held in unconsolidated joint ventures was approximately $38.7 million.

Principal Capital Resources

Affiliates of Citigroup Global Markets Inc. will act as administrative agent, collateral agent, lead arranger and book running manager, and affiliates of Raymond James & Associates, Inc., Citigroup Global Markets Inc., Goldman, Sachs & Co., Barclays Capital Inc. and RBC Capital Markets Corporation (together with other financial institutions) will act as lenders under a senior secured revolving credit facility, or our revolving credit facility, that we will have upon completion of this offering. We expect that the revolving credit facility will have a term of three years and will allow borrowings of up to $125 million. We expect to use approximately $1.0 million of our revolving credit facility to post letters of credit relating to indebtedness secured by The Grove at Carrollton and The Grove at Las Cruces. We also intend to use this facility for general corporate purposes, payment of distributions and to finance, among other things, future growth opportunities, including the seven properties that we expect to commence building upon completion of this offering, four of which are expected to be wholly-owned by us and three of which are expected to be owned by a new joint venture that we expect to establish with HSRE and in which we expect to own a 20% interest.

The amount available for us to borrow under the facility will be based on a percentage of the appraisal value of our properties that form the borrowing base of the facility. Upon completion of this offering, we expect to be able to borrow up to the full amount of the $125 million of commitments under the facility (reduced by letters of credit aggregating approximately $1.0 million that we expect to issue relating to indebtedness secured by The Grove at Carrollton and The Grove at Las Cruces). Additionally, the facility will have an accordion feature that allows us to request an increase in the total commitments of up to $75 million to $200 million. Amounts outstanding under our revolving credit facility will bear interest at a floating rate equal to, at our election, the Eurodollar Rate or the Base Rate (each as defined in our revolving credit facility) plus a spread. The spread will depend upon our leverage ratio and will range from 2.75% to 3.50% for Eurodollar Rate based borrowings and from 1.75% to 2.50% for Base Rate based borrowings.

Our ability to borrow under our revolving credit facility will be subject to our ongoing compliance with a number of customary financial covenants, including:

•	a maximum leverage ratio of 0.60 : 1.00;

•	a minimum fixed charge coverage ratio of 1.50 : 1.00;

•	a minimum ratio of fixed rate debt and debt subject to hedge agreements to total debt of 66.67%;

•	a maximum secured recourse debt ratio of 20%; and

•	a minimum tangible net worth of the sum of 75% of our tangible net worth plus an amount equal to 75% of the net proceeds of any additional equity issuances.

Under our revolving credit facility, our distributions may not exceed the greater of (i) 90.0% of our FFO or (ii) the amount required for us to qualify and maintain our status as a REIT. If a default or event of default occurs and is continuing, we may be precluded from making certain distributions (other than those required to allow us to qualify and maintain our status as a REIT).

We expect that we and certain of our subsidiaries will guarantee the obligations under our revolving credit facility and that we and certain of our subsidiaries will pledge specified assets (including real property), stock and other interests as collateral for our revolving credit facility obligations.

The commitments from the lenders are subject to closing conditions that are expected to include, among other things, satisfactory review by lenders of appraisals, environmental reports, engineering reports and seismic reports, successful completion of this offering, absence of material adverse changes, payment of fees, and the negotiation, execution and delivery of definitive documentation satisfactory to Citibank, N.A. and the other lenders. Although we currently expect to meet these requirements, there can be no assurance that all of the closing conditions will be satisfied.

The foregoing is only a summary of the material terms of the revolving credit facility that we expect to enter into upon completion of this offering. For more information, see the credit agreement, which is filed as an exhibit to the registration statement of which this prospectus constitutes a part.

In addition to borrowings under our revolving credit facility, we may also use non-recourse mortgage financing to make acquisitions or refinance short-term borrowings under our revolving credit facility. We may also seek to raise additional capital through the issuance of our common stock, preferred stock, OP units and debt or other securities or through property dispositions or joint venture transactions. Any debt incurred or issued by us may be secured or unsecured, long-term or short-term, fixed or variable interest rate and may be subject to such other terms as we deem prudent. Our ability to access the lending and capital markets will be dependent on a number of factors, including general market conditions for REITs, our historical and anticipated financial condition, liquidity, results of operations and FFO and market perceptions about us and our competitors.

We derive the majority of our cash flow from operations from student-tenants who lease beds from us at our properties. Therefore, our ability to generate cash flow from operations is dependent on the rents that we are able to charge and collect from our tenants. General economic downturns or downturns in the markets in which we own properties may adversely affect the ability of our student-tenants to meet their lease obligations to us. In that event, our cash flow from operations could be materially and adversely affected.

Short-Term Liquidity Needs

The nature of our business, coupled with the requirement imposed by REIT rules that we distribute a substantial majority of our REIT taxable income on an annual basis in order for us to qualify as a REIT, will cause us to have substantial liquidity needs. Our short-term liquidity needs consist primarily of funds necessary to pay operating expenses associated with our properties, recurring capital expenditures, development costs, interest expense, scheduled debt service payments and expected distribution payments (including distributions to persons who hold OP units). We expect to meet our short-term liquidity needs through cash flow from operations and, to the extent necessary, borrowings under our revolving credit facility. Assuming completion of this offering and the application of the net proceeds therefrom, we expect that cash flow from operations and borrowings under our anticipated revolving credit facility will be sufficient to meet our liquidity requirements for at least the next 12 months. In the event that we do not complete this offering, we would likely reduce our capital expenditures and development plans and pursue alternative financing arrangements, that may include selling operating properties, as necessary in order to meet our cash requirements for the next 12 months.

Recurring Capital Expenditures

Our properties require periodic investments of capital for general maintenance. These recurring capital expenditures vary in size annually based upon the nature of the maintenance required for that time period. For example, recently developed properties typically do not require major maintenance such as the replacement of a roof. In addition, capital expenditures associated with newly acquired or developed properties are typically capitalized as part of their acquisition price or development budget, so that such properties typically begin to require recurring capital expenditures only following their first year of ownership.

Our historical recurring capital expenditures at our combined properties are set forth below:

	2009	2008	2007

Total Beds as of January 1 (1)	9,520	4,966	1,924
Total Recurring Capital Expenditures	$183,513	$261,048	$134,877
Average Per Bed	$19	$53	$70

(1)	Total number of beds is as of January 1 of the year indicated, excluding beds at combined properties that commenced operations during the year indicated, as they did not require material recurring capital expenditures.

In 2007, we had four properties with 1,924 beds and an average age of approximately 0.6 years, excluding properties which commenced operation in that year, that required maintenance capital expenditures. Such expenditures included large scale furniture replacements in common areas associated with an updated layout at two properties. In 2008, we had ten properties with 4,966 beds and an average age of approximately 0.9 years, excluding properties which commenced operation in that year, that required maintenance capital expenditures. Such expenditures included furniture, fitness equipment, landscaping and a major ADA-related renovation at one of our properties which we have included as a maintenance capital expenditure because this amount was not part of the initial construction budget for this property and is not considered revenue enhancing. In 2009, we had 19 properties with 9,520 beds and an average age of approximately 1.2 years, excluding properties which commenced operation in that year, that required maintenance capital expenditures. Such expenditures included furniture replacement.

Upon completion of this offering and our formation transactions, we will have 27 properties with 13,580 beds. We estimate that we will incur approximately $35.31 of maintenance capital expenditures per bed during 2010 at our combined properties. Such expenditures are estimated to be primarily for furniture replacement. The differential in per bed recurring maintenance capital expenditures from 2007 through our 2010 estimate is a function of the uneven nature of the timing of such expenditures and the amplified effects of these costs over a smaller base of beds historically.

Additionally, we are contractually required to fund reserves for capital repairs at certain mortgaged properties. In particular, our indebtedness relating to our Asheville property requires us to fund a monthly reserve of $5,000 for capital repairs and our indebtedness relating to our Carrollton, Las Cruces and Milledgeville properties requires us to fund a monthly reserve of $5,125 per property for capital repairs. Indebtedness relating to our Conway property, in which we will own a 49.9% interest, requires a monthly reserve of $4,167 for capital repairs, subject to a maximum reserve of $150,000.

Development Expenditures

Our development activities have historically required us to fund pre-development expenditures such as architectural fees, engineering fees and earnest deposits. Because the closing of a development project’s financing is often subject to various delays, we cannot always predict accurately the liquidity needs of these activities. We frequently incur these pre-development expenditures before a financing commitment has been obtained and, accordingly, bear the risk of the loss of these pre-development expenditures if financing cannot ultimately be arranged on acceptable terms.

We expect that, subject to completion of this offering, we will commence building seven new student housing properties, four of which are expected to be wholly-owned by us and three of which are expected to be owned by a new joint venture that we expect to establish with HSRE and in which we expect to own a 20% interest. We are currently targeting completion of these seven properties for the 2011-2012 academic year. For each of these projects, we have conducted significant pre-development activities and are in the process of obtaining the necessary zoning and site plan approvals. We estimate that the cost to complete all four wholly-owned properties will be approximately $87.9 million. Additionally, we will be obligated to fund our pro rata portion of the development costs of our expected joint venture with HSRE, and we estimate that the cost to complete the three joint venture properties will be approximately $70.3 million and our pro rata share will be approximately $14.1 million. No assurance can be given that we will complete construction of these seven properties in accordance with our current expectations (including the estimated cost thereof). We expect to finance the construction of these seven properties through borrowings under our revolving credit facility, new project-specific construction indebtedness and contributions from HSRE. However, we may not be able to obtain financing on terms that are acceptable to us.

Long-Term Liquidity Needs

Our long-term liquidity needs consist primarily of funds necessary to pay for long-term development activities, non-recurring capital expenditures, potential acquisitions of properties and payments of debt at maturity. Long-term liquidity needs may also include the payment of unexpected contingencies, such as remediation of unknown environmental conditions at our properties or at additional properties that we develop or acquire, or renovations necessary to comply with the ADA or other regulatory requirements. We do not expect that we will have sufficient funds on hand to cover all of our long-term liquidity needs. We will therefore seek to satisfy these needs through cash flow from operations, additional long-term secured and unsecured debt, including borrowings under our revolving credit facility, the issuance of debt securities, the issuance of equity securities and equity-related securities (including OP units), property dispositions and joint venture transactions. We believe that we will have access to these sources of capital to fund our long-term liquidity requirements, but, as a new public company, we cannot make any assurance that this will be the case, especially in difficult market conditions. In addition, pursuant to the tax protection agreement, we have agreed not to sell, exchange or otherwise dispose of 9 of our properties for a period of ten years. This could impair our liquidity and operating flexibility if sales of such properties were necessary to generate capital or otherwise. See “Certain Relationships and Related Party Transactions—Tax Protection Agreement” for a further discussion of this agreement.

We have identified over 200 markets and approximately 80 specific sites within these markets as potential future development opportunities, and our current business plan contemplates the development of approximately five to seven new student housing properties per year. No assurance can be given that we will not adjust our business plan as it relates to development, or that any particular development opportunity will be undertaken or completed in accordance with our current expectations.

Commitments

The following table summarizes amounts due as of December 31, 2009, in connection with the contractual obligations described below (including future interest payments):

		Less than	1-3		More than 5
Contractual Obligations	Total	1 Year	Years	3-5 Years	Years
	(in thousands)

Long-Term Debt Obligations (1)	$343,172	$172,315	$6,744	$105,547	$58,566
Operating Lease Obligations	11,279	457	1,006	1,128	8,688
Purchase Obligations (2)	21,520	21,520	—	—	—
Other Long-Term Liabilities	6,049	4,424	1,625	—	—

Total	$382,020	$198,716	$9,375	$106,675	$67,254

(1)	We have executed an agreement with a lender to extend the maturity date of approximately $148.4 million of these obligations to January 31, 2011.

(2)	Obligations relate to subcontracts executed by Campus Crest Construction, LLC, to complete projects under construction at December 31, 2009.

Long-Term Indebtedness to Be Outstanding Following this Offering

Upon completion of this offering and our formation transactions, we will have total consolidated indebtedness of approximately $60.8 million. The following table summarizes our consolidated indebtedness to be outstanding following the completion of this offering and our formation transactions.

Total
(in thousands)

2010	$—
2011	85
2012	643
2013	749
2014	797
Thereafter	58,566

Total	$60,840

The following table sets forth the information about our consolidated indebtedness to be outstanding following the completion of this offering, the use of the net proceeds therefrom and our formation transactions:

	Principal		Interest Rate
	Outstanding as of	Maturity	as of
Property	June 30, 2010	Date	June 30, 2010	Amortization
	(in thousands)

The Grove at Asheville (1)(2)	$14,800	4/11/2017	5.77%	Interest only until April 11, 2012, then 30 year amortizing
The Grove at Carrollton (1)(2)(3)	14,650	10/11/2016	6.13%	Interest only until October 11, 2011, then 30 year amortizing
The Grove at Las Cruces (1)(2)(3)	15,140	10/11/2016	6.13%	Interest only until October 11, 2011, then 30 year amortizing
The Grove at Milledgeville (2)(4)	16,250	10/1/2016	6.12%	Interest only until October 11, 2011, then 30 year amortizing

Total	$60,840

(1)	Wachovia Bank as lender.

(2)	No financial covenants.

(3)	We expect to issue letters of credit with an aggregate amount of approximately $1.0 million relating to indebtedness secured by The Grove at Carrollton and The Grove at Las Cruces.

(4)	GE Capital as lender.

Following this offering, the pro forma weighted average annual interest rate on our total long-term indebtedness as of June 30, 2010 will be approximately 6.04%, and all of our outstanding indebtedness will be fixed rate except for any borrowings under our revolving credit facility. After completion of this offering and our formation transactions, and based upon an offering price of our common stock equal to the mid-point of the price range set forth on the cover page of this prospectus, our ratio of debt to total market capitalization will be approximately     % (     % if the underwriters’ over-allotment option is exercised in full), excluding indebtedness encumbering our current and future joint venture properties. However, we expect to incur additional indebtedness, consistent with our financing policy, in connection with our development activities following this offering. For further information concerning our long-term indebtedness, see “Policies with Respect to Certain Activities—Financing Policies.”

Consents or Waivers Under our Loan Documents

At June 30, 2010, March 31, 2010 and December 31, 2009, we were not in compliance with covenants relating to (a) unresolved liens and claims for materials or labor, and (b) debt service coverage under the Wachovia Bank Nine Property Construction Loan (which is secured by The Grove at Cheney, The Grove at Jonesboro, The Grove at Lubbock, The Grove at Murfreesboro, The Grove at Stephenville, The Grove at Troy, The Grove at Waco, The Grove at Wichita and The Grove at Wichita Falls). On May 7, 2010, we received a commitment (i) allowing us until August 31, 2010 to bond over and/or cause to be released all remaining unresolved liens, (ii) waiving our non-compliance with the debt service coverage covenant as of December 31, 2009 and March 31, 2010 and substituting a debt yield covenant in lieu of a debt service covenant and (iii) committing to extend the maturity of the construction loan to January 31, 2011. On August 16, 2010, we entered into an agreement, the execution of which memorializes the terms and conditions of the May 7, 2010 commitment, as extended from time to time, including a waiver of non-compliance with the debt service coverage covenant as of June 30, 2010. On August 31, 2010, we entered into an agreement allowing us until October 31, 2010 to bond over and/or cause all remaining unresolved liens to be released. We intend to repay the indebtedness under this credit facility in full with a portion of the net proceeds from this offering.

At December 31, 2009, we were not in compliance with the covenant relating to unresolved liens and claims for materials or labor under the Wachovia Bank Three Property Construction Loan (which is secured by The Grove at Moscow, The Grove at San Angelo and The Grove at San Marcos). On May 12, 2010, the lender under this construction loan acknowledged and consented to our proposal for the satisfaction of the liens and claims with a portion of the net proceeds from this offering, and waived our non-compliance with the covenant. On August 31, 2010, we entered into an agreement allowing us until October 31, 2010 to satisfy the liens and claims with a portion of the net proceeds from this offering.

We were not in compliance with covenants under the Silverton Bank Mortgage Loan (which is secured by The Grove at Abilene, The Grove at Ellensburg, The Grove at Greeley, The Grove at Jacksonville, The Grove at Mobile—Phase I and The Grove at Nacogdoches) for the borrowing quarters ending October 31, 2009, January 31, 2010 and April 30, 2010 as a result of non-compliance with the debt service coverage covenant and debt yield percentage covenant set forth in the loan documents. Additionally, based on current operating projections, we do not expect to satisfy either covenant through the end of 2010. On April 9, 2010, we received a waiver of non-compliance with these covenants from the lender under this mortgage loan for the borrowing quarters ending October 31, 2009 and January 31, 2010. On May 13, 2010, we received a waiver of non-compliance with the covenants from the lender under this mortgage loan for the borrowing quarter ending April 30, 2010. We have also obtained a forward waiver of non-compliance for the borrowing quarters ending July 31, 2010, October 31, 2010 and January 31, 2011. We intend to repay the indebtedness under this credit facility in full with a portion of the net proceeds of this offering.

Upon completion of this offering and the application of a portion of the net proceeds therefrom to reduce outstanding indebtedness, as described above, we expect to be in compliance with all applicable debt covenants. However, if we do not complete this offering we would need to access alternative capital resources, and there is no assurance that we would be successful in doing so. An inability to refinance maturing indebtedness or obtain alternative financing would have a material adverse affect on our business and financial condition.

Off-Balance Sheet Arrangements

HSRE Joint Venture

We use joint venture arrangements to finance certain of our properties. As discussed above, we have entered into two joint venture arrangements with HSRE. On March 26, 2010, we entered into an agreement for the formation of a third joint venture arrangement with HSRE that is contingent upon the receipt of certain lender consents. Upon completion of this offering and our formation transactions, we will be party only to one of the foregoing joint venture arrangements relating to six properties, in which we will own a 49.9% interest and which will be accounted for as an investment in an unconsolidated joint venture. Additionally, we expect to establish a new joint venture with HSRE, in which we expect to own a 20% interest that will build three student housing properties with completion targeted for the 2011-2012 academic year. As of June 30, 2010, on a pro forma basis, our pro rata share of indebtedness encumbering properties held in the unconsolidated entity in which we own a 49.9% interest was approximately $38.7 million.

Funds From Operations (FFO)

FFO is used by industry analysts and investors as a supplemental operating performance measure for REITs. We calculate FFO in accordance with the definition that was adopted by the Board of Governors of NAREIT. FFO, as defined by NAREIT, represents net income (loss) determined in accordance with GAAP, excluding extraordinary items as defined under GAAP and gains or losses from sales of previously depreciated operating real estate assets, plus specified non-cash items, such as real estate asset depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures.

We use FFO as a supplemental performance measure because, in excluding real estate-related depreciation and amortization and gains and losses from property dispositions, it provides a performance measure that, when compared year over year, captures trends in occupancy rates, rental rates and operating expenses. We also believe that, as a widely recognized measure of the performance of equity REITs, FFO will be used by investors as a basis to compare our operating performance with that of other REITs. However, because FFO excludes depreciation and amortization and captures neither the changes in the value of our properties that result from use or market conditions nor the level of capital expenditures necessary to maintain the operating performance of our properties, all of which have real economic effects and could materially and adversely impact our results of operations, the utility of FFO as a measure of our performance is limited.

While FFO is a relevant and widely used measure of operating performance of equity REITs, other equity REITs may use different methodologies for calculating FFO and, accordingly, FFO as disclosed by such other REITs may not be comparable to FFO published herein. Therefore, we believe that in order to facilitate a clear understanding of our historical operating results, FFO should be examined in conjunction with net income (loss) as presented in the combined financial statements and the other financial statements included elsewhere in this prospectus. FFO should not be considered as an alternative to net income (loss) (computed in accordance with GAAP) as an indicator of our properties’ financial performance or to cash flow from operating activities (computed in accordance with GAAP) as an indicator of our liquidity, nor is it indicative of funds available to fund our cash needs, including our ability to pay dividends or make distributions.

The following table presents a reconciliation of our FFO to our net loss for the six months ended June 30, 2010 and 2009 and years ended December 31, 2009, 2008 and 2007:

	Pro Forma
	Campus Crest
	Communities, Inc.
	Six Months	Year	Historical Campus Crest Communities Predecessor
	Ended	Ended	Six Months
	June 30,	December 31,	Ended June 30,		Year Ended December 31,
	2010	2009	2010	2009	2009	2008	2007
	(unaudited and in thousands)

Net loss	$(1,311)	$(6,850)	$(8,290)	$(3,994)	$(17,223)	$(26,097)	$(9,632)
Real estate related depreciation and amortization	9,643	18,432	9,280	8,918	18,205	13,042	5,721
Real estate related depreciation and amortization — unconsolidated joint ventures	691	355	157	—	52	—	—

Funds from operations (“FFO”)	$9,023	$11,937	$1,147	$4,924	$1,034	$(13,055)	$(3,911)

In addition to FFO, we believe it is also a meaningful measure of our performance to adjust FFO to exclude the change in fair value of interest rate derivatives and the write-off of development costs. Excluding the change in fair value of interest rate derivatives and development cost write-offs adjusts FFO to be more reflective of operating results prior to capital replacement or expansion, debt service obligations or other commitments and contingencies. This measure is referred to herein as FFOA.

	Pro Forma
	Campus Crest
	Communities, Inc.
	Six Months	Year	Historical Campus Crest Communities Predecessor
	Ended	Ended	Six Months
	June 30,	December 31,	Ended June 30,		Year Ended December 31,
	2010	2009	2010	2009	2009	2008	2007
	(unaudited and in thousands)

FFO	$9,023	$11,937	$1,147	$4,924	$1,034	$(13,055)	$(3,911)
Elimination of change in fair value of interest rate derivatives	(279)	(90)	(2,893)	(2,990)	(3,480)	7,414	2,115
Elimination of development cost write-off	—	1,211	—	—	1,211	203	—

Funds from operations adjusted (“FFOA”)	$8,744	$13,058	$(1,746)	$1,934	$(1,235)	$(5,438)	$(1,796)

Inflation

Our leases do not typically provide for rent escalations. However, they typically do not have terms that extend beyond 12 months. Accordingly, although on a short-term basis we would be required to bear the impact of rising costs resulting from inflation, we have the opportunity to raise rental rates at least annually to offset such rising costs. However, a weak economic environment or declining student enrollment at our principal colleges and universities may limit our ability to raise rental rates.

Quantitative and Qualitative Disclosures About Market Risk

Following this offering, all of our outstanding indebtedness will have a fixed rate of interest except for our three-year, $125 million senior secured revolving credit facility that we expect to enter into upon completion of this offering, which will bear interest at a floating rate equal to, at our election, the Eurodollar Rate or the Base Rate (each as defined in our revolving credit facility) plus a spread. The spread will depend upon our leverage ratio and will range from 2.75% to 3.50% for Eurodollar Rate based borrowings and from 1.75% to 2.50% for Base Rate based borrowings.

We may in the future use derivative financial instruments to manage, or hedge, interest rate risks related to such variable rate borrowings. We do not, and do not expect to, use derivatives for trading or speculative purposes, and we expect to enter into contracts only with major financial institutions.

Critical Accounting Policies

Set forth below is a summary of the accounting policies that management believes are critical to the preparation of the historical combined financial statements included in this prospectus. Certain of these accounting policies are particularly important for an understanding of the financial position and results of operations presented in the historical combined financial statements included in this prospectus. These policies require the application of judgment and assumptions by management and, as a result, are subject to a degree of uncertainty. Actual results could differ as a result of such judgment and assumptions.

Our historical combined financial statements include the accounts of all investments, which include joint ventures in which we have a controlling interest, and the combined subsidiaries of the Predecessor. The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions combined that affect amounts reported in our historical combined financial statements and related notes. In preparing these combined financial statements, management has utilized all available information, including its past history, industry standards and the current economic environment, among other factors, in forming its estimates and judgments of certain amounts included in the historical combined financial statements, giving due consideration to materiality. Our estimates may not be ultimately realized. Application of the critical accounting policies below involves the exercise of judgment and use of assumptions as to future uncertainties and, as a result, actual results will differ from these estimates. In addition, other companies in similar businesses may utilize different estimation policies and methodologies, which may impact the comparability of our results of operations and financial condition to those companies.

Valuation of Investment in Real Estate

Investment in real estate is recorded at historical cost. Pre-development expenditures include items such as entitlement costs, architectural fees and deposits associated with the pursuit of partially-owned and wholly-owned development projects. These costs are capitalized until such time that management believes it is probable that a contract will be executed and/or construction will commence. Management evaluates the status of projects where we have not yet acquired the target property or where we have not yet commenced construction on a periodic basis and writes off any pre-development costs related to projects whose current status indicates the commencement of construction is not probable. Such write-offs are included within operating expenses in the accompanying combined statements of operations.

Management assesses whether there has been impairment in the value of our investment in real estate whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of investment in real estate is measured by a comparison of the carrying amount of a student housing property to the estimated future undiscounted cash flows expected to be generated by the property. Impairment is recognized when estimated future undiscounted cash flows are less than the carrying value of the property. The estimation of expected future cash flows is inherently uncertain and relies on assumptions regarding current and future economics and market conditions. If such conditions change, then an adjustment to the carrying value of our long-lived assets could occur in the future period in which conditions change. To the extent that a property is impaired, the excess of the carrying amount of the property over its estimated fair value is charged to operating earnings. Fair value is determined based upon the discounted cash flows of the property, quoted market prices or independent appraisals, as considered necessary.

Under the equity method, investments are initially recognized in the balance sheet at cost and are subsequently adjusted to reflect our proportionate share of net earnings or losses of the entity, distributions received, contributions, and certain other adjustments, as appropriate. When circumstances indicate there may have been a loss in value of an equity method investment, we evaluate the investment for impairment by estimating our ability to recover the investment from future expected discounted cash flows. If we determine the loss in value is other than temporary, we recognize an impairment charge to reflect the investment at fair value.

Student Housing Revenue

Students are required to execute lease contracts with payment schedules that vary from annual to monthly payments. We recognize revenues and related lease incentives on a straight-line basis over the term of the lease contracts. Generally, each executed contract is required to be accompanied by a signed parental guaranty. Amounts received in advance of the occupancy period are recorded as deferred revenues and included in other liabilities on the accompanying combined balance sheets. Service revenue is recognized when earned.

Development, Construction and Management Services

Development and construction service revenue is recognized using the percentage of completion method, as determined by construction costs incurred relative to total estimated construction costs. Any changes in significant judgments and/or estimates used in determining construction and development revenue could significantly change the timing or amount of construction and development revenue recognized.

Development and construction service revenues are recognized for contracts with entities we do not combine. For projects where the revenue is based on a fixed price, any cost overruns incurred during construction, as compared to the original budget, will reduce the net profit ultimately recognized on those projects. Profit derived from these projects is eliminated to the extent of the predecessor entities’ ownership interest in the uncombined entity. Any incentive fees, net of the impact of our ownership interest if the entity is an uncombined entity, are recognized when the project is complete and performance has been agreed upon by all parties, or when performance has been verified by an independent third party. When total development or construction costs at completion exceed the fixed price set forth within the related contract, such cost overruns are recorded as an additional investment in the uncombined entity.

Management fees, net of elimination to the extent of our ownership in uncombined entities, are recognized when earned in accordance with each management contract for entities we do not combine. Incentive management fees are recognized when the incentive criteria are met.

Allowance for Doubtful Accounts

Allowances for student receivables are established when management determines that collections of such receivables are doubtful. Balances are considered past due when payment is not received on the contractual due date. When management has determined receivables are uncollectible, they are written off against the allowance for doubtful accounts.

Derivative Instruments and Hedging Activities

In certain instances, interest rate swap agreements used to manage floating interest rate exposure are executed with respect to amounts borrowed, or forecasted to be borrowed, under credit facilities. These contracts effectively exchange existing or forecasted obligations to pay interest based on floating rates for obligations to pay interest based on fixed rates. All derivative instruments are recognized as either assets or liabilities on the combined balance sheet at their respective fair values. Our derivatives have not met the requirements for hedge accounting treatment; therefore, all gains and losses related to derivative instruments are recorded in the combined statements of operations.

Fair Value of Financial Instruments

Financial instruments consist primarily of cash, cash equivalents, investments, student receivables, accounts payable, mortgages, construction notes payable and lines of credit. The carrying value of cash, cash equivalents, investments, student receivables and accounts payable are representative of their respective fair values due to the short-term nature of these instruments. The estimated fair values of mortgages, construction notes payable and lines of credit are determined by comparing current borrowing rates and risk spreads offered in the market to the stated interest rates and spreads on our current mortgages, construction notes payable and lines of credit.

The fair value of the interest rate swaps is determined using widely accepted valuation techniques including discounted cash flow analysis on the expected cash flows of the derivative. This analysis reflects the contractual terms of the derivative, including the period to maturity, and uses observable market-based inputs, including interest rate curves, implied volatilities and the creditworthiness of the swap counterparties.

On January 1, 2008, we adopted guidance for accounting for fair value measurements of financial assets and financial liabilities and for fair value measurements of nonfinancial items that are recognized or disclosed at fair value in the combined financial statements on a recurring basis. On January 1, 2009, we adopted guidance for fair value measurement related to nonfinancial items that are recognized and disclosed at fair value in the combined financial statements on a nonrecurring basis. The guidance establishes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to measurements involving significant unobservable inputs (Level 3 measurements). The three levels of the fair value hierarchy are as follows:

Level 1 —	Observable inputs, such as quoted prices in active markets at the measurement date for identical, unrestricted assets or liabilities.

Level 2 —	Other inputs that are observable directly or indirectly, such as quoted prices in markets that are not active or inputs which are observable, either directly or indirectly, for substantially the full term of the asset or liability.

Level 3 —	Unobservable inputs for which there is little or no market data and which the Predecessor makes its own assumptions about how market participants would price the asset or liability.

Fair value is defined as the price that would be received when selling an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date (exit price). In instances where inputs used to measure fair value fall into different levels of the fair value hierarchy, the level in the fair value hierarchy within which the fair value measurement in its entirety has been determined is based on the lowest level input significant to the fair value measurement in its entirety. Our assessment of the significance of a particular input to the fair value measurement in its entirety requires judgment and considers factors specific to the asset or liability.

Recent Accounting Pronouncements

In December 2007, the Financial Accounting Standards Board, or “FASB,” issued new accounting guidance which establishes accounting and reporting standards for the noncontrolling interest in a subsidiary (previously referred to as minority interest). It also requires that a retained noncontrolling interest upon the deconsolidation of a subsidiary be initially measured at its fair value. We are required to report any noncontrolling interests as a separate component of equity and present any net income allocable to noncontrolling interests and net income attributable to the Predecessor separately in the combined statements of operations. As required, we adopted this new guidance beginning January 1, 2009. As a result of the adoption, the former minority interest classification was eliminated and related amounts are now reflected as a component of equity. Additionally, during 2009, noncontrolling interests were attributed the full amount of their portion of any net losses. Previously, they were only allocated losses up to their remaining investment balance. It requires retroactive adoption of the presentation and disclosure requirements for existing minority interests. All other requirements are applied prospectively.

In March 2008, the FASB issued new accounting guidance requiring enhanced disclosures about how and why an entity uses derivative instruments, how derivative instruments and related hedged items are accounted for, and how derivative instruments and related hedged items affect an entity’s financial position, financial performance, and cash flows. The Predecessor adopted the new guidance beginning January 1, 2009. The adoption did not have a significant effect on our combined financial statements.

In April 2009, the FASB issued new accounting guidance requiring disclosure of the fair value of all financial instruments (recognized or unrecognized) when practicable to do so. These fair value disclosures must be presented together with the related carrying amount of the financial instruments in a manner that clearly distinguishes between assets and liabilities and indicates how the carrying amounts relate to the amounts reported on the balance sheet. The new guidance is effective for interim reporting periods ending after June 15, 2009. The adoption did not have a material impact on our combined financial statements.

In May 2009, the FASB issued new accounting guidance regarding subsequent events. The new guidance sets forth the period after the balance sheet date during which management should evaluate events or transactions that may occur for potential recognition or disclosure in the financial statements, the circumstances under which an entity should recognize events or transactions occurring after the balance sheet date in its financial statements, and disclosures that an entity should make about events or transactions that occurred after the balance sheet date. The Predecessor adopted this guidance during 2009 and the adoption did not have a material impact on our combined financial statements.

In June 2009, the FASB issued new accounting guidance changing the consolidation analysis for variable interest entities, or “VIEs,” and requiring a qualitative analysis to determine the primary beneficiary. The determination of the primary beneficiary of a VIE is based on whether the entity has the power to direct matters which most significantly impact the activities of the VIE and has the obligation to absorb losses, or the right to receive benefits, of the VIE which could potentially be significant to the VIE. It requires additional disclosures for VIEs, including disclosures about a reporting entity’s involvement with VIEs, how a reporting entity’s involvement with a VIE affects the reporting entity’s financial statements, and significant judgments and assumptions made by the reporting entity to determine whether it must combine the VIE. It is effective for us beginning on January 1, 2010. We are currently evaluating what impact, if any, its adoption will have on our combined financial statements.

INDUSTRY OUTLOOK

The following information is derived from a market study prepared for us by MGA in connection with this offering. The forecasts and projections are based on MGA’s experience and data published by the U.S. Department of Education and other sources, and there is no assurance that any of the projections will be accurate. We believe that the study is reliable, but we have not independently verified the information in the study nor have we ascertained any underlying assumptions relied upon therein. While we are not aware of any misstatements regarding the industry data presented herein, estimates involve risks and uncertainties and are subject to change based on various factors, including those discussed under the heading “Risk Factors.”

Understanding Student Housing

Student housing is broadly defined to include housing designed to accommodate students enrolled in either full-time or part-time post-secondary, public and private four-year colleges and universities, including those that offer advanced degrees. The student housing market generally does not seek to address the housing needs of students enrolled in two-year community colleges and technical colleges, as these institutions do not generate sufficient and consistent demand for student housing.

The student housing market is a specialized segment of the residential real estate market. The residential real estate market is comprised of single-family and multi-family products. The single-family market is primarily a for-sale market, although single-family dwellings can also be offered for rent, particularly as housing market conditions deteriorate and the ability to sell houses declines. The multi-family market can be divided into the for-sale market (i.e., condominiums) and the for-rent market (i.e., apartments), with the latter category generally considered as a crossover with commercial real estate, in that such properties are constructed as income-generating properties, similar to retail, office or industrial properties. Both single-family for-rent and multi-family apartments compete directly with student housing.

Overall, the student housing market has certain unique characteristics that distinguish it from other segments of the housing market. First, student housing is aimed only at those persons enrolled in college and not at the general population of renters. Second, the leasing cycle for student housing properties is defined by the academic calendar, which results in a finite leasing window and relatively low month-to-month turnover following the start of the academic year. Finally, student housing properties are designed to accommodate and appeal to the college lifestyle, which is significantly different from the lifestyle of a typical multi-family renter.

There are two major types of student housing properties: on-campus and off-campus. On-campus housing is generally owned and operated by educational institutions and is located on school property near or adjacent to classroom buildings and other campus facilities. Off-campus housing is generally owned and operated by private investors and is located in close proximity to campus (i.e., generally within a two-mile radius of the campus).

Purpose-built student housing refers to off-campus housing that is specifically designed and constructed as student housing with a view towards accommodating the unique characteristics of the student-tenant. While purpose-built student housing is classified as a multi-family housing product, it is significantly different from and more specialized than traditional multi-family housing products, which are offered to the broader pool of multi-family renters. Key features of purpose-built student housing that differentiate such properties from traditional multi-family apartments include:

•	“by the bed” lease terms and rental rates (as opposed to “by the unit” apartment leases);

•	bed/bath parity with private en suite baths;

•	fully furnished units;

•	bundled pricing, which typically includes utilities, cable and Internet;

•	enhanced security features, including keyed bedroom locks and gated entrances;

•	resort-style amenities (e.g., oversized pools, volleyball / basketball courts, clubhouses etc.); and

•	active residence life and student support programs.

Student Housing Demand Drivers

We believe that increasing demand for student housing will be driven primarily by four factors: population and enrollment growth, changing student preferences, institutional considerations and economic factors.

Population and Enrollment Growth

The primary driver of demand for student housing is college enrollment growth, which is in turn driven by population growth, family formation, birth rate and college attendance rates. College enrollment growth has been increasing steadily since the early 1990s as the “Echo Boom” generation started to reach college age. The Echo Boom generation is comprised of children of the Baby Boomers. The term “Baby Boomer” generally refers to individuals born in the U.S. between 1946 and 1964, a period of time during which there was a dramatic increase in births (i.e., a “baby boom”), and the term “Echo Boomers” refers to the children of Baby Boomers born between the mid-1970s and the end of the century. While the Echo Boomers can be considered to have started to turn 18 in the early 1990s through roughly 2020, as the graph below shows, the main period is estimated to be between approximately 1996 and 2012.

U.S. Population Turning 18 (1960-2020)

Another major driver of college enrollments is the increasing percentage of graduating high school students attending college. Following the original Baby Boom, the U.S. birth rate declined significantly and reached a trough in the mid-1970s. Despite this decline in birth rate and the corresponding decline in the number of people turning 18 through the 1980s and early 1990s, college enrollments actually continued to increase during this period, as a higher percentage of 18 to 24 year-olds went to college. According to the U.S. Census Bureau, the share of 18 to 24 year-old high school graduates choosing to attend college increased from 31.8% in 1980 to 46.1% in 2007, a trend which is expected to continue.

As of 2008, an estimated 18.7 million students were enrolled in colleges and universities, representing an increase of 28.9% from 10 years earlier. The Department of Education projects that college enrollments in the U.S. will further increase to 20.4 million by 2017, representing a total increase of 1.7 million students, or 9.1%, over the 2008 enrollment estimates.

College Enrollments (1957-2012)

Several other trends are also expected to influence college enrollments and the demand for student housing, including an increase in the percentage of full-time (versus part-time) enrollments and a trend toward longer enrollments.

Full-time Undergraduate Enrollments as % of Total Undergraduate Enrollments (2000-2016)

As illustrated below, only 29% of students that enrolled in public colleges in 2000 graduated within four years, and 55% graduated within six years. This trend toward longer time to degree completion has led to an increase in overall college enrollments and a corresponding increase in demand for student housing.

Time to Completion of Undergraduate Degree (Based on Enrollments in 2000)

Changing Student Preferences

We believe that other major factors driving the growth of the student housing market are the evolving preferences of student consumers and the perceived impact of student housing on the overall college experience. Modern-day college students tend to have a higher standard of living than previous generations of students, and such students are increasingly attracted to housing alternatives that offer a superior level of accommodations and amenities relative to traditional on-campus, “dormitory style” residence halls. Traditional on-campus housing alternatives have generally consisted of shared rooms, communal bathroom facilities and extremely limited (if any) amenities and parking. However, today’s college student is increasingly consumer-oriented and averse to the utilitarian and largely outdated design of traditional dormitory-style facilities. This ongoing evolution of student preferences should drive increased demand for purpose-built student housing, which is specifically designed to appeal to the modern day college student with broad amenities, enhanced privacy and a focus on improving the overall student lifestyle experience.

Institutional Considerations

While indications of overall demand trends can be measured using national statistics, student housing is ultimately a localized market with unique characteristics among individual local markets. Thus, when evaluating the attractiveness of a particular geographic market, it is important to consider the growth trends specific to the local college(s) in that market as well as the available housing stock (both on-campus and off-campus) within the market. Ultimately, institutional growth rates and their corresponding impact on student housing demand are dependent upon two important factors: student choice and institutional enrollment limits.

Students typically apply to more than one college in a prioritized hierarchy from a first choice institution through a sequence of descending choices. When first choice institutions are filled, students are forced to attend their second, third or other choice. As a result, enrollment limits and, in certain cases, the smaller increases in capacity at “first choice” institutions, are driving increasing numbers of students to enroll in schools located in alternative, medium-sized college markets. Thus, while large and established universities typically have the largest need for student housing in terms of absolute numbers, the most favorable growth characteristics are often found at schools located in medium-sized college markets.

Economic Factors

Macroeconomic variables can also play a significant role in college enrollment trends. Generally, economic expansion leads to job creation and drives the need for a more highly trained and well-educated workforce, which has been a key driver of the increase in the percentage of high school graduates choosing to enroll in college. However, college enrollments have also historically demonstrated some counter-cyclical characteristics that have yielded strong enrollment growth even during recessionary periods. During periods of high unemployment and limited job creation, more people are inclined to pursue higher education, often as a means to upgrade their employment prospects. As shown in the shaded areas below, college enrollments have consistently increased during recessionary periods.

Enrollment Growth and Recessions (1969-2008)

Economic conditions can also impact a student’s choice of college. As families come under increasing financial pressure, college-bound students are often forced to re-evaluate their options with a view toward finding more affordable educational alternatives. According to a survey referenced in US News and World Report (December 2008), out of 2,500 prospective college students nationwide, 57% indicated that they were considering a more affordable college because they were concerned about cost. As cost becomes a key consideration in the evaluation of college alternatives, students are increasingly considering schools located in alternative, medium-sized college markets, which can offer an attractive educational experience often for a fraction of the cost of private or flagship public institutions.

Change in Tuition at Public and Private Institutions (1964-2008)

Student Housing Supply Considerations

The supply of student housing has continued to decline due to several key factors, including institutional capital allocation policies and preferences, state budget cuts and other economic factors.

Institutional Capital Allocation

While colleges and universities are generally obligated to provide adequate classroom facilities and educational resources to accommodate their student bodies, these institutions are generally not required to provide housing options commensurate with enrollment levels. Similarly, college students are generally not required to live on-campus (although some smaller private colleges do have on-campus residency requirements). Due to budget cuts and capital allocation policies, institutions have increasingly limited their expenditures on the construction and renovation of on-campus housing, preferring instead to invest in programs and facilities that enhance their educational and research capabilities. As a result, a significant and increasing percentage of college students satisfy their housing needs with off-campus, private-market alternatives.

On-Campus Housing Capacity as a % of Undergraduate Enrollments at Public Universities

On-campus housing capacity is a measure of the amount of dormitory space available relative to the total number of students enrolled. As seen in the above chart, on-campus student housing capacity at public universities has declined since 1990. As of 2004, U.S. public universities had, on average, capacity to provide housing to only 24.8% of their undergraduate populations. This trend is expected to continue as state budget deficits increase and the financial ability of institutions to invest in new housing capacity remains constrained.

Dorm Capacity at Four-Year Schools, Top 15 States by Enrollment in (000s) (2004)

	Undergraduate	Dorm	Capacity as %	Capacity
State	Enrollment	Capacity	Enrollment	Shortfall

California	480.5	92.7	19%	387.8
Texas	391.7	77.9	20%	313.8
Florida	310.7	36.8	12%	273.8
New York	287	77.9	27%	209.1
Michigan	221.5	70.2	32%	151.3
Ohio	217.2	54.2	25%	163
Pennsylvania	211.3	70.5	33%	140.8
Indiana	163.3	38.7	24%	124.6
Georgia	160.6	36.2	23%	124.5	(1)
North Carolina	150	50.5	34%	99.6	(1)
Illinois	149.4	45.3	30%	104	(1)
Virginia	140.4	54.2	39%	86.2
Louisiana	131.8	26.5	20%	105.4	(1)
Wisconsin	128.1	35.9	28%	92.3	(1)
Colorado	124.2	25.3	20%	98.9

Total	3,267.7	792.8	24%	2,475.1	(1)

Source: National Center for Education Statistics, RREEF Research.

(1)	Capacity shortfall may not equal the difference between undergraduate enrollment and dorm capacity due to rounding.

Educational Budget Cuts

As state deficits increase, governments face difficult budget choices that often result in educational budget cuts. Budget cuts limit the ability of public institutions to invest in non-core assets such as on-campus student housing, thereby shifting the burden of providing student housing to the private sector. In the recent recessionary period, 38 states cut their educational budgets, while only 11 states increased their funding of higher education. Even well-funded private institutions are coping with budgetary pressures, as they seek to recoup significant endowment losses through reduced spending. As educational budgets continue to come under pressure and as student housing slips further down the list of spending priorities, the supply of suitable on-campus student housing is expected to continue to decline despite significantly increased enrollments.

% Change in Total Higher Education Funding by State (FY 2009 to FY 2010)

Other Economic Factors

As on-campus housing stock continues to decline in relation to enrollments, students are increasingly reliant on private-sector development to satisfy housing needs. However, funding for new development projects has become increasingly constrained amid the current economic environment. Refinancing initiatives have also been difficult as banks continuously look to reduce their exposure to commercial real estate loans. Together, these factors create a material restriction on the available supply of student housing, while demand for such housing continues to increase.

The Future of Student Housing

While the current accelerated growth in enrollments is projected to stabilize by 2016, as the Echo Boomer phase of population growth completes its cycle, college and university enrollments are nevertheless projected to continue rising over the next four decades throughout the first half of the century. Colleges and universities will have to find new ways to supply student housing as the supply of on-campus housing becomes obsolete and institutions are unable to fund the replacement of these beds. This should provide opportunities for private development and ownership of high-quality, purpose-built student housing.

BUSINESS AND PROPERTIES

Our Company

Campus Crest Communities, Inc. is a self-managed, self-administered and vertically-integrated developer, builder, owner and manager of high-quality, purpose-built student housing. Prior to this offering, our business was conducted through Campus Crest Group, which is wholly-owned and controlled by Ted W. Rollins, our co-chairman and chief executive officer, and Michael S. Hartnett, our co-chairman and chief investment officer, and certain members of their families. We intend to elect and qualify to be taxed as a REIT for U.S. federal income tax purposes commencing with our taxable year ending December 31, 2010.

We believe that we are one of the largest vertically-integrated developers, builders, owners and managers of high-quality, purpose-built student housing properties in the United States based on beds owned and under management. Upon completion of this offering and our formation transactions, we will own interests in 27 student housing properties containing approximately 5,048 apartment units and 13,580 beds. Our properties are located in 11 states and are all recently built, with an average age of approximately 2.2 years as of August 31, 2010. Twenty-one of our properties, containing approximately 3,920 apartment units and 10,528 beds, will be wholly-owned. Six of our properties, containing approximately 1,128 apartment units and 3,052 beds, will be owned through a joint venture with HSRE, in which we will own a 49.9% interest. We recently completed construction of three of our joint venture properties, each of which commenced operations in August 2010. As of September 10, 2010, the average occupancy for our 27 properties was approximately 89% and the average monthly rental revenue per occupied bed was approximately $468. Our properties are primarily located in medium-sized college and university markets, which we define as markets located outside of major U.S. cities that have nearby schools generally with overall enrollment of approximately 8,000 to 20,000 students. We believe such markets are underserved and are generally experiencing enrollment growth.

We were formed to continue and expand the student housing business of Campus Crest Group, which has been engaged in this business since 2004. All of our properties have been developed, built and managed by Campus Crest Group, generally based upon a common prototypical building design. We believe that our use of this prototypical building design, which we have built approximately 410 times at our 27 student housing properties (approximately 15 of such residential buildings comprise one student housing property), allows us to efficiently deliver a uniform and proven student housing product in multiple markets. All of our properties operate under The Grove® brand, and we believe that our brand and the associated lifestyle are effective differentiators that create higher visibility and appeal for our properties within their markets.

In addition to our existing properties, we actively seek new development opportunities. We expect that, subject to completion of this offering, we will commence building seven new student housing properties, four of which are expected to be wholly-owned by us and three of which are expected to be owned by a new joint venture with HSRE in which we expect to own a 20% interest. We are currently targeting completion of these seven properties for the 2011-2012 academic year. For each of these projects, we have conducted significant pre-development activities and are in the process of obtaining the necessary zoning and site plan approvals. In total, we have identified over 200 markets and approximately 80 specific sites within these markets as potential future development opportunities, and our current business plan contemplates the development of approximately five to seven new student housing properties per year. No assurance can be given that we will not adjust our business plan as it relates to development, or that any particular development opportunity will be undertaken or completed in accordance with our current expectations.

Our Competitive Strengths

We believe that we distinguish ourselves from other developers, builders, owners and managers of student housing properties through the following competitive strengths:

Experienced Management Team with Demonstrated Track Record. Our management team is led by Messrs. Rollins and Hartnett, each of whom has over 25 years of real estate investment, advisory and management experience. Our management team has overseen the financing, development, construction and management of all of our student housing properties with an aggregate cost of approximately $500 million and has grown our business to approximately 13,580 beds since 2004.

Modern, Well-Located Portfolio. The average age of our student housing properties is approximately 2.2 years as of August 31, 2010, which we believe is generally lower than most of our competitors’ properties. Our properties have all been developed and constructed based on a prototypical building design to essentially the same specifications. All of our properties (i) offer student-tenants bed-bath parity (private bathrooms), which we believe provides an advantage over older properties that generally have 3-2 and 4-2 bed bath configurations, (ii) have been configured with the latest Internet connectivity, which is critical to attracting student-tenants and (iii) offer a variety of modern amenities, which are designed to enhance the lifestyle of our student-tenants and facilitate a sense of community. In addition, our properties are located in close proximity to the campuses of the schools from which they draw student-tenants, with an average distance to campus of approximately 0.6 miles, thereby offering the “best of both worlds”—amenity-rich, apartment-style living and near, or on, campus convenience. We believe that our properties are generally among the most appealing in their respective markets, and we further believe that replication of our properties by existing local competitors would be difficult and expensive to effect.

Attractive, Branded Properties. All of our properties operate under The Grove® brand, and use the federally registered trademarks, The Grove® or The Grove—Fully Loaded College Living® to identify and promote the properties. All of our properties offer our student-tenants private bedrooms with en suite bathrooms, full furnishings, full kitchens with modern appliances, washers and dryers inside each unit, state-of-the-art technology, ample parking, and a broad array of other on-site amenities, such as resort-style swimming pools, tanning booths, basketball and volleyball courts, game rooms, coffee bars and community clubhouses with regularly planned social activities. We strive to offer not just an apartment but an entire lifestyle and community experience designed to appeal to the modern-day college student. This experience is anchored by our “RockStar” / Community Assistant program, through which we seek to employ local students who demonstrate leadership on campus (e.g., student council members, student athletes, extracurricular club officers) to help manage our student lifestyle programs and support our leasing efforts. We believe that The Grove® experience, coupled with our focused branding and marketing initiatives, differentiates our properties from those of our competitors.

Proven and Scalable Business Model. We believe that our vertically-integrated business model enables us to deliver properties economically while maintaining consistency in our building design, construction quality and amenity package. We believe that our use of a prototypical building design and volume purchasing, as well as our established relationships with student-housing focused regional subcontractors, provide us with an ability to achieve economies that may not be available to many competitors. We continue to refine our processes and systems in an effort to reduce costs and improve quality, having overseen the construction of the same prototypical residential building approximately 410 times during the last six years.

Focus on Underserved College Markets. We generally focus on medium-sized college and university markets. While total enrollments in these markets are generally lower than enrollments in larger educational markets, we believe that the overall market dynamics are often more favorable. For example, the enrollment growth rates in these markets often tend to be higher than in the larger educational markets as capacity constraints at larger universities and economic considerations are increasingly driving students toward these more accessible and affordable schools. Moreover, the supply of competitive alternative housing stock, both multi-family apartments and purpose-built student housing, often tends to be lower in these markets, which we believe allows us to achieve favorable leasing results on a relatively limited marketing and incentive budget.

Conservative Capitalization. Upon completion of this offering and the application of the net proceeds therefrom, we will have total consolidated indebtedness of approximately $60.8 million (which does not include any indebtedness we may incur in connection with any future distributions or any other unanticipated borrowings under our revolving credit facility), resulting in a debt to total market capitalization ratio of approximately     %, which we believe will provide us with incremental financing capacity to fund future growth opportunities. In addition, we expect to have 12 properties available to serve as collateral for the three-year, $125 million senior secured revolving credit facility we expect to obtain upon completion of this offering. Amounts outstanding under our revolving credit facility will bear interest at a floating rate equal to, at our election, the Eurodollar Rate or the Base Rate (each as defined in our revolving credit facility) plus a spread. The spread will depend upon our leverage ratio and will range from 2.75% to 3.50% for Eurodollar Rate based borrowings and from 1.75% to 2.50% for Base Rate based borrowings. We expect that this facility will be used for general corporate purposes, payment of distributions and to finance, among other things, identified future growth opportunities, including the seven properties that we expect to commence building upon completion of this offering, four of which are expected to be wholly-owned by us and three of which are expected to be owned by a new joint venture that we expect to establish with HSRE and in which we expect to own a 20% interest.

Our Business and Growth Strategies

Our objective is to maximize total returns to our stockholders through the pursuit of the following business and growth strategies:

Utilize Our Vertically-Integrated Platform. Our vertically-integrated platform performs each key function in the student housing value chain: project development, project construction, property management and asset management. Campus Crest Development, LLC, a North Carolina limited liability company, or “Campus Crest Development,” identifies markets, selects sites and acquires all entitlements; Campus Crest Construction, LLC, a North Carolina limited liability company, or “Campus Crest Construction,” oversees the design and construction of each project; The Grove Student Properties LLC, a North Carolina limited liability company doing business as Campus Crest Real Estate Management, or “The Grove Student Properties,” serves as our marketing, leasing and property management arm; and Campus Crest Asset Management, a division of Campus Crest Group, or “Campus Crest Asset Management,” oversees our capital structure, investment underwriting and investor relations. Our vertically-integrated platform allows us to become familiar with every facet of our student housing properties. We believe that the ongoing feedback and accountability facilitated by our vertically-integrated platform allow us to improve efficiency, reduce costs, control project timing and enhance the overall quality of our properties.

Target Attractive Markets. Prior to investing in a market, we conduct extensive due diligence to assess the market’s attractiveness (e.g., demographics and student population trends), as well as the available supply of on- and off-campus housing alternatives. We utilize a proprietary underwriting model with over 60 inputs to evaluate the relative attractiveness of each potential development market. While our market strategy considers a variety of factors, we generally focus on markets where: (i) total student enrollment exceeds 8,000; (ii) a majority of the student population resides off-campus; and (iii) sites that are in close proximity to campus can be purchased or leased at a reasonable cost. Our due diligence process is designed to identify markets in which we can operate successfully.

Optimize Our Properties and Brand Value. A key element of our strategy is to optimize the student lifestyle experience at our properties and enhance the value and recognition of our brand, The Grove®, through a consistent set of operating principles. We strive to offer properties that are designed to meet the unique needs of student-tenants, and to offer a variety of social activities and other programs that build a sense of community at our properties. Our property management group continually works with our “RockStar” / Community Assistant teams to design student lifestyle programs involving social, cultural, outreach, recreational, educational and spiritual activities, which we refer to as our “SCORES” program. We believe that our focus on enhancing student lifestyle and promoting a sense of community at our properties drives improved occupancy and allows us to charge premium rents.

Development Growth. We believe that our vertically-integrated platform generally allows us to generate more favorable returns by developing new properties versus acquiring existing properties from third parties. For these reasons, among others, we anticipate that in-house development will remain the primary driver of our growth. We expect that, subject to completion of this offering, we will commence building seven new student housing properties, four of which are expected to be wholly-owned by us and three of which are expected to be owned by a new joint venture with HSRE in which we expect to own a 20% interest. We are currently targeting completion of these seven properties for the 2011-2012 academic year. Additionally, our current business plan contemplates the development of approximately five to seven new student housing properties per year from our identified pipeline of opportunities, including the four wholly-owned properties and three joint venture properties discussed above. No assurance can be given that we will not adjust our business plan as it relates to development, or that any particular development opportunity will be undertaken or completed in accordance with our current expectations. See “—Expected 2011 Development Properties.”

Acquisition Growth. We may also seek to grow by selectively acquiring student housing properties from third parties. Generally, we anticipate that any properties acquired from third parties would meet our investment criteria for development properties and fit into our overall strategy in terms of property quality, proximity to campus, bed-bath parity, availability of amenities and return on investment. However, we may also seek to make opportunistic acquisitions of properties that we believe we can purchase at attractive pricing, reposition and operate successfully.

History

Campus Crest Communities, Inc., a Maryland corporation, was formed on March 1, 2010, at the direction of MXT Capital to continue and expand the student housing business of our predecessor entities that have been engaged in the student housing business since 2004. Our operating partnership, Campus Crest Communities Operating Partnership, LP, a Delaware limited partnership, was formed on March 4, 2010.

Ted W. Rollins, our co-chairman and chief executive officer, and Michael S. Hartnett, our co-chairman and chief investment officer are our initial directors, and MXT Capital is our sole stockholder. Accordingly, MXT Capital and Messrs. Rollins and Hartnett may be considered our promoters. From 2004 to 2010, our predecessor entities operated primarily as owners of student housing and providers of related development, construction and management services; our predecessor entities developed 27 properties, including three properties that opened in August 2010.

Our Properties

Upon completion of this offering and our formation transactions we will own interests in 27 properties. All of our properties are less than six years old and more than half of our properties are less than three years old. No single property accounts for more than 10% of our total assets or gross revenue as of and for the six months ended June 30, 2010 or as of and for the year ended December 31, 2009.

We have focused our investment activities on properties located in medium-sized college and university markets where we believe the overall market dynamics are favorable. We believe that 11 of our properties are the only purpose-built student housing properties serving the schools from which they draw student-tenants. All of our properties are modern facilities with private baths for each bedroom and are largely uniform throughout the portfolio, with each property having a similar appearance and amenities package along with The Grove® branding. We own and maintain federal trademark registrations on The Grove® and The Grove Fully Loaded College Living®, each of which we registered on November 20, 2007. Both registrations are valid for a term of ten years from the registration date, provided that between the fifth and sixth anniversary of the registration date we file affidavits and evidence of continued use under the Lanham Trademark Act. All of our properties are operated under the brand The Grove®. Our brand provides an identity for our marketing and selling activities, our operations and other on-site activities. The brand figures prominently on our web site, promotional materials and local signage and all of our properties, in general, have been based upon our common prototypical design.

Amenities at our properties generally include: a resort style swimming pool, basketball courts, beach volleyball courts, fire pits and barbeque areas and a large clubhouse featuring a 24-hour fitness center, library and computer center, tavern style game room with billiards and other games, tanning beds, coffee shop and study areas. All of our properties are fully furnished with ultrasuede upholstered couches and chairs and durable wood case goods, and have full kitchens as well as washers and dryers.

Each student-tenant at our properties executes an individual lease agreement with us that is generally guaranteed by a parent or guardian. Lease terms are generally 11.5 months, which provides us with approximately two weeks to prepare a unit for a new tenant if the current tenant is vacating upon the expiration of the lease. Rent is payable monthly in 12 equal installments. In addition to unlimited use of all the property amenities listed above, each tenant is entitled to cable, water/sewer and a $30 per month electricity allowance. Student-tenants are prohibited from subletting units without our prior written consent, which is conditional on, among other things, the payment of a transfer fee. Student-tenants are responsible for the outstanding lease obligations in the event that they are denied admission to, withdraw from or are placed on academic suspension or dismissed by, the college or university that our property services.

The following table presents certain summary information about our properties:

													Average
											Occupancy		Monthly
				Primary	Fall 2009		Distance to				as of		Rental Revenue
			Year	University	Overall		Campus		Number	Number	September 10,		Per
	City	State	Opened	Served	Enrollment		(miles)		of Units	of Beds	2010 (1)		Occupied Bed

	Wholly-Owned Properties
1	Asheville	NC	2005	University of NC Asheville	3,695		0.1		154	448	87%		$489
2	Carrollton	GA	2006	University of West Georgia	11,500		0.1		168	492	92%		$436
3	Las Cruces	NM	2006	New Mexico State University	18,497		0.4		168	492	82%		$440
4	Milledgeville	GA	2006	Georgia College & State University	6,633		0.1		168	492	99%		$524
5	Abilene	TX	2007	Abilene Christian University	4,838		0.5		192	504	84%		$438
6	Ellensburg	WA	2007	Central Washington University	10,187		0.5		192	504	96	% (2)	$483	(2)
7	Greeley	CO	2007	University of Northern Colorado	12,711		1.0		192	504	98%		$463
8	Jacksonville	AL	2007	Jacksonville State University	9,351		0.2		192	504	80%		$429
9	Mobile—Phase I (3)	AL	2007	University of South Alabama	14,522		On- Campus		192	504	100%		$466
10	Mobile—Phase II (3)	AL	2008	University of South Alabama	14,522		On- Campus		192	504	100%		$466
11	Nacogdoches	TX	2007	Stephen F. Austin State University	12,845		0.4		196	522	100%		$508
12	Cheney	WA	2008	Eastern Washington University	11,302		0.5		192	512	68	% (2)	$449	(2)
13	Jonesboro	AR	2008	Arkansas State University	12,156		0.2		192	504	99%		$440
14	Lubbock	TX	2008	Texas Tech University	30,049		2.1		192	504	92%		$473
15	Stephenville	TX	2008	Tarleton State University	8,598		0.8		192	504	75%		$470
16	Troy	AL	2008	Troy University	6,679		0.4		192	514	98%		$472
17	Waco	TX	2008	Baylor University	14,614		0.8		192	504	83%		$535
18	Wichita	KS	2008	Wichita State University	14,823		1.1		192	504	75%		$453
19	Wichita Falls	TX	2008	Midwestern State University	6,341		1.2		192	504	67%		$456
20	Murfreesboro	TN	2009	Middle Tennessee State University	25,188		0.8		186	504	98%		$442
21	San Marcos	TX	2009	Texas State University	30,816		1.7		192	504	100%		$554

Sub Total of Wholly-Owned Properties					13,327	(4)	0.6	(4)	3,920	10,528	89	% (5)	$472	(5)

	Joint Venture Properties—49.9% Ownership Interest
22	Lawrence	KS	2009	University of Kansas	29,242		1.6		172	500	75%		$458
23	Moscow (3)	ID	2009	University of Idaho	11,957		0.5		192	504	89%		$455
24	San Angelo	TX	2009	Angelo State University	6,387		0.3		192	504	84%		$470
25	Conway	AR	2010	University of Central Arkansas	11,781		0.4		180	504	93%		$440
26	Huntsville	TX	2010	Sam Houston State University	16,772		0.2		192	504	100%		$448
27	Statesboro	GA	2010	Georgia Southern University	19,086		0.7		200	536	100%		$447

Sub Total of Joint Venture Properties					15,871	(4)	0.6	(4)	1,128	3,052	90	% (5)	$452	(5)

Total Properties					13,892	(4)	0.6	(4)	5,048	13,580	89	% (5)	$468	(5)

(1)	Represents executed leases in hand for the 2010-2011 academic year.

(2)	The 2010-2011 academic year commences on September 22, 2010 at the primary university served by this property; accordingly, pre-academic year leasing is still ongoing at this property.

(3)	Property subject to a ground lease with an unaffiliated third-party.

(4)	Average.

(5)	Weighted average by number of leased beds as of September 10, 2010.

The following describes each of our wholly-owned properties:

The Grove at Asheville

Address:	600 Bulldog Drive Asheville, NC 28801		Year Opened: 2005

Market Information

Institution Served:		University of North Carolina, Asheville
Fall 2009 Overall Enrollment:		3,695

Property Statistics

Land Acreage:		16.60		Units	Beds

Square Feet:		182,488	2bed/2bath	14	28
Parking Spaces:		447	3bed/3bath	140	420

Distance to Campus:		0.1 miles	Total:	154	448

Occupancy (1):		87%

Average rental revenue per occupied bed (1):		$489
(1) As of September 10, 2010.

Financing

Debt:	$14,800,000		Post Offering Debt: $14,800,000
Rate:	5.77% fixed
Amortization:	Interest only until April 11, 2012, then 30 year amortizing
Maturity:	April 11, 2017; loan may be defeased

The University of North Carolina Asheville, or “UNCA,” is located in Asheville, North Carolina. As of the 2009 fall semester, UNCA had an overall enrollment of 3,695 students, with a full-time undergraduate enrollment of 3,132 students. All first year UNCA students are required to live on campus, and UNCA has capacity to house students on campus in several suite-style options. We do not believe that UNCA has any plans to renovate any of its existing beds or to develop any additional beds.

The Asheville, North Carolina student housing market is limited in scope due to the smaller size of UNCA. The properties we consider to be our main competitors are conventional multi-family options that rent by the unit. The Grove at Asheville is the market’s only purpose-built off-campus student housing community. We are not aware of any existing beds being renovated or additional beds being developed to serve this market.

The Grove at Carrollton

Address:	912 Lovorn Road Carrollton, GA 30117		Year Opened: 2006

Market Information

Institution Served:		University of West Georgia
Fall 2009 Overall Enrollment:		11,500

Property Statistics

Land Acreage:		14.93		Units	Beds

Square Feet:		198,797	2bed/2bath	12	24
Parking Spaces:		470	3bed/3bath	156	468

Distance to Campus:		0.1 miles	Total:	168	492

Occupancy (1):		92%

Average rental revenue per occupied bed (1):		$436
(1) As of September 10, 2010.

Financing

Debt:	$14,650,000		Post Offering Debt: $14,650,000
Rate:	6.13% fixed
Amortization:	Interest only until October 11, 2011, then 30 year amortizing
Maturity:	October 11, 2016; loan may be defeased

The University of West Georgia, or “UWG,” is located in Carrollton, Georgia, approximately 50 miles southwest of Atlanta, Georgia. As of the 2009 fall semester, UWG had an overall enrollment of 11,500 students, with a full-time undergraduate enrollment of 8,126 students. All UWG freshmen are required to live on campus, and UWG has capacity to house students on campus in traditional dormitory-style, suite-style, and apartment-style options. We do not believe that UWG has any plans to renovate any of its existing beds or develop any additional beds.

The Carrollton, Georgia student housing market offers several purpose-built options in addition to traditional multi-family options that compete with The Grove at Carrollton. We are not aware of any existing beds being renovated or any additional beds being developed to serve this market.

The Grove at Las Cruces

Address:	320 East Union Avenue Las Cruces, NM 88001		Year Opened: 2006

Market Information

Institution Served:		New Mexico State University
Fall 2009 Overall Enrollment:		18,497

Property Statistics

Land Acreage:		9.96		Units	Beds

Square Feet:		198,797	2bed/2bath	12	24
Parking Spaces:		504	3bed/3bath	156	468

Distance to Campus:		0.4 miles	Total:	168	492

Occupancy (1):		82%

Average rental revenue per occupied bed (1):		$440
(1) As of September 10, 2010.

Financing

Debt:	$15,140,000		Post Offering Debt: $15,140,000
Rate:	6.13% fixed
Amortization:	Interest only until October 11, 2011, then 30 year amortizing
Maturity:	October 11, 2016; loan may be defeased

New Mexico State University, or “NMSU,” is located in Las Cruces, New Mexico. As of the 2009 fall semester, NMSU had an overall enrollment of 18,497 students, with a full-time undergraduate enrollment of 12,621 students. NMSU does not require certain students to live on campus, although NMSU has capacity to house students on campus in traditional dormitory-style, suite-style, and apartment-style options. NMSU has plans to build a 300-bed apartment-style community to deliver in August 2011. It will be a second phase to an existing on-campus community.

The Las Cruces, New Mexico student housing market is mainly comprised of traditional multi-family options that rent by the unit. The Grove at Las Cruces is the market’s only purpose-built off-campus student housing community. We are not aware of any existing beds being renovated or any additional beds being developed to serve the off campus market.

The Grove at Milledgeville

Address:	500 West Franklin Street Milledgeville, GA 31061		Year Opened: 2006

Market Information

Institution Served:		Georgia College & State University
Fall 2009 Overall Enrollment:		6,633

Property Statistics

Land Acreage:		19.83		Units	Beds

Square Feet:		198,797	2bed/2bath	12	24
Parking Spaces:		459	3bed/3bath	156	468

Distance to Campus:		0.1 miles	Total:	168	492

Occupancy (1):		99%

Average rental revenue per occupied bed (1):		$524
(1) As of September 10, 2010.

Financing

Debt:	$16,250,000		Post Offering Debt: $16,250,000
Rate:	6.12% fixed
Amortization:	Interest only until October 11, 2011, then 30 year amortizing
Maturity:	October 1, 2016; loan may be defeased

Georgia College & State University, or “GCSU,” is located in Milledgeville, Georgia, approximately 100 miles southeast of Atlanta, Georgia. As of the 2009 fall semester, GCSU had an overall enrollment of 6,633 students, with a full-time undergraduate enrollment of 5,092 students. All first year GCSU students, with limited exceptions, are required to live on campus, and GCSU has capacity to house students on campus in suite-style and apartment-style options. We do not believe that GCSU has any plans to renovate any of its existing beds or to develop any additional beds.

The Milledgeville, Georgia student housing market offers a mix of purpose-built and traditional multi-family options that compete with The Grove at Milledgeville. One competitor property opened for the 2009 fall semester.

The Grove at Abilene

Address:	2702 North Judge Ely Boulevard Abilene, TX 79601		Year Opened: 2007

Market Information

Institution Served:		Abilene Christian University
Fall 2009 Overall Enrollment:		4,838

Property Statistics

Land Acreage:		9.22		Units	Beds

Square Feet:		209,999	2bed/2bath	72	144
Parking Spaces:		521	3bed/3bath	120	360

Distance to Campus:		0.5 miles	Total:	192	504

Occupancy (1):		84%

Average rental revenue per occupied bed (1):		$438
(1) As of September 10, 2010.

Financing

Debt:	$16,120,000		Post Offering Debt: $0
Rate:	6.40% fixed
Amortization:	Interest only for entire term
Maturity:	February 28, 2013; may be pre-paid at any time without penalty

Abilene Christian University, or “ACU,” is located in Abilene, Texas, approximately 185 miles west of Dallas, Texas. As of the 2009 fall semester, ACU had overall enrollment of 4,838 students. All ACU first and second year students, with limited exceptions, are required to live on campus, and ACU has capacity to house students on campus in traditional dormitory-style, suite-style, and apartment-style options. We do not believe that ACU has any plans to renovate any of its existing beds or to develop any additional beds.

The Abilene, Texas student housing market offers one purpose-built property in addition to The Grove at Abilene, as well as traditional multi-family options that rent by the unit that compete with The Grove at Abilene. We are not aware of any existing beds being renovated or any additional beds being developed to serve this market.

The Grove at Ellensburg

Address:	2420 Airport Road Ellensburg, WA 98926		Year Opened: 2007

Market Information

Institution Served:		Central Washington University
Fall 2009 Overall Enrollment:		10,187

Property Statistics

Land Acreage:		13.53		Units	Beds

Square Feet:		209,999	2bed/2bath	72	144
Parking Spaces:		566	3bed/3bath	120	360

Distance to Campus:		0.5 miles	Total:	192	504

Occupancy (1):		96%

Average rental revenue per occupied bed (1):		$483
(1) As of September 10, 2010. The 2010-2011 academic year commences on September 22, 2010 at the primary university served by this property; accordingly, pre-academic year leasing is still ongoing at this property.

Financing

Debt:	$18,757,143		Post Offering Debt: $0
Rate:	6.40% fixed
Amortization:	Interest only for entire term
Maturity:	February 28, 2013; may be pre-paid at any time without penalty

Central Washington University, or “CWU,” is located in Ellensburg, Washington, approximately 110 miles southeast of Seattle, Washington. As of the 2009 fall semester, CWU had an overall enrollment of 10,187 students. CWU does not publish full-time overall or undergraduate enrollment information specific to the Ellensburg, Washington campus. All CWU freshmen, with limited exceptions, are required to live on campus, and CWU has capacity to house students on campus in traditional dormitory-style, suite-style, and apartment-style options. A newly-constructed residence hall opened in fall 2009. We do not believe that CWU has any plans to develop any new residential projects.

The Ellensburg, Washington student housing market primarily offers traditional multi-family options that compete with The Grove at Ellensburg. While a number of properties target their marketing to CWU students, The Grove at Ellensburg is the market’s only purpose-built student housing community. We are not aware of any existing beds being renovated or any additional beds being developed to serve this market.

The Grove at Greeley

Address:	3202 11th Avenue Evans, CO 80620		Year Opened: 2007

Market Information

Institution Served:		University of Northern Colorado
Fall 2009 Overall Enrollment:		12,711

Property Statistics

Land Acreage:		11.47		Units	Beds

Square Feet:		209,999	2bed/2bath	72	144
Parking Spaces:		549	3bed/3bath	120	360

Distance to Campus:		1.0 miles	Total:	192	504

Occupancy (1):		98%

Average rental revenue per occupied bed (1):		$463
(1) As of September 10, 2010.

Financing

Debt:	$19,128,571		Post Offering Debt: $0
Rate:	6.40% fixed
Amortization:	Interest only for entire term
Maturity:	February 28, 2013; may be pre-paid at any time without penalty

University of Northern Colorado, or “UNC,” is located in Greeley, Colorado, approximately 65 miles north of Denver, Colorado. As of the 2009 fall semester, UNC had an overall enrollment of 12,711 students. Full-time undergraduate enrollment for fall 2009 has not been published. All newly admitted UNC students, with limited exceptions, are required to live on campus, and UNC has capacity to house students on campus in traditional dormitory-style, suite-style, and apartment-style options. UNC recently completed phase two of a new residence hall, and we do not believe that UNC has further plans to renovate any of its existing beds or to develop any additional beds.

The Greeley, Colorado student housing market offers a mix of purpose-built, traditional multi-family, and single-family options that compete with The Grove at Greeley. We are not aware of any existing beds being renovated or additional beds being developed to serve this market.

The Grove at Jacksonville

Address:	351 Nisbet Street NW Jacksonville, AL 36265		Year Opened: 2007

Market Information

Institution Served:		Jacksonville State University
Fall 2009 Overall Enrollment:		9,351

Property Statistics

Land Acreage:		15.82		Units	Beds

Square Feet:		209,999	2bed/2bath	72	144
Parking Spaces:		710	3bed/3bath	120	360

Distance to Campus:		0.2 miles	Total:	192	504

Occupancy (1):		80%

Average rental revenue per occupied bed (1):		$429
(1) As of September 10, 2010.

Financing

Debt:	$16,417,143		Post Offering Debt: $0
Rate:	6.40% fixed
Amortization:	Interest only for entire term
Maturity:	February 28, 2013; may be pre-paid at any time without penalty

Jacksonville State University, or “JSU,” is located in Jacksonville, Alabama, approximately 75 miles northeast of Birmingham, Alabama. As of the 2009 fall semester, JSU had an overall enrollment of 9,351 students, with a full-time undergraduate enrollment of 5,957 students. Beginning in the 2010 fall semester, all JSU freshmen, with limited exceptions, will be required to live on campus, and JSU has capacity to house students on campus in traditional dormitory-style and apartment-style options. Currently, JSU has one new residence hall under construction which is scheduled to deliver in time for the 2010 fall semester.

The Jacksonville, Alabama student housing market offers one purpose-built option (other than The Grove at Jacksonville) in addition to traditional multi-family and single-family options. We are not aware of any existing beds being renovated or any additional beds being developed to serve this market.

The Grove at Mobile—Phase I

Address:	375 Cleverdon Parkway Mobile, AL 36688		Year Opened: 2007

Market Information

Institution Served:		University of South Alabama
Fall 2009 Overall Enrollment:		14,522

Property Statistics

Land Acreage:		12.40		Units	Beds

Square Feet:		209,999	2bed/2bath	72	144
Parking Spaces:		551	3bed/3bath	120	360

Distance to Campus:		On-Campus	Total:	192	504

Occupancy (1):		100%

Average rental revenue per occupied bed (1):		$466
(1) As of September 10, 2010.

Financing

Debt:	$15,971,429		Post Offering Debt: $0
Rate:	6.40% fixed
Amortization:	Interest only for entire term
Maturity:	February 28, 2013; may be pre-paid at any time without penalty

The Grove at Mobile—Phase II

Address:	375 Cleverdon Parkway Mobile, AL 36688		Year Opened: 2008

Property Statistics

Land Acreage:		10.45		Units	Beds

Square Feet:		203,856	2bed/2bath	72	144
Parking Spaces:		527	3bed/3bath	120	360

Distance to Campus:		On-Campus	Total:	192	504

Occupancy (1):		100%

Average rental revenue per occupied bed (1):		$466
(1) As of September 10, 2010.

Financing

Debt:	$15,874,109		Post Offering Debt: $0
Rate:	LIBOR + 300bps; rate floor of 5.50%
Amortization:	25 year, with $1 million curtailment (2)
Maturity:	October 31, 2010; may be pre-paid at any time without penalty
(2) On the earliest to occur of the completion of this offering, the completion of a private placement of the equity interests in MXT Capital or Campus Crest Group, or October 31, 2010.

The University of South Alabama, or “USA,” is located in Mobile, Alabama. As of the 2009 fall semester, USA had an overall enrollment of 14,522 students, with a full-time undergraduate enrollment of 8,527 students. USA does not have a policy requiring students to live on campus. USA has capacity to house students on campus in suite-style and apartment-style options. USA has plans to build a 300-bed residence hall targeted for completion in the summer of 2011.

The Mobile, Alabama student housing market is primarily comprised of traditional multi-family and single-family options that compete with The Grove at Mobile.

The Grove at Mobile—Phase I opened in August of 2007. The Grove at Mobile—Phase II opened in August of 2008. Both properties were built on campus-owned land and operate under a long-term ground lease with USA. Each phase has a separate ground lease, and these ground leases are coterminous. A cross easement agreement allows all student-tenants full access to amenities in both phases. The physical structure of both phases differs from other Grove properties in that the exterior is all brick and each building has a metal roof. Additionally, ceilings in the units are approximately a foot higher than other Grove properties.

Discussion of Mobile, AL Ground Leases

We currently own two on-campus properties where we hold the land under ground lease agreements from USA Research and Technology Corporation, or “USART,” a related entity of USA, in Mobile, Alabama. USART leases the land from USA. Under the terms of these arrangements, our subsidiaries lease the real estate from USART and fund the development and construction costs generally with financing that is secured by our leasehold interest. Legal title to the real estate is owned by USA and legal title to the leasehold interest and the improvements is owned by us. We manage both properties in a manner consistent with all of our other properties.

Phase I Ground Lease Summary

•	Term: The initial term ends October 31, 2046, with a 20-year first renewal term and a 15-year second renewal term.

•	Rent: The annual base rent for the first five years of the initial term shall be equal to 8.5% of the appraised fair market value of the land. Beginning with the sixth year of the initial term and every five years thereafter until the termination of the lease, the annual base rent is subject to a Consumer Price Index, or “CPI,” increase that is not less than 5% or more than 7.5%. Annual base rent for the first five years of the first renewal term shall be equal to 8.5% of the then-appraised fair market value of the land. Annual base rent during the remainder of the renewal terms shall be adjusted every five years as provided above using the CPI for the last month of the initial term.

•	Property Manager: The manager of this property is The Grove Student Properties. The management agreement has an initial 10-year term, and thereafter is automatically renewed on a month-to-month basis with mutual termination rights upon 90 days’ notice. Our duties as manager are similar to those as a manager of our owned properties. The management agreement terminates upon termination of our ground lease.

•	Transferability: USART’s consent is not required for us to assign or sublease the premises. Prior to any assignment or subleasing to a third party other than one of our affiliates or a current USA student then leasing a portion of the premises, USART has the right of first opportunity to lease the premises under the same terms as those offered to the third party.

•	Right of First Refusal: USART has a right of first refusal to purchase our leasehold interest in the event we decide to accept a bona fide offer to sell it to any third party.

Phase II Ground Lease Summary

•	Term: The initial term ends October 31, 2046, with a 20-year first renewal term and a 15-year second renewal term.

•	Rent: The annual base rent for the first five years of the initial term is $125,000. Beginning with the sixth year of the initial term and every five years thereafter until the termination of the lease, the annual base rent is subject to a CPI increase that is not less than 7.5% or more than 11%. Annual base rent for the first five years of the first renewal term shall be equal to 8.5% of the then-appraised fair market value of the land. Annual base rent during the remainder of the renewal terms shall be adjusted every five years as provided above using the CPI for the last month of the initial term.

•	Property Manager: The manager of this property is The Grove Student Properties. The management agreement has an initial 10-year term, and thereafter is automatically renewed on a month-to-month basis with mutual termination rights upon 90 days’ notice. Our duties as manager are similar to those as a manager of our owned properties. The management agreement terminates upon termination of our ground lease.

•	Transferability: USART’s consent, which shall not be unreasonably withheld, is required prior to our assignment of the ground lease or our subleasing of the entirety of our interest in the premises. Prior to any assignment or subleasing to a third party other than one of our affiliates or a current USA student then leasing a portion of the premises, USART has the right of first opportunity to lease the premises under the same terms as those offered to the third party.

•	Right of First Refusal: USART has a right of first refusal to purchase our leasehold interest in the event we decide to accept a bona fide offer to sell it to any third party.

The Grove at Nacogdoches

Address:	1602 Cardinal Street Nacogdoches, TX 75961		Year Opened: 2007

Market Information

Institution Served:		Stephen F. Austin State University
Fall 2009 Overall Enrollment:		12,845

Property Statistics

Land Acreage:		13.85		Units	Beds

Square Feet:		217,493	2bed/2bath	66	132
Parking Spaces:		600	3bed/3bath	130	390

Distance to Campus:		0.4 miles	Total:	196	522
Occupancy (1):		100%
Average rental revenue per occupied bed (1):		$508
(1) As of September 10, 2010.

Financing

Debt:	$17,605,714		Post Offering Debt: $0
Rate:	6.40% fixed
Amortization:	Interest only for entire term
Maturity:	February 28, 2013; may be pre-paid at any time without penalty

Stephen F. Austin State University, or “SFA,” is located in Nacogdoches, Texas, approximately 140 miles north of Houston, Texas. As of the 2009 fall semester, SFA had an overall enrollment of 12,845 students, with a full-time undergraduate enrollment of 9,663 students. Undergraduate students under the age of 21 with fewer than 60 semester hours are required to live in on-campus residence halls, and SFA has capacity to house students on campus in traditional dormitory-style, suite-style, and apartment-style options. SFA has recently demolished an aged residence hall and has plans to build a replacement student living center to be completed and occupied for the 2010-2011 academic year.

The Nacogdoches, Texas student housing market is primarily comprised of traditional multi-family and single-family options that compete with The Grove at Nacogdoches. The Grove at Nacogdoches is the market’s only purpose-built student housing community. We are not aware of any existing beds being renovated or additional beds being developed to serve in the off campus market.

The Grove at Cheney

Address:	240 S. Cheney-Spangle Road Cheney, WA 99004		Year Opened: 2008

Market Information

Institution Served:		Eastern Washington University
Fall 2009 Overall Enrollment:		11,302

Property Statistics

Land Acreage:		13.10		Units	Beds

Square Feet:		214,935	2bed/2bath	64	128
Parking Spaces:		554	3bed/3bath	128	384

Distance to Campus:		0.5 miles	Total:	192	512

Occupancy (1):		68%
Average rental revenue per occupied bed (1):		$449
(1) As of September 10, 2010. The 2010-2011 academic year commences on September 22, 2010 at the primary university served by this property; accordingly, pre-academic year leasing is still ongoing at this property.

Financing

Debt:	$16,080,000		Post Offering Debt: $0
Rate:	LIBOR + 180bps; rate floor of 6.00% (1)
Amortization:	Interest only for entire term
Maturity:	January 31, 2011; may be pre-paid at any time without penalty
(1) $14,780,000 has a rate floor of 6.00% through October 31, 2010

Eastern Washington University, or “EWU,” is located in Cheney, Washington, approximately 18 miles south of Spokane, Washington. As of the 2009 fall semester, EWU had an overall enrollment of 11,302 students, with a full-time undergraduate enrollment of 8,631 students. EWU does not have a policy requiring students to live on campus. EWU has capacity to house students on campus in traditional dormitory-style, suite-style, and apartment-style options. We are not aware of any plans that EWU has to renovate any of its existing beds or to develop additional beds.

The Cheney, Washington student housing market is primarily comprised of traditional multi-family and single-family options that compete with The Grove at Cheney. We are not aware of any existing beds being renovated or any additional beds being developed to serve this market.

The Grove at Jonesboro

Address:	500 N. Caraway Road Jonesboro, AR 72401		Year Opened: 2008

Market Information

Institution Served:		Arkansas State University
Fall 2009 Overall Enrollment:		12,156

Property Statistics

Land Acreage:		14.00		Units	Beds

Square Feet:		211,943	2bed/2bath	72	144
Parking Spaces:		575	3bed/3bath	120	360

Distance to Campus:		0.2 miles	Total:	192	504

Occupancy (1):		99%
Average rental revenue per occupied bed (1):		$440
(1) As of September 10, 2010.

Financing

Debt:	$17,075,098		Post Offering Debt: $0
Rate:	LIBOR + 180bps; rate floor of 6.00%(1)
Amortization:	Interest only for entire term
Maturity:	January 31, 2011; may be pre-paid at any time without penalty
(1) $14,893,598 has a rate floor of 6.00% through October 31, 2010

Arkansas State University, or “A-State,” is located in Jonesboro, Arkansas, approximately 130 miles northeast of Little Rock, Arkansas and approximately 70 miles northwest of Memphis, Tennessee. As of the 2009 fall semester, A-State had an overall enrollment of 12,156 students, with a full-time undergraduate enrollment of 7,732 students. All A-State freshmen, with limited exceptions, are required to live on campus, and A-State has capacity to house students on campus in traditional dormitory-style, suite-style, and apartment-style options. A-State currently has two 50-bed residence halls under construction expected to be completed and occupied for the 2010-2011 academic year.

The Jonesboro, Arkansas student housing market is mainly comprised of traditional multi-family and single-family options that compete with The Grove at Jonesboro. The Grove at Jonesboro is the market’s only purpose-built student housing community. We are not aware of any existing beds being renovated or any additional beds being developed to serve this market.

The Grove at Lubbock

Address:	315 N. Utica Drive Lubbock, TX 79416		Year Opened: 2008

Market Information

Institution Served:		Texas Tech University
Fall 2009 Overall Enrollment:		30,049

Property Statistics

Land Acreage:		14.54		Units	Beds

Square Feet:		211,943	2bed/2bath	72	144
Parking Spaces:		654	3bed/3bath	120	360

Distance to Campus:		2.1 miles	Total:	192	504

Occupancy (1):		92%
Average rental revenue per occupied bed (1):		$473
(1) As of September 10, 2010.

Financing

Debt:	$16,440,000		Post Offering Debt: $0
Rate:	LIBOR + 180bps; rate floor of 6.00% through October 31, 2010
Amortization:	Interest only for entire term
Maturity:	January 31, 2011; may be pre-paid at any time without penalty

Texas Tech University, or “TTU,” is located in Lubbock, Texas. As of the 2009 fall semester, TTU had an overall enrollment of 30,049 students, with a full-time undergraduate enrollment of 22,061 students. TTU students with less than 30 hours of post-high school academic credit, with limited exceptions, are required to live on campus, and TTU has capacity to house students on campus in traditional dormitory-style, suite-style, and apartment-style options. We do not believe that TTU has any plans to renovate any of its existing beds or to develop any additional beds.

The Lubbock, Texas student housing market offers several purpose-built options in addition to traditional multi-family options that compete with The Grove at Lubbock. We are not aware of any existing beds being renovated or any additional beds being developed in this market.

The Grove at Stephenville

Address:	2825 W. Frey Street Stephenville, TX 76401		Year Opened: 2008

Market Information

Institution Served:		Tarleton State University
Fall 2009 Overall Enrollment:		8,598

Property Statistics

Land Acreage:		12.00		Units	Beds

Square Feet:		211,943	2bed/2bath	72	144
Parking Spaces:		533	3bed/3bath	120	360

Distance to Campus:		0.8 miles	Total:	192	504

Occupancy (1):		75%
Average rental revenue per occupied bed (1):		$470
(1) As of September 10, 2010.

Financing

Debt:	$16,080,000		Post Offering Debt: $0
Rate:	LIBOR + 180bps; rate floor of 6.00% (1)
Amortization:	Interest only for entire term
Maturity:	January 31, 2011; may be pre-paid at any time without penalty
(1) $14,830,000 has a rate floor of 6.00% through October 31, 2010

Tarleton State University, or “Tarleton,” is located in Stephenville, Texas, approximately 115 miles southwest of Dallas, Texas. As of the 2009 fall semester, Tarleton had an overall enrollment of 8,598 students, with a full-time undergraduate enrollment of 5,865 students. All first time freshman students who are under 21 years of age, prior to the start of his/her registered semester, and all transfer students who are under 21 years of age, prior to the start of his or her registered semester with less than 12 credits hours, are required to live on campus for two academic years. Tarleton has capacity to house students on campus in traditional dormitory-style, suite-style, and apartment-style options. Two residence halls were recently demolished to create space for the construction of a new residence hall with approximately 300 beds expected to be completed and occupied for the 2010-2011 academic year. There will be a net gain of approximately 118 beds on campus.

The Stephenville, Texas student housing market offers one purpose-built option (other than The Grove at Stephenville) in addition to traditional multi-family and single-family options that compete with The Grove at Stephenville. We are not aware of any existing beds being renovated or additional beds being developed to serve this market.

The Grove at Troy

Address:	920 E. Academy Street Troy, AL 36081		Year Opened: 2008

Market Information

Institution Served:		Troy University
Fall 2009 Overall Enrollment:		6,679 (Troy campus only)

Property Statistics

Land Acreage:		21.00		Units	Beds

Square Feet:		215,683	2bed/2bath	62	124
Parking Spaces:		560	3bed/3bath	130	390

Distance to Campus:		0.4 miles	Total:	192	514

Occupancy (1):		98%
Average rental revenue per occupied bed (1):		$472
(1) As of September 10, 2010.

Financing

Debt:	$17,440,000		Post Offering Debt: $0
Rate:	LIBOR + 180bps; rate floor of 6.00%(1)
Amortization:	Interest only for entire term
Maturity:	January 31, 2011; may be pre-paid at any time without penalty
(1) $16,115,000 has a rate floor of 6.00% through October 31, 2010

Troy University, or “Troy,” has its main campus in Troy, Alabama, approximately 50 miles southeast of Montgomery, Alabama. Troy University also has a large network of online course offerings and satellite campuses. For purposes of our property underwriting, we focus solely on demographics of the main campus in Troy, Alabama. As of the 2009 fall semester, the Troy, Alabama campus had an overall enrollment of 6,679 students, with a full-time undergraduate enrollment of 5,100 students. Students under 19 years of age are required to live on campus, with limited exceptions, and the Troy campus has capacity to house students on campus in traditional dormitory- style, suite-style, and apartment-style options. We do not believe that Troy has any plans to renovate any of its existing beds or to develop any additional beds.

The Troy, Alabama student housing market offers one purpose-built option (other than The Grove at Troy) in addition to traditional multi-family and single-family options that compete with The Grove at Troy. We are not aware of any existing beds being renovated or any additional beds being developed to serve this market.

The Grove at Waco

Address:	2826 S. University Parks Drive Waco, TX 76706		Year Opened: 2008

Market Information

Institution Served:		Baylor University
Fall 2009 Overall Enrollment:		14,614

Property Statistics

Land Acreage:		11.30		Units	Beds

Square Feet:		213,958	2bed/2bath	72	144
Parking Spaces:		519	3bed/3bath	120	360

Distance to Campus:		0.8 miles	Total:	192	504

Occupancy (1):		83%
Average rental revenue per occupied bed (1):		$535
(1) As of September 10, 2010.

Financing

Debt:	$16,741,718		Post Offering Debt: $0
Rate:	LIBOR + 180bps; rate floor of 6.00%(1)
Amortization:	Interest only for entire term
Maturity:	January 31, 2011; may be pre-paid at any time without penalty
(1) $15,741,718 has a rate floor of 6.00% through October 31, 2010

Baylor University, or “Baylor,” is located in Waco, Texas, approximately 100 miles south of Dallas, Texas. As of the 2009 fall semester, Baylor had an overall enrollment of 14,614 students, with a full-time undergraduate enrollment of 11,905 students. All Baylor freshmen are required to live on campus, and Baylor has capacity to house students on campus in traditional dormitory-style, suite-style, and apartment-style options. Baylor has indicated a desire to have sufficient beds on campus to house 50% of its students. Approximately 39% of Baylor students currently are housed on campus.

The Waco, Texas student housing market offers several purpose-built options in addition to traditional multi-family and single-family options that compete with The Grove at Waco. We are not aware of any existing beds being renovated or any additional beds being developed to serve this market.

The Grove at Wichita

Address:	2909 N. Oliver Street Wichita, KS 67220		Year Opened: 2008

Market Information

Institution Served:		Wichita State University
Fall 2009 Overall Enrollment:		14,823

Property Statistics

Land Acreage:		18.65		Units	Beds

Square Feet:		211,943	2bed/2bath	72	144
Parking Spaces:		592	3bed/3bath	120	360

Distance to Campus:		1.1 miles	Total:	192	504

Occupancy (1):		75%

Average rental revenue per occupied bed(1):		$453
(1) As of September 10, 2010.

Financing

Debt:	$16,062,180		Post Offering Debt: $0
Rate:	LIBOR + 180bps; rate floor of 6.00%(1)
Amortization:	Interest only for entire term
Maturity:	January 31, 2011; may be pre-paid at any time without penalty

(1) $15,184,180 has a rate floor of 6.00% through October 31, 2010

Wichita State University, or “WSU,” is located in Wichita, Kansas. As of the 2009 fall semester, WSU had an overall enrollment of 14,823 students, and had a full-time undergraduate enrollment of 8,138 students. All WSU freshmen, with limited exceptions, are required to live on campus, and WSU has capacity to house students on campus in traditional dormitory-style, suite-style, and apartment-style options. We do not believe that WSU has any plans to renovate any of its existing beds or to develop any additional beds.

The Wichita, Kansas student housing market offers primarily traditional multi-family options. The Grove at Wichita is the market’s only purpose-built student housing community. We are not aware of any existing beds being renovated or additional beds being developed to serve in this market.

The Grove at Wichita Falls

Address:	5005 Lake Park Drive Wichita Falls, TX 76302		Year Opened: 2008

Market Information

Institution Served:		Midwestern State University
Fall 2009 Overall Enrollment:		6,341

Property Statistics

Land Acreage:		14.48		Units	Beds

Square Feet:		211,943	2bed/2bath	72	144
Parking Spaces:		604	3bed/3bath	120	360

Distance to Campus:		1.2 miles	Total:	192	504

Occupancy (1):		67%

Average rental revenue per occupied bed (1):		$456
(1) As of September 10, 2010.

Financing

Debt:	$16,280,000		Post Offering Debt: $0
Rate:	LIBOR + 180bps; rate floor of 6.00% (1)
Amortization:	Interest only for entire term
Maturity:	January 31, 2011; may be pre-paid at any time without penalty
(1) $14,205,000 has a rate floor of 6.00% through October 31, 2010

Midwestern State University, or “MSU,” is located in Wichita Falls, Texas, approximately 145 miles northwest of Dallas, Texas. As of the 2009 fall semester, MSU had an overall enrollment of 6,341 students, with a full-time undergraduate enrollment of 4,168 students. Students under 21 years of age are required to live on campus unless they are married or live with their parents, and MSU has capacity to house students on campus in traditional dormitory-style, suite-style, and apartment-style options. A new residence hall was delivered in time for the 2009 fall semester. We do not believe that MSU has any plans to renovate any of its existing beds or to develop any additional beds.

The Wichita Falls, Texas student housing market is primarily comprised of traditional multi-family and single-family options. The Grove at Wichita Falls is the market’s only purpose-built student housing community. We are not aware of any existing beds being renovated or any additional beds being developed to serve in this market.

The Grove at Murfreesboro

Address:	1320 Journey Drive Murfreesboro, TN 37130		Year Opened: 2009

Market Information

Institution Served:		Middle Tennessee State University
Fall 2009 Overall Enrollment:		25,188

Property Statistics

Land Acreage:		13.63		Units	Beds

Square Feet:		212,213	2bed/2bath	60	120
Parking Spaces:		583	3bed/3bath	120	360
Distance to Campus:		0.8 miles	4bed/4bath	6	24

Occupancy (1):		98%	Total:	186	504

Average rental revenue per occupied bed (1):		$442
(1) As of September 10, 2010.

Financing

Debt:	$16,720,000		Post Offering Debt: $0
Rate:	LIBOR + 180bps; rate floor of 6.00% (1)
Amortization:	Interest only for entire term
Maturity:	January 31, 2011; may be pre-paid at any time without penalty

(1) $14,220,000 has a rate floor of 6.00% through October 31, 2010

Middle Tennessee State University, or “MTSU,” is located in Murfreesboro, Tennessee, approximately 35 miles southeast of Nashville, Tennessee. As of the 2009 fall semester, MTSU had an overall enrollment of 25,188 students, with a full-time undergraduate enrollment of 18,911 students. MTSU does not have a policy in place requiring certain students to live on campus. MTSU has capacity to house students on campus in traditional dormitory-style, suite-style, and apartment-style options. Three residence halls were recently renovated, and one residence hall currently is undergoing renovation.

The Murfreesboro, Tennessee student housing market offers several purpose-built options in addition to traditional multi-family and single-family options. We are not aware of any existing beds being renovated or additional beds being developed to serve this market.

The Grove at San Marcos

Address:	1200 East River Ridge Parkway San Marcos, TX 78666		Year Opened: 2009

Market Information

Institution Served:		Texas State University
Fall 2009 Overall Enrollment:		30,816

Property Statistics

Land Acreage:		19.39		Units	Beds

Square Feet:		211,943	2bed/2bath	72	144
Parking Spaces:		601	3bed/3bath	120	360

Distance to Campus:		1.7 miles	Total:	192	504

Occupancy (1):		100%

Average rental revenue per occupied bed (1):		$554
(1) As of September 10, 2010.

Financing

Debt:	$15,131,700		Post Offering Debt: $0
Rate:	LIBOR + 250bps; rate floor of 5.94%
Amortization:	Interest only for entire term
Maturity:	May 15, 2011 (with a one-year extension option); may be pre-paid at any time without penalty

Texas State University, or “TSU,” is located in San Marcos, Texas, approximately 35 miles southwest of Austin, Texas. As of the 2009 fall semester, TSU had an overall enrollment of 30,803 students, with a full-time undergraduate enrollment of 21,213 students. For the academic year beginning fall 2010, students under the age of 20 with fewer than 30 credit hours and students who graduated from high school within the preceding 12 months of the semester of their admission to TSU are required to live on campus, and TSU has capacity to house students on campus in traditional dormitory-style, suite-style, and apartment-style options. We are not aware of any plans that TSU has to renovate or develop additional beds on campus.

The San Marcos student housing market offers several purpose-built options in addition to traditional multi-family options. We are not aware of any existing beds being renovated or additional beds being developed to serve this market.

The following describes our Joint Venture properties:

The Grove at Lawrence

Address:	4301 West 24th Place Lawrence, KS 66047		Year Opened: 2009 Ownership %: 49.9%

Market Information

Institution Served:		University of Kansas
Fall 2009 Overall Enrollment:		29,242

Property Statistics

Land Acreage:		12.55		Units	Beds

Square Feet:		214,751	2bed/2bath	16	32
Parking Spaces:		523	3bed/3bath	156	468

Distance to Campus:		1.6 miles	Total:	172	500

Occupancy (1):		75%

Average rental revenue per occupied bed (1):		$458
(1) As of September 10, 2010.

Financing

Current Debt:	$16,000,000		Post Offering Debt: $16,000,000
Rate:	Prime + 150bps; rate floor of 6.25%
Amortization:	Interest only for entire term
Maturity:	February 4, 2012; may be pre-paid at any time without penalty

The University of Kansas, or “KU,” is located in Lawrence, Kansas, approximately 40 miles west of Kansas City. As of the 2009 fall semester, KU had an overall enrollment of 29,242 students, with a full-time undergraduate enrollment of 18,930 students. KU has capacity to house students on campus in traditional dormitory-style, suite-style, and apartment-style options. KU does not have a policy requiring students to live on campus. We are not aware of any plans that KU has to renovate or develop additional beds on campus.

The Lawrence, Kansas student housing market offers several purpose-built options in addition to traditional multi-family and single-family options. Two properties, in addition to The Grove at Lawrence, opened at the start of the 2009 fall semester.

The Grove at Moscow

Address:	209 East Southview Avenue Moscow, ID 83843		Year Opened: 2009 Ownership %: 49.9%

Market Information

Institution Served:		University of Idaho
Fall 2009 Overall Enrollment:		11,957

Property Statistics

Land Acreage:		13.80		Units	Beds

Square Feet:		211,256	2bed/2bath	72	144
Parking Spaces:		502	3bed/3bath	120	360

Distance to Campus:		0.5 miles	Total:	192	504

Occupancy (1):		89%

Average rental revenue per occupied bed (1):		$455
(1) As of September 10, 2010.

Financing

Current Debt:	$17,268,300		Post Offering Debt: $17,268,300
Rate:	LIBOR + 250bps; rate floor of 5.94%
Amortization:	Interest only for entire term
Maturity:	May 15, 2011 (with a one-year extension option); may be pre-paid at any time without penalty

The University of Idaho, or “UI,” is located in Moscow, Idaho, approximately 350 miles north of Boise, Idaho and 80 miles southeast of Spokane, Washington. As of the 2009 fall semester, UI had an overall enrollment of 11,957 students, with a full-time undergraduate enrollment of 8,288 students. Beginning in fall 2010, all first year students, with limited exceptions, will be required to live on campus, and UI has capacity to house students on campus in traditional dormitory-style, suite-style, apartment-style and Greek options. We are not aware of any plans that UI has to renovate or develop additional beds on campus.

The Moscow, Idaho student housing market is mainly comprised of traditional multi-family options. The Grove at Moscow is the market’s only purpose-built student housing community. We are not aware of any existing beds being renovated or additional beds being developed to serve this market.

We currently lease the real estate for this property from Indian Hills Trading Company, LLC, or “Indian Hills,” pursuant to a long-term ground lease. Legal title to the real estate is owned by Indian Hills, and legal title to the leasehold interest and the improvements is owned by us. The ground lease has an initial term of 99 years commencing July 28, 2008, with a 25-year extension option. The annual base rent is $78,000 for the first 2 years following the earlier to occur of the rent commencement date and the date we began grading the land and is $144,000 per annum thereafter. Our joint venture has the right to purchase the land and terminate the ground lease at any time during the term of the lease after September 1, 2009, for $1,000,000. In addition, Indian Hills owns certain other property that is adjacent to or near the property. For a period of two years from July 28, 2008, we have a right of first refusal to purchase such property if (a) Indian Hills receives a bona fide written offer for the purchase of all or any part of the other property or

(b) Indian Hills intends to use any part of the property for multifamily or student housing purposes.

The manager of this property is The Grove Student Properties. The management agreement has an initial one-year term, and thereafter is automatically renewed on an annual basis with mutual termination rights upon 60 days’ notice. Our duties as manager are similar to those as a manager of our owned properties. The management agreement terminates upon termination of our ground lease.

The Grove at San Angelo

Address:	4225 S. Jackson Street San Angelo, TX 76903		Year Opened: 2009 Ownership %: 49.9%

Market Information

Institution Served:		Angelo State University
Fall 2009 Overall Enrollment:		6,387

Property Statistics

Land Acreage:		32.06		Units	Beds

Square Feet:		211,943	2bed/2bath	72	144
Parking Spaces:		544	3bed/3bath	120	360

Distance to Campus:		0.3 miles	Total:	192	504

Occupancy (1):		84%

Average rental revenue per occupied bed (1):		$470
(1) As of September 10, 2010.

Financing

Current Debt:	$14,668,000		Post Offering Debt: $14,668,000
Rate:	LIBOR + 250bps; rate floor of 5.94%
Amortization:	Interest only for entire term
Maturity:	May 15, 2011 (with a one-year extension option); may be pre-paid at any time without penalty

Angelo State University, or “ASU,” is located in San Angelo, Texas, approximately 200 miles northwest of Austin, Texas. As of the 2009 fall semester, ASU had an overall enrollment of 6,387 students, with a full-time undergraduate enrollment of 4,899 students. Single undergraduate students with less than 60 semester credit hours, with limited exceptions, are required to live on campus, and ASU has capacity to house students on campus in traditional dormitory-style, suite-style, and apartment-style options. ASU recently completed construction of a new residence hall in early 2009. We are not aware of any plans that ASU has to renovate or develop additional beds on campus.

The San Angelo, Texas student housing market is comprised of one purpose-built option (other than The Grove at San Angelo) in addition to several traditional multi-family and single-family options that compete with The Grove at San Angelo. We are not aware of any existing beds being renovated or any additional beds being developed to serve this market.

The Grove at Conway

Address:	2730 Dave Ward Drive Conway, AR 72032	Year to Open: 2010-2011 academic year Ownership %: 49.9%

Market Information

Institution Served:		University of Central Arkansas
Fall 2009 Overall Enrollment:		11,781

Property Statistics

Land Acreage:		12.84		Units	Beds

Square Feet:		212,483	2bed/2bath	48	96
Parking Spaces:		539	3bed/3bath	120	360
Distance to Campus:		0.4 miles	4bed/4bath	12	48

Occupancy (1):		93%	Total:	180	504

Average rental revenue per occupied bed (1):		$440
(1) As of September 10, 2010.

Financing

Current Debt:	$16,000,000		Post Offering Debt: $16,000,000
Rate:	7.50% fixed
Amortization:	Interest only for entire term
Maturity:	July 2, 2012; may be pre-paid at any time without penalty

The University of Central Arkansas, or “UCA,” is located in Conway, Arkansas, approximately 30 miles northwest of Little Rock, Arkansas. As of the 2009 fall semester, UCA had an overall enrollment of 11,781 students, with a full-time undergraduate enrollment of 8,507 students. All UCA freshmen, with limited exceptions, are required to live on campus, and UCA has capacity to house students on campus in traditional dormitory-style, suite-style, and apartment-style options. We are not aware of any plans that UCA has to renovate or develop additional beds on campus.

The Conway, Arkansas student housing market is primarily comprised of traditional multi-family and single-family options. The Grove at Conway will be the market’s first purpose-built student housing community. We are not aware of any existing beds being renovated or any additional beds being developed to serve this market.

The Grove at Huntsville

Address:	2015 Sycamore Avenue Huntsville, TX 77340	Year to Open: 2010-2011 academic year Ownership %: 49.9%

Market Information

Institution Served:		Sam Houston State University
Fall 2009 Overall Enrollment:		16,772

Property Statistics

Land Acreage:		19.40		Units	Beds

Square Feet:		211,943	2bed/2bath	72	144
Parking Spaces:		594	3bed/3bath	120	360

Distance to Campus:		0.2 miles	Total:	192	504

Occupancy (1):		100%

Average rental revenue per occupied bed (1):		$448
(1) As of September 10, 2010.

Financing

Current Debt:	$13,355,000		Post Offering Debt: $13,355,000
Rate:	LIBOR + 400bps with floor of 6.00%
Amortization:	Interest only for entire term
Maturity:	January 1, 2012; may be pre-paid at any time without penalty

Sam Houston State University, or “SHSU,” is located in Huntsville, Texas, approximately 70 miles north of Houston, Texas. As of the 2009 fall semester, SHSU had an overall enrollment of 16,772 students, with a full-time undergraduate enrollment of 12,223 students, and SHSU has capacity to house students on campus in suite-style and apartment-style options. According to SHSU’s master plan, SHSU plans to develop an additional 731 beds in the future.

The Huntsville, Texas student housing market offers several purpose-built options in addition to traditional multi-family options. We are not aware of any existing off-campus beds being renovated or any additional beds being developed to serve this market.

The Grove at Statesboro

Address:	1150 Brampton Avenue Statesboro, GA 30458	Year to Open: 2010-2011 academic year Ownership %: 49.9%

Market Information

Institution Served:		Georgia Southern University
Fall 2009 Overall Enrollment:		19,086

Property Statistics

Land Acreage:		31.83 (includes pond)		Units	Beds

Square Feet:		226,035	2bed/2bath	64	128
Parking Spaces:		558	3bed/3bath	136	408

Distance to Campus:		0.7 miles	Total:	200	536

Occupancy (1):		100%

Average rental revenue per occupied bed (1):		$447
(1) As of September 10, 2010.

Financing

Current Debt:	$15,057,000, with possible increase to $16,130,000		Post Offering Debt: $15,057,000, with possible increase to $16,130,000
Rate:	LIBOR + 350bps, with floor of 5.00%
Amortization:	Interest only for entire term
Maturity:	February 12, 2012; may be pre-paid at any time without penalty

Georgia Southern University, or “GSU,” is located in Statesboro, Georgia, approximately 55 miles northwest of Savannah, Georgia. As of the 2009 fall semester, GSU had an overall enrollment of 19,086 students, with a full-time undergraduate enrollment of 14,799 students. All first year students, with limited exceptions, are required to live on campus and GSU has capacity to house students on campus in traditional dormitory-style, suite-style, and apartment-style options. A new 1,001-bed residence hall was delivered in time for the 2009 fall semester.

The Statesboro, Georgia student housing market offers several purpose-built options in addition to traditional multi-family options. We are not aware of any existing off campus beds being renovated or any additional beds being developed to serve this market.

Historical Occupancy and Monthly Revenue per Occupied Bed Data

The following tables set forth information about our properties’ historical occupancy and monthly revenue per occupied bed.

     Historical Average Occupancy by Property

											2010-11
											Academic
										Six Months	Year
				Year Ended						Ended	Based on
		Year	Number	December 31,						June 30,	Executed
Property		Opened	of Beds	2007		2008		2009		2010	Leases(1)

2005 and 2006 Openings
1	Asheville, NC	2005	448	81%		76%		81%		95%	87%
2	Carrollton, GA	2006	492	93%		92%		97%		98%	92%
3	Las Cruces, NM	2006	492	84%		81%		84%		84%	82%
4	Milledgeville, GA	2006	492	93%		97%		99%		98%	99%
2007 Openings
5	Abilene, TX	2007	504	92%	(2)	75%		72%		77%	84%
6	Ellensburg, WA	2007	504	99%	(2)	89%		89%		99%	96% (3)
7	Greeley, CO	2007	504	98%	(2)	89%		76%		75%	98%
8	Jacksonville, AL	2007	504	90%	(2)	73%		77%		81%	80%
9	Mobile, AL — Phase I	2007	504	99%	(2)	96%		93%		94%	100%
10	Nacogdoches, TX	2007	522	95%	(2)	94%		95%		96%	100%
2008 Openings
11	Cheney, WA	2008	512	—		82%	(2)	92%		97%	68% (3)
12	Jonesboro, AR	2008	504	—		91%	(2)	71%		76%	99%
13	Lubbock, TX	2008	504	—		69%	(2)	75%		82%	92%
14	Mobile, AL — Phase II	2008	504	—		88%	(2)	95%		96%	100%
15	Stephenville, TX	2008	504	—		64%	(2)	82%		97%	75%
16	Troy, AL	2008	514	—		99%	(2)	96%		94%	98%
17	Waco, TX	2008	504	—		34%	(2)	62%		89%	83%
18	Wichita, KS	2008	504	—		50%	(2)	68%		83%	75%
19	Wichita Falls, TX	2008	504	—		74%	(2)	74%		67%	67%
2009 Openings
20	Murfreesboro, TN	2009	504	—		—		91%	(1)	90%	98%
21	San Marcos, TX	2009	504	—		—		99%	(1)	98%	100%
22	Lawrence, KS (4)	2009	500	—		—		59%	(1)	64%	75%
23	Moscow, ID	2009	504	—		—		38%	(1)	46%	89%
24	San Angelo, TX	2009	504	—		—		81%	(1)	88%	84%
2010 Openings
25	Conway, AR	2010	504	—		—		—		—	93%
26	Huntsville, TX	2010	504	—		—		—		—	100%
27	Statesboro, GA	2010	536	—		—		—		—	100%

Weighted Averages (5)
Properties 1-4 (2005 and 2006 Openings)				88%		87%		91%		94%	90%
Properties 5-10 (2007 Openings)				96%		86%		84%		87%	93%
Properties 1-10 (2005 to 2007 Openings)				—		87%		86%		89%	92%
Properties 11-19 (2008 Openings)				—		73%		80%		87%	84%
Properties 1-19 (2005 to 2008 Openings)				—		—		83%		88%	89%
Properties 20-24 (2009 Openings)				—		—		69%		78%	89%
Properties 1-24 (2005 to 2009 Openings)				—		—		—		86%	88%
Properties 25-27 (2010 Openings)				—		—		—		—	98%
Properties 1-27 (2005 to 2010 Openings)				—		—		—		—	89%

(1)	As of September 10, 2010.

(2)	Average occupancy data in the year of opening generally reflects five months of results (i.e., August through December), except for Ellensberg, Washington and Cheney, Washington, each of which reflects four months of results (i.e., September through December).

(3)	The 2010-2011 academic year commences on September 22, 2010 at the primary university served by this property; accordingly, pre-academic year leasing is still ongoing at this property.

(4)	Occupancy for the year ended December 31, 2009 and the six months ended June 30, 2010 based on 300 available beds for the 2009-2010 academic year; the property has been expanded and now has a total of 500 beds available for the 2010-2011 academic year.

(5)	Weighted average by number of leased beds for each period and for each property grouping.

     Historical Average Monthly Revenue per Occupied Bed by Property(1)

										Six Months
										Ended
		Year	Number	Year Ended December 31,						June 30,
Property		Opened	of Beds	2007		2008		2009		2010

2005 and 2006 Openings
1	Asheville, NC	2005	448	$486		$536		$507		$515
2	Carrollton, GA	2006	492	414		434		433		453
3	Las Cruces, NM	2006	492	410		457		459		468
4	Milledgeville , GA	2006	492	486		481		503		526
2007 Openings
5	Abilene, TX	2007	504	453	(2)	485		470		477
6	Ellensburg, WA	2007	504	506	(2)	475		473		491 (3)
7	Greeley, CO	2007	504	471	(2)	476		477		498
8	Jacksonville, AL	2007	504	451	(2)	459		440		456
9	Mobile, AL — Phase I	2007	504	476	(2)	454		459		482
10	Nacogdoches, TX	2007	522	473	(2)	475		504		523
2008 Openings
11	Cheney, WA	2008	512	—		447	(2)	454		468 (3)
12	Jonesboro, AR	2008	504	—		430	(2)	465		480
13	Lubbock, TX	2008	504	—		479	(2)	486		498
14	Mobile, AL — Phase II	2008	504	—		435	(2)	465		479
15	Stephenville, TX	2008	504	—		454	(2)	486		486
16	Troy, AL	2008	514	—		446	(2)	465		484
17	Waco, TX	2008	504	—		497	(2)	538		539
18	Wichita, KS	2008	504	—		442	(2)	459		463
19	Wichita Falls, TX	2008	504	—		470	(2)	452		473
2009 Openings
20	Murfreesboro, TN	2009	504	—		—		476	(2)	478
21	San Marcos, TX	2009	504	—		—		540	(2)	543
22	Lawrence, KS	2009	500	—		—		436	(2)	476
23	Moscow, ID	2009	504	—		—		467	(2)	470
24	San Angelo, TX	2009	504	—		—		467	(2)	493

Weighted Averages (4)
Properties 1-4 (2005 and 2006 Openings)				$448		$474		$474		$491
Properties 5-10 (2007 Openings)				472		471		472		489
Properties 1-10 (2005 to 2007 Openings)				—		472		473		489
Properties 11-19 (2008 Openings)				—		454		473		486
Properties 1-19 (2005 to 2008 Openings)				—		—		473		488
Properties 20-24 (2009 Openings)				—		—		486		498
Properties 1-24 (2005 to 2009 Openings)				—		—		—		489

(1)	Reflects historical average total revenue per occupied bed (i.e., rental revenue and services revenue).

(2)	Average monthly revenue per occupied bed data in the year of opening generally reflects five months of results (i.e., August through December), except for Ellensberg, Washington and Cheney, Washington, each of which reflects four months of results (i.e., September through December).

(3)	The 2010-2011 academic year commences on September 22, 2010 at the primary university served by this property; accordingly, pre-academic year leasing is still ongoing at this property.

(4)	Weighted average by number of leased beds for each period and for each property grouping.

Expected 2011 Development Properties

Subject to completion of this offering, we expect to commence building four properties for our own account, with completion targeted for the 2011-2012 academic year. Information with respect to these expected wholly-owned developments is included in the following table:

			Primary	Fall 2009		Distance to				Estimated
		Targeted	University	Overall		Campus		Number	Number	Cost (1)
City	State	Completion	Served	Enrollment		(miles)		of Units	of Beds	($ in thousands)

Fort Wayne	IN	August 2011	Indiana University/ Purdue University	13,675		1.1		204	540	$19,926
Clarksville	TN	August 2011	Austin Peay State University	10,188		1.3		208	560	21,202
Ames	IA	August 2011	Iowa State University	27,945		0.3		216	584	21,411
Fort Collins	CO	August 2011	Colorado State University	25,413		On-Campus		224	624	25,380

Total Expected 2011 Consolidated Developments				19,305	(2)	0.7	(2)	852	2,308	$87,919

(1)	Actual costs may vary significantly from estimated costs.

(2)	Average.

Subject to completion of this offering, we expect to commence building three properties, which are expected to be owned by a new joint venture that we expect to establish with HSRE and in which we expect to own a 20% interest. Although we have entered into a non-binding letter of intent with HSRE relating to this potential joint venture, we have not entered into definitive documentation, and we do not plan to commence construction of these three properties until such time as a definitive agreement is reached with HSRE. We are currently targeting completion of these three properties for the 2011-2012 academic year. Information with respect to these expected joint venture developments is included in the following table:

			Primary	Fall 2009		Distance to				Estimated
		Targeted	University	Overall		Campus		Number	Number	Cost (1)
City	State	Completion	Served	Enrollment		(miles)		of Units	of Beds	($ in thousands)

Denton	TX	August 2011	University of North Texas	36,123		0.8		216	584	$24,873
Orono	ME	August 2011	University of Maine	11,867		0.5		188	620	24,278
Valdosta	GA	August 2011	Valdosta State University	12,391		1.9		216	584	21,150

Total Expected 2011 Joint Venture Developments				20,127	(2)	1.1	(2)	620	1,788	$70,301

(1)	Actual costs may vary significantly from estimated costs. Under certain circumstances, we expect that we will be responsible for funding the amount by which actual development costs for a project pursued by the venture exceed the budgeted development costs of such project (without any increase in our interest in the project).

(2)	Average.

Development activities involve significant risks and uncertainties, including risks of delays, cost overruns and the potential expenditure of funds on projects that are not ultimately developed. Additionally, we expect to develop three properties through a new joint venture with HSRE, and no assurance can be given that we will reach a definitive agreement with HSRE regarding this joint venture or that the terms of any such agreement will not be materially different from those currently contemplated. We do not plan to commence construction of these three properties until such time as a definitive agreement is reached with HSRE.

For each of our expected 2011 development properties, we have conducted significant pre-development activities and are in the process of obtaining the necessary zoning and site plan approvals, as well as other required permits. Additionally, our ability to commence construction of these properties will depend upon obtaining property-specific construction financing or financing these developments through other means. We have entered into agreements to acquire or ground lease the land necessary for the development of these properties, but we do not expect to close on the agreements until after the closing of this offering. No assurance can be given that these developments will be undertaken as currently expected, or, if undertaken, that they will be completed in accordance with our current expectations, including those with respect to targeted completion and estimated cost. In addition, with respect to any properties developed through the new joint venture that we expect to establish with HSRE, we expect that we will be responsible for funding the amount by which actual development costs for a project pursued by the venture exceed the budgeted development costs of such project (without any increase in our interest in the project). Moreover, no assurance can be given that these properties, if completed, will perform in accordance with our expectations. See “Risk Factors—Risks Related to Our Business and Properties—Developing properties will expose us to additional risks beyond those associated with owning and operating student housing properties, and could materially and adversely affect us”; “—The construction activities at our student housing properties expose us to liabilities and risks beyond those associated with the ownership and operation of student housing properties”; “—Our development activities are subject to delays and cost overruns, which could materially and adversely affect us”; “—We may not realize a return on our development activities in a timely manner, which could materially and adversely affect us”; “—Adverse economic conditions and dislocation in the credit markets have had a material and adverse effect on us and may continue to materially and adversely affect us”; “—Developing properties in new markets may materially and adversely affect us”; and “—Joint venture investments could be materially and adversely affected by our lack of sole decision-making authority, our reliance on our co-venturers’ financial condition and disputes between our co-venturers and us.”

Property Management and Monitoring

We maintain an on-site staff at each property, including a General Manager, Sales Manager and Facilities Manager. The on-site staff is responsible for all aspects of the property’s operations, including marketing, leasing administration, business administration, financial reporting, ongoing property maintenance, capital projects and residence life and student development. In addition, each property typically has nine student-tenants that live on-site and work for us on a part-time basis. These individuals, who we refer to as “Community Assistants” or “RockStars,” assist in developing lifestyle programming, among other things. We provide oversight to each property on an area basis, with each “area” typically comprised of six properties. Each area is staffed with an Area Manager, Area Sales Manager and Area Business Manager. The roles of our various staff members are described in greater detail below.

General Managers, Sales Managers and Facilities Managers. The General Manager is responsible for all facets of a property’s operation, including the development and implementation of student lifestyle programs, annual budgeting, collection of rents, administration of accounts payable, implementation of the annual marketing plan, administration of all leasing and marketing functions, coordination of property maintenance, asset preservation and capital improvement projects. The General Manager also supervises the residence life program and conducts all hiring, termination, and staff development of on-site personnel. The Sales Manager supports the General Manager and focuses on the leasing and lifestyle programs at the property. The Facilities Manager is responsible for coordinating all maintenance activity at the property and serving as a liaison for larger capital projects in concert with our in-house facilities group.

Community Assistants (“CAs” or “RockStars”). At each of our properties, we also have a work/live program, typically consisting of nine part-time positions for student staff members, who we refer to as our CAs or RockStars. At each property we generally maintain a ratio of 50-70 students per CA/RockStar. Our CAs/RockStars are selected by our management based upon a set of criteria, including interpersonal skills, leadership capabilities, responsibility, maturity and willingness to meet the challenges and expectations of the position. We use these positions to interface on a peer basis with our student-tenants and to assist with various duties at the properties. Further, we use this position as a feeder for us, which allows us to evaluate these part-time employees for potential full-time managerial positions with us after they graduate. It is a position that fits well with many students’ academic goals while affording them opportunities for personal growth and leadership development. The CAs/RockStars perform the duties of their position in exchange for their room and a stipend. CAs/RockStars are trained to provide support and assistance to our student-tenants on a variety of issues. The CAs/RockStars act as community facilitators by developing an atmosphere that promotes a sense of belonging, support and affiliation. In addition, the CAs/RockStars participate actively in developing and implementing the property’s programs and events in connection with our SCORES program. At all times, our CAs/RockStars are expected to be role models and maintain the highest standards of personal conduct. Through observation and interaction with the community, the CAs/RockStars help to identify potential problems and make appropriate referrals so that students may overcome obstacles to their academic achievement. Through their efforts to provide timely, accurate and thorough information in the appropriate format, CAs/RockStars contribute to the smooth and effective operations of our properties. We believe that this position is critical to the success of our properties.

Area Managers, Area Sales Managers, and Area Business Managers. The Area Manager is responsible for all facets of the operations of properties in his or her area, typically six properties per area. He or she monitors the performance of the properties and the compliance of each of the General Managers with our programs and policies to preserve operational standards across all of the properties in his or her area. The Area Manager is the conduit between centralized planning at our corporate level and decentralized execution at each of the properties. Similar to the property-level Sales Manager, the Area Sales Manager provides support to the leasing and lifestyle programming at all the properties in his or her area. As the corporate marketing department’s liaison to area and property operations, the Area Sales Manager monitors the consistency of The Grove® brand across the properties and collaborates with the Area and General Managers to market each property effectively. The Area Business Manager is a specialist in accounts receivable who reports to the Area Manager. He or she administers all charges and payments on resident accounts, performs daily deposits and bank statement reconciliations, manages collection efforts for both current and former residents, and supports the properties in matters of customer service.

Leasing and Marketing

Student housing properties are typically leased by the bed on an individual lease liability basis, unlike multi-family housing where leasing is by the unit. Individual lease liability limits each student-tenant’s liability to his or her own rent without liability for a roommate’s rent. A parent or guardian is required to execute each lease as a guarantor unless the student-tenant provides adequate proof of income. The number of lease contracts that we administer is therefore equivalent to the number of beds occupied rather than the number of units occupied.

Unlike traditional multi-family housing, most of our leases commence and terminate on the same dates each year. In the case of our typical 11.5-month leases, these dates coincide with the commencement of the universities’ fall academic term and typically terminate at the completion of the last subsequent summer school session. As such, we must re-lease each property in its entirety each year, resulting in significant turnover in our tenant population from year to year. As a result, we are highly dependent upon the effectiveness of our marketing and leasing efforts during the annual leasing season that typically begins in January and ends in August of each year.

Each year we implement a marketing and leasing plan to re-lease each property. We advertise through various media, including print advertising in newspapers, magazines and trade publications; direct mailers; radio advertising; promotional events and supporting public relation campaigns. We typically compete in the off-campus student housing market on the basis of:

•	the quality of our facilities, including their proximity to campus, as well as our properties’ physical location, the size and layout of units and the types of amenities offered;

•	rental terms, including price, which varies based on the market in which the property is located, and per-bed rental (individual lease liability), which allows individual student-tenants to avoid responsibility for the rental of an entire apartment unit;

•	community environment, including community facilities, amenities and programming, which is overseen by our staff of CAs/RockStars; and

•	our relationships with colleges and universities, which may result in our properties being recommended or listed in recruiting and admissions literature provided to incoming and prospective students.

Student Programming / SCORES Program

We believe that our success has been driven, in part, by our focus on student lifestyle programming, including our SCORES program. Our SCORES program is designed to enhance the student lifestyle by facilitating activities at our properties in the following areas:

•	Social: parties, group events, movie nights, bonfires, concerts, tavern/game nights, tailgating and homecoming events;

•	Cultural: attending plays, concerts, readings, art galleries and open microphone nights;

•	Outreach: blood drives, big brother/big sister programs, mentoring, food drives/themed activities;

•	Recreational: intramural sports teams and volleyball and basketball tournaments;

•	Educational: CPR training, resume writing workshops, nutrition classes, self-defense training and job interview rehearsals; and

•	Spiritual: bible studies, sing-alongs, campus church, guest speakers and reading groups.

We believe that our student programming enhances the lifestyle of our student-tenants and helps to create an environment that is conducive to academic and social success. We do not approach our properties as simply a place for students to live, but rather we seek to assist our student-tenants in building connections with their fellow student-tenants, their communities and the colleges and universities that they attend. We believe that our focus on student lifestyle programming differentiates us from our competitors and makes our properties more attractive to prospective student-tenants and their parents.

GO Team (Grove Outreach)

The Grove Outreach Team, or “GO Team,” is our service program that supports the various charitable initiatives that we implement at our properties and our corporate office. GO Teams are groups of student-tenants and non-student-tenants that support charitable work in the communities in which we operate. We believe that the GO Team creates emotional attachments to our communities through service while contributing to the areas in which we operate.

Transportation Arrangements

Upon completion of this offering and our formation transactions, we will enter into certain transportation arrangements. We will lease an automobile for each of Messrs. Rollins, Hartnett, Howell, and Bobbitt and Ms. King, with a cost not to exceed $12,000 per year per officer. We will also lease two aircraft from entities in which Ted W. Rollins, our co-chairman and chief executive officer, and Michael S. Hartnett, our co-chairman and chief investment officer, have indirect minority interests. Our payments under the leases are structured to equal our pro rata carrying and operating costs of the aircraft based on our actual usage. As such, it is not expected that the lessors of the aircraft will receive any material profit from the lease payments.

We will own interests in 27 student housing properties located in 11 states. Additionally, our current business plan contemplates the development of approximately five to seven new student housing properties per year. Our properties are located in, and we expect that properties that we develop in the future likely will be located in, medium-sized college and university markets, many of which are not easily accessible by commercial airline service. Our senior officers and management are frequently required to travel to our properties, development sites and potential development sites on short notice in connection with the performance of their obligations to us. We believe that our leased aircraft provide an efficient and appropriate means for our management team to monitor our operating properties and supervise our development activities, as well as identify and perform diligence on sites for potential future development.

Competition and Competitive Advantages

Competition from Universities and Colleges

We are subject to competition for student-tenants from on-campus housing owned by universities and colleges. On-campus student housing has inherent advantages over off-campus student housing (such as the majority of our properties) in integration with the academic community, which may cause student-tenants to prefer on-campus housing to off-campus housing. Additionally, colleges and universities may have financial advantages that allow them to provide student housing on more attractive terms than we are able to. For example, colleges and universities can generally avoid real estate taxes and borrow funds at lower interest rates than private, for profit real estate concerns, such as us. However, residence halls owned and operated by the primary colleges and universities in the markets in which we operate typically charge lower rental rates but offer fewer amenities than those offered at our properties.

Despite the inherent advantages of on-campus housing, most universities are able to house only a small percentage of their overall enrollment, and are therefore highly dependent on the off-campus market to provide housing for their students. High-quality and well run off-campus student housing can therefore be a critical component of an institution’s ability to attract and retain students. Accordingly, universities and colleges often have an interest in encouraging and facilitating the construction of modern off-campus housing alternatives.

Competition from Private Owners

We also compete with other regional and national owner-operators of off-campus student housing in a number of markets as well as with smaller local owner-operators. Currently, the industry is fragmented with no participant holding a dominant market share. There are a number of student housing properties that are located near or in the same general vicinity of many of our properties and that compete directly with our properties. We believe that a number of other large national companies with substantial financial and marketing resources may be potential entrants in the student housing business. The activities of any of these companies could cause an increase in competition for student-tenants and for the acquisition, development and management of other student housing properties, which could reduce the demand for our properties.

University Relations Advisory Board

We are in the process of forming a university relations advisory board that we expect will be effective upon completion of this offering. This board will be charged with facilitating our communication with the academic community, further developing our relationships with colleges and universities, and improving our understanding of the evolving needs and preferences of our student tenants. The advisory board will be chaired by Mr. Howell, who will be our president and chief operating officer upon completion of this offering, and will have   additional members that will be selected from the faculties and administrations of various universities. We expect that the advisory board will meet semi-annually to discuss and evaluate opportunities to enhance our business model and to better serve our college, university and student constituents. Members of the advisory board will not be compensated for their services; however, we will reimburse members who are not employees of the company for their out-of-pocket expenses incurred in connection with attending board meetings. We have identified and confirmed the intended participation of the following individuals:                                       . While we believe that the advisory board will be a useful resource in continuing to refine our business model and student housing product, no assurance can be given that we will be successful in forming our advisory board or, if formed, that such advisory board will lead to increased opportunities for us.

Insurance

We carry comprehensive liability, fire, extended coverage, terrorism and rental loss insurance covering all of the properties in our portfolio. Our insurance includes coverage for earthquake damage to properties located in seismically active areas, windstorm damage to properties exposed to hurricanes, and terrorism insurance on all of our properties. In each case, we believe the coverage limits on applicable deductibles are commercially reasonable. All insurance policies are subject to coverage extensions that are typical for our business. We do not carry insurance for generally uninsured losses such as loss from riots or acts of God. We believe the policy specifications and insured limits are appropriate given the relative risk of loss, the cost of the coverage and industry practice and, in the opinion of our management, the properties in our portfolio are adequately insured. See “Risk Factors—Risks Related to the Real Estate Industry—Uninsured losses or losses in excess of insured limits could materially and adversely affect us.”

Regulation

General

Student housing properties are subject to various laws, ordinances and regulations, including regulations relating to common areas. We believe that each of our operating properties has the necessary permits and approvals to operate its business. Apartment community properties are subject to various laws, ordinances and regulations, including regulations relating to recreational facilities, such as swimming pools, activity centers and other common areas.

Americans With Disabilities Act

Our properties must comply with Title III of the ADA, to the extent that such properties are “public accommodations” as defined by the ADA. The ADA may require removal of structural barriers to access by persons with disabilities in certain public areas of our properties where such removal is readily achievable. We believe that our properties are in substantial compliance with the ADA and that we will not be required to make substantial capital expenditures to address the requirements of the ADA. However, noncompliance with the ADA could result in imposition of fines or an award of damages to private litigants. The obligation to make readily achievable accommodations is an ongoing one, and we will continue to assess our properties and to make alterations as appropriate in this respect.

Fair Housing Act

The FHA, its state law counterparts and the regulations promulgated by the U.S. Department of Housing and Urban Development, or “HUD,” and various state agencies, prohibit discrimination in housing on the basis of race or color, national origin, religion, sex, familial status (including children under the age of 18 living with parents or legal custodians, pregnant women and people securing custody of children under 18) or handicap (disability) and, in some states, on financial capability. A failure to comply with these laws in our operations could result in litigation, fines, penalties or other adverse claims, or could result in limitations or restrictions on our ability to operate, any of which could have an adverse effect on our cash flows from operations. We believe that our properties are in substantial compliance with the Federal Fair Housing Act.

Environmental Matters

Some of our properties contain, or may have contained, or are adjacent to or near other properties that have contained or currently contain storage tanks for the storage of petroleum products or other hazardous or toxic substances. These operations create a potential for the release of petroleum products or other hazardous or toxic substances. Third parties may be permitted by law to seek recovery from owners or operators for personal injury or property damages arising from releases from such tanks. Additionally, third parties may be permitted by law to seek recovery from owners or operators for personal injury or property damage associated with exposure to other contaminants that may be present on, at or under the properties, including, but not limited to, petroleum products and hazardous or toxic substances. Also, some of the properties include regulated wetlands on undeveloped portions of such properties and mitigated wetlands on or near our properties, the existence of which can delay or impede development or require costs to be incurred to mitigate the impact of any disturbance. Absent appropriate permits, we can be held responsible for restoring wetlands and be required to pay fines and penalties.

When excessive moisture accumulates in buildings or on building materials, mold growth may occur, particularly if the moisture problem remains undiscovered or is not addressed over a period of time. Some molds may produce airborne toxins or irritants. Concern about indoor exposure to mold has been increasing as exposure to mold may cause a variety of adverse health effects and symptoms, including allergic or other reactions. Some of our properties may contain microbial matter such as mold and mildew. The presence of significant mold at any of our properties could require us to undertake a costly remediation program to contain or remove the mold from the affected property. The presence of significant mold could expose us to liability from student-tenants, employees and others if property damage or health concerns arise.

If any property in our portfolio is not properly connected to a water or sewer system, or if the integrity of such systems are breached, microbial matter or other contamination can develop. If this were to occur, we could incur significant remedial costs and we may also be subject to private damage claims and awards, which could be material. If we become subject to claims in this regard, it could materially and adversely affect us and our insurability for such matters in the future.

Independent environmental consultants conducted Phase I environmental site assessments on all of our properties. Phase I environmental site assessments are intended to evaluate information regarding the environmental condition of the surveyed property and surrounding properties based generally on visual observations, interviews and certain publicly available databases. These assessments do not typically take into account all environmental issues including, but not limited to, testing of soil or groundwater, comprehensive asbestos survey or an invasive inspection for the presence of mold contamination. In some cases where prior use was a concern, additional study was undertaken.

These assessments may have failed to reveal all environmental conditions, liabilities, or compliance concerns. Material environmental conditions, liabilities, or compliance concerns may have arisen after the assessments were conducted or may arise in the future. In addition, future laws, ordinances or regulations may impose material additional environmental liability. The costs of future environmental compliance may affect our ability to pay distributions to our stockholders and such costs or other remedial measures may be material to us.

We cannot assure you that costs of future environmental compliance will not affect our ability to pay distributions to our stockholders or that such costs or other remedial measures will not be material to us. See “Risk Factors—Risks Related to the Real Estate Industry—The conditions at some of our properties may expose us to liability and remediation costs related to environmental matters, which could materially and adversely affect us.”

Employees

As of August 31, 2010, we had approximately 527 employees, consisting of:

•	approximately 466 on-site employees, including 334 Community Assistants/RockStars (who we employ on a part-time basis);

•	approximately 15 persons in The Grove Student Properties;

•	two persons in Campus Crest Development;

•	approximately 20 persons in Campus Crest Construction and its facilities division; and

•	approximately 24 executive, corporate administration and financial personnel.

Our employees are not currently represented by a labor union.

Offices

Our principal executive offices are located at 2100 Rexford Road, Suite 414, Charlotte, NC 28211. We also have management offices at each of our properties.

Legal Proceedings

In the normal course of business, we are subject to claims, lawsuits and legal proceedings. While it is not possible to ascertain the ultimate outcome of such matters, we believe that the aggregate amount of such liabilities, if any, in excess of amounts provided or covered by insurance, will not have a material adverse effect on our financial position or results of operations. We are not involved in any material litigation nor, to our knowledge, is any material litigation currently threatened against us or our properties or subsidiaries, other than routine litigation arising in the ordinary course of business.

MANAGEMENT

Directors, Director Nominees, Executive Officers and Senior Management

Upon completion of this offering, our board of directors will consist of seven members, a majority of which will be independent in accordance with the general independence standards of the NYSE. All of our directors will be elected at each annual meeting of our stockholders to serve until the next annual meeting of stockholders and until their successors are duly elected and qualified. Subject to rights granted under any employment agreements, officers serve at the pleasure of our board of directors.

Our directors, director nominees, executive officers and certain other members of our senior management team, their ages and titles are as follows:

Name	Age	Titles

Ted W. Rollins	48	Co-Founder, Co-Chairman of the Board and Chief Executive Officer
Michael S. Hartnett	51	Co-Founder, Co-Chairman of the Board and Chief Investment Officer
Earl C. Howell	60	President and Chief Operating Officer
N. Anthony Coles	50	Independent Director Nominee
Richard S. Kahlbaugh	50	Independent Director Nominee
Denis L. McGlynn	64	Independent Director Nominee
William G. Popeo	52	Independent Director Nominee
Daniel L. Simmons	57	Independent Director Nominee
Donald L. Bobbitt, Jr.	41	Executive Vice President and Chief Financial Officer
Shannon N. King	38	Executive Vice President and Chief Marketing Officer
Brian L. Sharpe	51	Executive Vice President and Division President—Development, Construction and Facilities
Howard J. Weissman	41	Senior Vice President—Corporate Controller

The following is a biographical summary of the experience of our directors, director nominees, executive officers and certain other senior officers.

Ted W. Rollins. Mr. Rollins is the co-chairman of our board of directors and our chief executive officer. Mr. Rollins, together with Mr. Hartnett, founded Campus Crest Group in 2004. As a co-founder and co-owner of Campus Crest Group, Mr. Rollins has a comprehensive knowledge of our history and operations and is therefore well qualified to serve as the co-chairman of our board of directors. His core focus has been on operations and finance, while working together with Mr. Hartnett to source development opportunities and oversee construction. Prior to founding us in 2004, Mr. Rollins, together with Mr. Hartnett, co-founded and managed companies that have successfully developed and operated service-enriched housing properties. Mr. Rollins is an owner of MXT Capital, which is a holding company whose primary holding is its interest in Campus Crest Group. Mr. Rollins has also directed several private real estate focused investment funds. From 1998 through 2002, he was president of St. James Capital, an investment company focused on research-based, structural land investment and niche income property opportunities. From 1991 to 1996, Mr. Rollins served as president of The Balance Group, a private equity investment group focused on investing in and providing advisory services to small operating companies. Mr. Rollins founded The Balance Group in 1991. He was president of Rollins Investments, Inc., a real estate development and property management company with investments in retail, hospitality and mixed-use developments, or “Rollins Investments,” from 1988 to 1991, and chief financial officer of RealtiCorp®, a research-based land fund which focused on procurement of land for multi-site users such as retail chains, restaurants and convenience stores from 1996 to 1998. He began his career at Drexel Burnham Lambert as a real estate investment banker in 1985. Mr. Rollins received his BSBA from the Citadel and his MBA from the Fuqua School of Business at Duke University.

Michael S. Hartnett. Mr. Hartnett is the co-chairman of our board of directors and our chief investment officer. Mr. Hartnett, together with Mr. Rollins, founded Campus Crest Group in 2004. As a co-founder and co-owner of Campus Crest Group, Mr. Hartnett has a comprehensive knowledge of our history and operations and is therefore well qualified to serve as the co-chairman of our board of directors. His core focus has been on building the development and construction organizations, while working together with Mr. Rollins to oversee operations and finance. Mr. Hartnett is also an owner of MXT Capital. Prior to founding us in 2004, Mr. Hartnett has co-founded and managed companies that have successfully developed and operated service-enriched housing properties. He was founder and president of the Percheron Group, a real estate development management services company, and partnered with several ownership groups that focused on student housing opportunities across the southeast United States. He was a co-founder and executive vice president of Senior LifeChoice, LLC, a nationally recognized regional developer and operator of service-enriched senior housing communities. He was vice president of Rollins Investments, from 1990 to 1994. Mr. Hartnett received his BS degree in structural engineering from the University of Maine and his MBA from the Fuqua School of Business at Duke University.

Earl C. Howell. Mr. Howell will be our president and chief operating officer upon completion of this offering. Mr. Howell has been providing consulting services to us since October 2009. From 2002 to April 2009, he served in multiple positions with Silverton Bank and its predecessor, The Bankers Bank, including serving as chief operating officer of Silverton Bank, N.A. from 2007 until his departure in April 2009. In his role as chief operating officer at Silverton, Mr. Howell’s responsibilities included regional branch administration, payment and settlement operations, information technology and human resources, and involved oversight of over 200 employees. In May 2009, subsequent to Mr. Howell’s departure, the Office of the Comptroller of the Currency appointed the Federal Deposit Insurance Corporation as receiver for Silverton Bank, N.A., and in June 2009, Silverton Financial Services, Inc., the parent holding company of Silverton Bank, N.A., filed a chapter 7 petition under the federal bankruptcy code. In May 2009, Mr. Howell founded Harlequin Consulting, a private consulting firm specializing in strategy and executive compensation. In addition to Mr. Howell’s professional experience, he served for 30 years on both active duty and reserve in the U.S. Army, attaining the rank of Colonel, Special Forces and serving with deployments ranging from Vietnam to Bosnia. Mr. Howell received his BA and his MBA from the University of North Carolina at Chapel Hill, and he is also a graduate of the U.S. Army War College.

Donald L. Bobbitt, Jr. Mr. Bobbitt is an executive vice president and our chief financial officer and served as the chief financial officer of Campus Crest Group since January 2008. From April 2006 to December 2007, Mr. Bobbitt was chief financial officer of Motorsports Authentics, LLC, a private company which marketed and distributed NASCAR motorsports licensed merchandise. Prior to this, Mr. Bobbitt had an eleven-year career with Speedway Motorsports, Inc., a NYSE listed company, where he served in a variety of positions, including vice president of business operations, assistant corporate controller and vice president of finance. Prior to Speedway Motorsports, Inc., Mr. Bobbitt was in the financial services practice at Deloitte & Touche LLP. Mr. Bobbitt received his BS from Wake Forest University and is a certified public accountant.

Shannon N. King. Ms. King is an executive vice president and our chief marketing officer and served as the chief marketing officer of Campus Crest Group since July 2009. As our chief marketing officer, Ms. King has overall responsibility for sales management, channel management, public relations, marketing communications (including advertising and promotions), pricing, market research and customer service. From September 2007 to July 2009, Ms. King served as president of The Grove Student Properties, our marketing, leasing and property management subsidiary, and from August 2005 to September 2007, she served as its vice president of operations. Prior to joining Campus Crest, Ms. King worked for ten years for several senior living providers and has executive experience in operations, sales and marketing and lifestyle development for service-enriched housing. Ms. King received her BA in Interdisciplinary Studies from Southwest Texas State University and her MA Ed. from the University of Houston.

Brian L. Sharpe. Mr. Sharpe is an executive vice president and division president of development, construction and facilities. Since 2006, Mr. Sharpe served as president of Campus Crest Construction and, from April 2008 until December 2009, simultaneously served as the chief operating officer of Campus Crest Group. As both division president and chief operating officer, Mr. Sharpe has overseen the development, construction and maintenance of twenty-six of our twenty-seven properties and directed our global purchasing efforts. From September 1999 until April 2006, Mr. Sharpe served as a senior program manager at BBL Construction Services, LLC, where he shared management responsibilities for the national construction program of BBL Medical Facilities. Mr. Sharpe attended Villanova University.

Howard J. Weissman. Mr. Weissman is a senior vice president and our corporate controller. Since 2009, Mr. Weissman served as corporate controller of Campus Crest Group. Prior to joining Campus Crest Group, from July 2007 through May 2009, Mr. Weissman was controller and chief accounting officer of EOP Operating Limited Partnership, LP, the private company successor to Equity Office Properties Trust, a commercial office real estate company owned by The Blackstone Group. From 2003 through 2007, Mr. Weissman served in a variety of positions with CarrAmerica Realty Corporation, a commercial office real estate and NYSE listed company, such as assistant controller, vice president of Shared Services and controller. He received a BBA from George Washington University, an MBA from the University of Maryland and is a certified public accountant.

N. Anthony Coles. Dr. Coles will be a member of our board of directors upon completion of this offering. Since March 2008, Dr. Coles has served as president and chief executive officer of Onyx Pharmaceuticals, Inc., a publicly-traded biopharmaceutical company. From November 2005 until March 2008, Dr. Coles served as president and chief executive officer of NPS Pharmaceuticals, Inc., a publicly-traded biopharmaceutical company. From May 2002 to October 2005, Dr. Coles served as senior vice president of commercial operations at Vertex Pharmaceuticals, Incorporated, a publicly-traded biotechnology company. Dr. Coles currently serves as a trustee and member of the Executive Committee for the Johns Hopkins University Board of Trustees. Dr. Coles’ public-company and business management experience makes him well-qualified to serve on our board of directors. Dr. Coles received his MD from Duke University, his MPH from Harvard University and his BS from Johns Hopkins University.

Richard S. Kahlbaugh. Mr. Kahlbaugh will be a member of our board of directors upon completion of this offering. Since April 2010, Mr. Kahlbaugh has served as the chairman, chief executive officer and president of Fortegra Financial Corporation, or “Fortegra,” an insurance services company. Since June 2007, Mr. Kahlbaugh has served as the chief executive officer and president of Fortegra and from 2004 until June 2007, he served in various roles at Fortegra, including chief operating officer from 2004 until June 2007, executive vice president from 2006 to 2007 and senior vice president from 2004 to 2006. Mr. Kahlbaugh’s senior management experience, as well as his experience in general business finance and operations, make him well-qualified to serve on our board of directors. Mr. Kahlbaugh received his BA from the University of Delaware and his JD from the Delaware Law School.

Denis L. McGlynn. Mr. McGlynn will be a member of our board of directors upon completion of this offering. Since October 1996, Mr. McGlynn has served as the president and chief executive officer of each of Dover Downs Gaming & Entertainment, Inc. and Dover Motorsports, Inc. Dover

Downs Gaming & Entertainment, Inc. is a NYSE publicly-traded gaming and entertainment company. Dover Motorsports, Inc. is a publicly-traded holding company that markets and promotes motorsports entertainment in the U.S. Since November 1979, Mr. McGlynn has served as president of each of Dover Downs Gaming & Entertainment, Inc. and Dover Motorsports, Inc. Mr. McGlynn’s public company and business management experience makes him well-qualified to serve on our board of directors. Mr. McGlynn received his BBA from Pace College.

William G. Popeo. Mr. Popeo will be a member of our board of directors upon completion of this offering. Since June 2006, Mr. Popeo has served as the president, chief executive officer and a member of the board of directors of CSC Trust Company of Delaware, a specialty provider of corporate trust, escrow and agency services. Since December 2005, Mr. Popeo has also served as a vice president of CSC Trust Company of Delaware’s parent, Corporation Service Company, where he oversees the independent director and passive investment company businesses. From June 2004 to December 2005, Mr. Popeo was a principal with Sam Park & Company, a commercial real estate development company. Mr. Popeo’s commercial real estate experience, legal background and experience with financial accounting make him well-qualified to serve on our board of directors. Mr. Popeo received his BA, JD and MBA from Boston College and is a certified public accountant and licensed attorney.

Daniel L. Simmons. Mr. Simmons will be a member of our board of directors upon completion of this offering. In January 2002, Mr. Simmons co-founded Harbor Retirement Associates, LLC, a senior living development and management company, and Mr. Simmons has served as a principal of HRA Holdings, LLC, the holding company of Harbor Retirement Associates, LLC, since its founding. Prior to forming HRA Holdings, LLC, Mr. Simmons served as a consultant to CNL Financial Group, Inc., where he provided advice on the formation, registration and strategic direction of CNL Retirement Properties, Inc., an unlisted REIT. Mr. Simmons’ REIT, property development and management experience makes him well-qualified to serve on our board of directors. Mr. Simmons attended Florida State University and the University of South Florida.

Board Committees

Upon completion of this offering, our board of directors will form an audit committee, a compensation committee and a nominating and corporate governance committee and adopt charters for each of these committees. Each of these committees will be composed exclusively of independent directors, as defined by the listing standards of the NYSE then in effect. Moreover, our compensation committee will be composed exclusively of individuals intended to be, to the extent required by Rule 16b-3 of the Exchange Act, non-employee directors and will, at such times as we are subject to Section 162(m) of the Internal Revenue Code, qualify as outside directors for purposes of Section 162(m) of the Internal Revenue Code. Our board of directors may from time to time establish certain other committees to facilitate our management and may change the responsibilities of our existing committees.

Audit Committee

Our audit committee will consist of Richard S. Kahlbaugh, Denis L. McGlynn and William G. Popeo, each of whom will be an independent director. William G. Popeo will chair our audit committee and will serve as our audit committee financial expert, as that term is defined by the SEC. Our audit committee will assist the board in overseeing, among other things:

•	our system of internal controls;

•	our accounting and financial reporting processes;

•	the integrity and audits of our combined financial statements;

•	our compliance with legal and regulatory requirements;

•	the qualifications and independence of our independent auditors; and

•	the performance of our independent auditors and any internal auditors.

Our audit committee also will be responsible for engaging independent certified public accountants, reviewing with the independent certified public accountants the plans and results of the audit engagement, approving professional services provided by the independent certified public accountants, reviewing the independence of the independent certified public accountants, considering the range of audit and non-audit fees and reviewing the adequacy of our internal accounting controls. The committee will also approve the audit committee report required by SEC regulations to be included in our annual proxy statement.

Compensation Committee

Our compensation committee will consist of N. Anthony Coles, Denis L. McGlynn and Daniel L. Simmons, each of whom will be an independent director. Denis L. McGlynn will chair our compensation committee. The principal functions of our compensation committee will include:

•	evaluating the performance of our officers;

•	establishing overall employee compensation policies and recommending, as appropriate or necessary, to our board of directors major compensation programs;

•	reviewing and approving the compensation payable to our officers, including salary and bonus awards and awards under our 2010 Incentive Award Plan;

•	administering our 2010 Incentive Award Plan and any other compensation plans, policies and programs of ours;

•	assisting management in complying with our proxy statement and annual report disclosure requirements; and

•	discharging the board’s responsibilities relating to compensation to our directors.

Nominating and Corporate Governance Committee

Our nominating and corporate governance committee will consist of N. Anthony Coles, Richard S. Kahlbaugh and Daniel L. Simmons, each of whom will be an independent director. Richard S. Kahlbaugh will chair our nominating and corporate governance committee. The principal functions of our nominating and corporate governance committee will include:

•	seeking, considering and recommending to our board of directors qualified candidates for election as directors, recommending a slate of nominees for election as directors at the annual meeting of stockholders and verifying the independence of directors;

•	recommending to our board of directors the appointment of each of our executive officers;

•	periodically preparing and submitting to our board of directors for adoption the committee’s selection criteria for director nominees;

•	reviewing and making recommendations on matters involving the general operation of our board of directors and our corporate governance;

•	annually recommending to our board the nominees for each committee of the board; and

•	annually facilitating the assessment of our board of directors’ performance as a whole and of the individual directors and report thereon to our board.

Director Compensation

We will pay a $10,000 annual director’s fee to each of our independent directors in cash. Each independent director will also receive a fee of $2,500 for attendance at every in-person meeting of our board of directors and committee of our board of directors (unless a committee meeting is on the same day as a board meeting) and a fee of $1,000 for attendance at every telephonic meeting of our board of directors and committee of our board of directors (unless a committee meeting is on the same day as a board meeting), up to a maximum of $15,000 per year. We will pay an annual fee of $6,000 to the chair of each of our audit committee, our compensation committee and our nominating and corporate governance committee. In addition, we will grant 6,667 shares of restricted common stock to each of our independent directors which will vest ratably over five years on each anniversary of the date of the grant. Further, all members of our board of directors will be reimbursed for their reasonable out-of-pocket costs and expenses in attending all meetings of our board of directors and its committees.

Code of Ethics

Upon completion of this offering, our board of directors will adopt a code of ethics that applies to all of our directors, officers and employees. The code of ethics will address, among other things, honesty and ethical conduct, conflicts of interest, compliance with laws, regulations and policies, including disclosure requirements under the federal securities laws, confidentiality, trading on insider information and reporting of violations of the code of ethics. Upon adoption, a copy of our code of ethics will be posted on our website.

Compensation Committee Interlocks and Insider Participation

None of our executive officers currently serves, or in the past year has served, as a member of the board of directors or compensation committee of any entity that has one or more executive officers on our board of directors or compensation committee.

Executive Compensation

Compensation Discussion and Analysis

The following describes our compensation program for our named executive officers, which will include Ted W. Rollins, our co-chairman and chief executive officer, Michael S. Hartnett, our co-chairman and chief investment officer, Earl C. Howell, our president and chief operating officer, Donald L. Bobbitt, Jr., an executive vice president and our chief financial officer and Shannon N. King, an executive vice president and our chief marketing officer. This program will be effective upon completion of this offering and our formation transactions. The following discussion and analysis should be read together with the tables and related footnote disclosures detailed below.

Executive Compensation Program Objectives

The primary objective of our executive compensation program will be to attract, motivate and retain talented, high-caliber executives necessary to lead us in achieving business success. We believe that our executive compensation program will support these objectives by providing our named executive officers with a base salary and the opportunity to earn an annual cash bonus, as well as awards under our 2010 Incentive Award Plan.

Annual Base Salary

Our named executive officers will receive an annual base salary based on position-specific responsibilities, taking into account competitive market compensation for similar positions, the skills and experience of the individual, internal equity among executive officers and individual performance. Under the terms of the employment agreements we will enter into with each of our named executive officers, we will pay each of Messrs. Rollins and Hartnett an annual base salary of $300,000, Mr. Howell an annual base salary of $260,000, Mr. Bobbitt an annual base salary of $250,000 and Ms. King an annual base salary of $200,000, subject, in the case of Messrs. Rollins, Hartnett, Howell and Bobbitt, to increase in accordance with our normal executive compensation practices and, in the case of Ms. King, to modification commensurate with her assigned duties as determined in the discretion of our chief executive officer, president and chief operating officer and our board of directors. In particular, pursuant to employment agreements with Messrs. Rollins, Hartnett and Howell, we have agreed to increase each such officer’s salary to $360,000 per year, effective on January 1, 2012, and, pursuant to an employment agreement with Mr. Bobbitt, we have agreed to increase Mr. Bobbitt’s salary to $275,000 per year, effective on January 1, 2012. Upon the expiration of these employment agreements, we anticipate that our compensation committee will analyze the base salaries paid to our named executive officers and provide our board with recommended compensation levels for these executives.

Annual Cash Bonus

Annual cash bonuses are designed to incentivize our named executive officers at a variable level of compensation based on our and such individual’s performance. In connection with our annual cash bonus program, we expect that our compensation committee will determine annual performance criteria that are flexible and that change with the needs of our business. Our annual cash bonus program will be designed to reward the achievement of specific financial and operational objectives. For 2010, each of our named executive officers are eligible for a cash bonus of between 50% and 100% of their base salary, pro rated for the period of time from the completion of this offering through December 31, 2010, with the amount of such bonus dependent on meeting certain performance-based criteria. In addition, upon completion of this offering, Messrs. Bobbitt, Howell and Weissman will each be paid a cash bonus of $300,000, $200,000 and $150,000, respectively.

Equity Awards

We will provide equity awards to our named executive officers pursuant to our 2010 Incentive Award Plan. Time-vested equity awards are designed to focus and reward our named executive officers in accordance with our long-term goals and enhance stockholder value. In determining equity awards, we anticipate that our compensation committee will take into account our overall financial performance. In addition, our 2010 Incentive Award Plan will replace a DCP which was previously used by Campus Crest Group for executive compensation and which will be terminated prior to the completion of this offering. Certain of our named executive officers will be issued shares in satisfaction of their vested interests in awards under the terminated DCP. In particular, Mr. Bobbitt and Ms. King will be issued 8,056 and 15,000 vested shares of restricted common stock, respectively, one year after the termination of the DCP in satisfaction of their vested interests in awards that were outstanding under the DCP.

Upon completion of this offering, Messrs. Howell and Bobbitt and Ms. King will receive an aggregate of 63,473 shares of restricted common stock (worth approximately $        million based on the mid-point of the price range set forth on the cover page of this prospectus) under the 2010 Incentive Award Plan. In addition, upon completion of this offering Mr. Hartnett will receive 150,000 restricted OP units (worth approximately $        million based on the mid-point of the price range set forth on the cover page of this prospectus) under the 2010 Incentive Award Plan. For further information on these grants and our 2010 Incentive Award Plan, see “—Initial Public Offering Grants of Plan-Based Awards” and “—2010 Incentive Award Plan” below.

Benefits and Perquisites

Each of our named executive officers may participate in the standard company benefits that we offer to all full-time employees. These benefits include medical, dental and vision insurance, life insurance, paid time off and a 401(k) retirement plan, to which we intend to make matching contributions. Our senior officers and management may use our leased aircraft for personal travel, provided that they reimburse us for our incremental cost associated with their actual usage. In addition, we will lease an automobile for each of our named executive officers, with a cost not to exceed $12,000 per year per officer.

Severance

Under their employment agreements, each of our named executive officers will be entitled to receive severance payments and benefits under certain circumstances in the event that his or her employment is terminated by us without “cause” or by the executive for “good reason,” or in the event of a “change of control” of us (each as defined in the applicable employment agreement). These severance payments and benefits are designed to protect and compensate our named executive officers under those circumstances. These circumstances, payments and benefits are described below under “—Employment Agreements—Potential Payments Upon Termination or Change of Control.”

Summary of Executive Compensation Table

The following table sets forth the compensation expected to be paid in fiscal year 2010 on an annualized basis to our named executive officers following the completion of this offering. Because we were only recently organized and our named executive officers were not entitled to any compensation from us prior to the completion of this offering, compensation information for prior periods is not applicable. As discussed below under “—Employment Agreements,” we will enter into employment agreements with each of our named executive officers upon completion of this offering. Following the completion of this offering, we will assign certain of the rights and obligations under the employment agreements with the applicable named executive officers to our operating partnership, which will also employ the named executive officers and will pay their compensation.

								Change in
								Pension Value
								and
								NonQualified
					Stock/		Non-Equity	Deferred	All
					OP Unit		Incentive Plan	Compensation	Other
Name and		Salary	Bonus		Awards		Compensation	Earnings	Compensation		Total
Principal Position	Year	($)	($)		($)		($)	($)	($) (1)		($)

Ted W. Rollins	2010	300,000	(2)		—		—	—	12,000		312,000
Co-Chairman of the Board	2009	—	—		—		—	—	308,892	(3)	308,892
and Chief Executive Officer
Michael S. Hartnett	2010	300,000	(2)			(4)	—	—	12,000
Co-Chairman of the Board	2009	—	—		—		—	—	308,500	(3)	308,500
and Chief Investment Officer
Earl C. Howell	2010	260,000	200,000	(2)(7)		(5)	—	—	12,000
President and	2009	—	—		—		—	—	25,000	(6)	25,000
Chief Operating Officer
Donald L. Bobbitt, Jr.	2010	250,000	300,000	(2)(7)		(8)	—	—	12,000
Executive Vice President	2009	225,000	—		—		—	—	3,317		228,317
and Chief Financial Officer
Shannon N. King	2010	200,000	(2)			(9)	—	—	12,000
Executive Vice President	2009	200,000	—		—		—	—	10,149		210,149
and Chief Marketing Officer

(1)	We will lease an automobile for each of Messrs. Rollins, Hartnett, Howell and Bobbitt and Ms. King, with a cost not to exceed $12,000 per year per officer.

(2)	Each of our named executive officers is also entitled to an annual cash bonus ranging from 50% to 100% of his or her base salary in the event certain performance-based criteria are met, pro rated for the period of time from the completion of this offering through December 31, 2010.

(3)	Reflects distributions of $300,000 from Campus Crest Group to each of Messrs. Rollins and Hartnett, transportation allowances of $8,892 and $8,000, respectively to Messrs. Rollins and Hartnett and a $500 match for Mr. Hartnett to our 401(k) profit sharing plan.

(4)	Reflects 150,000 restricted OP units granted to Mr. Hartnett upon completion of this offering pursuant to his employment agreement, which will vest ratably on each of the first, second and third anniversaries of the completion of this offering. For purposes of this table, each OP unit was valued at $ , the mid-point of the price range set forth on the cover page of this prospectus.

(5)	Reflects 33,333 shares of restricted common stock granted to Mr. Howell upon completion of this offering that will vest ratably on each of the first, second and third anniversaries of the completion of this offering. For purposes of this table, each share was valued at $ , the mid-point of the price range set forth on the cover page of this prospectus.

(6)	Reflects payment for management services performed pursuant to a consulting agreement.

(7)	Reflects a cash bonus payable upon completion of this offering.

(8)	Reflects 22,640 shares of restricted common stock granted to Mr. Bobbitt upon completion of this offering, which will be issued under our 2010 Incentive Award Plan and will vest ratably on each of the first, second and third anniversaries of the completion of this offering. For purposes of this table, each share was valued at $ , the mid-point of the price range set forth on the cover page of this prospectus.

(9)	Reflects 7,500 shares of restricted common stock granted to Ms. King upon completion of this offering, which will be issued under our 2010 Incentive Award Plan and will vest ratably on each of the first, second and third anniversaries of the completion of this offering. For purposes of this table, each share was valued at $ , the mid-point of the price range set forth on the cover page of this prospectus.

Pursuant to employment agreements with Messrs. Rollins, Hartnett and Howell, we have agreed to increase each such officer’s salary to $360,000 per year, effective on January 1, 2012. Pursuant to an employment agreement with Mr. Bobbitt, we have agreed to increase his salary to $275,000 per year, effective on January 1, 2012.

Initial Public Offering Grants of Plan-Based Awards

The following table and accompanying footnotes set forth the material terms regarding the grant of restricted common stock to our named executive officers and certain other members of our management team under our 2010 Incentive Award Plan upon completion of this offering.

		Share or Unit
	Grant	Awards; Number of	Grant Date
Name	Date	Shares or Units (#) (1)	Fair Value (2)

Ted W. Rollins	—	—	—
Co-Chairman of the Board and
Chief Executive Officer
Michael S. Hartnett	(3)	150,000	$
Co-Chairman of the Board and
Chief Investment Officer
Earl C. Howell	(3)	33,333	$
President and
Chief Operating Officer
Donald L. Bobbitt, Jr.	(3)	22,640	$
Executive Vice President and
Chief Financial Officer
Shannon N. King	(3)	7,500	$
Executive Vice President and
Chief Marketing Officer
All other employees as a group	(3)	17,500	$

(1)	These grants of restricted common stock or restricted OP units, as the case may be, will vest ratably on each of the first, second and third anniversaries of the completion of this offering.

(2)	The fair value of the grants of restricted common stock and restricted OP units are based on a per share/OP unit value of $ , the mid-point of the price range set forth on the cover page of this prospectus.

(3)	Grants will be effective on the date of completion of this offering.

Employment Agreements

Upon completion of this offering, we will enter into employment agreements with each of our named executive officers. The employment agreements will provide for Mr. Rollins to serve as our chief executive officer, for Mr. Hartnett to serve as our chief investment officer, for Mr. Howell to serve as our president and chief operating officer, for Mr. Bobbitt to serve as an executive vice president and our chief financial officer and for Ms. King to serve as an executive vice president and our chief marketing officer. These employment agreements will require each of our named executive officers to devote their full business time attention, skill and efforts to our operations. The initial term of the employment agreements shall be three years for each of Messrs. Rollins and Hartnett, two years for each of Messrs. Howell and Bobbitt and one year for Ms. King. Each employment agreement will provide for automatic one-year extensions after the expiration of its term, unless either party provides at least three months’ notice of non-renewal.

The employment agreements will provide for:

•	an annual base salary of $300,000 for each of Messrs. Rollins and Hartnett (which will increase to $360,000, effective on January 1, 2012), $260,000 for Mr. Howell (which will increase to $360,000, effective on January 1, 2012), $250,000 for Mr. Bobbitt (which will increase to $275,000, effective on January 1, 2012) and $200,000 for Ms. King, subject, in the case of Messrs. Rollins, Hartnett, Howell and Bobbitt, to increase in accordance with our normal executive compensation practices, and in the case of Ms. King, to modifications to her compensation and benefits commensurate with her assigned duties in the discretion of our chief executive officer, president and chief operating officer and our board of directors;

•	eligibility for annual cash performance bonuses determined by our board of directors, in accordance with the terms of our incentive compensation plan to be adopted by our board of directors, with potential bonuses ranging from 50% to 100% of base salary if performance targets are achieved;

•	eligibility to participate in our 2010 Incentive Award Plan;

•	a cash bonus of $300,000, $200,000 and $150,000 for Messrs. Bobbitt, Howell and Weissman, respectively, that will be paid upon completion of this offering;

•	Mr. Rollins to receive 73,333 shares of restricted common stock on January 1, 2012 and 73,333 shares of restricted common stock on January 1, 2013 (worth approximately $ million and $ million, respectively, based on the mid-point of the price range set forth on the cover page of this prospectus; the actual trading price of our common stock on the date of each grant may be higher or lower than the amount used to estimate these amounts, and the foregoing amounts are not necessarily indicative of the compensation expense that we will recognize in connection with such grants); these shares will vest ratably on each of the first, second and third anniversaries of the date of grant;

•	Mr. Hartnett to receive 150,000 restricted OP units upon completion of this offering, 73,333 shares of restricted common stock on January 1, 2012 and 73,333 shares of restricted common stock on January 1, 2013 (worth approximately $ million, $ million and $ million, respectively, based on the mid-point of the price range set forth on the cover page of this prospectus; for awards scheduled to be granted in 2012 and 2013, the actual trading price of our common stock on the date of each grant may be higher or lower than the amount used to estimate these amounts, and the foregoing amounts are not necessarily indicative of the compensation expense that we will recognize in connection with such grants); these OP units and shares will vest ratably on each of the first, second and third anniversaries of the date of grant;

•	Mr. Howell to receive 33,333 shares of restricted common stock upon completion of this offering, 62,500 shares of restricted common stock on January 1, 2012 and 33,333 shares of restricted common stock on January 1, 2013 (worth approximately $ million, $ million and $ million, respectively, based on the mid-point of the price range set forth on the cover page of this prospectus; for awards scheduled to be granted in 2012 and 2013, the actual trading price of our common stock on the date of each grant may be higher or lower than the amount used to estimate these amounts, and the foregoing amounts are not necessarily indicative of the compensation expense that we will recognize in connection with such grants); these shares will vest ratably on each of the first, second and third anniversaries of the date of grant;

•	Mr. Bobbitt to receive 22,640 shares of restricted common stock upon completion of this offering, 8,056 vested shares of restricted common stock one year after the termination of the DCP in satisfaction of his vested awards that were outstanding under the DCP, 22,640 shares of restricted common stock on January 1, 2012 and 20,833 shares of restricted common stock on January 1, 2013 (worth approximately $ million, $ million, $ million and $ million, respectively, based on the mid-point of the price range set forth on the cover page of this prospectus; for awards scheduled to be granted in 2012 and 2013, the actual trading price of our common stock on the date of each grant may be higher or lower than the amount used to estimate these amounts, and the foregoing amounts are not necessarily indicative of the compensation expense that we will recognize in connection with such grants); these shares, other than the 8,056 shares which will vest immediately on the date of grant, will vest ratably on each of the first, second and third anniversaries of the date of grant;

•	Ms. King to receive 7,500 shares of restricted common stock upon completion of this offering, 15,000 vested shares of restricted common stock one year after the termination of the DCP in satisfaction of her vested awards that were outstanding under the DCP and 7,500 shares of restricted common stock on January 1, 2012 (worth approximately $ million, $ million and $ million, respectively, based on the mid-point of the price range set forth on the cover page of this prospectus; for awards scheduled to be granted in 2012, the actual trading price of our common stock on the date of each grant may be higher or lower than the amount used to estimate these amounts, and the foregoing amounts are not necessarily indicative of the compensation expense that we will recognize in connection with such grants); these shares, other than the 15,000 shares which will vest immediately on the date of grant, will vest ratably on each of the first, second and third anniversaries of the date of grant; and

•	participation in any other employee benefit plans, insurance policies or contracts maintained by us relating to retirement, health, disability, vacation, auto and other related benefits.

Potential Payments Upon Termination or Change of Control

The employment agreements will provide that if the agreement is terminated by us without “cause” or by the executive for “good reason” within 24 months following a change in control of us, (i) each of Messrs. Rollins and Hartnett will be entitled to a lump sum cash payment equal to three times the sum of his then current annual base salary plus the bonus paid to him in the prior year (or, if no bonus was paid, 50% of his target bonus for the current year), (ii) each of Messrs. Howell and Bobbitt will be entitled to a lump sum cash payment equal to two times the sum of his then current annual base salary plus the bonus paid to him in the prior year (or, if no bonus was paid, 50% of his target bonus for the current year) and (iii) Ms. King will be entitled to a lump sum cash payment equal to one-half times the sum of her then current base salary plus the bonus paid to her in the prior year (or, if no bonus was paid, 50% of her target bonus for the current year). In the event the agreement is terminated by us without “cause” or by the executive for “good reason” and not within 24 months following a change in control of us (i) each of Messrs. Rollins, Hartnett, Howell and Bobbitt will be entitled to a cash payment equal to two times the sum of his then current annual base salary plus the bonus paid to him in the prior year (or, if no bonus was paid, 50% of his target bonus for the current year) and (ii) Ms. King will be entitled to a cash payment equal to one-half times the sum of her then current annual base salary plus the bonus paid to her in the prior year (or, if no bonus was paid, 50% of her target bonus for the current year), payable in equal monthly installments over a period of 24 months after termination in the case of Messrs. Rollins, Hartnett, Howell and Bobbitt, and payable in equal monthly installments over a period of six months after termination in the case of Ms. King.

In addition, the employment agreements will provide that if the executive is terminated either by us without “cause” or by the executive for “good reason,” with or without a change in control of us, or if the executive retires at or after the age of 63, then any unvested equity awards granted to such named executive officer shall immediately vest.

The employment agreements will define “cause” as the (i) employee’s act of gross negligence or misconduct that has the effect of injuring the business of us and our affiliates, taken as a whole, in any material respect, (ii) employee’s conviction or plea of guilty or nolo contendere to the commission of a felony by employee, (iii) commission by the employee of an act of fraud or embezzlement against us or our affiliates or (iv) employee’s willful breach of any material provision of his or her employment agreement or related confidentiality and non-compete agreement, that will be entered into contemporaneously with the employment agreement.

The employment agreements for each of Messrs. Rollins, Hartnett, Howell and Bobbitt will define “good reason” as (i) a material involuntary reduction in employee’s duties or function, (ii) a material reduction in the employee’s compensation package other than as mutually agreed, (iii) the employee’s involuntary relocation to a principal place of work more than 30 miles from Charlotte, North Carolina or (iv) a material breach by us of our obligations under the applicable employment agreement, provided that the employee gives us notice of his belief that he has good reason to terminate the applicable employment agreement and we fail to cure the breach within 30 business days of receipt of the employee’s notice. The employment agreement for Ms. King will define “good reason” as (i) the employee’s involuntary relocation to a principal place of work more than 30 miles from Charlotte, North Carolina or (ii) a material breach by us of our obligations under the employment agreement, provided that the employee gives us notice of her belief that she has good reason to terminate the employment agreement and we fail to cure the breach within 30 business days of receipt of the employee’s notice.

Termination Payment Table

The following table indicates the cash amounts and accelerated vesting that Messrs. Rollins, Hartnett, Howell and Bobbitt and Ms. King would be entitled to receive under various termination circumstances pursuant to the terms of their employment agreements. This table assumes that termination of the named executive officer occurred on December 31, 2009, however, the termination payments have been determined pursuant to the terms of the employment agreements that will become effective upon completion of this offering.

		Acceleration of
		Vesting of Restricted
	Cash	Common Stock/
Name and Termination Scenario	Payment (1)	Restricted OP Units (2)	Total

Ted W. Rollins
Co-Chairman and Chief Executive Officer
By company without cause or by employee for good reason (after a change in control)	$1,350,000	$—		$1,350,000
By company without cause or by employee for good reason (and without a change in control)	$900,000	$—		$900,000

Michael S. Hartnett
Co-Chairman and Chief Investment Officer
By company without cause or by employee for good reason (after a change in control)	$1,350,000	$	$
By company without cause or by employee for good reason (and without a change in control)	$900,000	$	$

Earl C. Howell
President and Chief Operating Officer
By company without cause or by employee for good reason (after a change in control)	$780,000	$	$
By company without cause or by employee for good reason (and without a change in control)	$780,000	$	$

Donald L. Bobbitt, Jr.
Executive Vice President and Chief Financial Officer
By company without cause or by employee for good reason (after a change in control)	$750,000	$	$
By company without cause or by employee for good reason (and without a change in control)	$750,000	$	$

Shannon N. King
Executive Vice President and Chief Marketing Officer
By company without cause or by employee for good reason (after a change in control)	$150,000	$	$
By company without cause or by employee for good reason (and without a change in control)	$150,000	$	$

(1)	Assumes a targeted annual bonus for each of our named executive officers equal to 50% of his or her base salary. As no bonus was paid in the prior year, the named executive officer will be entitled to receive 50% of this targeted bonus under the scenarios set forth below.

(2)	Amounts in this column reflect accelerated vesting of shares of restricted common stock granted pursuant to our 2010 Incentive Award Plan. For purposes of this table, each share of common stock and restricted OP unit was valued at $ , the mid-point of the price range set forth on the cover page of this prospectus.

Confidentiality and Noncompetition Agreements

Upon completion of this offering, we will enter into confidentiality and noncompetition agreements with each of our named executive officers under which they will agree not to, directly or indirectly: (i) engage in any business activities involving the development, construction, acquisition, sale, marketing or management of facilities whose primary function and purpose is student housing and/or the provision of third-party student housing services to providers of student housing, whether individually or as principal, partner, officer, director, consultant, contractor, employee, stockholder or manager of any person, partnership, corporation, limited liability company or any other entity; or (ii) own interests in student housing properties that are competitive, directly or indirectly, with any business carried on by us (provided, however, each of our named executive officers may, directly or indirectly, own, solely as an investment, securities of any competing entity that is publicly traded on a national or regional stock exchange or on the over-the-counter market, provided that such executive officer is not a controlling person of, or member of a group which controls, such entity and such executive officer does not, directly or indirectly, own 2% or more of any class of securities of any such entity).

Each of Messrs. Rollins, Hartnett, Howell and Bobbitt will be bound by the foregoing non-competition covenant for so long as he is serving in his capacity as a named executive officer and for a two-year “tail” period thereafter. Ms. King will be bound by a similar noncompetition covenant, but for a 180 day “tail” period after the end of her service as an executive vice president and our chief marketing officer.

In addition, pursuant to these agreements, each of our named executive officers will agree that, without the prior written consent of our board of directors, except to the extent required by an order of a court having jurisdiction or under subpoena from an appropriate government agency, in which event, such executive will use his best efforts to consult with our board of directors prior to responding to any such order or subpoena, and except as required in the performance of his duties under his employment agreement, they shall not disclose any confidential or proprietary trade secrets, customer lists, drawings, designs, information regarding product development, marketing plans, sales plans, manufacturing plans, management organization information, operating policies or manuals, business plans, financial records, packaging design or other financial, commercial, business or technical information either relating to us or that we may receive belonging to suppliers, customers or others who do business with us. This confidentiality obligation shall not apply to any information which is (i) known publicly, (ii) in the public domain at the time of execution of the agreements or thereafter enters the public domain without the breach of the executive officer’s confidentiality obligation, (iii) known to the executive officer prior to the receipt of such information from us or (iv) disclosed to the executive officer by a third party not under an obligation of confidence to us after termination of their employment.

Indemnification Agreements

Upon completion of this offering, we will enter into indemnification agreements with each of our executive officers and directors that will indemnify them to the maximum extent permitted by Maryland law. The indemnification agreements will provide that:

If a director or executive officer is a party or is threatened to be made a party to any threatened, pending or completed proceeding, other than a derivative proceeding by or in the right of us, by reason of the director’s or executive officer’s status as a director, officer or employee of us (or, if applicable, such other enterprise at which such director or executive officer is or was serving at our request), we must indemnify the director or executive officer against all judgments, penalties, fines and amounts paid in settlement and all expenses incurred by the director or executive officer or on behalf of the director or executive officer, in connection with such proceeding, unless it is established that:

•	the act or omission of the director or executive officer was material to the matter giving rise to the proceeding and was committed in bad faith or was the result of active and deliberate dishonesty;

•	the director or executive officer actually received an improper personal benefit in money, property or services; or

•	with respect to any criminal proceeding, the director or executive officer had reasonable cause to believe that his or her conduct was unlawful.

If a director or executive officer is a party or is threatened to be made a party to any threatened, pending or completed derivative proceeding by or in the right of us to procure a judgment in our favor by reason of the director’s or executive officer’s status as a director or executive officer of us (or, if applicable, such other enterprise at which such director or executive officer is or was serving at our request), we must indemnify the director or executive officer for all amounts paid in settlement and all expenses incurred by him or her, or on his or her behalf, in connection with such proceeding, unless it is established that:

•	the act or omission of the director or executive officer was material to the matter giving rise to the proceeding and was committed in bad faith or was the result of active and deliberate dishonesty; or

•	the director or executive officer actually received an improper personal benefit in money, property or services.

Notwithstanding, and without limiting, any other provisions of the agreements, if a director or executive officer is a party or is threatened to be made a party to any proceeding by reason of the director’s or executive officer’s status as a director, officer or employee of us, and the director or executive officer is successful, on the merits or otherwise, as to one or more but less than all claims, issues or matters in such proceeding, we must indemnify the director or executive officer for all expenses incurred by him or her, or on his or her behalf, in connection with each successfully resolved claim, issue or matter, allocated on a reasonable and proportionate basis, including any claim, issue or matter in such a proceeding that is terminated by dismissal, with or without prejudice.

We must pay or reimburse all indemnifiable expenses in advance of the final disposition of any proceeding if the director or executive officer furnishes us with a written affirmation of the director’s or executive officer’s good faith belief that the standard of conduct necessary for indemnification by us has been met and a written undertaking to reimburse us if a court of competent jurisdiction determines that the director or executive officer is not entitled to indemnification. We must pay all indemnifiable expenses to the director or executive officer within 20 days following the date the director or executive officer submits such affirmations and evidence of the expenses to us.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

2010 Incentive Award Plan

Immediately prior to the consummation of this offering, we intend to adopt the 2010 Incentive Award Plan.

Purpose. The purposes of the 2010 Incentive Award Plan will be to attract and retain qualified persons upon whom, in large measure, our sustained progress, growth and profitability will depend, to motivate the participants to achieve long-term company goals and to more closely align the participants’ interests with those of our other stockholders by providing them with a proprietary interest in our growth and performance.

Eligibility. The 2010 Incentive Award Plan permits the grant of incentive awards to our executive officers, employees, consultants and non-employee directors of us and our affiliates as determined by the compensation committee. No employee is eligible under the 2010 Incentive Award Plan for any award subject to Section 409A of the Internal Revenue Code that is a stock right (as such term is defined in 1.409A-1(c)(1)(H) of the Treasury Regulations) if the employee is eligible to receive a distribution of a stock right from the DCP subsequent to its termination until the date that is three years following the date that all necessary action was taken to irrevocably terminate and liquidate the DCP.

Aggregate Shares. Subject to adjustment as provided in the 2010 Incentive Award Plan, the aggregate number of shares of common stock reserved for issuance pursuant to awards granted under the 2010 Incentive Award Plan is 2,500,000. Upon completion of this offering, we will issue an aggregate of 114,308 restricted shares of common stock and 150,000 restricted OP units to our independent directors, certain named executive officers and certain other members of our management team, leaving 2,235,692 shares of common stock available for issuance under the plan. Additionally, we have reserved an aggregate of 512,361 shares of restricted common stock under the 2010 Incentive Award Plan for issuance (i) one year after the termination of the DCP in satisfaction of vested interests in awards that were outstanding under the DCP; and (ii) in 2012 and 2013 pursuant to employment agreements, to our named executive officers and certain other members of our management team, and, upon their issuance, we will have 1,723,331 shares of common stock available for issuance under the plan.

Committed Awards. Mr. Hartnett is to receive 150,000 restricted OP units (worth approximately $   million based on the mid-point of the price range set forth on the cover page of this prospectus) upon completion of this offering. Messrs. Rollins, Hartnett, Howell and Bobbitt and Ms. King, respectively, are to receive 146,666, 146,666, 129,166, 74,169, and 30,000 shares of restricted common stock, including shares to be issued upon completion of this offering, on January 1, 2012 and January 1, 2013 (worth approximately $   million, $   million, $   million, $   million and $   million, respectively, based on the mid-point of the price range set forth on the cover page of this prospectus; for awards scheduled to be granted in 2012 and 2013, the actual trading price of our common stock on the date of each grant may be higher or lower than the amount used to estimate these amounts, and the foregoing amounts are not necessarily indicative of the compensation expense that we will recognize in connection with such grants). We have also agreed to grant other members of our management team an aggregate of 66,667 shares of restricted common stock, including shares to be issued upon completion of this offering, on January 1, 2012 and in satisfaction of vested awards under the terminated DCP (worth approximately $   million based on the mid-point of the price range set forth on the cover page of this prospectus). Finally, we will grant to our independent directors an aggregate of 33,335 shares of restricted common stock upon completion of this offering (worth approximately $   million based on the mid-point of the price range set forth on the cover page of this prospectus; for awards scheduled to be granted in 2012 and 2013, the actual trading price of our common stock on the date of each grant may be higher or lower than the amount used to estimate these amounts, and the foregoing amounts are not necessarily indicative of the compensation expense that we will recognize in connection with such grants). For further information on the number of restricted shares of common stock granted and the vesting of these shares, see “—Executive Compensation—Initial Public Offering Grants of Plan-Based Awards” and “—Employment Agreements” above.

Administration. The 2010 Incentive Award Plan will be administered by our compensation committee, which will interpret the plan and have broad discretion to select the eligible persons to whom awards will be granted, as well as the type, size and terms and conditions of each award, including the exercise price of stock options, the number of shares subject to awards and the expiration date of, and the vesting schedule or other restrictions applicable to, awards. The compensation committee may establish, adopt or revise any rules and regulations as it may deem advisable to administer the 2010 Incentive Award Plan. The board of directors may at any time administer the 2010 Incentive Award Plan. If it does so, it will have all the powers of the compensation committee.

Permissible Awards. The 2010 Incentive Award Plan allows us to grant the following types of awards:

•	options to purchase shares of common stock (non-qualified and incentive stock options);

•	SARs;

•	restricted stock and restricted stock units;

•	performance shares;

•	performance units;

•	dividend equivalents;

•	restricted OP units; and

•	other stock-based awards.

Minimum Vesting Requirements. Any award of stock (other than an option) granted under the 2010 Incentive Award Plan unrelated to the DCP will either (i) be subject to a minimum vesting period of three years (which may include graduated vesting within such three-year period), or one year if the vesting is based on performance criteria other than continued service, or (ii) be granted solely in exchange for foregone cash compensation.

Stock Options. The compensation committee is authorized to grant incentive stock options or non-qualified stock options under the 2010 Incentive Award Plan. The terms of an incentive stock option must meet the requirements of Section 422 of the Internal Revenue Code. The exercise price of an option may not be less than the fair market value of the underlying stock on the date of grant and no option may have a term of more than 10 years.

Stock Appreciation Rights. The compensation committee may also grant SARs. These provide the holder the right to receive the excess, if any, of the fair market value of one share of common stock on the date of exercise, over the base price of the SAR as determined by the compensation committee, which will not be less than the fair market value of one share of common stock on the grant date. SARs may be payable in cash or shares of common stock or a combination thereof. No SAR may be exercised more than 10 years from the grant date.

Restricted Stock Awards. The compensation committee may make awards of restricted stock to participants, which will be subject to such restrictions on transferability and other restrictions as the compensation committee may impose (including, without limitation, limitations on the right to vote restricted stock or the right to receive dividends, if any, on the restricted stock).

Restricted Stock Units. The compensation committee may make awards of restricted stock units to non-employee directors, which will be subject to such restrictions on transferability and other restrictions as the compensation committee may impose. Upon lapse of such restrictions, shares of common stock or cash may be issued to the participant in settlement of the restricted stock units.

Performance Awards. The compensation committee may grant performance awards that are designated in cash (performance units) or in shares of common stock (performance shares). The compensation committee will have the complete discretion to determine the number of performance awards granted to any participant and to set performance goals and other terms or conditions to payment of the performance awards in its discretion which, depending on the extent to which they are met, will determine the number and value of performance awards that will be paid to the participant.

Dividend Equivalents. The compensation committee is authorized to grant dividend equivalents to participants subject to such terms and conditions as may be selected by the compensation committee. Dividend equivalents entitle the participant to receive payments equal to dividends with respect to all or a portion of the shares of common stock subject to an award, as determined by the compensation committee.

Restricted OP Units. The compensation committee may grant awards of restricted units in our operating partnership to participants, which will be subject to such restrictions on transferability and other restrictions as the compensation committee may impose (including, without limitation, limitations on the right to vote restricted units or the right to receive dividends, if any, on the restricted units). Upon lapse of such restrictions, such units are convertible into shares of common stock.

Other Stock-Based Awards. The compensation committee may, subject to limitations under applicable law, grant to participants such other awards that are payable in, valued in whole or in part by reference to, or otherwise based on or related to shares of common stock as deemed by the compensation committee to be consistent with the purposes of the 2010 Incentive Award Plan, including, without limitation, shares of common stock awarded purely as a bonus and not subject to any restrictions or conditions, convertible or exchangeable debt securities, other rights convertible or exchangeable into shares of common stock, and awards valued by reference to book value of shares of common stock or the value of securities of or the performance of specified parents or subsidiaries. The compensation committee will determine the terms and conditions of any such awards, subject to the minimum vesting requirements discussed above.

Performance Goals. Options and SARs granted under the 2010 Incentive Award Plan will automatically qualify as performance-based awards that are fully deductible by us without regard to the $1 million deduction limit imposed by § 162(m) of the Internal Revenue Code. The compensation committee may designate any other award under the 2010 Incentive Award Plan (such as, for example, a cash incentive bonus or restricted stock award) as a qualified performance-based award in order to make the award fully deductible under Internal Revenue Code § 162(m). If an award is so designated, the compensation committee must establish objectively determinable performance goals for the award based on one or more performance criteria, which may be expressed in terms of company-wide objectives or in terms of objectives that relate to the performance of a division, affiliate, region, department or function within us or an affiliate. Performance criteria may be specified in absolute terms, in percentages, or in terms of growth from period to period or growth rates over time, as well as measured relative to an established or specially created index of company competitors or peers. Performance criteria for qualified performance-based awards will be limited to specified levels or increases in:

•	earnings per share or other corporate measure;

•	profit (net profit, gross profit, operating profit, economic profit or other profit measures);

•	net income;

•	revenue;

•	stock price or performance;

•	total stockholder return;

•	return measures (return on assets, capital, equity or revenue);

•	FFO;

•	EBITDA (earnings before interest, taxes, depreciation and amortization);

•	market share;

•	expenses;

•	business expansions or consolidation;

•	internal rate of return; and

•	planning accuracy.

For a qualified performance-based award, the compensation committee must establish such goals prior to the beginning of the period for which such performance goal relates (or such later date as may be permitted under applicable tax regulations) and the compensation committee may not increase any award or, except in the case of certain qualified terminations of employment, waive the achievement of any specified goal. Any payment of an award granted with performance goals will be conditioned on the written certification of the compensation committee in each case that the performance goals and any other material conditions were satisfied.

Limitations on Transfer; Beneficiaries. No award will be assignable or transferable by a participant other than by will or the laws of descent and distribution or, except in the case of an incentive stock option, pursuant to a qualified domestic relations order; provided, however, that the compensation committee may (but need not) permit other transfers where the compensation committee concludes that such transferability does not result in accelerated taxation, does not cause any option intended to be an incentive stock option to fail to qualify as such, and is otherwise appropriate and desirable. No award may be transferred for value. A participant may, in the manner determined by the compensation committee, designate a beneficiary to exercise the rights of the participant and to receive any distribution with respect to any award upon the participant’s death.

Acceleration Upon Certain Events. Unless otherwise provided in an award agreement, if a participant is terminated without “cause” (as such terms are defined in the 2010 Incentive Award Plan) within 24 months after a change in control of us (as defined in the 2010 Incentive Award Plan), all of such participant’s outstanding options and SARs will become fully vested and exercisable and all restrictions on his or her outstanding restricted stock awards will lapse. In each of the above cases except retirement, the compensation committee also may (but need not) waive the achievement of performance goals under the participant’s Internal Revenue Code § 162(m) performance-based awards. The compensation committee may accelerate awards for any other reason. The compensation committee may discriminate among participants or among awards in exercising such discretion.

Termination of Employment. Unless otherwise provided in an award agreement, all awards that are unvested, vested and unexercised shall automatically be forfeited if a participant’s employment is terminated for “cause” as defined in the 2010 Incentive Award Plan. An option or SAR that is not vested on the date of a participant’s termination of employment shall lapse. For options and SARs that are vested at termination of employment, the period for exercising the option or SAR shall end 90 days after termination of employment other than by reason of death, disability or retirement at or after age 65. If a participant terminates employment on account of disability, the exercise period shall end one year after termination of employment. If a participant terminates employment on account of death or dies during the applicable ninety-day or one-year period described above, the exercise period shall end one year after the date of the participant’s death. If a participant terminates employment by reason of retirement on or after age 65, the exercise period shall be the original term of the option or SAR.

In the case of restricted stock and restricted stock units as to which the restrictions have not lapsed or any performance shares or performance units that have not been fully earned, the awards will be forfeited unless the compensation committee otherwise determines upon termination of employment other than on account of death, disability or retirement on or after age 65. Such awards shall become immediately vested and earned as of a participant’s termination of employment on account of death or disability. For terminations on account of retirement at or after age 65, any such awards shall become vested and earned in proportion to the period of time from grant date to retirement to the total period in the original term of the award.

Adjustments. In the event of a stock-split, a stock dividend, or a combination or consolidation of the outstanding common stock into a lesser number of shares, the authorization limits under the 2010 Incentive Award Plan will automatically be adjusted proportionately, and the shares then subject to each award will automatically be adjusted proportionately without any change in the aggregate purchase price. In the event the common stock will be changed into or exchanged for a different number or class of shares of our stock or securities or of another corporation, the authorization limits under the 2010 Incentive Award Plan will automatically be adjusted proportionately, and there will be substituted for each such share of common stock, the number or class of shares into which each outstanding share of common stock will be so exchanged, all without any change in the aggregate purchase price.

Termination and Amendment. The board of directors or the compensation committee may, at any time and from time to time, terminate or amend the 2010 Incentive Award Plan without stockholder approval; but if an amendment to the 2010 Incentive Award Plan would, in the reasonable opinion of the board or the compensation committee, materially increase the benefits accruing to participants, materially increase the number of shares of stock issuable under the 2010 Incentive Award Plan, expand the types of awards, materially modify the requirements for eligibility, materially expand the term of the 2010 Incentive Award Plan, or otherwise constitute a material amendment requiring stockholder approval under applicable laws, policies or regulations, then such amendment will be subject to stockholder approval. In addition, the board or the compensation committee may condition any amendment on the approval of the stockholders for any other reason, including necessity or advisability under tax, securities or other applicable laws, policies or regulations. No termination or amendment of the 2010 Incentive Award Plan may adversely affect any award previously granted under the 2010 Incentive Award Plan without the written consent of the participant. The compensation committee may amend or terminate outstanding awards. However, such amendments may require the consent of the participant and, unless approved by the stockholders or otherwise permitted by the antidilution provisions of the 2010 Incentive Award Plan, the exercise price of an outstanding option may not be reduced, directly or indirectly, and the original term of an option may not be extended.

Certain Federal Tax Effects.

Nonqualified Stock Options. There will be no federal income tax consequences to the optionee or to us upon the grant of a nonqualified stock option under the 2010 Incentive Award Plan. When the optionee exercises a nonqualified option, however, he or she will recognize ordinary income in an amount equal to the excess of the fair market value of the common stock received upon exercise of the option at the time of exercise over the exercise price, and we will be allowed a corresponding deduction. Any gain that the optionee realizes when he or she later sells or disposes of the option shares will be short-term or long-term capital gain, depending on how long the shares were held.

Incentive Stock Options. There typically will be no federal income tax consequences to the optionee or to us upon the grant or exercise of an incentive stock option. If the optionee holds the option shares for the required holding period of at least two years after the date the option was granted or one year after exercise, the difference between the exercise price and the amount realized upon sale or disposition of the option shares will be long-term capital gain or loss, and we will not be entitled to a federal income tax deduction. If the optionee disposes of the option shares in a sale, exchange, or other disqualifying disposition before the required holding period ends, he or she will recognize taxable ordinary income in an amount equal to the excess of the fair market value of the option shares at the time of exercise over the exercise price, and we will be allowed a federal income tax deduction equal to such amount. While the exercise of an incentive stock option does not result in current taxable income, the excess of the fair market value of the option shares at the time of exercise over the exercise price will be an item of adjustment for purposes of determining the optionee’s alternative minimum taxable income.

Stock Appreciation Rights. A participant receiving a SAR will not recognize income, and we will not be allowed a tax deduction, at the time the award is granted. When the participant exercises the SAR, the amount of cash and the fair market value of any shares of common stock received will be ordinary income to the participant and we will be allowed as a corresponding federal income tax deduction at that time, subject to any applicable limitations under Internal Revenue Code § 162(m).

Restricted Stock. Unless a participant makes an election to accelerate recognition of the income to the date of grant as described below, the participant will not recognize income, and we will not be allowed a tax deduction, at the time a restricted stock award is granted. When the restrictions lapse, the participant will recognize ordinary income equal to the fair market value of the common stock as of that date (less any amount he or she paid for the stock), and we will be allowed a corresponding federal income tax deduction at that time, subject to any applicable limitations under Internal Revenue Code § 162(m). If the participant files an election under Internal Revenue Code § 83(b) within 30 days after the date of grant of the restricted stock, he or she will recognize ordinary income as of the date of grant equal to the fair market value of the stock as of that date (less any amount paid for the stock), and we will be allowed a corresponding federal income tax deduction at that time, subject to any applicable limitations under Internal Revenue Code § 162(m). Any future appreciation in the stock will be taxable to the participant at capital gains rates. However, if the stock is later forfeited, the participant will not be able to recover the tax previously paid pursuant to the Internal Revenue Code § 83(b) election.

Restricted Stock Units. The recipient will not recognize income, and we will not be allowed a tax deduction, at the time a restricted stock unit award is granted. Upon issuance of shares of common stock in settlement of a restricted stock unit award, the recipient will recognize ordinary income equal to the fair market value of the common stock as of that date (less any amount he or she paid for the stock), and we will be allowed a corresponding federal income tax deduction at that time, subject to any applicable limitations under Internal Revenue Code § 162(m).

Restricted OP Units. Unless a participant makes an election to accelerate recognition of the income to the date of grant as described below, the participant will not recognize income, and we will not be allowed a tax deduction, at the time a restricted OP unit award is granted. When the restrictions lapse, the participant will recognize ordinary income equal to the fair market value of the unit (generally, the value of the common stock into which the unit could be converted into as of that date, and we will be allowed a corresponding federal income tax deduction at that time, subject to any applicable limitations under Internal Revenue Code § 162(m). If the participant files an election under Internal Revenue Code § 83(b) within 30 days after the date of grant of the restricted OP unit, he or she will recognize ordinary income as of the date of grant equal to the fair market value of the units as of that date, and we will be allowed a corresponding federal income tax deduction at that time, subject to any applicable limitations under Internal Revenue Code § 162(m). Any future appreciation in the value of a unit for which such an election is made will be taxable to the participant at capital gains rates. However, if the units are later forfeited, the participant will not be able to recover the tax previously paid pursuant to the Internal Revenue Code § 83(b) election.

Performance Awards. A participant generally will not recognize income, and we will not be allowed a tax deduction, at the time performance awards are granted, so long as the awards are subject to a substantial risk of forfeiture. When the participant receives or has the right to receive payment of cash or shares under the performance award, the cash amount of the fair market value of the shares of stock will be ordinary income to the participant, and we will be allowed a corresponding federal income tax deduction at that time, subject to any applicable limitations under Internal Revenue Code § 162(m).

Pension Benefits

None of our employees, including our named executive officers, participates in or has account balances in qualified or non-qualified defined benefit plans sponsored by us.

Nonqualified Deferred Compensation

None of our employees, including our named executive officers, participates in or has account balances in non-qualified defined contribution plans or other deferred compensation plans maintained by us.

PRINCIPAL STOCKHOLDERS

The following table sets forth the beneficial ownership of shares of our common stock and OP units for (i) each person who is expected to be the beneficial owner of 5% or more of the outstanding common stock and OP units immediately following the consummation of this offering, (ii) directors, proposed directors and the named executive officers and (iii) all directors, proposed directors and named executive officers as a group. This table assumes that this offering and our formation transactions are completed. Unless otherwise indicated, each person named in the table has sole voting and investment power with respect to all of the shares of our common stock shown as beneficially owned by such person. Furthermore, unless otherwise indicated, the address of each named person is c/o Campus Crest Communities, Inc., 2100 Rexford Road, Suite 414, Charlotte, NC 28211. The share amounts set forth in the table below are based on an offering price of $        per share (the mid-point of the price range set forth on the cover page of this prospectus).

	Number of Shares and OP	Percent of All
Name of Beneficial Owner	Units Beneficially Owned	Shares and OP Units (1)

Ted W. Rollins (2)	973,333
Michael S. Hartnett (2)(3)	1,123,333
Earl C. Howell (4)	33,333		*
N. Anthony Coles (5)	6,667		*
Richard S. Kahlbaugh (5)	6,667		*
Denis L. McGlynn (5)	6,667		*
William G. Popeo (5)	6,667		*
Daniel L. Simmons (5)	6,667		*
Donald L. Bobbitt, Jr. (4)	22,640		*
Shannon N. King (4)	7,500		*
All directors, director nominees and named executive officers as a group (10 persons)	1,220,141

*	Represents less than one percent of the number of shares of common stock outstanding on a fully diluted basis upon completion of this offering.

(1)	Assumes a total of shares of common stock and OP units are outstanding immediately following this offering.

(2)	Includes 973,333 shares of common stock that may be issued in exchange for 973,333 OP units held by MXT Capital. MXT Capital is wholly-owned and controlled by Ted W. Rollins, our co-chairman and chief executive officer, and Michael S. Hartnett, our co-chairman and chief investment officer, and certain members of their families.

(3)	Includes 150,000 restricted OP units. See “Management—2010 Incentive Award Plan—Restricted OP Unit Awards.”

(4)	Represents shares of restricted common stock granted to certain of our executive officers. See “Management—2010 Incentive Award Plan—Restricted Stock Awards.”

(5)	We will grant 6,667 shares of restricted common stock to each independent director upon completion of this offering which will rest ratably over five years on each anniversary of the date of the grant.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Contribution Agreement with MXT Capital

We and MXT Capital have entered into a contribution agreement pursuant to which our operating partnership will pay to MXT Capital approximately $4.5 million (which will immediately be used to make capital contributions to certain entities, which will in turn immediately use such capital contributions solely to repay indebtedness) and will issue to MXT Capital 973,333 OP units in exchange for MXT Capital’s contribution to our operating partnership of the interests owned by MXT Capital in the predecessor entities and its student housing business.

Other Formation Transactions with MXT Capital

Campus Crest Group will distribute to MXT Capital its interests in two parcels of land consisting of 20.2 acres, with associated indebtedness of approximately $1.9 million, on which we have decided not to build student housing properties. MXT Capital has agreed not to build student housing properties on these parcels in the future.

In addition, Campus Crest Group will distribute to MXT Capital its interest in an entity that will own a minority interest in a 1999 Pilatus PC-12 single-engine turboprop airplane. Upon completion of this offering, we will lease this aircraft on payment terms structured to equal our pro rata carrying and operating costs of the aircraft based on our actual usage.

Contribution Agreement with the Ricker Group

We and Carl H. Ricker, Jr. have entered into a contribution agreement pursuant to which we will pay the Ricker Group approximately $26.7 million of the net proceeds from this offering and our operating partnership will issue to the Ricker Group 66,667 OP units in exchange for the Ricker Group’s contribution to our operating partnership of the interests owned by the Ricker Group in the predecessor entities and in the entities that have entered into ground leases with us relating to eight properties.

Leased Aircraft

Upon completion of this offering and our formation transactions, we will lease two aircraft from entities in which Ted W. Rollins, our co-chairman and chief executive officer, and Michael S. Hartnett, our co-chairman and chief investment officer, have indirect minority interests. A company in which Carl H. Ricker, Jr. has an interest owns a majority interest in one of the lessors. Our payments under the leases are structured to equal our pro rata carrying and operating costs of the aircraft based on our actual usage. As such, it is not expected that the lessors of the aircraft will receive any material profit from the lease payments.

Repayment of Indebtedness

Approximately $6.0 million of the net proceeds from this offering will be used to repay indebtedness owed by us to RHR, LLC, an entity owned by MXT Capital and the Ricker Group. RHR, LLC will, in turn, immediately repay an equal amount of indebtedness owed by it to an unaffiliated third party on substantially the same terms and conditions as the loan from RHR, LLC to us. In addition, approximately $4 million of the net proceeds from this offering will be used to repay our indebtedness to Capital Bank, an entity in which the Ricker Group has an ownership interest and of which Carl H. Ricker, Jr. is a director.

Release of Personal Guarantees

Each of Ted W. Rollins, Michael S. Hartnett and Carl H. Ricker, Jr. will be released from certain personal guarantees with respect to mortgage and construction indebtedness with an aggregate principal amount of approximately $243.3 million in the case of each of Messrs. Rollins and Hartnett and approximately $205.9 million in the case of Mr. Ricker, and from personal guarantees with respect to the RHR, LLC and Capital Bank indebtedness and the MXT Capital indebtedness described above. Each of Messrs. Rollins and Hartnett will be released from certain personal guarantees with respect to the preferred membership interest in CC-Encore.

Tax Protection Agreement

MXT Capital will enter into a tax protection agreement with us. Pursuant to the tax protection agreement, we will agree not to sell, exchange or otherwise dispose of any of the following 9 properties during a ten-year tax protection period in a transaction that would cause the members of MXT Capital to realize built-in gain: The Grove at Asheville; The Grove at Carrollton; The Grove at Las Cruces; The Grove at Mobile—Phase I; The Grove at Mobile—Phase II; The Grove at Nacogdoches; The Grove at Stephenville; The Grove at Troy; and The Grove at Waco. If we sell one or more of these 9 properties during the ten-year tax protection period, we will be required to pay to MXT Capital an amount equal to the federal, state and local taxes imposed on the built-in gain allocated to its members, with the amount of such taxes being computed based on the highest applicable federal, state, and local marginal tax rates as well as any “grossed up” taxes imposed on such payments. The amount otherwise payable in connection with such a transaction under the tax protection agreement will be reduced by twenty percent commencing on the fifth anniversary date of the closing date of this offering and an additional twenty percent on each successive anniversary date until the amount payable is reduced to zero on the tenth anniversary of the closing date. Consequently, our ability to sell or dispose of these 9 properties will be substantially restricted by this obligation to make payments to MXT Capital during the ten-year tax protection period if we sell such a property. This requirement will also restrict our ability to arrange financing for our operations as well as our ability to manage our capital structure.

The tax protection agreement will also require us to maintain a minimum level of indebtedness of $56.0 million throughout the ten-year tax protection period in order to allow a sufficient amount of debt to be allocable to MXT Capital to avoid certain adverse tax consequences. If we fail to maintain such minimum indebtedness throughout the ten-year tax protection period, and as a consequence the members of MXT Capital incur federal, state or local tax liabilities, we will be required to make indemnifying payments to them, computed in the manner described in the preceding paragraph.

Registration Rights Agreement

We will enter into a registration rights agreement with MXT Capital pursuant to which we will agree, among other things, to register the resale of any common stock that may be exchanged for the OP units issued in our formation transactions. This agreement requires us to seek to register all common stock that may be exchanged for OP units effective as of that date which is 12 months following completion of this offering on a shelf registration statement under the Securities Act. We will also grant the holders of OP units the right to include such common stock in any registration statements we may file in connection with any future public offerings, subject to the terms of the lock-up agreements described herein and subject to the right of the underwriters of those offerings to reduce the total number of such shares of common stock to be sold by selling shareholders in those offerings.

In connection with this offering, we intend to file a registration statement on Form S-8 to register the total number of shares of common stock that may be issued under our 2010 Incentive Award Plan.

Initial Public Offering Bonus Payments

Upon completion of this offering we have agreed to pay to Donald L. Bobbitt, Jr., an executive vice president and our chief financial officer, Earl C. Howell, our president and chief operating officer, and Howard J. Weissman, a senior vice president and our corporate controller, cash bonuses of $300,000, $200,000 and $150,000, respectively.

Employment Agreements

We will enter into employment agreements with our named executive officers as described in “Management—Employment Agreements” that will become effective upon completion of this offering. These agreements provide for salary, bonuses and other benefits, including, potentially, severance benefits upon a termination of employment, as well as for grants of shares of restricted stock and cash bonuses. For a full summary of these agreements, see “Management—Employment Agreements.”

Director Compensation

We will pay a $10,000 annual director’s fee to each of our independent directors in cash. Each independent director will also receive a fee of $2,500 for attendance at every in-person meeting of our board of directors and committee of our board of directors and a fee of $1,000 for attendance at every telephonic meeting of our board of directors and committee of our board of directors, up to a maximum of $15,000 per year. We will also pay additional annual fees to the chairs of our audit committee, compensation committee and nominating and corporate governance committee. In addition, we will grant 6,667 shares of restricted common stock to each of our independent directors which will vest ratably over five years on each anniversary of the date of the grant. For a full summary of the compensation payable to our directors, see “Management—Director Compensation.”

Indemnification

Our charter and our bylaws obligate us to indemnify each of our officers and directors who are made or threatened to be made a party to any proceeding by reason of his or her service in that capacity, and to pay or reimburse his or her reasonable expenses in advance of the final disposition of such a proceeding, to the maximum extent permitted by Maryland law. Our charter and bylaws also permit us to provide such indemnification and advancement of expenses to individuals who served our predecessor entities as an officer or director, as well as the right to provide indemnification and advancement of expenses to any employee or agent of such entities or us. In addition, the partnership agreement includes provisions providing for the indemnification of us as the general partner, and our directors, officers, employees and agents in connection with such proceedings. Finally, we intend to enter into agreements with our directors and executive officers providing for indemnification and advancement or reimbursement of the expenses of such directors and officers, to the maximum extent permitted by Maryland law, in connection with such proceedings.

Grants of Awards Under Our 2010 Incentive Award Plan

Under our 2010 Incentive Award Plan the aggregate number of shares of common stock reserved for issuance pursuant to equity-based awards is 2,500,000, which represents approximately       % of our issued and outstanding common stock (on a fully-diluted basis and excluding shares to be sold pursuant to the exercise in full of the underwriters’ overallotment option).

We intend to grant an aggregate of 114,308 restricted shares of common stock to our independent directors, certain of our executive officers and certain members of our management team and 150,000 restricted OP units to Mr. Hartnett, under our 2010 Incentive Award Plan, representing approximately       % of our issued and outstanding common stock (on a fully-diluted basis after giving effect to the shares issued in this offering but excluding any shares to be sold pursuant to the underwriters’ exercise of their overallotment option). Additionally, we have reserved an aggregate of 512,361 shares of restricted common stock under the 2010 Incentive Award Plan for issuance (i) one year after the termination of the DCP in satisfaction of vested interests in awards that were outstanding under the DCP; and (ii) in 2012 and 2013 pursuant to employment agreements, to our named executive officers and certain other members of our management team. For information regarding these grants and their vesting terms, see “Management—Executive Compensation.” Distributions payable on these awards will accrue and be paid to the holder upon the vesting of such awards.

Review and Approval of Future Transaction with Related Persons

Upon completion of this offering and our formation transactions, we will adopt a written policy for the review and approval of related person transactions requiring disclosure under Rule 404(a) of Regulation S-K. We expect this policy to provide that the nominating and corporate governance committee will be responsible for reviewing and approving or disapproving all interested transactions, meaning any transaction, arrangement or relationship in which (i) the amount involved may be expected to exceed $120,000 in any fiscal year, (ii) we will be a participant and (iii) a related person has a direct or indirect material interest. A related person will be defined as an executive officer, director or nominee for election as director, or a greater than 5% beneficial owner of our common stock, or an immediate family member of the foregoing. The policy may deem certain interested transactions to be pre-approved.

STRUCTURE AND FORMATION

Our Organizational Structure

We were formed as a Maryland corporation on March 1, 2010. We are a self-managed, self-administered and vertically-integrated developer, builder, owner and manager of high-quality, purpose-built student housing. Our operating partnership was formed as a Delaware limited partnership on March 4, 2010. Through our wholly-owned subsidiary, Campus Crest Communities GP, LLC, we are the sole general partner of our operating partnership, and we will conduct substantially all of our business through our operating partnership. Upon completion of this offering and our formation transactions, we will own a       % limited partnership interest in our operating partnership. MXT Capital, which is wholly-owned and controlled by Ted W. Rollins, our co-chairman and chief executive officer, and Michael S. Hartnett, our co-chairman and chief investment officer, and certain members of their families, will own a       % limited partnership interest in our operating partnership. Mr. Hartnett, in addition to his indirect ownership interest in our operating partnership through his ownership interest in MXT Capital, will own a     % interest in our operating partnership. The Ricker Group, which owned interests in our predecessor entities prior to the consummation of our formation transactions, will in the aggregate own a       % limited partnership interest in our operating partnership. Certain third-party investors, who owned interests in our predecessor entities prior to the consummation of our formation transactions, will in the aggregate own a       % limited partnership interest in our operating partnership.

The Operating Partnership

Upon completion of this offering and our formation transactions, we will own substantially all of our wholly-owned properties and conduct substantially all of our operations through our operating partnership. We will contribute the net proceeds from this offering to our operating partnership in exchange for OP units therein. Our interest in our operating partnership will entitle us to share in cash distributions from, and in the profits and losses of, our operating partnership in proportion to our percentage ownership. Because the sole general partner of our operating partnership is our wholly-owned subsidiary, we will generally have the exclusive power to manage and conduct the business of the operating partnership, subject to certain limited approval and voting rights of the other limited partners described more fully below in “Our Operating Partnership and the Partnership Agreement.” Accordingly, our board of directors will manage our affairs by directing the affairs of our operating partnership.

The Services Companies

In order to qualify as a REIT, a specified percentage of our gross income must be derived from real property sources, which would generally exclude our income from providing development, construction and management services to third parties as well as our income from certain services afforded student-tenants in our owned properties. See “Federal Income Tax Considerations—Taxation of Our Company.” Therefore, we will conduct our development, construction and management services through The Grove Student Properties, Inc., Campus Crest Construction, Inc. and Campus Crest Development, Inc., respectively, which we refer to collectively as the “Services Companies” and each individually as a “Services Company.” Each of the Services Companies will elect, together with us, to be treated as our TRS. Each of our Services Companies will be wholly-owned and controlled by our operating partnership. The income earned by each Services Company will be subject to regular federal corporate income or franchise tax and state and local income tax where applicable and will therefore be subject to an additional level of tax as compared to the income earned from our properties.

Formation Transactions

Prior to our formation transactions, all of the interests in our properties were owned by Campus Crest Group and third-party investors, including the Ricker Group and HSRE. The formation transactions will result in the contribution by MXT Capital, the Ricker Group and certain third-party investors to our operating partnership of the limited liability company and limited partnership interests in the entities that make up the business, interests and related properties of our predecessor entities.

The amount of cash and OP units that we will pay, or issue, in exchange for the interests in our predecessor entities was determined by our executive officers based on a capitalization rate analysis, an internal rate of return analysis, an assessment of the fair market value of the properties and the consideration of other factors, such as per bed value and the liquidation preference with respect to certain interests. No single factor was given greater weight than any other in valuing the properties, and the values attributed to the properties do not necessarily bear any relationship to the book value for the applicable property. We did not obtain any recent third-party property appraisals of the properties to be contributed to us in our formation transactions, or any other independent third-party valuations or fairness opinions in connection with our formation transactions. As a result, the consideration we pay for these properties and other assets in our formation transactions may exceed their fair market value.

Concurrently with this offering, we will engage in the following formation transactions, which are designed to:

•	consolidate the ownership of our properties and the student housing business of Campus Crest Group into our operating partnership and its wholly-owned subsidiaries;

•	facilitate this offering; and

•	enable us to qualify as a REIT for federal income tax purposes commencing with our taxable year ending December 31, 2010.

Set forth below is an overview of our formation transactions:

•	Pursuant to the terms of a contribution agreement, MXT Capital will contribute to our operating partnership its entire student housing business, which is principally comprised of The Grove Student Properties, Campus Crest Development and Campus Crest Construction, and all of its ownership interests in each of our 21 wholly-owned properties and each of our six joint venture properties. In exchange, MXT Capital will receive approximately $4.5 million (which will immediately be used to make capital contributions to certain entities, which will in turn, immediately use such capital contributions solely to repay indebtedness) and 973,333 OP units, representing a % limited partnership interest in our operating partnership.

In its contribution agreement, MXT Capital provides us with certain real estate, ownership and operational representations, warranties and covenants. These representations and warranties relate to, among other things, ownership of the assets to be contributed to us, MXT Capital’s authority to enter into the contribution agreement, the absence of litigation relating to the interests to be contributed, the existence of required permits and consents, tax matters and real estate matters. MXT Capital has also covenanted not to sell any of the assets to be contributed pursuant to the contribution agreement, or permit entities through which it holds the assets to be contributed to engage in material transactions not in the ordinary course of business (in each case, other than pursuant to the contribution agreement) or to permit any such entity to make any distributions or pay any dividends.

MXT Capital will indemnify us with respect to losses resulting from breaches of its representations, warranties and covenants and for any real estate transfer or mortgage recording tax liabilities that we may incur. These indemnification obligations generally are subject to a $250,000 deductible and capped at an amount equal to the aggregate equity consideration received by MXT Capital pursuant to the contribution agreement (other than the tax liability indemnity, which is not subject to either the deductible or the cap) and are generally limited to claims brought within 18 months from the completion of this offering (with certain claims surviving indefinitely).

•	Campus Crest Group will distribute to MXT Capital its interests in two parcels of land consisting of 20.2 acres, with associated indebtedness of approximately $1.9 million, on which we have decided not to build student housing properties. MXT Capital has agreed not to build student housing properties on these parcels in the future. Campus Crest Group will not receive any consideration from this transaction other than the release of the indebtedness associated with the two parcels and MXT Capital’s agreement regarding the use of the parcels in the future.

•	Campus Crest Group will distribute to MXT Capital its interest in an entity that will own a minority interest in a 1999 Pilatus PC-12 single-engine turboprop airplane. Upon completion of this offering, we will lease this aircraft on payment terms structured to equal our pro rata carrying and operating costs of the aircraft based on our actual usage.

•	Pursuant to the terms of a contribution agreement, the Ricker Group will contribute to our operating partnership all of its ownership interests in each of our 21 wholly-owned properties, as well as all of its ownership interests in The Grove at Moscow and The Grove at San Angelo. In addition, it will contribute its entire ownership interest in the entities that own fee interests in The Grove at Murfreesboro, The Grove at Stephenville, The Grove at Cheney, The Grove at Troy, The Grove at Waco, The Grove at Jonesboro, The Grove at Wichita and The Grove at Wichita Falls, all of which were subject to ground leases with the Ricker Group prior to the completion of our formation transactions. In exchange, the Ricker Group will receive approximately $26.7 million and 66,667 OP units, representing a % limited partnership interest in our operating partnership.

In its contribution agreement, the Ricker Group provides us with certain ownership and limited real estate and operational representations, warranties and covenants. These representations and warranties relate to, among other things, ownership of the interests to be contributed to us, the Ricker Group’s authority to enter into the contribution agreement, the absence of litigation relating to the interests to be contributed, the existence of required permits and consents, tax matters and real estate matters. The Ricker Group has also covenanted not to sell any of the interests to be contributed pursuant to the contribution agreement, or permit entities through which it holds the interests to be contributed to engage in material transactions not in the ordinary course of business (in each case, other than pursuant to the contribution agreement) or to permit any such entity to make any distributions or pay any dividends. The Ricker Group will indemnify us with respect to losses resulting from breaches of its representations, warranties and covenants. These indemnification obligations generally are subject to a $250,000 deductible and capped at an amount equal to the aggregate consideration received by the Ricker Group pursuant to the contribution agreement with respect to certain ownership matters and $7.5 million with respect to all other matters and are generally limited to claims brought within 18 months from the completion of this offering (with certain claims surviving indefinitely).

•	Pursuant to the terms of contribution agreements and purchase and sale agreements, certain third-party investors will contribute to our operating partnership all of their ownership interests in The Grove at Abilene, The Grove at Asheville, The Grove at Carrollton, The Grove at Cheney, The Grove at Ellensburg, The Grove at Greeley, The Grove at Jacksonville, The Grove at Jonesboro, The Grove at Lubbock, The Grove at Las Cruces, The Grove at Mobile-Phase I, The Grove at Mobile-Phase II, The Grove at Nacogdoches and The Grove at Wichita. In exchange, these third-party investors will receive approximately $10.7 million and 53,000 OP units, representing a % limited partnership interest in our operating partnership. Under the terms of these agreements, these third-party investors will also provide us with certain limited representations and warranties with respect to their ownership interests being contributed to our operating partnership, including the authority to enter into the agreement, the absence of claims or litigation involving the contributed interest and the obtaining of any necessary consents to the contribution of the interests. The third-party investors also provide covenants under the agreements, including not to transfer or dispose of any of the interests to be contributed, and will indemnify us for any losses resulting from breaches of their representations, warranties and covenants.

•	In exchange for approximately $29.1 million, HSRE will sell to our operating partnership: (i) all of its interests in each of The Grove at Milledgeville and The Grove at San Marcos, with the result that we will own a 100% interest in each of these properties and (ii) a 49.8% interest in a joint venture that will own 100% of each of The Grove at Conway, The Grove at Huntsville, The Grove at Lawrence, The Grove at Moscow, The Grove at San Angelo and The Grove at Statesboro, with the result that we will own a 49.9% interest in these properties and HSRE will own a 50.1% interest in these properties. The Grove at San Marcos, The Grove at Moscow and The Grove at San Angelo, each of which is owned by HSRE I, are pledged as collateral under our Wachovia Bank Three Property Construction Loan. In connection with our purchase of our joint venture partner’s interest in The Grove at San Marcos, the outstanding principal balance of the loan will be required to be reduced by approximately $19.7 million. This repayment will be funded, in part, with the net proceeds of preferred investments, with an aggregate amount of approximately $4.8 million, that we will make in special-purpose subsidiaries of HSRE I that own The Grove at Moscow and The Grove at San Angelo. We will be entitled to a cumulative return of 9%, compounded annually, on these preferred investments.

In connection with obtaining financing for our business prior to completion of this offering, we and the other current owners of The Grove at Carrollton have agreed, subject to receipt of required lender consents, to contribute 100% of the ownership interests in The Grove at Carrollton to a new special-purpose joint venture with HSRE formed exclusively to hold this asset. HSRE has agreed to contribute approximately $1.3 million to this joint venture. If this joint venture with HSRE is consummated: (i) all of HSRE’s cash contribution will be distributed to us for use in connection with our day-to-day operations (see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Overview—Our Relationship with HSRE”); and (ii) upon completion of this offering, we will acquire 100% of the ownership interests in The Grove at Carrollton from this joint venture for a purchase price of approximately $1.9 million. If this joint venture with HSRE is not consummated prior to the completion of this offering, it will be abandoned and we will acquire 100% of the ownership interests in The Grove at Carrollton pursuant to the terms of the contribution agreements with MXT Capital, the Ricker Group and certain third-party investors as described above.

•	We will purchase the preferred membership interest in our CC-Encore joint venture for approximately $3.9 million and terminate CC-Encore.

The number of OP units and cash amounts to be received by the parties specified above have been fixed and are not subject to change based upon the public offering price of the common stock to be sold in this offering or any other factor.

As a result of our formation transactions:

•	we will own approximately % of the outstanding OP units, MXT Capital will own approximately % of the outstanding OP units, the Ricker Group will own approximately % of the outstanding OP units and certain third-party investors will own, in the aggregate, approximately % of the outstanding OP units;

•	our operating partnership will own 100% interests in 21 of our properties;

•	our operating partnership will own an indirect 49.9% interest in The Grove at Conway, The Grove at Huntsville, The Grove at Lawrence, The Grove at Moscow, The Grove at San Angelo and The Grove at Statesboro; and

•	we will own each of the entities through which Campus Crest Group conducted its student housing business.

Consequences of this Offering and Our Formation Transactions

The following diagram depicts the ownership structure of our company, our operating partnership, certain subsidiaries through which we will conduct our development, construction, property management and asset management activities and our joint venture with HSRE, upon completion of this offering and our formation transactions:

(1)	Includes an aggregate of 114,308 shares of restricted common stock to be granted to our independent directors, certain of our executive officers and certain members of our management team.

(2)	Represents a limited partnership interest in our operating partnership.

(3)	Represents 150,000 restricted OP units to be granted to Mr. Hartnett pursuant to his employment agreement upon completion of this offering. This award will vest ratably on each of the first, second and third anniversaries of the completion of this offering.

Benefits to Related Parties

In connection with this offering and our formation transactions, MXT Capital, the Ricker Group and certain of our executive officers, members of our management team and members of our board of directors will receive material financial and other benefits, as described below. Each of Ted W. Rollins, our co-chairman and chief executive officer, and Michael S. Hartnett, our co-chairman and chief investment officer, will, through his respective ownership of MXT Capital, be entitled to participate in the benefits realized by MXT Capital in connection with our formation transactions. In addition, Carl H. Ricker, Jr. will, through his ownership in the Ricker Group, be entitled to participate in the benefits realized by the Ricker Group in connection with our formation transactions. We have included the Ricker Group as a related party due to the substantial investment that it held in our predecessor entities and the substantial returns paid to it by our predecessor entities. For a more detailed discussion of these benefits, see “Management” and “Certain Relationships and Related Party Transactions.”

•	Our operating partnership will issue to MXT Capital 973,333 OP units in exchange for MXT Capital’s contribution to our operating partnership of the interests owned by MXT Capital in the predecessor entities and its student housing business.

•	MXT Capital will enter into a tax protection agreement with us. Pursuant to the tax protection agreement, we will agree not to sell, exchange or otherwise dispose of 9 of our properties for a period of ten years, or the tax protection period, in a transaction that would cause the members of MXT Capital to realize built-in gain, to such properties at the time of their contribution to our operating partnership. If we sell one or more of these 9 properties during the ten-year tax protection period, we will be required to pay to MXT Capital an amount equal to the federal, state and local taxes imposed on the built-in gain allocated to its members, with the amount of such taxes being computed based on the highest applicable federal, state and local marginal tax rates, as well as any “grossed up” taxes imposed on such payments. The amount otherwise payable under the tax protection agreement will be reduced by twenty percent commencing on the fifth anniversary date of the closing date of this offering and an additional twenty percent on each successive anniversary date until the amount payable is reduced to zero on the tenth anniversary of the closing date. Consequently, our ability to sell or dispose of these 9 properties will be substantially restricted by this obligation to make payments to MXT Capital during the ten-year tax protection period if we sell such a property. This requirement will also restrict our ability to arrange financing for our operations as well as our ability to manage our capital structure.

The tax protection agreement will also require us to maintain a minimum level of indebtedness of $56.0 million throughout the ten-year tax protection period in order to allow a sufficient amount of debt to be allocable to MXT Capital to avoid certain adverse tax consequences. If we fail to maintain such minimum indebtedness throughout the ten-year tax protection period, and as a consequence the members of MXT Capital incur federal, state or local tax liabilities, we will be required to make indemnifying payments to them, computed in the manner described in the preceding paragraph.

•	We will enter into a registration rights agreement with MXT Capital pursuant to which we will agree, among other things, to register the resale of any common stock that may be exchanged for the OP units issued in our formation transactions. This agreement requires us to seek to register all common stock that may be exchanged for OP units effective as of that date which is 12 months following completion of this offering on a shelf registration statement under the Securities Act.

•	MXT Capital will receive Campus Crest Group’s interests in two parcels of land consisting of 20.2 acres, with associated indebtedness of approximately $1.9 million, on which we have decided not to build student housing properties.

•	We will pay the Ricker Group approximately $26.7 million of the net proceeds from this offering and our operating partnership will issue to the Ricker Group 66,667 OP units in exchange for the Ricker Group’s contribution to our operating partnership of the interests owned by the Ricker Group in the predecessor entities and in the entities that have entered into ground leases with us relating to eight of our properties. As a result of our acquisition of the entities that previously had entered into ground leases with us relating to eight of our properties, we will have fee simple title to the real estate that is subject to such leases.

•	Approximately $6.0 million of the net proceeds from this offering will be used to repay indebtedness owed by us to RHR, LLC, an entity owned by MXT Capital and the Ricker Group; RHR, LLC will, in turn, immediately repay an equal amount of indebtedness owed by it to an unaffiliated third party on substantially the same terms and conditions as the loan from RHR, LLC to us.

•	Approximately $4.0 million of the net proceeds from this offering will be used to repay our indebtedness to Capital Bank, an entity in which the Ricker Group has an ownership interest and of which Carl H. Ricker, Jr. is a director.

•	Each of Ted W. Rollins, Michael S. Hartnett and Carl H. Ricker, Jr. will be released from certain personal guarantees with respect to mortgage and construction indebtedness with an aggregate principal amount of approximately $243.3 million in the case of each of Messrs. Rollins and Hartnett and approximately $205.9 million, in the case of Mr. Ricker, and from personal guarantees with respect to the RHR, LLC and Capital Bank indebtedness described above, and MXT Capital indebtedness described below. Each of Messrs. Rollins and Hartnett will be released from certain personal guarantees with respect to the preferred membership interest in CC-Encore.

•	Indebtedness incurred by two entities through which MXT Capital conducts aspects of its business will be repaid by MXT Capital. MXT Capital will receive $4.5 million of the net proceeds from this offering, which it will immediately use to make capital contributions to these entities. These entities will, in turn, immediately use the capital contributions received from MXT Capital solely to repay indebtedness.

•	Our executive officers, directors and certain members of our management team will receive material benefits, including:

•	a grant of 114,308 shares of restricted common stock pursuant to the 2010 Incentive Award Plan (including an aggregate grant of 80,973 shares of restricted common stock to certain of our executive officers and certain members of our management team and an aggregate grant of 33,335 shares of restricted common stock to our independent directors);

•	an aggregate of 512,361 shares of restricted common stock reserved under the 2010 Incentive Award Plan for issuance (i) one year after the termination of the DCP in satisfaction of vested interests in awards that were outstanding under the DCP; and (ii) in 2012 and 2013 pursuant to employment agreements to be entered into with our executive officers;

•	employment agreements providing for salary, bonus and other benefits, including severance upon a termination of employment under certain circumstances, and, in the case of Mr. Hartnett, a grant of 150,000 restricted OP units upon completion of this offering that will vest ratably on each of the first, second and third anniversaries of the completion of this offering, as described under “Management—Employment Agreements”;

•	indemnification by us for certain liabilities and expenses incurred as a result of actions brought, or threatened to be brought, against them as officers; and

•	upon completion of this offering we have agreed to pay to Donald L. Bobbitt, Jr., an executive vice president and our chief financial officer, Earl C. Howell, our president and chief operating officer, and Howard J. Weissman, a senior vice president and our corporate controller, cash bonuses of $300,000, $200,000 and $150,000, respectively.

•	Each of our non-employee directors will receive material benefits, including:

•	annual and per-meeting fees described under “Management—Director Compensation”; and

•	indemnification by us for certain liabilities and expenses incurred as a result of actions brought, or threatened to be brought, against him as a director.

POLICIES WITH RESPECT TO CERTAIN ACTIVITIES

The following is a discussion of certain of our investment, financing and other policies. These policies have been adopted by our board of directors and, in general, may be amended or revised from time to time by our board of directors without a vote of our stockholders.

Investment Policies

Investment in Properties or Interests in Properties

We will conduct all of our investment activities through our operating partnership and its affiliates. Our investment objective is to maximize total returns to our stockholders through quarterly cash distributions and long-term capital appreciation through increases in our value. For a discussion of our properties and our growth strategies, see “Business and Properties.”

We expect to pursue our investment objective primarily through the ownership by our operating partnership, directly or indirectly, of the properties to be acquired by us in our formation transactions and other properties we may develop or acquire in the future. We currently intend to acquire property primarily for income. We currently intend to own, develop and acquire existing student housing properties, and other properties that we believe have potential as student housing. Although we generally focus on medium-sized college and university markets, future development or investment activities will not be limited to any particular market, geographic area, or product type or to a specified percentage of our assets. We intend to engage in such future development or investment activities in a manner that is consistent with our intention to qualify for taxation as a REIT for federal income tax purposes. In addition, we may purchase or lease income-producing properties for long-term investment, expand and improve the properties we presently own or other acquired properties, or sell such properties, in whole or in part, when circumstances warrant.

We also expect to participate with third parties in property ownership through joint ventures or other types of co-ownership. We will not, however, enter into a joint venture or other partnership arrangement to make an investment that would not otherwise meet our investment policies. We may also acquire properties or interests in properties in exchange for the issuance of common stock or OP units and may grant registration rights in connection with these issuances.

Investments in properties may be subject to existing mortgage financing and other indebtedness or to new indebtedness which may be incurred in connection with acquiring or refinancing these properties. Debt service on such financing or indebtedness will have a priority over any distributions with respect to our common stock. Any investments in securities will be subject to our policy not to be treated as an “investment company” under the Investment Company Act of 1940, as amended, or the “Investment Company Act.”

Investments in Real Estate Mortgages

While our current portfolio consists of, and our business objective emphasizes, equity investments in student housing properties, we may, at the discretion of our board of directors, invest in mortgages and other types of real estate interests consistent with our intention to qualify for taxation as a REIT. We do not presently intend to invest in mortgages or deeds of trust, but may invest in participating or convertible mortgages if we conclude that we may benefit from the gross revenues or any appreciation in value of the related property. Investments in real estate mortgages run the risk that one or more borrowers may default under certain mortgages and that the collateral securing certain mortgages may not be sufficient to enable us to recoup our full investment.

Investments in Securities of or Interests in Persons Primarily Engaged in Real Estate Activities and Other Issuers

Subject to the percentage of ownership limitations and gross income tests necessary for REIT qualification, we may invest in securities of other REITs, other entities engaged in real estate activities or securities of other issuers, including for the purpose of exercising control over such entities.

Dispositions

We do not currently intend to dispose of any of our properties, although we reserve the right to do so if, based upon management’s periodic review of our portfolio, we determine that such action would be in the best interest of our stockholders. In addition, we may elect to enter into joint ventures or other types of co-ownership with respect to properties that we already own, either in connection with acquiring interests in other properties (as discussed above in “—Investment Policies—Investment in Properties or Interests in Properties”) or raising equity capital from investors. Certain of our executive officers who directly or indirectly hold OP units may have their decision as to the desirability of a proposed disposition influenced by the tax consequences to them resulting from the disposition of a certain property. Any decision to dispose of a property would require the approval of our board of directors.

MXT Capital will enter into a tax protection agreement with us. Pursuant to the tax protection agreement, we will agree not to sell, exchange or otherwise dispose of 9 of our properties during a ten-year tax protection period in a transaction that would cause the members of MXT Capital to realize built-in gain. If we sell one or more of these 9 properties during the ten-year tax protection period, we will be required to pay to MXT Capital an amount equal to the federal, state and local taxes imposed on the built-in gain allocated to its members, with the amount of such taxes being computed based on the highest applicable federal, state and local marginal tax rates, as well as any “grossed up” taxes imposed on such payments. The amount otherwise payable in connection with such a transaction under the tax protection agreement will be reduced by twenty percent commencing on the fifth anniversary date of the closing date of this offering and an additional twenty percent on each successive anniversary date until the amount payable is reduced to zero on the tenth anniversary of the closing date. Consequently, our ability to sell or dispose of these 9 properties will be substantially restricted by this obligation to make payments to MXT Capital during the ten-year tax protection period if we sell such a property.

Financing Policies

We intend to limit our ratio of debt to total market capitalization to not greater than 50%, although our charter places no limit on the amount of indebtedness that we may incur and we may exceed this level from time to time. Our total market capitalization is defined as the sum of the market value of our outstanding common stock and preferred stock (which may decrease, thereby increasing our debt to total market capitalization ratio), including shares of restricted stock or restricted stock units that we may issue to our officers and directors under our 2010 Incentive Award Plan, plus the aggregate value of OP units, plus the book value of our total consolidated indebtedness (excluding indebtedness encumbering our current and future unconsolidated joint venture properties). Since this ratio is based, in part, upon market values of equity, it will fluctuate with changes in the price of our common stock. We believe, however, that this ratio provides an appropriate indication of leverage for a company whose assets are primarily real estate. Upon completion of this offering and the application of the net proceeds therefrom, we will have a debt to total market capitalization ratio of approximately     % (     % if the underwriters’ overallotment option is exercised in full).

We intend to finance our long-term growth with common and preferred equity issuances and debt financing having staggered maturities. Our debt may include mortgage debt secured by our properties, as well as unsecured debt, and such debt may require us to pay fixed or floating rates of interest. We will seek to utilize Freddie Mac and Fannie Mae long-term debt financing for stabilized properties to the extent possible. In addition to our three joint ventures properties opened in August 2010, We may also seek to finance development projects through joint ventures with third parties, such as the three properties that we intend to develop in a new joint venture that we expect to establish with HSRE and in which we expect to own a 20% interest.

Upon completion of this offering we expect to obtain a three-year, $125 million senior secured revolving credit facility. Amounts outstanding under our revolving credit facility will bear interest at a floating rate equal to, at our election, the Eurodollar Rate or the Base Rate plus a spread. The spread will depend upon our leverage ratio and will range from 2.75% to 3.50% for Eurodollar Rate based borrowings and from 1.75% to 2.50% for Base Rate based borrowings. We anticipate that this revolving credit facility will be used for general corporate purposes and to finance, among other things, identified future growth opportunities including the four wholly-owned and three joint venture properties that we expect to commence building upon completion of this offering, with completion targeted for the 2011-2012 academic year. In addition, we may fund distributions to our stockholders with borrowings under our revolving credit facility.

Our charter and bylaws do not limit the amount or percentage of indebtedness that we may incur. Our board of directors may from time to time modify our debt policy in light of then-current economic conditions, relative costs of debt and equity capital, market values of our properties, general conditions in the market for debt and equity securities, fluctuations in the market price of our common stock, growth and acquisition opportunities and other factors. Accordingly, our board of directors may increase or decrease our ratio of debt to total market capitalization beyond the limits described above. If these policies were changed, we could become more highly leveraged, resulting in an increased risk of default on our obligations and a related increase in debt service requirements that could adversely affect our financial condition and results of operations and our ability to pay distributions to our stockholders. See “Risk Factors—Risks Related to Our Business and Properties.” Our indebtedness exposes us to the risk of default and will reduce our free cash flow, which could materially and adversely affect us. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources.” Finally, the tax protection agreement will require us to maintain a minimum level of indebtedness of $56.0 million throughout the ten-year tax protection period in order to allow a sufficient amount of debt to be allocable to MXT Capital to avoid certain adverse tax consequences. If we fail to maintain such minimum indebtedness throughout the ten-year tax protection period, and as a consequence the members of MXT Capital incur federal, state or local tax liabilities, we will be required to make indemnifying payments to them, computed in the manner described above. This requirement will also restrict our ability to arrange financing for our operations as well as our ability to manage our capital structure.

Conflict of Interest Policies

Generally

Certain of our directors and executive officers may be subject to certain conflicts of interest in fulfilling their responsibilities to us. We intend to adopt certain policies that are designed to eliminate or minimize certain potential conflicts of interest. In addition, our board of directors is subject to certain provisions of Maryland law, which are also designed to eliminate or minimize conflicts. However, there can be no assurance that these policies or provisions of our charter and law will always be successful in eliminating the influence of such conflicts, and if they are not successful, decisions could be made that might fail to reflect fully the interests of all stockholders.

Sale or Refinancing of Properties

Upon the sale or refinancing of certain of the properties to be acquired by us in our formation transactions, some holders of OP units, including certain of our executive officers, may suffer different and more adverse tax consequences than our common stockholders. Consequently, holders of OP units may have differing objectives regarding the appropriate pricing and timing of any such sale or repayment of indebtedness. In addition, our ability to sell 9 of our properties will be subject to the limitations imposed by the tax protection agreement. Through our wholly-owned subsidiary, Campus Crest Communities GP, LLC, the sole general partner of our operating partnership, we will have the exclusive authority under the partnership agreement to determine whether, when, and on what terms to sell a property or when to refinance or repay indebtedness, and any such decision would require the approval of our board of directors. See “Our Operating Partnership and the Partnership Agreement.”

Interested Director and Officer Transactions

Under the MGCL, a contract or other transaction between us and a director or between us and any other corporation or other entity in which any of our directors is a director or has a material financial interest is not void or voidable solely on the grounds of the common directorship or interest. The common directorship or interest, the presence of such director at the meeting at which the contract or transaction is authorized, approved or ratified or the counting of the director’s vote in favor thereof will not render the transaction void or voidable if:

•	the material facts relating to the common directorship or interest and as to the transaction are disclosed to, or known by, our board of directors or a committee of our board, and our board of directors or committee authorizes, approves or ratifies the transaction or contract by the affirmative vote of a majority of disinterested directors, even if the disinterested directors constitute less than a quorum;

•	the material facts relating to the common directorship or interest and as to the transaction are disclosed to, or known by, our stockholders entitled to vote thereon, and the transaction is authorized, approved or ratified by a majority of the votes cast by the stockholders entitled to vote other than the votes of stock owned of record or beneficially by the interested director, corporation or other entity; or

•	the transaction or contract is fair and reasonable to us at the time it is authorized, approved or ratified.

Furthermore, under Delaware law (where our operating partnership is formed), as the sole general partner we have a fiduciary duty to our operating partnership and, consequently, such transactions also are subject to the duties of care and loyalty that the sole general partner of our operating partnership owes to limited partners in our operating partnership (to the extent such duties have not been eliminated pursuant to the terms of the partnership agreement). We intend to adopt a policy which requires that all contracts and transactions between us, our operating partnership or any of our subsidiaries, on the one hand, and any of our directors or executive officers or any entity in which such director or executive officer is a director or has a material financial interest, on the other hand, must be approved by the affirmative vote of a majority of the disinterested directors even if less than a quorum. Where appropriate in the judgment of the disinterested directors, our board of directors may obtain a fairness opinion or engage independent counsel to represent the interests of nonaffiliated security holders, although our board of directors will have no obligation to do so.

Business Opportunities

Pursuant to Maryland law, each director is obligated to offer to us any business opportunity (with certain limited exceptions) that comes to him or her in his or her capacity as a director and that we reasonably could be expected to have an interest in pursuing.

Policies with Respect to Other Activities

We have authority to offer common stock, OP units, preferred stock or options to purchase stock in exchange for property and to repurchase or otherwise acquire our common stock or other securities in the open market or otherwise, and we may engage in such activities in the future. As described in “Our Operating Partnership and the Partnership Agreement,” we expect, but are not obligated to issue shares of common stock to holders of OP units upon exercise of their redemption rights. Except in connection with our initial capitalization, we have not issued common stock, OP units or any other securities in exchange for property or any other purpose. However, as discussed above in “—Investment Policies—Investment in Properties or Interests in Properties” we may elect to do so. Our board of directors has no present intention of causing us to repurchase any common stock although we may do so in the future. We may issue preferred stock from time to time, in one or more series, as authorized by our board of directors without the need for stockholder approval. See “Description of Capital Stock.” We have not engaged in trading, underwriting or agency distribution or sale of securities of other issuers other than our operating partnership and do not intend to do so. At all times, we intend to make investments in such a manner as to qualify as a REIT, unless because of circumstances or changes in the Internal Revenue Code, or the Treasury Regulations, our board of directors determines that it is no longer in our best interest to qualify as a REIT. We have not made any loans to third parties, although we may in the future make loans to third parties, including, without limitation, to joint ventures in which we participate. We intend to make investments in such a way that we will not be treated as an investment company under the Investment Company Act.

Reporting Policies

After this offering, we will become subject to the information reporting requirements of the Exchange Act. Pursuant to those requirements, we will be required to file periodic reports, proxy statements and other information, including audited financial statements, with the SEC. See “Where You Can Find More Information.”

DESCRIPTION OF CAPITAL STOCK

We are a Maryland corporation. Your rights as a stockholder are governed by Maryland law, including the MGCL, and our charter and bylaws. The following is a summary of the material terms of our capital stock. You should read our charter and bylaws, copies of which are exhibits to the registration statement of which this prospectus is a part, for complete information. See “Where You Can Find More Information.”

General

Authorized Shares. Our charter provides that we may issue up to 90,000,000 shares of our common stock, $0.01 par value per share, and 10,000,000 shares of preferred stock, $0.01 par value per share. Upon completion of this offering,        shares of our common stock (or        shares if the underwriters exercise their overallotment option in full) and no shares of preferred stock will be issued and outstanding.

Authority of Our Board of Directors Relating to Authorized Shares. Our charter authorizes our board of directors to amend our charter to increase or decrease the total number of our authorized shares, or the number of shares of any class or series of capital stock that we have authority to issue, without stockholder approval. Our board of directors also has the authority, under our charter and without stockholder approval, to classify any unissued shares of common or preferred stock into one or more classes or series of stock and to reclassify any previously classified but unissued shares of any series of our common or preferred stock. If, however, there are any laws or stock exchange rules that require us to obtain stockholder approval in order for us to take these actions, we will contact our stockholders to solicit that approval.

We believe that the power to issue additional shares of common stock or preferred stock and to classify or reclassify unissued shares of common or preferred stock and then issue the classified or reclassified shares provides us with increased flexibility in structuring possible future financings and acquisitions and in meeting other needs that may arise in the future. The additional classes or series, as well as the additional shares of stock, will be available for issuance without further action by our stockholders, unless stockholder approval is required by applicable law or the rules of any stock exchange or automated quotation system on which our securities may be listed or traded.

Terms and Conditions of Authorized Shares. Prior to issuance of shares of each class or series, our board of directors is required by Maryland law and our charter to set, subject to the provisions of our charter regarding restrictions on transfer of stock, the terms, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms or conditions of redemption for each class or series. As a result, our board of directors could authorize the issuance of shares of common stock or preferred stock with terms and conditions that could have the effect of delaying, deferring or preventing a transaction or a change of control that would involve a premium price for holders of our common stock or otherwise be favorable to them.

Stockholder Liability. Applicable Maryland law provides that our stockholders will not be personally liable for our acts and obligations and that our funds and property will be the only recourse for our acts and obligations.

Common Stock

All shares of our common stock offered hereby will be, in the opinion of our counsel, Saul Ewing LLP, duly authorized, fully paid and nonassessable. Subject to the preferential rights of any other class or series of stock and to the provisions of our charter regarding restrictions on transfer of stock, holders of shares of our common stock are entitled to receive distributions on such stock if, as and when authorized by our board of directors out of assets legally available for the payment of distributions, and declared by us, and to share ratably in our assets legally available for distribution to our stockholders in the event of our liquidation, dissolution or winding up, after payment of or adequate provision for all of our known debts and liabilities.

Subject to the provisions of our charter regarding restrictions on ownership and transfer of stock and except as may otherwise be specified in the terms of any class or series of common stock, each outstanding share of our common stock entitles the holder to one vote on all matters submitted to a vote of stockholders, including the election of directors and, except as provided with respect to any other class or series of stock, the holders of our common stock will possess the exclusive voting power. There is no cumulative voting in the election of our directors, which means that the holders of a majority of the outstanding shares of our common stock can elect all of the directors then standing for election and the holders of the remaining shares will not be able to elect any directors. Under Maryland law, the holders of a plurality of the votes cast at a meeting at which directors are to be elected is sufficient to elect a director unless a corporation’s charter or bylaws provide otherwise. Our bylaws provide for such plurality voting in the election of directors.

Holders of shares of our common stock have no preference, conversion, exchange, sinking fund, redemption or appraisal rights and have no preemptive or other rights to subscribe for any of our securities. Subject to the provisions of our charter regarding the restrictions on ownership and transfer of stock, shares of our common stock will have equal dividend, liquidation and other rights.

Our charter authorizes our board of directors to reclassify any unissued shares of our common stock into other classes or series of classes of stock and to establish the number of shares in each class or series and to set the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption for each such class or series.

Preferred Stock

Under our charter, our board of directors may from time to time establish and issue one or more series of preferred stock without stockholder approval. Prior to issuance of shares of each series, our board of directors is required by Maryland law and our charter to set, subject to the provisions of our charter regarding restrictions on transfer of stock, the terms, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms or conditions of redemption for each series. Thus, our board of directors could authorize the issuance of shares of preferred stock that have priority over our common stock with respect to dividends or rights upon liquidation or with terms and conditions which could have the effect of delaying, deferring or preventing a transaction or a change of control of us that might involve a premium price for holders of our common stock or otherwise be in their best interests. As of the date hereof, no shares of preferred stock are outstanding and we have no present plans to issue any preferred stock.

Restrictions on Ownership and Transfer

In order for us to qualify as a REIT under the Internal Revenue Code, our stock must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months (other than the first year for which an election to be a REIT has been made) or during a proportionate part of a shorter taxable year. Also, not more than 50% of the value of the outstanding shares of stock may be owned, directly or indirectly, by five or fewer individuals (as defined in the Internal Revenue Code to include certain entities such as qualified pension plans)

during the last half of a taxable year (other than the first year for which an election to be a REIT has been made). To qualify as a REIT, we must satisfy other requirements as well. See “Federal Income Tax Considerations—Requirements for Qualification.”

Our charter contains restrictions on the ownership and transfer of our stock which are intended to assist us in complying with these requirements and continuing to qualify as a REIT. The relevant sections of our charter provide that, subject to the exceptions described below, no person or entity may beneficially own, or be deemed to own by virtue of the applicable constructive ownership provisions of the Internal Revenue Code, more than 9.8% by vote or value, whichever is more restrictive, of either our outstanding common stock or our outstanding capital stock in the aggregate. We refer to these restrictions, collectively, as the “ownership limit.” A person or entity that becomes subject to the ownership limit by virtue of a violative transfer that results in a transfer to a trust, as set forth below, is referred to as a “purported beneficial transferee” if, had the violative transfer been effective, the person or entity would have been a record owner and beneficial owner or solely a beneficial owner of our stock, or is referred to as a “purported record transferee” if, had the violative transfer been effective, the person or entity would have been solely a record owner of our stock.

The constructive ownership rules under the Internal Revenue Code are complex and may cause stock owned actually or constructively by a group of related individuals and/or entities to be owned constructively by one individual or entity. As a result, the acquisition of less than 9.8% by vote or value, whichever is more restrictive, of either our outstanding common stock or our outstanding capital stock in the aggregate (or the acquisition of an interest in an entity that owns, actually or constructively, our stock) by an individual or entity, could, nevertheless cause that individual or entity, or another individual or entity, to own constructively in excess of 9.8% by vote or value, whichever is more restrictive, of either our outstanding common stock or our outstanding capital stock in the aggregate and thereby violate the applicable ownership limit.

Our board of directors must waive the ownership limit with respect to a particular stockholder if it:

•	determines that such ownership will not cause any individual’s beneficial ownership of shares of our stock to violate the ownership limit and that any exemption from the ownership limit will not jeopardize our status as a REIT; and

•	determines that such stockholder does not and will not own, actually or constructively, an interest in a tenant of ours (or a tenant of any entity whose operations are attributed in whole or in part to us) that would cause us to own, actually or constructively, more than a 9.8% interest (as set forth in Section 856(d)(2)(B) of the Internal Revenue Code) in such tenant or that any such ownership would not cause us to fail to qualify as a REIT under the Internal Revenue Code.

As a condition of our waiver, our board of directors may require the applicant to submit such information as the board of directors may reasonably need to make the determinations regarding our REIT status and additionally may require an opinion of counsel or IRS ruling satisfactory to our board of directors, and/or representations or undertakings from the applicant with respect to preserving our REIT status.

In connection with the waiver of the ownership limit or at any other time, our board of directors may increase the ownership limitation for some persons and decrease the ownership limit for all other persons and entities; provided, however, that the decreased ownership limit will not be effective for any person or entity whose percentage ownership in our stock is in excess of such decreased ownership limit until such time as such person or entity’s percentage of our stock equals or falls below the decreased ownership limit, but any further acquisition of our stock in excess of such percentage ownership of our common stock will be in violation of the ownership limit. Additionally, the new ownership limit may not allow five or fewer stockholders to beneficially or constructively own more than 49.9% in value of our outstanding stock.

Our charter provisions further prohibit:

•	any person from beneficially or constructively owning shares of our stock that would result in our being “closely held” under Section 856(h) of the Internal Revenue Code (without regard to whether the stockholder’s interest is held during the last half of a taxable year) or otherwise cause us to fail to qualify as a REIT; and

•	any person from transferring shares of our stock if such transfer would result in shares of our stock being beneficially owned by fewer than 100 persons (determined without reference to any rules of attribution).

Any person who acquires or attempts or intends to acquire beneficial or constructive ownership of shares of our stock that will or may violate any of the foregoing restrictions on transferability and ownership will be required to give notice immediately to us and provide us with such other information as we may request in order to determine the effect of such transfer on our status as a REIT. The foregoing provisions on transferability and ownership will not apply if our board of directors determines that it is no longer in our best interests to attempt to qualify, or to continue to qualify, as a REIT.

Pursuant to our charter, any attempted transfer of our stock which, if effective, would result in our stock being beneficially owned by fewer than 100 persons will be void ab initio. Any attempted transfer of our stock or any other event which, if effective, would result in any person violating the ownership limits or such other limit as permitted by our board of directors, will be void and of no force or effect as to that number of shares in excess of the ownership limit (rounded up to the nearest whole share). That number of shares in excess of the ownership limit will be automatically transferred to, and held by, a trust for the exclusive benefit of one or more charitable organizations selected by us. The automatic transfer will be effective as of the close of business on the business day prior to the date of the purported transfer or other event that results in a transfer to the trust. Any dividend or other distribution paid to the purported record transferee, prior to our discovery that the shares had been automatically transferred to a trust as described above, must be repaid to the trustee upon demand for distribution to the beneficiary of the trust. If the transfer to the trust as described above is not automatically effective, for any reason, to prevent violation of the applicable ownership limit or as otherwise permitted by our board of directors, then our charter provides that the transfer of the excess shares will be void ab initio.

Shares of our stock transferred to the trustee are deemed offered for sale to us, or our designee, at a price per share equal to the lesser of: (i) the price paid by the purported record transferee for the shares (or, if the event which resulted in the transfer to the trust did not involve a purchase of such shares of our stock at market price, the last reported sales price reported on the NYSE on the trading day immediately preceding the day of the event which resulted in the transfer of such shares of our stock to the trust); and (ii) the market price on the date we, or our designee, accepts such offer. We have the right to accept such offer until the trustee has sold the shares of our stock held in the trust pursuant to the clauses discussed below. Upon a sale to us, the interest of the charitable beneficiary in the shares sold terminates and the trustee must distribute the net proceeds of the sale to the purported record transferee and any dividends or other distributions held by the trustee with respect to such stock will be paid to the charitable beneficiary.

If we do not buy the shares, the trustee must, within 20 days of receiving notice from us of the transfer of shares to the trust, sell the shares to a person or entity designated by the trustee who could own the shares without violating the ownership limits and the other restrictions on ownership and transfer of our stock contained in our charter. After that, the trustee must distribute to the purported record transferee an amount equal to the lesser of: (i) the price paid by the purported record transferee or owner for the shares (or, if the event which resulted in the transfer to the trust did not involve a purchase of such shares at market price, the last reported sales price reported on the NYSE on the trading day immediately preceding the relevant date); and (ii) the sales proceeds (net of commissions and other expenses of sale) received by the trust for the shares. The purported beneficial transferee or purported record transferee has no rights in the shares held by the trustee.

The trustee shall be designated by us and shall be unaffiliated with us and with any purported record transferee or purported beneficial transferee. Prior to the sale of any excess shares by the trust, the trustee will receive, in trust for the beneficiary, all dividends and other distributions paid by us with respect to the excess shares, and may also exercise all voting rights with respect to the excess shares.

Subject to Maryland law, effective as of the date that the shares have been transferred to the trust, the trustee shall have the authority, at the trustee’s sole discretion:

•	to rescind as void any vote cast by a purported record transferee prior to our discovery that the shares have been transferred to the trust; and

•	to recast the vote in accordance with the desires of the trustee acting for the benefit of the beneficiary of the trust.

However, if we have already taken irreversible corporate action, then the trustee may not rescind and recast the vote.

Every owner of 5% or more (or such lower percentage as required by the Internal Revenue Code or regulations promulgated thereunder) of our stock, within 30 days after the end of each taxable year, must give us written notice, stating the person’s name and address, the number of shares of each class and series of our stock that the person beneficially owns and a description of the manner in which the shares are held. Each such owner also must provide us with any additional information we may request in order to determine the effect, if any, of the person’s beneficial ownership on our status as a REIT and to ensure compliance with the ownership limit. In addition, any person or entity that is a beneficial owner or constructive owner of shares of our stock and any person or entity (including the stockholder of record) who is holding shares of our stock for a beneficial owner or constructive owner must, on request, disclose to us in writing such information as we may request in order to determine the effect, if any, of such stockholder’s actual and constructive ownership of shares of our stock on our status as a REIT and to comply, or determine our compliance with, the requirements of any governmental or taxing authority.

All certificates representing shares of our stock will bear a legend referring to the restrictions described above.

These restrictions on ownership and transfer could delay, defer or prevent a transaction or a change of control of us that might involve a premium price for our stock or otherwise be in the best interest of our stockholders.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company, LLC.

CERTAIN PROVISIONS OF MARYLAND LAW AND OF OUR CHARTER AND BYLAWS

The following description summarizes the material terms of certain provisions of Maryland law, including the MGCL, and our charter and bylaws. You should review the MGCL, our charter and our bylaws for complete information. We have filed our charter and bylaws as exhibits to the registration statement of which this prospectus is a part. See “Where You Can Find More Information.”

Our Board of Directors, Vacancies on Our Board of Directors and Removal of Directors

Number and Election of Directors. Our bylaws provide that the number of our directors will be fixed by a majority of our entire board of directors, but may not be fewer than the minimum number permitted under Maryland law or more than fifteen. In establishing the number of directors, the board of directors may not alter the term of office of any director in office at that time.

Pursuant to our charter, each of our directors is elected to serve until the next annual meeting of our stockholders and until their successors are duly elected and qualified. Holders of shares of our common stock will have no right to cumulative voting in the election of directors. Our bylaws provide that at each annual meeting of stockholders, a plurality of votes cast will be able to elect the directors standing for election.

Vacancies on Our Board of Directors. In our charter, we have elected to be subject to Section 3-804(c) of the MGCL, and subject to the rights of holders of one or more classes or series of preferred stock, any vacancy may be filled only by an affirmative vote of a majority of the remaining directors in office, even if the remaining directors do not constitute a quorum, and any director elected to fill a vacancy will serve for the full term of the directorship in which such vacancy occurred and until a successor is elected and qualifies.

Removal of Directors. Our charter provides that, except for any directors elected by holders of a class or series of shares other than common stock, a director may be removed by the stockholders only with the affirmative vote of at least two-thirds of the votes entitled to be cast generally in the election of directors and only for “cause.” In our charter, “cause” means, with respect to any particular director, conviction of a felony or a final judgment of a court of competent jurisdiction holding that such director caused demonstrable, material harm to us through bad faith or active and deliberate dishonesty. This provision, when coupled with the exclusive power of our board of directors to fill vacant directorships, may preclude stockholders from removing incumbent directors and filling the vacancies created by such removal with their own nominees.

Amendment of Our Charter

Our charter generally provides that charter amendments requiring stockholder approval must be declared advisable by our board of directors and approved by the affirmative vote of stockholders entitled to cast a majority of all the votes entitled to be cast on the matter. However, our charter’s provisions regarding removal of directors, restrictions on ownership and transfer of our stock and the number of votes required to amend either of these sections may be amended only if such amendment is declared advisable by our board of directors and approved by the affirmative vote of stockholders entitled to cast not less than two-thirds of all the votes entitled to be cast on the matter.

Bylaw Amendments

Our board of directors has the exclusive power to adopt, alter or repeal any provision of our bylaws and to make new bylaws.

Transactions Outside the Ordinary Course of Business

Under Maryland law, a Maryland corporation may not merge with or into another entity, sell all or substantially all of its assets, engage in a share exchange or engage in similar transactions outside the ordinary course of its business unless the transaction or transactions are recommended by a majority of the entire board of directors and approved by the affirmative vote of the holders of not less than two-thirds of all of the votes entitled to be cast on the matter. However, a Maryland corporation may provide in its charter for approval of these matters by a lesser percentage of the shares entitled to vote on the matter, but not less than a majority of all of the votes entitled to be cast on the matter. Our charter provides for approval of these matters by at least a majority of the votes entitled to be cast. However, because operating assets may be held by a corporation’s subsidiaries, as in our situation, this may mean that one of our subsidiaries could transfer all of its assets without any vote of our stockholders.

Dissolution

A proposal that we dissolve must be recommended by a majority of the entire board of directors and approved by the affirmative vote of the holders of at least a majority of all of the votes entitled to be cast on the matter.

Advance Notice of Director Nominations and New Business

Our bylaws provide for advance notice by a stockholder or stockholders wishing to have certain matters considered and voted upon at a meeting of stockholders.

With respect to an annual meeting of stockholders, nominations of persons for election to our board of directors and the proposal of business to be considered by stockholders may be made only:

•	pursuant to our notice of the meeting;

•	by or at the direction of our board of directors; or

•	by a stockholder who is entitled to vote at the meeting and has complied with the advance notice procedures set forth in our bylaws.

These procedures generally require the stockholder to deliver notice to our secretary not earlier than the 150th day nor later than the close of business on the 120th day prior to the first anniversary of the date of mailing of the notice for the preceding year’s annual meeting. If the date of the annual meeting is advanced by more than 30 days from the date of the preceding year’s meeting or if we did not hold an annual meeting the preceding year, notice must be delivered not earlier than the 150th day prior to the date of such annual meeting and not later than the close of business on the later of the 120th day prior to the date of such annual meeting, as originally convened, or the 10th day following the day on which disclosure of the date of the meeting is made.

With respect to special meetings of stockholders, only the business specified in our notice of meeting may be brought before the meeting of stockholders. Nominations of persons for election to our board of directors may be made only:

•	pursuant to our notice of the meeting;

•	by or at the direction of our board of directors; or

•	provided that our board of directors has determined that directors shall be elected at such meeting, by a stockholder who is entitled to vote at the meeting and has complied with the advance notice provisions set forth in our bylaws.

Notice must be delivered not earlier than the 120th day prior to the date of the special meeting and not later than the close of business on the later of the 90th day prior to the date of the special meeting or the 10th day following the day on which disclosure of the date of the special meeting is made.

The postponement or adjournment of an annual or special meeting to a later date or time will not commence any new time periods for the giving of the notice described above. Our bylaws contain detailed requirements for the contents of stockholder notices of director nominations and new business proposals.

Ownership Limit

Our charter provides that no person or entity may beneficially own, or be deemed to own by virtue of the applicable constructive ownership provisions of the Internal Revenue Code, more than 9.8% by vote or value, whichever is more restrictive, of either our outstanding common stock or our outstanding capital stock in the aggregate. We refer to this restriction as the “ownership limit.” Our charter, however, permits exceptions to be made to this limitation if our board of directors determines that such exceptions will not jeopardize our tax status as a REIT. See “Description of Capital Stock—Restrictions on Ownership and Transfer.”

Business Combinations

The Maryland Business Combination Act establishes special requirements for “business combinations” (including a merger, consolidation, share exchange or, in certain circumstances, an asset transfer or issuance or reclassification of equity securities) between a Maryland corporation and any person who beneficially owns, directly or indirectly, 10% or more of the voting power of the corporation’s shares or an affiliate of the corporation who, at any time within the two-year period prior to the date in question and after the date on which the corporation had 100 or more beneficial owners of its stock, was the beneficial owner, directly or indirectly, of 10% or more of the voting power of the then outstanding voting stock of the corporation or an “Interested Stockholder.” A corporation may not engage in any business combinations with an Interested Stockholder, or an affiliate of such an Interested Stockholder for a period of five years after the most recent date on which the Interested Stockholder becomes an Interested Stockholder. Thereafter, any such business combination must be recommended by the board of directors of such corporation and approved by the affirmative vote of at least (i) 80% of the votes entitled to be cast by holders of outstanding shares of voting stock of the corporation and (ii) two-thirds of the votes entitled to be cast by holders of voting stock of the corporation other than shares held by the Interested Stockholder with whom (or with whose affiliate) the business combination is to be effected, unless, among other conditions, the corporation’s common stockholders receive a minimum price (as defined in Maryland law) for their shares and the consideration is received in cash or in the same form as previously paid by the Interested Stockholder for its shares. Under the MGCL, a person is not considered an Interested Stockholder under the statute if our board of directors approved in advance the transaction by which the person otherwise would have become an Interested Stockholder.

These provisions of Maryland law do not apply, however, to business combinations that are approved or exempted by resolution of our board of directors provided that the exemption would not apply to a business combination with a particular Interested Stockholder unless the resolution is adopted prior to the time that the Interested Stockholder becomes an Interested Stockholder. Pursuant to the MGCL, our board of directors has by resolution exempted business combinations between us and any person, provided that such business combination is first approved by our board of directors (including a majority of our directors who are not affiliates or associates of such person). Consequently, the five year prohibition and the supermajority vote requirements will not apply to business combinations between us and any person described above. As a result, any person described above may be able to enter into business combinations with us that may not be in the best interests of our stockholders without compliance by us with the supermajority vote requirements and other provisions of the statute. Should our board of directors opt back into the statute or otherwise fail to approve a business combination, the business combination statute may discourage others from trying to acquire control of us and increase the difficulty of consummating any offer.

Our charter provides that any business combinations must be approved by the affirmative vote of at least a majority of the votes entitled to be cast by holders of our voting stock.

Control Share Acquisitions

The Maryland Control Share Acquisition Act provides that “control shares” of a Maryland corporation acquired in a “control share acquisition” have no voting rights except to the extent approved at a special meeting by the affirmative vote of two-thirds of the votes entitled to be cast on the matter, excluding shares of stock in a corporation in respect of which any of the following persons is entitled to exercise or direct the exercise of the voting power of shares of stock of the corporation in the election of directors: (i) a person who makes or proposes to make a control share acquisition; (ii) an officer of the corporation; or (iii) an employee of the corporation who is also a director of the corporation. “Control shares” are voting shares of stock which, if aggregated with all other such shares of stock previously acquired by the acquirer or in respect of which the acquirer is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquirer to exercise voting power in electing directors within one of the following ranges of voting power: (i) one-tenth or more but less than one-third; (ii) one-third or more but less than a majority; or (iii) a majority or more of all voting power. Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval. A “control share acquisition” means the acquisition, directly or indirectly, of ownership of, or the power to direct the exercise of voting power with respect to, control shares, subject to certain exceptions.

A person who has made or proposes to make a control share acquisition, upon satisfaction of certain conditions (including an undertaking to pay expenses), may compel our board of directors to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the shares. If no request for a meeting is made, the corporation may itself present the question at any stockholders’ meeting.

If voting rights are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement as required by the statute, then, subject to certain conditions and limitations, the corporation may redeem any or all of the control shares (except those for which voting rights have previously been approved) for fair value determined, without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition by the acquirer or of any meeting of stockholders at which the voting rights of such shares are considered and not approved. If voting rights for control shares are approved at a stockholders’ meeting and the acquirer becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights. The fair value of the shares as determined for purposes of such appraisal rights may not be less than the highest price per share paid by the acquirer in the control share acquisition.

The control share acquisition statute does not apply (i) to shares acquired in a merger, consolidation or share exchange if the corporation is a party to the transaction or (ii) to acquisitions approved or exempted by the charter or bylaws of the corporation and adopted at any time before the acquisition of the shares.

Our bylaws contain a provision exempting from the Maryland Control Share Acquisition Act any and all acquisitions by any person of our common stock. There can be no assurance that our board of directors will not amend or eliminate this provision of our bylaws in the future.

Maryland Unsolicited Takeovers Act

The Maryland Unsolicited Takeover Act permits Maryland corporations that have classes of equity securities registered under the Exchange Act and have at least three independent directors to elect by resolution of the board of directors or by provision in their charter or bylaws to be subject to certain corporate governance provisions, even if such provisions may be inconsistent with the corporation’s charter and bylaws. Under the Maryland Unsolicited Takeover Act, a board of directors may create classes of directors without the vote of stockholders. Further, the board of directors may, by electing into applicable statutory provisions and notwithstanding any contrary provisions in the charter or bylaws:

•	provide that a special meeting of the stockholders will be called at the request of stockholders only if requested by stockholders entitled to cast at least a majority of the votes entitled to be cast at the meeting;

•	reserve for itself the right to fix the number of directors;

•	provide that a director may be removed only by the vote of the holders of two-thirds of the stock entitled to vote; and

•	provide that any vacancies on the board of directors may be filled only by the affirmative vote of a majority of the remaining directors in office, even if the remaining directors do not constitute a quorum, for the remainder of the full term of the class of directors in which the vacancy occurred and until a successor is elected and qualified.

A board of directors may implement all or any of these provisions without amending the charter or bylaws and without stockholder approval. Our charter provides that pursuant to an election under Section 3-804(c) of the Maryland Unsolicited Takeover Act, vacancies on our board of directors may be filled only by the affirmative vote of a majority of the remaining directors then in office for the full term of the class of directors in which the vacancy occurred. Through provisions in our charter and bylaws unrelated to the Maryland Unsolicited Takeover Act, we already (i) allow the removal of any director from our board of directors but only for cause and then only with the affirmative vote of the holders of at least two-thirds of our outstanding common stock, (ii) vest in our board the exclusive power to fix the number of directorships and (iii) require, unless called by one of our co-chairmen, our president, our chief executive officer or our board of directors, the request of holders of a majority of outstanding shares to call a special meeting.

Anti-Takeover Effect of Certain Provisions of Maryland Law and of Our Charter and Bylaws

The provisions of our charter on removal of directors, provisions that vacancies on our board of directors may be filled only by the remaining directors for the full term of the class of directors in which the vacancy occurred, and the advance notice provisions of our bylaws could delay, defer or prevent a transaction or a change of control of us that might involve a premium price for holders of our common stock or otherwise be in their best interest. Likewise, if our board of directors were to repeal the applicable resolution opting out of the business combination provisions of Maryland law or if the provision in our bylaws opting out of the control share acquisition provisions of Maryland law were rescinded, these provisions of Maryland law could have similar anti-takeover effects.

Indemnification and Limitation of Directors’ and Officers’ Liability

Our charter and bylaws provide for indemnification of our officers and directors against liabilities to the fullest extent permitted by Maryland law.

Maryland law permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from (i) actual receipt of an improper benefit or profit in money, property or services or (ii) active and deliberate dishonesty that is established by a final judgment as being material to the cause of action. Our charter contains such a provision that limits such liability to the maximum extent permitted by Maryland law.

The MGCL requires a Maryland corporation (unless its charter provides otherwise, which our charter does not) to indemnify a director or officer who has been successful in the defense of any proceeding to which he or she is made or threatened to be made a party by reason of his or her service in that capacity. The MGCL permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made or threatened to be made a party by reason of their service in those or other capacities unless it is established that: (1) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (A) was committed in bad faith or (B) was the result of active and deliberate dishonesty; (2) the director or officer actually received an improper personal benefit in money, property or services; or (3) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

However, under the MGCL, a Maryland corporation may not indemnify a director or officer in a suit by or in the right of the corporation in which the director or officer was adjudged liable to the corporation or for a judgment of liability on the basis that a personal benefit was improperly received. A court may order indemnification if it determines that the director or officer is fairly and reasonably entitled to indemnification, even though the director or officer did not meet the prescribed standard of conduct, was adjudged liable to the corporation or was adjudged liable on the basis that personal benefit was improperly received. However, indemnification for an adverse judgment in a suit by us or in our right, or for a judgment of liability on the basis that personal benefit was improperly received, is limited to expenses.

In addition, the MGCL permits a corporation to advance reasonable expenses to a director or officer upon the corporation’s receipt of: (1) a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation; and (2) a written undertaking by the director or officer or on the director’s or officer’s behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the director or officer did not meet the standard of conduct.

Our charter authorizes us to obligate ourselves and our bylaws obligate us, to the maximum extent permitted by Maryland law in effect from time to time, to indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, pay or reimburse reasonable expenses in advance of final disposition of a proceeding to: (1) any present or former director or officer who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity; or (2) any individual who, while a director or officer of us and at our request, serves or has served as a director, officer, partner, member, manager or trustee of another corporation, REIT, partnership, limited liability company, joint venture, trust, employee benefit plan or any other enterprise and who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity.

Our charter and bylaws also permit us to, with approval of our board of directors, indemnify and advance expenses to any person who served a predecessor of ours in any of the capacities described above and to any employee or agent of us or a predecessor of us.

The partnership agreement provides that we, our officers and our directors are indemnified to the fullest extent permitted by law. See “Our Operating Partnership and the Partnership Agreement—Indemnification and Limitation of Liability.”

Insofar as the foregoing provisions permit indemnification of directors, officers or persons controlling us for liability arising under the Securities Act, we have been informed that, in the opinion of the SEC, this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Indemnification Agreements

Upon completion of this offering, we will enter into an indemnification agreement with each of our executive officers and directors as described in “Management—Indemnification Agreements.”

REIT Qualification

Our charter provides that our board of directors may revoke or otherwise terminate our REIT election, without approval of our stockholders, if it determines that it is no longer in our best interests to attempt to qualify, or to continue to qualify, as a REIT.

SHARES ELIGIBLE FOR FUTURE SALE

Upon completion of this offering, we will have        shares of common stock outstanding on a fully-diluted basis, including        shares of common stock sold in this offering, 1,093,000 OP units issued in our formation transactions and an aggregate of 264,308 shares of restricted common stock and 150,000 restricted OP units granted to certain of our executive officers, certain members of our management team and our directors under our 2010 Incentive Award Plan, or        shares of common stock outstanding on a fully-diluted basis if the underwriters’ overallotment option is exercised in full. No assurance can be given as to the likelihood that an active trading market for our common stock will develop or be maintained, that any such market will be liquid, that stockholders will be able to sell the common stock when desired, or at all, or at the price they seek. No prediction can be made as to the effect, if any, that future issuances of common stock, or the perception that such issuances could occur, will have on the market price of our common stock prevailing from time to time, although they may adversely affect the prevailing market price of our common stock. See “Risk Factors—Risks Related to this Offering.”

Our 2010 Incentive Award Plan provides that the aggregate number of shares of common stock that may be issued is 2,500,000 shares, subject to adjustment as provided in the plan. After giving effect to the awards to certain of our executive officers and certain members of our management team upon completion of this offering, 2,235,692 shares will be available for future issuance under the plan. Additionally, we have reserved an aggregate of 512,361 shares of restricted common stock under the 2010 Incentive Award Plan for issuance (i) one year after the termination of the DCP in satisfaction of vested interests in awards that were outstanding under the DCP; and (ii) in 2012 and 2013 pursuant to employment agreements, to our named executive officers and certain other members of our management team, and, upon their issuance, we will have 1,723,331 shares of common stock available for issuance under the plan.

The common stock sold in this offering will be freely transferable without restriction or further registration under the Securities Act, subject to the limitations on ownership set forth in our charter, except for those shares held by our “affiliates,” as that term is defined by Rule 144 under the Securities Act. As defined in Rule 144, an “affiliate” of an issuer is a person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with the issuer. All the shares of our common stock held by our affiliates are restricted securities as that term is defined in Rule 144. Restricted securities may be sold in the public market only if registered under the securities laws or if they qualify for an exemption from registration under Rule 144, as described below.

Rule 144

In general, Rule 144 provides that if (i) one year has elapsed since the date of acquisition of the shares of common stock from us or any of our affiliates and (ii) the holder is not an affiliate of ours and has not been an affiliate of ours at any time during the three months preceding the proposed sale, such holder may sell such shares of common stock in the public market under Rule 144(b)(1) without regard to the volume limitations, manner of sale provisions, current public information requirement or notice requirements under such rule. In general, Rule 144 also provides that if (i) six months have elapsed since the date of acquisition of the shares of common stock from us or any of our affiliates, (ii) we have been a reporting company under the Exchange Act for at least 90 days and (iii) the holder is not an affiliate of ours and has not been an affiliate of ours at any time during the three months preceding the proposed sale, such holder may sell such shares of common stock in the public market under Rule 144(b)(1) subject to satisfaction of Rule 144’s current public information requirement but without regard to the volume limitations, manner of sale provisions or notice requirements under such rule.

In addition, under Rule 144, if (i) one year (or, subject to us being a reporting company under the Exchange Act for at least the preceding 90 days, six months) has elapsed since the date of acquisition of the shares common stock from us or any of our affiliates and (ii) the holder is an affiliate of ours or has been an affiliate of ours at any time during the three months preceding the proposed sale, such holder may sell such shares of common stock in the public market under Rule 144(b)(1) subject to satisfaction of Rule 144’s volume limitations, manner of sale provisions, current public information requirement and notice requirements.

Rule 144 does not supersede the contractual obligations of the parties to the lock-up agreements described below.

Registration Rights

We will enter into a registration rights agreement with MXT Capital pursuant to which we will agree, among other things, to register the resale of any common stock that may be exchanged for the OP units issued in our formation transactions. This agreement requires us to seek to register all common stock that may be exchanged for OP units effective as of that date which is 12 months following the completion of this offering on a shelf registration statement under the Securities Act. We will also grant the holders of OP units the right to include such common stock in any registration statements we may file in connection with any future public offerings, subject to the terms of the lock-up agreements described herein and subject to the right of the underwriters of those offerings to reduce the total number of such shares of common stock to be sold by selling stockholders in those offerings.

In connection with this offering, we intend to file a registration statement on Form S-8 to register the total number of shares of common stock that may be issued under our 2010 Incentive Award Plan.

Lock-up Agreements

We, each of our executive officers and directors, MXT Capital and Carl H. Ricker, Jr. have agreed with the underwriters not to offer, sell or otherwise dispose of any common stock or any securities convertible into or exercisable or exchangeable for common stock (including OP units) or any rights to acquire common stock for a period of one year after the date of this prospectus, without the prior written consent of the representatives of the underwriters, subject to limited exceptions. See “Underwriting—No Sales of Similar Securities.”

In the event that either (i) during the last 17 days of the lock-up period referred to above, we issue an earnings release or material news or a material event relating to us occurs or (ii) prior to the expiration of the lock-up period, we announce that we will release earnings results or become aware that material news or a material event will occur during the 16-day period beginning on the last day of the lock-up period, the restrictions described above shall continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event.

The representatives of the underwriters have informed us that they do not have a present intent or arrangement to release any of the securities subject to the lock-up provisions agreed to with the underwriters. The release of any lock-ups will be considered on a case-by-case basis. The representatives in their sole discretion and at any time without notice, may release some or all of the common stock subject to lock-up agreements before the expiration of the particular lock-up period. When determining whether or not to release the common stock from the lock-up agreements, the representatives will consider, among other factors, the reasons for requesting the release, the number of shares of common stock for which the release is being requested and market conditions at such time.

OUR OPERATING PARTNERSHIP AND THE PARTNERSHIP AGREEMENT

We have summarized the material terms and provisions of the Amended and Restated Limited Partnership Agreement of Campus Crest Communities Operating Partnership, LP, which we refer to as the “partnership agreement.” For more detail, you should refer to the partnership agreement itself, a copy of which is filed as an exhibit to the registration statement of which this prospectus is a part. For purposes of this section, references to “we,” “our,” “us” and “our company” refer to Campus Crest Communities, Inc.

Management of Our Operating Partnership

Our operating partnership is a Delaware limited partnership that was formed on March 4, 2010. Through our wholly-owned subsidiary, Campus Crest Communities GP, LLC, we are the sole general partner of our operating partnership and conduct substantially all of our business in or through the operating partnership. As sole general partner of our operating partnership, we exercise exclusive and complete responsibility and discretion in its day-to-day management and control. We have the power to cause our operating partnership to enter into certain major transactions, including acquisitions, dispositions and refinancing, subject to certain limited exceptions. The limited partners of our operating partnership may not transact business for, or participate in the management activities or decisions of, our operating partnership, except as provided in the partnership agreement and as required by applicable law. Certain restrictions under the partnership agreement restrict our ability to engage in a business combination, as more fully described in “—Termination Transactions” below.

Under the terms of the partnership agreement, the limited partners of our operating partnership expressly acknowledge that we, as general partner of our operating partnership, are acting for the benefit of the operating partnership, the limited partners and our stockholders collectively. We are under no obligation to give priority to the separate interests of the limited partners or our stockholders in deciding whether to cause our operating partnership to take or decline to take any actions. If there is a conflict between the interests of our stockholders on one hand and the limited partners on the other, we will endeavor in good faith to resolve the conflict in a manner not adverse to either our stockholders or the limited partners; provided, however, that for so long as we own a controlling interest in our operating partnership, any conflict that cannot be resolved in a manner not adverse to either our stockholders or the limited partners shall be resolved in favor of our stockholders. We are not liable under the partnership agreement to our operating partnership or to any partner for monetary damages for losses sustained, liabilities incurred, or benefits not derived by limited partners in connection with such decisions, provided that we have acted in good faith.

All of our business activities, including all activities pertaining to the acquisition and operation of properties, must be conducted through our operating partnership, and our operating partnership must be operated in a manner that will enable us to satisfy the requirements for being classified as a REIT.

Transferability of Interests

Except in connection with a transaction described in “—Termination Transactions” below, we, as general partner, may not voluntarily withdraw from our operating partnership, or transfer or assign all or any portion of our interest in our operating partnership, without the consent of the holders of a majority of the limited partnership interests, including our       % interest therein.

Amendments to the Partnership Agreement

Amendments to the partnership agreement may be proposed by us, as general partner, or by limited partners owning at least 25% of the OP units held by limited partners.

Generally, the partnership agreement may be amended, modified or terminated with the approval of partners holding two-thirds of all outstanding OP units (including the OP units held by us). As general partner, we will have the power to unilaterally make certain amendments to the partnership agreement without obtaining the consent of the limited partners as may be required to:

•	add to our obligations as general partner or surrender any right or power granted to us as general partner for the benefit of the limited partners;

•	reflect the issuance of additional OP units or the admission, substitution, termination or withdrawal of partners in accordance with the terms of the partnership agreement;

•	reflect a change of an inconsequential nature that does not adversely affect the limited partners in any material respect, or cure any ambiguity, correct or supplement any provisions of the partnership agreement not inconsistent with law or with other provisions of the partnership agreement, or make other changes concerning matters under the partnership agreement that will not otherwise be inconsistent with the partnership agreement or law;

•	satisfy any requirements, conditions or guidelines contained in any order, directive, opinion, ruling or regulation of a federal or state agency or contained in federal or state law;

•	reflect changes that are reasonably necessary for us to maintain our status as a REIT; or

•	modify the manner in which capital accounts are computed.

Amendments that would, among other things, convert a limited partner’s interest into a general partner’s interest, modify the limited liability of a limited partner, alter a partner’s right to receive any distributions or allocations of profits or losses, or materially alter or modify the redemption rights described below must be approved by each limited partner that would be adversely affected by such amendment.

In addition, without the written consent of the holders of a majority of the limited partnership interests, we, as general partner, may not do any of the following:

•	take any action in contravention of an express prohibition or limitation contained in the partnership agreement;

•	enter into or conduct any business other than in connection with our role as general partner of the operating partnership and our operation as a REIT;

•	withdraw from the operating partnership or transfer any portion of our general partnership interest; or

•	be relieved of our obligations under the partnership agreement following any permitted transfer of our general partnership interest.

Distributions to Holders of OP Units

The partnership agreement provides that holders of OP units are entitled to receive quarterly distributions of available cash on a pro rata basis in accordance with their respective percentage interests.

Redemption/Exchange Rights

On or after the date which is 12 months after the closing of this offering with respect to OP units acquired on or contemporaneously with the closing date for this offering or such later date as is expressly set forth in any separate agreement between the operating partnership and a limited partner, limited partners who acquire OP units will have the right to require our operating partnership to redeem part or all of their OP units for cash based upon the fair market value of an equivalent number of shares of our company’s common stock at the time of the redemption. Alternatively, we may elect to acquire those OP units in exchange for shares of our common stock. Our acquisition will be on a one-for-one basis, subject to adjustment in the event of stock splits, stock dividends, issuance of stock rights, specified extraordinary distributions and similar events. Limited partners who hold OP units may exercise this redemption right from time to time, in whole or in part, except when, as a consequence of shares of our common stock being issued, any person’s actual or constructive stock ownership would exceed our ownership limits, or any other limit as provided in our charter or as otherwise determined by our board of directors as described under the section entitled “Description of Capital Stock—Restrictions on Ownership and Transfer.”

Issuance of Additional Units, Common Stock or Convertible Securities

As sole general partner, we have the ability, without the consent of the other limited partners, to cause the operating partnership to issue additional OP units representing general and limited partnership interests. These additional OP units may include profits interests units and preferred limited partnership units. In addition, we may issue additional shares of our common stock or convertible securities, but only if we cause our operating partnership to issue to us partnership interests or rights, options, warrants or convertible or exchangeable securities of our operating partnership having designations, preferences and other rights, so that the economic interests of our operating partnership interests issued are substantially similar to the securities that we have issued and we contribute the net proceeds from the issuance of such shares to our operating partnership as a capital contribution.

Tax Matters

As sole general partner, we have authority to make tax elections under the Internal Revenue Code on behalf of our operating partnership. In addition, we are the tax matters partner of our operating partnership.

Allocations of Net Income and Net Losses to Partners

The net income or net loss of our operating partnership will generally be allocated to us, as general partner, and the limited partners in accordance with our respective percentage interests in our operating partnership. However, in some cases losses may be disproportionately allocated to partners who have guaranteed debt of our operating partnership. The allocations described above are subject to special allocations relating to depreciation deductions and to compliance with the provisions of Sections 704(b) and 704(c) of the Internal Revenue Code and the associated Treasury Regulations.

Operations

The partnership agreement requires that our operating partnership be operated in a manner that enables us to satisfy the requirements for being classified as a REIT for federal tax purposes.

The partnership agreement provides that we, as general partner, will determine and distribute all “available cash,” which includes, without limitation, the net operating cash revenues of our operating partnership, as well as the net sales and refinancing proceeds, quarterly, pro rata in accordance with the partners’ percentage interests.

The partnership agreement provides that our operating partnership will assume and pay when due, or reimburse us for payment of, all costs and expenses relating to the operations of, or for the benefit of, our operating partnership.

Termination Transactions

The partnership agreement provides that we may not engage in any merger, consolidation or other combination with or into another person, any sale of all or substantially all of our assets, or a “termination transaction,” unless in connection with a termination transaction either:

(a) all limited partners will receive, or have the right to elect to receive, for each OP unit an amount of cash, securities, or other property equal to the product of:

(i) the number of shares of our common stock into which each OP unit is then exchangeable; and

(ii) the greatest amount of cash, securities or other property paid to the holder of one share of our common stock in consideration of one share of our common stock pursuant to the termination transaction; or

(b) the following conditions are met:

(i) substantially all of the assets of the surviving entity are held directly or indirectly by our operating partnership or another limited partnership or limited liability company which is the survivor of a merger, consolidation or combination of assets with our operating partnership;

(ii) the holders of OP units own a percentage interest of the surviving entity based on the relative fair market value of the net assets of our operating partnership and the other net assets of the surviving entity immediately prior to the consummation of the termination transaction;

(iii) the rights, preferences and privileges of such OP unit holders in the surviving entity are at least as favorable to those in effect immediately prior to the consummation of the transaction and as those applicable to any other limited partners or non-managing members of the surviving entity; and

(iv) the limited partners may exchange their interests in the surviving entity for cash on terms equivalent to those in effect with respect to the OP units immediately prior to the consummation of such transaction.

Term

Our operating partnership will continue in full force and effect until it is dissolved in accordance with the terms of the partnership agreement or as otherwise provided by law.

Indemnification and Limitation of Liability

To the extent permitted by applicable law, the partnership agreement indemnifies us, as general partner, and our officers, directors, employees, agents and any other persons we may designate from and against any and all claims that relate to operations of our operating partnership in which any indemnitee may be involved, or is threatened to be involved, as a party or otherwise, unless it is established that:

•	the act or omission of the indemnitee was material to the matter giving rise to the proceeding and either was committed in bad faith or fraud or was the result of active and deliberate dishonesty;

•	the indemnitee actually received an improper personal benefit in money, property or services; or

•	in the case of any criminal proceeding, the indemnitee had reasonable cause to believe that the act or omission was unlawful.

In any event, we, as general partner of our operating partnership, and our officers, directors, agents or employees, are not liable or accountable to our operating partnership for losses sustained, liabilities incurred or benefits not derived as a result of errors in judgment or mistakes of fact or law or any act or omission so long as we acted in good faith.

FEDERAL INCOME TAX CONSIDERATIONS

The following discussion summarizes our taxation and the material federal income tax consequences to stockholders of their ownership of common stock. The tax treatment of stockholders will vary depending upon the stockholder’s particular situation, and this discussion addresses only stockholders that hold common stock as a capital asset and does not deal with all aspects of taxation that may be relevant to particular stockholders in light of their personal investment or tax circumstances. This section also does not deal with all aspects of taxation that may be relevant to certain types of stockholders to which special provisions of the federal income tax laws apply, including:

•	dealers in securities or currencies;

•	traders in securities that elect to use a mark-to-market method of accounting for their securities holdings;

•	banks and other financial institutions;

•	regulated investment companies or real estate investment trusts;

•	tax-exempt organizations (except to the limited extent discussed in “—Taxation of Tax-Exempt Stockholders”);

•	certain insurance companies;

•	persons liable for the alternative minimum tax;

•	holders who received stock through the exercise of employee stock options or otherwise as compensation;

•	persons that hold common stock as a hedge against interest rate or currency risks or as part of a straddle or conversion transaction;

•	persons that hold stock as nominees on behalf of other persons;

•	persons that hold stock indirectly through other vehicles, such as partnerships, trusts or other entities;

•	non-U.S. individuals and foreign corporations (except to the limited extent discussed in “—Taxation of Non-U.S. Stockholders”); and

•	stockholders whose functional currency is not the U.S. dollar.

This summary assumes that you will hold our stock as a capital asset. The statements in this section are based on the Internal Revenue Code, its legislative history, current and proposed regulations under the Internal Revenue Code, published rulings and court decisions. This summary describes the provisions of these sources of law only as they are currently in effect. All of these sources of law may change at any time, and any change in the law may apply retroactively. We cannot assure you that new laws, interpretations of law or court decisions, any of which may take effect retroactively, will not cause any statement in this section to be inaccurate.

This section is not a substitute for careful tax planning. We urge you to consult your tax advisor regarding the specific tax consequences to you of ownership of our common stock and of our election to be taxed as a REIT. Specifically, you should consult your tax advisor regarding the federal, state, local, foreign, and other tax consequences to you regarding the purchase, ownership and sale of common stock. You should also consult with your tax advisor regarding the impact of potential changes in the applicable tax laws.

Taxation of Our Company

We intend to elect to be taxed as a REIT under Sections 856 through 860 of the Internal Revenue Code, commencing with our taxable year ending December 31, 2010.

Bradley Arant Boult Cummings LLP has provided us an opinion that commencing with our taxable year ending December 31, 2010, we will have been organized in conformity with the requirements for qualification and taxation as a REIT under the Internal Revenue Code, and our proposed method of operation will enable us to continue to meet the requirements for qualification and taxation as a REIT under the Internal Revenue Code. You should be aware, however, that opinions of counsel are not binding upon the IRS or any court. In providing its opinion, Bradley Arant Boult Cummings LLP is relying, as to certain factual matters, upon the statements and representations contained in certificates provided to Bradley Arant Boult Cummings LLP by us.

Our qualification as a REIT will depend upon our continuing satisfaction of the requirements of the Internal Revenue Code relating to qualification for REIT status. Some of these requirements depend upon actual operating results, distribution levels, diversity of stock ownership, asset composition, source of income and record keeping. Accordingly, while we intend to continue to qualify to be taxed as a REIT, the actual results of our operations for any particular year might not satisfy these requirements. Bradley Arant Boult Cummings LLP will not monitor our compliance with the requirements for REIT qualification on an ongoing basis. Accordingly, no assurance can be given that the actual results of our operation for any particular taxable year will satisfy such requirements. For a discussion of the tax consequences of our failure to qualify as a REIT, see “—Failure to Qualify as a REIT” below.

The sections of the Internal Revenue Code relating to qualification and operation as a REIT, and the federal income taxation of a REIT and its stockholders, are highly technical and complex. The following discussion sets forth only the material aspects of those sections. This summary is qualified in its entirety by the applicable Internal Revenue Code provisions and the related rules and regulations.

As a REIT, we generally will be entitled to a federal income tax deduction for dividends that we pay and therefore will not be subject to federal income tax on the taxable income that we distribute to our stockholders. The benefit of this tax treatment is that it avoids the “double taxation,” or taxation at both the corporate and stockholder levels, that generally results from owning shares in a corporation. Our distributions, however, will generally not be eligible for (i) the lower rates of tax applicable under current law to dividends received by individuals or (ii) the corporate dividends received deduction. Further, we will be subject to federal tax in the following circumstances:

•	First, we will have to pay tax at regular corporate rates on any undistributed real estate investment trust taxable income, including undistributed net capital gains.

•	Second, under certain circumstances, we may have to pay the alternative minimum tax on items of tax preference.

•	Third, if we have (a) net income from the sale or other disposition of “foreclosure property,” as defined in the Internal Revenue Code, which is held primarily for sale to customers in the ordinary course of business or (b) other non-qualifying income from foreclosure property, we will have to pay tax at the highest corporate rate on that income.

•	Fourth, if we have net income from “prohibited transactions,” as defined in the Internal Revenue Code, we will have to pay a 100% tax on that income. Prohibited transactions are, in general, certain sales or other dispositions of property, other than foreclosure property, held primarily for sale to customers in the ordinary course of business. We do not currently intend to dispose of any of our properties and do not intend to engage in prohibited transactions. We cannot assure you, however, that we will only make sales that satisfy the requirements of the safe harbors or that the IRS will not successfully assert that one or more of such sales are prohibited transactions.

•	Fifth, if we should fail to satisfy the 75% gross income test or the 95% gross income test, as discussed below under “—Requirements for Qualification,” but we have nonetheless maintained our qualification as a REIT because we have satisfied other requirements necessary to maintain REIT qualification, we will have to pay a 100% tax on an amount equal to the greater of the amount of gross income by which we fail either the 75% gross income test or the 95% gross income test, multiplied by a fraction which is our taxable income over our gross income determined with certain modifications.

•	Sixth, if we should fail to satisfy any of the asset tests other than a de minimis failure of the 5% and 10% asset tests, as discussed below under “—Requirements for Qualification,” but we have nonetheless maintained our qualification as a REIT because we have satisfied other requirements necessary to maintain REIT qualification and our failure to satisfy a test or tests is due to reasonable cause and not due to willful neglect, we will be subject to an excise tax equal to the greater of (i) $50,000 for each taxable year in which we fail to satisfy any of the asset tests or (ii) the amount of net income generated by the assets that caused the failure (for the period from the start of such failure until the failure is resolved or the assets that caused the failure are disposed of), multiplied by the highest corporate tax rate.

•	Seventh, if we should fail to distribute during each calendar year at least the sum of (i) 85% of our real estate investment trust ordinary income for that year, (ii) 95% of our real estate investment trust capital gain net income for that year and (iii) any undistributed taxable income from prior periods, we would have to pay a 4% excise tax on the excess of that required dividend over the amounts actually distributed.

•	Eighth, if we fail to satisfy one or more requirements for REIT qualification, other than the gross income tests and asset tests, we will be required to pay a penalty of $50,000 for each such failure.

•	Ninth, if we acquire any appreciated asset from a C corporation in certain transactions in which we must adopt the basis of the asset or any other property in the hands of the C corporation as our basis of the asset in our hands, and we recognize gain on the disposition of that asset during the 10-year period beginning on the date on which we acquired that asset, then we will have to pay tax on the built-in gain at the highest regular corporate rate. In general, a C corporation means a corporation that has to pay full corporate-level tax.

•	Tenth, if we receive non-arm’s length income from one of our TRSs (as defined under “—Requirements for Qualification”), we will be subject to a 100% tax on the amount of our non-arm’s length income.

Requirements for Qualification

To qualify as a REIT, we must elect to be treated as a REIT, and we must meet various (i) organizational requirements, (ii) gross income tests, (iii) asset tests and (iv) annual dividend requirements.

Organizational Requirements

The Internal Revenue Code defines a REIT as a corporation, trust or association:

•	that is managed by one or more trustees or directors;

•	the beneficial ownership of which is evidenced by transferable shares, or by transferable certificates of beneficial interest;

•	that would be taxable as a domestic corporation, but for the special Internal Revenue Code provisions applicable to REITs;

•	that is neither a financial institution nor an insurance company to which certain provisions of the Internal Revenue Code apply;

•	the beneficial ownership of which is held by 100 or more persons;

•	during the last half of each taxable year, not more than 50% in value of the outstanding stock of which is owned, directly or constructively, by five or fewer “individuals” (as defined in the Internal Revenue Code to also include certain entities); and

•	that meets certain other tests, described below, regarding the nature of its income and assets.

The Internal Revenue Code provides that the conditions described in the first through fourth bullet points above must be met during the entire taxable year and that the condition described in the fifth bullet point above must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. The conditions described in the fifth and sixth bullet points do not apply until after the first taxable year for which a REIT election is made.

We expect that we will satisfy the conditions described in the first through fifth bullet points of the preceding paragraph within the appropriate time periods and believe that we will also satisfy the condition described in the sixth bullet point of the preceding paragraph. In addition, our charter provides for restrictions regarding the ownership and transfer of our common stock. These restrictions are intended to assist us in continuing to satisfy the share ownership requirements described in the fifth and sixth bullet points of the preceding paragraph. The ownership and transfer restrictions pertaining to the common stock are described earlier in this prospectus under the heading “Description of Capital Stock—Restrictions on Ownership and Transfer.”

For purposes of determining share ownership under the sixth bullet point, an “individual” generally includes a supplemental unemployment compensation benefits plan, a private foundation, or a portion of a trust permanently set aside or used exclusively for charitable purposes. An

“individual,” however, generally does not include a trust that is a qualified employee pension or profit sharing trust under the federal income tax laws, and beneficiaries of such a trust will be treated as holding our shares in proportion to their actuarial interests in the trust for purposes of the sixth bullet point.

A corporation that is a “qualified REIT subsidiary,” or “QRS,” is not treated as a corporation separate from its parent REIT. All assets, liabilities, and items of income, deduction, and credit of a “qualified REIT subsidiary” are treated as assets, liabilities, and items of income, deduction, and credit of the REIT. A “qualified REIT subsidiary” is a corporation, all of the capital stock of which is owned by the REIT. Thus, in applying the requirements described herein, any “qualified REIT subsidiary” that we own will be ignored, and all assets, liabilities, and items of income, deduction, and credit of such subsidiary will be treated as our assets, liabilities, and items of income, deduction, and credit.

An unincorporated domestic entity, such as a limited liability company, that has a single owner, generally is not treated as an entity separate from its owner for federal income tax purposes. An unincorporated domestic entity with two or more owners is generally treated as a partnership for federal income tax purposes. In the case of a REIT that is a partner in a partnership, the REIT is treated as owning its proportionate share of the assets of the partnership and as earning its allocable share of the gross income of the partnership for purposes of the applicable REIT qualification tests.

If, as in our case, a REIT is a partner in a partnership, Treasury Regulations provide that the REIT will be deemed to own its proportionate capital share of the assets of the partnership and will be deemed to be entitled to the income of the partnership attributable to that capital share. In addition, the character of the assets and gross income of the partnership will retain the same character in the hands of the REIT for purposes of Section 856 of the Internal Revenue Code, including satisfying the gross income tests and the asset tests. Thus, our proportionate share of the assets, liabilities and items of income of our operating partnership, which will be our principal asset, will be treated as our assets, liabilities and items of income for purposes of applying the requirements described in this section. In addition, actions taken by our operating partnership or any other entity that is either a disregarded entity (including a qualified REIT subsidiary) or partnership in which we own an interest, either directly or through one or more tiers of disregarded entities (including qualified REIT subsidiaries) or partnerships such as our operating partnership, can affect our ability to satisfy the REIT income and assets tests and the determination of whether we have net income from prohibited transactions. Accordingly, for purposes of this discussion, when we discuss our actions, income or assets we intend that to include the actions, income or assets of our operating partnership or any entity that is either a disregarded entity (including a qualified REIT subsidiary) or partnership for U.S. federal income tax purposes in which we maintain an interest through multiple tiers of disregarded entities (including qualified REIT subsidiaries) or partnerships. It is our intention to exercise our authority as the sole general partner of our operating partnership, and to cause our operating partnership to exercise its authority as general partner of those partnerships in which it owns an interest, so that all such partnerships operate in a manner that will allow us to maintain our status as a REIT.

Gross Income Tests

We must satisfy two gross income tests annually to maintain our qualification as a REIT.

First, at least 75% of our gross income for each taxable year must consist of defined types of income that we derive, directly or indirectly, from investments relating to real property or mortgages on real property or qualified temporary investment income. Qualifying income for purposes of the 75% gross income test generally includes:

•	rents from real property;

•	interest on debt secured by mortgages on real property, or on interests in real property;

•	dividends or other distributions on, and gain from the sale of, shares in other REITs;

•	gain from the sale of real estate assets; and

•	income derived from the temporary investment of new capital that is attributable to the issuance of our shares of beneficial interest or a public offering of our debt with a maturity date of at least five years and that we receive during the one year period beginning on the date on which we received such new capital.

Second, in general, at least 95% of our gross income for each taxable year must consist of income that is qualifying income for purposes of the 75% gross income test, other types of interest and dividends, gain from the sale or disposition of stock or securities, or any combination of these.

We may directly or indirectly receive distributions from TRSs or other corporations that are not REITs or qualified REIT subsidiaries. These distributions will be classified as dividend income to the extent of the earnings and profits of the distributing corporation. Such distributions will generally constitute qualifying income for purposes of the 95% gross income test, but not under the 75% gross income test. Any dividends received by us from a REIT, however, will be qualifying income for purposes of both the 95% and 75% income tests.

Gross income from our sale of property that we hold primarily for sale to customers in the ordinary course of business is excluded from both the numerator and the denominator in both income tests. The following paragraphs discuss in greater detail the manner in which the gross income tests will apply to us.

Rents from Real Property. Rent that we receive from our real property will qualify as “rents from real property,” which is qualifying income for purposes of the 75% and 95% gross income tests, only if the following conditions are met:

•	First, the rent must not be based in whole or in part on the income or profits of any person. Participating rent, however, will qualify as “rents from real property” if it is based on percentages of receipts or sales and the percentages: (i) are fixed at the time the leases are entered into; (ii) are not renegotiated during the term of the leases in a manner that has the effect of basing rent on income or profits; and (iii) conform with normal business practice.

More generally, rent will not qualify as “rents from real property” if, considering the relevant lease and all of the surrounding circumstances, the arrangement does not conform with normal business practice, but in reality is used as a means of basing the rent on income or profits. We intend to set and accept rents which are fixed dollar amounts, and not to any extent by reference to any person’s income or profits, in compliance with the rules described above.

•	Second, we must not own, actually or constructively, 10% or more of the stock or the assets or net profits of any lessee, referred to as a related party tenant, other than a TRS. The constructive ownership rules generally provide that, if 10% or more in value of our shares is owned, directly or indirectly, by or for any person, we are considered as owning the stock owned, directly or indirectly, by or for such person.

We do not own any stock or any assets or net profits of any lessee directly, except that we may lease office or other space to our Services Company or another TRS. We believe that each of the leases will conform with normal business practice, contain arm’s length terms and that the rent payable under those leases will be treated as rents from real property for purposes of the 75% and 95% gross income tests. However, there can be no assurance that the IRS will not successfully assert a contrary position or that a change in circumstances will not cause a portion of the rent payable under the leases to fail to qualify as “rents from real property.” If such failures were in sufficient amounts, we might not be able to satisfy either of the 75% or 95% gross income tests and could lose our REIT status. In addition, if the IRS successfully reapportions or reallocates items of income, deduction, and credit among and between us and a TRS in which we directly or indirectly own an interest with respect to a lease or any intercompany transaction because it determines that doing so is necessary to prevent the evasion of taxes or to clearly reflect income, we could be subject to a 100% excise tax on those amounts. As described above, we may own one or more TRSs. Under an exception to the related-party tenant rule described in the preceding paragraph, rent that we receive from a TRS will qualify as “rents from real property” as long as (i) at least 90% of the leased space in the property is leased to persons other than TRSs and related party tenants and (ii) the amount paid by the TRS to rent space at the property is substantially comparable to rents paid by other tenants of the property for comparable space. If we receive rent from a TRS, we will seek to comply with this exception.

•	Third, rent attributable to personal property leased in connection with a lease of real property must not be greater than 15% of the total rent received under the lease.

The rent attributable to personal property under a lease is the amount that bears the same ratio to total rent under the lease for the taxable year as the average of the fair market values of the leased personal property at the beginning and at the end of the taxable year bears to the average of the aggregate fair market values of both the real and personal property covered by the lease at the beginning and at the end of such taxable year, or the “personal property ratio.” With respect to each of our leases, we believe that the personal property ratio generally is less than 15%. Where that is not, or may in the future not be, the case, we believe that any income attributable to personal property will not jeopardize our ability to qualify as a REIT.

•	Fourth, we cannot furnish or render noncustomary services to the tenants of our properties, or manage or operate our properties, other than through an independent contractor who is adequately compensated and from whom we do not derive or receive any income. However, we need not provide services through an “independent contractor,” but instead may provide services directly to our tenants, if the services are “usually or customarily rendered” in connection with the rental of space for occupancy only and are not considered to be provided for the tenants’ convenience. In addition, we may provide a minimal amount of “noncustomary” services to the tenants of a property, other than through an independent contractor, as long as our income from the services does not exceed 1% of our income from the related property. Finally, we may own up to 100% of the stock of one or more TRSs, which may provide noncustomary services to our tenants without tainting our rents from the related properties.

We do not intend to perform any services other than customary ones for our lessees, other than services provided through independent contractors or TRSs.

If a portion of the rent we receive from a property does not qualify as “rents from real property” because the rent attributable to personal property exceeds 15% of the total rent for a taxable year, the portion of the rent attributable to personal property will not be qualifying income for purposes of either the 75% or 95% gross income test. If rent attributable to personal property, plus any other income that is nonqualifying income for purposes of the 95% gross income test, during a taxable year exceeds 5% of our gross income during the year, we would lose our REIT status.

By contrast, in the following circumstances, none of the rent from a lease of property would qualify as “rents from real property”: (i) the rent is considered based on the income or profits of the lessee; (ii) the lessee is a related party tenant or fails to qualify for the exception to the related-party tenant rule for qualifying TRSs; or (iii) we furnish noncustomary services to the tenants of the property, or manage or operate the property, other than through a qualifying independent contractor or a TRS, and our income from the services exceeds 1% of our gross income from the related property (for purposes of this test, the income received from such noncustomary services is deemed to be at least 150% of the direct cost of providing the services).

Tenants may be required to pay, in addition to base rent, reimbursements for certain amounts we are obligated to pay to third parties (such as utility and telephone companies), penalties for nonpayment or late payment of rent, lease application or administrative fees. These and other similar payments should qualify as “rents from real property.”

Interest. The term “interest” generally does not include any amount received or accrued, directly or indirectly, if the determination of the amount depends in whole or in part on the income or profits of any person. However, an amount received or accrued generally will not be excluded from the term “interest” solely because it is based on a fixed percentage or percentages of receipts or sales. Furthermore, in the case of a shared appreciation mortgage, any additional interest received on a sale of the secured property will be treated as gain from the sale of the secured property.

Prohibited Transactions. A REIT will incur a 100% tax on the net income derived from any sale or other disposition of property, other than foreclosure property, that the REIT holds primarily for sale to customers in the ordinary course of a trade or business. We do not have any current intention to sell any of our properties, and our ability to do so will be substantially limited by the tax protection agreement. Even if we do sell any of our properties, we believe that none of our assets will be held primarily for sale to customers and that a sale of any of our assets will not be in the ordinary course of our business. Whether a REIT holds an asset “primarily for sale to customers in the ordinary course of a trade or business” depends, however, on the facts and circumstances in effect from time to time, including those related to a particular asset. Nevertheless, we will attempt to comply with the terms of safe- harbor provisions in the federal income tax laws prescribing when an asset sale will not be characterized as a prohibited transaction.

Foreclosure Property. We will be subject to tax at the maximum corporate rate on certain income from foreclosure property. We do not own any foreclosure properties and do not expect to own any foreclosure properties in the future. This situation could only change in the future if we were to make loans to third parties secured by real property.

Hedging Transactions. From time to time, we may enter into hedging transactions with respect to one or more of our assets or liabilities. Our hedging activities may include entering into interest rate swaps, caps, and floors, options to enter into any such arrangements, and futures and forward contracts. Any periodic income or gain from the disposition of any financial instrument for these or similar transactions to hedge indebtedness we incur to acquire or carry “real estate assets” should not count as gross income for purposes of the 75% gross income test or the 95% gross income test, provided that certain requirements are met, including that the instrument is properly identified within specified time periods as a hedge along with the risk that it hedges. Otherwise, the income and gain from hedging transactions will generally constitute non-qualifying income both for purposes of the 75% gross income test and the 95% gross income test. Since the financial markets continually introduce new and innovative instruments related to risk-sharing or trading, it is not entirely clear which such instruments will generate income which will be considered qualifying income for purposes of the gross income tests. We intend to structure any hedging or similar transactions so as to avoid jeopardizing our status as a REIT.

Failure to Satisfy Gross Income Tests

If we fail to satisfy one or both of the gross income tests for any taxable year, we nevertheless may qualify as a REIT for that year if we qualify for relief under certain provisions of the federal income tax laws. Those relief provisions generally will be available if:

•	our failure to meet the income tests was due to reasonable cause and not due to willful neglect;

•	we attach a schedule of the sources of our income to our tax return; and

•	any incorrect information on the schedule is not due to fraud with intent to evade tax.

We cannot with certainty predict whether any failure to meet these tests will qualify for relief. As discussed above in “—Taxation of Our Company,” even if the relief provisions apply, we would incur a 100% tax on the gross income attributable to the greater of the amounts by which we fail the 75% and 95% gross income tests, multiplied by a fraction intended to reflect our profitability.

Asset Tests

To maintain our qualification as a REIT, we also must satisfy the following asset tests at the end of each quarter of each taxable year:

•	first, at least 75% of the value of our total assets must consist of: (i) cash or cash items, including certain receivables; (ii) government securities; (iii) interests in real property, including leaseholds and options to acquire real property and leaseholds; (iv) interests in mortgages on real property; (v) stock in other REITs and (vi) investments in stock or debt instruments during the one year period following our receipt of new capital;

•	second, of our investments not included in the 75% asset class other than TRSs, the value of our interest in any one issuer’s securities may not exceed 5% of the value of our total assets;

•	third, of our investments not included in the 75% asset class other than TRSs, we may not own more than 10% of the voting power of any one issuer’s outstanding securities;

•	fourth, of our investments not included in the 75% asset class other than TRSs, we may not own more than 10% of the value of any one issuer’s outstanding securities;

•	fifth, no more than 25% of the value of our total assets may consist of the securities of one or more TRSs; and

•	sixth, no more than 25% of the value of our total assets may consist of the securities of TRSs and other non-TRS taxable subsidiaries and other assets that are not qualifying assets for purposes of the 75% asset test.

For purposes of the fourth asset test above, the term “securities” does not include any of the following: (i) equity interests in a partnership; (ii) any loan made to an individual or an estate; (iii) certain rental agreements in which one or more payments are to be made in subsequent years (other than agreements between a REIT and certain persons related to the REIT); (iv) any obligation to pay rents from real property; (v) securities issued by governmental entities that are not dependent in whole or in part on the profits of (or payments made by) a non-governmental entity; (vi) any security issued by another REIT; (vii) any debt instrument issued by a partnership if the partnership’s income is of a nature that it would satisfy the 75% gross income test described above; and (viii) “straight debt securities.” Straight debt generally is defined as a promise to pay a sum certain with interest that is not contingent on profits and which is not convertible. A security will not qualify as “straight debt” where a REIT (or a controlled TRS of the REIT) owns other securities of the issuer of that security that do not qualify as straight debt, unless the value of those other securities constitute, in the aggregate, 1% or less of the total value of that issuer’s outstanding securities. In applying the 10% value test described above, a debt security issued by a partnership to a REIT is not taken into account to the extent, if any, of the REIT’s proportionate equity interest in the partnership.

Certain relief provisions are available to a REIT that does not satisfy the asset requirements. One such provision allows a REIT which fails one or more of the asset requirements for a particular quarter (other than de minimis violations of the 5% and 10% asset tests as described below) to nevertheless maintain its REIT qualifications if (i) it provides the IRS with a description of each asset causing the failure for such quarter, (ii) the failure is due to reasonable cause and not willful neglect, (iii) the REIT pays a tax equal to the greater of (a) $50,000 per failure, and (b) the product of the net income generated by the assets that caused the failure multiplied by the highest applicable corporate tax rate (currently 35%), and (iv) the REIT either disposes of the assets causing the failure within 6 months after the last day of the quarter in which it identifies the failure, or otherwise satisfies the relevant asset tests within that time frame.

In the case of the de minimis violations of the 10% and 5% asset tests, a REIT may maintain its qualifications if (i) the value of the assets causing the violation does not exceed the lesser of 1% of the REIT’s total assets or $10 million and (ii) the REIT either disposes of the assets causing the failure within 6 months after the last day of the quarter in which it identifies the failure, or the relevant tests are otherwise satisfied within that time frame.

We will monitor the status of our assets for purposes of the various asset tests and will manage our portfolio in order to comply at all times with such tests. If we fail to satisfy the asset tests at the end of a calendar quarter, we will not lose our REIT status if:

•	we satisfied the asset tests at the end of the preceding calendar quarter; and

•	the discrepancy between the value of our assets and the asset test requirements arose from changes in the market values of our assets and was not wholly or partly caused by the acquisition of one or more non-qualifying assets.

If we did not satisfy the condition described in the second item, above, we still could avoid disqualification by eliminating any discrepancy within 30 days after the close of the calendar quarter in which it arose.

Distribution Requirements

Each taxable year, we must distribute dividends, other than capital gain dividends and deemed distributions of retained capital gains, to our stockholders in an aggregate amount not less than the sum of: (i) 90% of our “REIT taxable income,” computed without regard to the dividends-paid deduction or our net capital gain or loss; and (ii) 90% of our after-tax net income, if any, from foreclosure property, minus the sum of certain items of non-cash income.

We must pay such dividends in the taxable year to which they relate, or can pay such dividends in the year subsequent to the year to which they relate in the following two situations: (i) we declare the dividend before we timely file our federal income tax return for the year and pay the dividend on or before the first regular dividend payment date after such declaration; or (ii) we declare the dividend during, and set the record date in, the last three months of a calendar year while paying the dividend in January of the following year.

To the extent that we do not distribute all of our net capital gains or distribute at least 90%, but less than 100%, of our real estate investment trust taxable income, as adjusted, we will have to pay tax on those amounts at regular ordinary and capital gains corporate tax rates. Furthermore, if we fail to distribute during each calendar year at least the sum of (i) 85% of our ordinary income for that year, (ii) 95% of our capital gain net income for that year and (iii) any undistributed taxable income from prior periods, we would have to pay a 4% nondeductible excise tax on the excess of the required dividend over the amounts actually distributed.

We may elect to retain and pay income tax on the net long-term capital gains we receive in a taxable year. See “—Taxation of Taxable U.S. Stockholders.” If we so elect, we will be treated as having distributed any such retained amount for purposes of the 4% excise tax described above. We intend to make timely dividends sufficient to satisfy the annual dividend requirements and to avoid corporate income tax and the 4% excise tax.

It is possible that, from time to time, we may experience timing differences between the actual receipt of income and actual payment of deductible expenses and the inclusion of that income and deduction of such expenses in arriving at our REIT taxable income. As a result of the foregoing, we may have less cash than is necessary to distribute all of our taxable income and thereby avoid corporate income tax and the excise tax imposed on certain undistributed income. In such a situation, we may need to borrow funds or issue additional common or preferred shares or pay dividends in the form of taxable stock dividends.

Under certain circumstances, we may be able to correct a failure to meet the distribution requirements for a year by paying “deficiency dividends” to our stockholders in a later year. We may include such deficiency dividends in our deduction for dividends paid for the earlier year. Although we may be able to avoid income tax on amounts distributed as deficiency dividends, we will be required to pay interest and a penalty based upon the amount of any deduction we take for deficiency dividends.

Recordkeeping Requirements

We must maintain certain records in order to qualify as a REIT. In addition, to avoid paying a penalty, we must request on an annual basis information from our stockholders designed to disclose the actual ownership of the outstanding common stock. We have complied and intend to continue to comply with these requirements.

Accounting Period

In order to elect to be taxed as a REIT, we must use a calendar year accounting period. We intend to and will use the calendar year as our accounting period for federal income tax purposes for each and every year we intend to operate as a REIT.

Failure to Qualify as a REIT

If we failed to qualify as a REIT in any taxable year and no relief provision applied, we would have the following consequences. We would be subject to federal income tax and any applicable alternative minimum tax at rates applicable to regular C corporations on our taxable income, determined without reduction for amounts distributed to stockholders. We would not be required to make any distributions to stockholders, and any dividends to stockholders would be taxable as ordinary income to the extent of our current and accumulated earnings and profits (which may be subject to tax at preferential rates to individual stockholders). Corporate stockholders could be eligible for a dividends-received deduction if certain conditions are satisfied. Unless we qualified for relief under specific statutory provisions, we would not be permitted to elect taxation as a REIT for the four taxable years following the year during which we ceased to qualify as a REIT.

Taxable REIT Subsidiaries

A TRS is any corporation in which a REIT directly or indirectly owns stock, provided that the REIT and that corporation make a joint election to treat that corporation as a TRS. The election can be revoked at any time as long as the REIT and the TRS revoke such election jointly. In addition, if a TRS holds directly or indirectly, more than 35% of the securities of any other corporation (by vote or by value), then that other corporation is also treated as a TRS. A corporation can be a TRS with respect to more than one REIT. We intend to make a TRS election for our Services Companies. We will conduct our development, construction and management services for third parties through our Services Companies. We also will conduct certain management services for own properties through our Services Companies as necessary to satisfy the gross income tests described below. The income earned by each Services Company will be subject to regular federal corporate income or franchise tax and state and local income tax where applicable and will therefore be subject to an additional level of tax as compared to the rental income earned from our properties. The taxes imposed on our Services Companies may be material in amount.

A TRS is subject to federal income tax at regular corporate rates (maximum rate of 35%), and may also be subject to state and local taxation. Any dividends paid by any one of our TRSs or deemed received by us from any one of our TRSs will also be subject to tax, either (i) to us if we do not pay the dividends received to our stockholders as dividends, or (ii) to our stockholders if we do pay out the dividends received to our stockholders. Further, the rules impose a 100% excise tax on transactions between a TRS and its parent REIT or the REIT’s tenants that are not conducted on an arm’s length basis. We may hold more than 10% of the stock of a TRS without jeopardizing our qualification as a REIT notwithstanding the rule described above under “—Requirements for Qualification—Asset Tests” that generally precludes ownership of more than 10% (by vote or value) of any issuer’s securities. However, as noted below, in order for us to qualify as a REIT, the securities of all of the TRSs in which we have invested either directly or indirectly may not represent more than 25% of the total value of our assets. We expect that the aggregate value of all of our interests in TRSs will represent less than 25% of the total value of our assets, and will, to the extent necessary, limit the activities of the Services Companies or take other actions necessary to satisfy the 25% value limit. We cannot, however, assure that we will always satisfy the 25% value limit or that the IRS will agree with the value we assign to the Services Companies and any other TRS in which we own an interest.

A TRS is not permitted to directly or indirectly operate or manage a “lodging facility.” A “lodging facility” is defined as a “hotel, motel or other establishment more than one-half of the dwelling units in which are used on a transient basis.” We have been advised by counsel that our Services Company will not be considered to operate or manage a lodging facility. Although the Services Company is expected to lease certain of our student housing properties on a short term basis during the summer months and occasionally during other times of the year, we have been advised that such limited short term leasing will not cause the Services Company to be considered to directly or indirectly operate or manage a lodging facility. Counsel’s opinion is based in part on Treasury Regulations interpreting similar language applicable to other provisions of the Internal Revenue Code. Treasury Regulations or other guidance specifically adopted for purposes of the TRS provisions might take a different approach, and, even absent such guidance, the IRS might take a view contrary to that of counsel. In such an event, we might be forced to change our method of operating the Services Company, which could adversely affect us, or could cause the Services Company to fail to qualify as a TRS, in which event we could fail to qualify as a REIT.

We may engage in activities indirectly though a TRS as necessary or convenient to avoid receiving the benefit of income or services that would jeopardize our REIT status if we engaged in the activities directly. In particular, we would likely engage in activities through a TRS for providing services that are non-customary and services to unrelated parties (such as our third-party construction, development and management services) that might produce income that does not qualify under the gross income tests described below. We might also hold certain properties in the Services Company, such as our interest in certain of the leasehold properties if we determine that the ownership structure of such properties may produce income that would not qualify for purposes of the REIT income tests described below.

Taxation of Taxable U.S. Stockholders

As used in this section, the term “U.S. stockholder” means a holder of common stock who, for U.S. federal income tax purposes, is:

•	a citizen or resident of the U.S.;

•	a domestic corporation;

•	an estate whose income is subject to U.S. federal income taxation regardless of its source; or

•	a trust if a U.S. court can exercise primary supervision over the trust’s administration and one or more U.S. persons have authority to control all substantial decisions of the trust.

As long as we qualify as a REIT, distributions made by us out of our current or accumulated earnings and profits, and not designated as capital gain dividends, will constitute dividends taxable to our taxable U.S. stockholders as ordinary income. Under current law, individuals receiving “qualified dividends,” dividends from domestic and certain qualifying foreign subchapter C corporations, may be entitled to the new lower rates on dividends (at rates applicable to long-term capital gains, currently at a maximum rate of 15%) provided certain holding period requirements are met. However, individuals receiving dividend distributions from us, a REIT, will generally not be eligible for the lower rates on dividends except with respect to the portion of any distribution which (i) represents dividends being passed through to us from a corporation in which we own shares (but only if such dividends would be eligible for the lower rates on dividends if paid by the corporation to its individual stockholders), including dividends from our TRS, (ii) which is equal to our REIT taxable income (taking into account the dividends paid deduction available to us) less any taxes paid by us on these items during our previous taxable year or (iii) are attributable to built-in gains realized and recognized by us from disposition of properties acquired by us in non-recognition transaction, less any taxes paid by us on these items during our previous taxable year. Dividends of this kind will not be eligible for the dividends received deduction in the case of taxable U.S. stockholders that are corporations.

Dividends made by us that we properly designate as capital gain dividends will be taxable to taxable U.S. stockholders as gain from the sale of a capital asset held for more than one year, to the extent that they do not exceed our actual net capital gain for the taxable year, without regard to the period for which a taxable U.S. stockholder has held his common stock. Thus, with certain limitations, capital gain dividends received by an individual taxable U.S. stockholder may be eligible for preferential rates of taxation. Taxable U.S. stockholders that are corporations may, however, be required to treat up to 20% of certain capital gain dividends as ordinary income.

To the extent that we make distributions in excess of our current and accumulated earnings and profits, these distributions will be treated first as a non-taxable return of capital to each taxable U.S. stockholder. Thus, these distributions will reduce the basis which the taxable U.S. stockholder has in our common stock for tax purposes by the amount of the distribution, but not below zero. Such distributions in excess of a taxable U.S. stockholder’s basis in his or her common stock will be taxable as capital gains, provided that the common stock has been held as a capital asset.

Dividends authorized by us in October, November, or December of any year and payable to a stockholder of record on a specified date in any of these months will be treated as both paid by us and received by the stockholder on December 31 of that year, provided that we actually pay the dividend in January of the following calendar year. Stockholders may not include in their own income tax returns any of our net operating losses or capital losses.

We may elect to retain, rather than distribute, all or a portion of our net long-term capital gains and pay the tax on such gains. If we make such an election, we will designate amounts as undistributed capital gains in respect of your shares or beneficial interests by written notice to you which we will mail out to you with our annual report or at any time within 60 days after December 31 of any year. When we make such an election, taxable U.S. stockholders holding common stock at the close of our taxable year will be required to include, in computing their long-term capital gains for the taxable year in which the last day of our taxable year falls, the amount that we designate in a written notice mailed to our stockholders. We may not designate amounts in excess of our undistributed net capital gain for the taxable year. Each taxable U.S. stockholder required to include the designated amount in determining the stockholder’s long-term capital gains will be deemed to have paid, in the taxable year of the inclusion, the tax paid by us in respect of the undistributed net capital gains. Taxable U.S. stockholders to whom these rules apply will be allowed a credit or a refund, as the case may be, for the tax they are deemed to have paid. Taxable U.S. stockholders will increase their basis in their common stock by the difference between the amount of the includible gains and the tax deemed paid by the stockholder in respect of these gains.

Dividends made by us and gain arising from a taxable U.S. stockholder’s sale or exchange of our common stock will not be treated as passive activity income. As a result, taxable U.S. stockholders generally will not be able to apply any passive losses against that income or gain.

When a taxable U.S. stockholder sells or otherwise disposes of our common stock, the stockholder will recognize gain or loss for federal income tax purposes in an amount equal to the difference between (i) the amount of cash and the fair market value of any property received on the sale or other disposition and (ii) the holder’s adjusted basis in the common stock for tax purposes. This gain or loss will be capital gain or loss if the U.S. stockholder has held the common stock as a capital asset. The gain or loss will be long-term gain or loss if the U.S. stockholder has held the common stock for more than one year. Long-term capital gains of an individual taxable U.S. stockholder is generally taxed at preferential rates. The highest marginal individual income tax rate is currently 35%. The current maximum tax rate on long-term capital gains applicable to individuals is 15% for sales and exchanges of assets held for more than one year. The maximum tax rate on long-term capital gains from the sale or exchange of “section 1250 property” (i.e., generally, depreciable real property) is 25% to the extent the gain would have been treated as ordinary income if the property were “section 1245 property” (i.e., generally, depreciable personal property). We generally may designate whether a distribution we designate as capital gain dividends (and any retained capital gain that we are deemed to distribute) is taxable to non-corporate stockholders at a 15% or 25% rate. The characterization of income as capital gain or ordinary income may affect the deductibility of a stockholders capital losses. A non-corporate taxpayer may deduct capital losses not offset by capital gains against its ordinary income only up to a maximum of $3,000 annually and may carry unused capital losses forward indefinitely. A corporate taxpayer must pay tax on its net capital gains at corporate ordinary-income rates. A corporate taxpayer may deduct capital losses only to the extent of capital gains, with unused losses carried back three years and forward five years. In general, any loss recognized by a taxable U.S. stockholder when the stockholder sells or otherwise disposes of our common stock that the stockholder has held for six months or less, after applying certain holding period rules, will be treated as a long-term capital loss, to the extent of dividends received by the stockholder from us which were required to be treated as long-term capital gains.

Information Reporting Requirements and Backup Withholding

We will report to our stockholders and to the IRS the amount of dividends we pay during each calendar year and the amount of tax we withhold, if any. A stockholder may be subject to backup withholding at a rate of 28% with respect to dividends unless the holder:

•	is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact; or

•	provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with the applicable requirements of the backup withholding rules.

A stockholder who does not provide us with its correct taxpayer identification number also may be subject to penalties imposed by the IRS. Any amount paid as backup withholding will be creditable against the stockholder’s U.S. federal income tax liability. In addition, we may be required to withhold a portion of capital gain dividends to any stockholders who fail to certify their non-foreign status to us. For a discussion of the backup withholding rules as applied to non-U.S. stockholders, see “—Taxation of Non-U.S. Stockholders.”

Taxation of Tax-Exempt Stockholders

Amounts distributed as dividends by a REIT generally do not constitute unrelated business taxable income when received by a tax-exempt entity. Provided that a tax-exempt stockholder is not one of the types of entity described in the next paragraph and has not held its common stock as “debt financed property” within the meaning of the Internal Revenue Code, and the common stock is not otherwise used in a trade or business, the dividend income from the common stock will not be unrelated business taxable income to a tax-exempt stockholder. Similarly, income from the sale of common stock will not constitute unrelated business taxable income unless the tax-exempt stockholder has held the common stock as “debt financed property” within the meaning of the Internal Revenue Code or has used the common stock in a trade or business.

Income from an investment in our common stock will constitute unrelated business taxable income for tax-exempt stockholders that are social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts, and qualified group legal services plans exempt from federal income taxation under the applicable subsections of Section 501(c) of the Internal Revenue Code, unless the organization is able to properly deduct amounts set aside or placed in reserve for certain purposes so as to offset the income generated by its common stock. Prospective investors of the types described in the preceding sentence should consult their own tax advisors concerning these “set aside” and reserve requirements.

Notwithstanding the foregoing, however, a portion of the dividends paid by a “pension-held REIT” will be treated as unrelated business taxable income to any trust which:

•	is described in Section 401(a) of the Internal Revenue Code;

•	is tax-exempt under Section 501(a) of the Internal Revenue Code; and

•	holds more than 10% (by value) of the equity interests in the REIT.

Tax-exempt pension, profit-sharing and stock bonus funds that are described in Section 401(a) of the Internal Revenue Code are referred to below as “qualified trusts.” A REIT is a “pension-held REIT” if:

•	it would not have qualified as a REIT but for the fact that Section 856(h)(3) of the Internal Revenue Code provides that stock owned by qualified trusts will be treated, for purposes of the “not closely held” requirement, as owned by the beneficiaries of the trust (rather than by the trust itself); and

•	either (a) at least one qualified trust holds more than 25% by value of the interests in the REIT or (b) one or more qualified trusts, each of which owns more than 10% by value of the interests in the REIT, hold in the aggregate more than 50% by value of the interests in the REIT.

The percentage of any REIT dividend treated as unrelated business taxable income to a qualifying trust is equal to the ratio of (i) the gross income of the REIT from unrelated trades or businesses, determined as though the REIT were a qualified trust, less direct expenses related to this gross income, to (ii) the total gross income of the REIT, less direct expenses related to the total gross income. An exception applies for years in which the percentage is less than 5%. We do not expect to be classified as a pension-held REIT, but this cannot be guaranteed.

The rules described above in “—Taxation of Taxable U.S. Stockholders” concerning the inclusion of our designated undistributed net capital gains in the income of our stockholders will apply to tax-exempt entities. Thus, tax-exempt entities will be allowed a credit or refund of the tax deemed paid by these entities in respect of the includible gains.

Taxation of Non-U.S. Stockholders

The rules governing U.S. federal income taxation of nonresident alien individuals, foreign corporations, foreign partnerships, and other foreign stockholders are complex. This section is only a summary of such rules. We urge non-U.S. stockholders to consult their own tax advisors to determine the impact of federal, state, and local income tax laws on ownership of common stock, including any reporting requirements.

Ordinary Dividends. Dividends paid to non-U.S. stockholders, other than dividends that are distributions treated as attributable to gain from sales or exchanges by us of U.S. real property interests, or “USRPI,” as discussed below, generally will be, to the extent that they are made out of our current or accumulated earnings and profits, subject to a withholding tax equal to 30% of the gross amount of the dividend, unless an applicable tax treaty reduces that tax. However, if income from the investment in the common stock is treated as effectively connected with the non-U.S. stockholder’s conduct of a U.S. trade or business or is attributable to a permanent establishment that the non-U.S. stockholder maintains in the United States, if that is required by an applicable income tax treaty as a condition for subjecting the non-U.S. stockholder to U.S. taxation on a net income basis, tax at graduated rates will generally apply to the non-U.S. stockholder in the same manner as U.S. stockholders are taxed with respect to dividends, and the 30% (or lower treaty rate) branch profits tax may also apply if the stockholder is a foreign corporation. We expect to withhold U.S. tax at the rate of 30% on the gross amount of any dividends, other than dividends treated as attributable to gain from sales or exchanges of USRPIs, paid to a non-U.S. stockholder, unless (i) a lower treaty rate applies and the required form evidencing eligibility for that reduced rate (ordinarily, IRS Form W-8 BEN) is filed with us or the appropriate withholding agent (ii) the recipient is a foreign sovereign, or an agency or instrumentality of a foreign sovereign and the requested form (IRS Form W-8BEN) is filed with us to claim exemption from withholding, or (iii) the non-U.S. stockholder files an IRS Form W-8 ECI or a successor form with us or the appropriate withholding agent claiming that the dividends are effectively connected with the non-U.S. stockholder’s conduct of a U.S. trade or business. Dividends to a non-U.S. stockholder that are designated by us at the time of dividend as capital gain dividends which are not attributable to or treated as attributable to the disposition by us of a USRPI interest generally will not be subject to U.S. federal income taxation, except as described below.

Non-Dividend Distributions. If, as we anticipate, our common stock does not constitute a USRPI (as described under “—Sale of Common Stock”), distributions by us which are not dividends out of our earnings and profits will not be subject to U.S. income tax. If it cannot be determined at the time at which a distribution is made whether or not the distribution will exceed current and accumulated earnings and profits, the distribution will be subject to withholding at the rate applicable to dividends. A non-U.S. stockholder may apply to the IRS for a refund of the amounts withheld if it is subsequently determined that the distribution was in excess of our current and accumulated earnings and profits.

If our stock constitutes a USRPI, as described below under “—Sale of Common Stock” distributions in excess of our earnings and profits, to the extent they exceed a non-U.S. stockholder’s basis in common stock, will be treated as gain from the sale or exchange of such stock and be taxed under the Foreign Investment in Real Property Tax Act of 1980, as amended, or “FIRPTA,” as a gain from the sale of the common stock.

Distributions Attributable to Gains from Sales of USRPIs. For any year in which we qualify as a REIT, dividends that are attributable to gain from sales or exchanges by us of USRPIs will be taxed to a non-U.S. stockholder under FIRPTA. These dividends are taxed to a non-U.S. stockholder as if the gain were effectively connected with a U.S. business, thereby taxing non-U.S. stockholders on these dividends at the normal capital gain rates applicable to U.S. stockholders, subject to the alternative minimum tax rates applicable to non-U.S. stockholders that are individuals (20% of the lesser of the gains or alternative minimum taxable income not in excess of $175,000 and 28% of such amount in excess of $175,000). We are required to withhold at the maximum tax rate applicable to corporations (currently 35%) of any such distribution attributable to gains from sales or exchanges of USRPIs. The non-U.S. stockholder may credit the amount withheld against its U.S. tax liability and apply for a refund to the extent the amount withheld exceeds the non-U.S. stockholder’s U.S. tax liability.

A distribution that otherwise would have been subject to withholding under the rules described in the preceding paragraph, is not treated as gain from the sale of a U.S. real property interest taxed at normal capital gain rates applicable to U.S. stockholders, and will instead by treated the same as an ordinary dividend, provided that (i) the capital gain dividend is received with respect to a class of stock that is regularly traded on an established securities market located in the United States, and (ii) the recipient non-U.S. stockholder does not own more than 5% of that class of stock at any time during the one-year period ending on the date on which the capital gain dividend is received.

Sale of Common Stock. Gain recognized by a non-U.S. stockholder on the sale of stock in a U.S. corporation may be subject to tax under FIRPTA if the stock constitutes a USRPI. Stock in a U.S. corporation generally constitutes a USRPI if 50% or more of the corporation’s assets consists of interests in real property. Gain recognized by a non-U.S. stockholder upon a sale or exchange of our common stock generally will not be taxed under the FIRPTA if we are a “domestically controlled REIT,” defined generally as a REIT, less than 50% in value of whose stock is and was held directly or indirectly by foreign persons at all times during a specified testing period. We believe that we will be a domestically controlled REIT, and, therefore, the sale of stock by a non-U.S. stockholder will not be subject to U.S. tax. Because our stock is publicly traded, however, no assurance can be given that we will qualify as a domestically controlled REIT at any time in the future.

Even if we were not a domestically controlled REIT, FIRPTA would not apply to a non-U.S. stockholder’s sale of common stock if the selling non-U.S. stockholder owned 5% or less of the class of common stock sold at any time during a specified period. This period is generally the shorter of the period that the non-U.S. stockholder owned the common stock sold or the five-year period ending on the date when the non-U.S. stockholder disposed of the common stock. If FIRPTA applies to a non-U.S. stockholders sale of our common stock, the non-U.S. stockholder would be subject to the same treatment as applicable to U.S. stockholders with respect to the gain, subject to any applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals.

Gain resulting from the sale of our common stock by a non-U.S. person that is not subject to FIRPTA is not taxable to a non-U.S. stockholder unless its investment in the common stock is treated as effectively connected with the non-U.S. stockholder’s U.S. trade or business or is attributable to a permanent establishment that the non-U.S. stockholder maintains in the United States, if that is required by an applicable income tax treaty as a condition for subjecting the non-U.S. stockholder to U.S. taxation on a net income basis, in which cases, the same treatment will apply to the non-U.S. stockholder as to U.S. stockholders with respect to the gain. In addition, gain to which the FIRPTA does not apply will be taxable to a non-U.S. stockholder if the non-U.S. stockholder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year to which the gain is attributable.

Backup Withholding and Information Reporting

The sale of our common stock by a non-U.S. stockholder through a non-U.S. office of a broker generally will not be subject to information reporting or backup withholding. The sale generally is subject to the same information reporting applicable to sales through a U.S. office of a U.S. or foreign broker if the sale of common stock is effected at a foreign office of a broker that is:

•	a U.S. person;

•	a controlled foreign corporation for U.S. tax purposes;

•	a foreign person 50% or more of whose gross income is effectively connected with the conduct of a U.S. trade or business for a specified three-year period; or

•	a foreign partnership, if at any time during its tax year: (i) one or more of its partners are “U.S. persons,” as defined in U.S. Treasury Regulations, who in the aggregate hold more than 50% of the income or capital interest in the partnership; or (ii) such foreign partnership is engaged in the conduct of a U.S. trade or business,

Backup withholding generally does not apply if the broker does not have actual knowledge or reason to know that you are a United States person and the applicable documentation requirements are satisfied. Generally, a non-U.S. stockholder satisfies the information reporting requirements by providing IRS form W-8BEN or an acceptable substitute. The application of information reporting and backup withholding varies depending on the stockholders particular circumstances, and therefore a non-U.S. stockholder is advised to consult its tax advisor regarding the applicable information reporting and backup withholding.

Tax Aspects of Our Investments in Our Operating Partnership

The following discussion summarizes certain federal income tax considerations applicable to our direct or indirect investment in our operating partnership and any subsidiary partnerships or limited liability companies we form or acquire, each individually referred to as a partnership and, collectively, as partnerships. The following discussion does not address state or local tax laws or any federal tax laws other than income tax laws.

Classification as Partnerships

We are entitled to include in our income our distributive share of each partnership’s income and to deduct our distributive share of each partnership’s losses only if such partnership is classified for federal income tax purposes as a partnership, rather than as a corporation or an association taxable as a corporation. An organization with at least two owners or partners will be classified as a partnership, rather than as a corporation, for federal income tax purposes if it:

•	is treated as a partnership under the Treasury Regulations relating to entity classification, or the “check-the-box regulations”; and

•	is not a “publicly traded” partnership.

Under the check-the-box regulations, an unincorporated entity with at least two owners or partners may elect to be classified either as an association taxable as a corporation or as a partnership. If such an entity does not make an election, it generally will be treated as a partnership for federal income tax purposes.

We intend that each partnership in which we own an interest will be classified as a partnership for federal income tax purposes (or as a disregarded entity where there are not at least two separate beneficial owners).

A publicly traded partnership is a partnership whose interests are traded on an established securities market or are readily tradable on a secondary market (or a substantial equivalent). A publicly traded partnership is generally treated as a corporation for federal income tax purposes, but will not be so treated for any taxable year for which at least 90% of the partnership’s gross income consists of specified passive income, including real property rents, gains from the sale or other disposition of real property, interest, and dividends, or the “90% passive income exception.” Treasury regulations provide limited safe harbors from treatment as a publicly traded partnership. Pursuant to one of those safe harbors, or private placement exclusion, interests in a partnership will not be treated as readily tradable on a secondary market or the substantial equivalent thereof if (i) all interests in the partnership were issued in a transaction or transactions that were not required to be registered under the Securities Act, and (ii) the partnership does not have more than 100 partners at any time during the partnership’s taxable year. We expect that each partnership we own an interest in will qualify for the private placement exclusion, one of the other safe harbors from treatment as a publicly traded partnership, and/or will satisfy the 90% passive income exception.

Income Taxation of the Partnerships and their Partners

We own interests in our operating partnership and certain subsidiary partnerships. Entities in which we own 100% of the interests (directly or through other disregarded entities) will be disregarded for federal income tax purposes and will be treated as a division of our business. In addition we may hold interests in partnerships or limited liability companies that are not disregarded entities, or “partnership” or “partnerships.”

Partners, Not the Partnerships, Subject to Tax. A partnership is not a taxable entity for federal income tax purposes. We will therefore take into account our allocable share of each partnership’s income, gains, losses, deductions, and credits for each taxable year of the partnership ending with or within our taxable year, even if we receive no distribution from the partnership for that year or a distribution less than our share of taxable income. Similarly, even if we receive a distribution, it may not be taxable if the distribution does not exceed our adjusted tax basis in our interest in the partnership.

Partnership Allocations. Although a partnership agreement generally will determine the allocation of income and losses among partners, allocations will be disregarded for tax purposes if they do not comply with the provisions of the federal income tax laws governing partnership allocations. If an allocation is not recognized for federal income tax purposes, the item subject to the allocation will be reallocated in accordance with the partners’ interests in the partnership, which will be determined by taking into account all of the facts and circumstances relating to the economic arrangement of the partners with respect to such item. Each partnership’s allocations of taxable income, gain, and loss are intended to comply with the requirements of the federal income tax laws governing partnership allocations.

The partnership’s basis for federal income tax purposes in property contributed to the partnership pursuant to the contribution agreements with MXT Capital and the third-party investors will be determined in whole or in part by reference to the basis of the property prior to the contributions, rather than the fair market value of the property on the date of the contributions. However, the partnership’s basis in property contributed to the partnership pursuant to the contribution agreement will be increased by $4.5 million that MXT Capital receives from the net proceeds of this offering (which will be used entirely to repay indebtedness), allocated among the various assets contributed by MXT Capital in accordance with their fair market values at the time of contribution. The partnership’s depreciation deductions with respect to the property will be the applicable percentage of its federal income tax basis in the property. The partnership is required to account for the difference between its basis in property and the fair market value on the date of contribution under one of the methods prescribed by Treasury Regulations promulgated under Section 704(c) of the Internal Revenue Code. The tax protection agreement will require the partnership to use the traditional method as defined in the applicable Treasury Regulations with respect to the student housing properties that have built-in gain as of the closing date of this offering. Under the traditional method, the depreciation deductions allocable to us will be limited to the depreciation deductions allowable to the partnership for federal income tax purposes and might cause the depreciation for federal income tax purposes allocated to us to be less than the depreciation that would have been allocated to us had the partnership used one of the other methods allowed under the Treasury Regulations, thereby increasing our taxable income.

Sale of a Partnership’s Property. Generally, any gain realized by a partnership on the sale of property held for more than one year will be long-term capital gain, except for any portion of the gain treated as depreciation or cost recovery recapture. Conversely, our share of any partnership gain from the sale of inventory or other property held primarily for sale to customers in the ordinary course of the partnership’s trade or business will be treated as income from a prohibited transaction subject to a 100% tax. Income from a prohibited transaction may have an adverse effect on our ability to satisfy the gross income tests for REIT status. See “—Requirements for Qualification.” We do not presently intend to acquire or hold, or to allow any partnership to acquire or hold, any property that is likely to be treated as inventory or property held primarily for sale to customers in the ordinary course of our, or the Partnership’s, trade or business.

State and Local Taxes

We and/or our stockholders may be subject to taxation by various states and localities, including those in which we or a stockholder transacts business, owns property or resides. The state and local tax treatment may differ from the federal income tax treatment described above. Consequently, stockholders should consult their own tax advisors regarding the effect of state and local tax laws upon an investment in our common stock.

ERISA CONSIDERATIONS

A fiduciary of a pension, profit sharing, retirement or other employee benefit plan, or plan, subject to the Employee Retirement Income Security Act of 1974, as amended, or “ERISA,” should consider the fiduciary standards under ERISA in the context of the plan’s particular circumstances before authorizing an investment of a portion of such plan’s assets in our common stock.

Accordingly, such fiduciary should consider (i) whether the investment satisfies the diversification requirements of Section 404(a)(1)(C) of ERISA, (ii) whether the investment is in accordance with the documents and instruments governing the plan as required by Section 404(a)(1)(D) of ERISA and (iii) whether the investment is prudent under ERISA. In addition to the imposition of general fiduciary standards of investment prudence and diversification, ERISA, and the corresponding provisions of the Internal Revenue Code, prohibit a wide range of transactions involving the assets of the plan and persons who have certain specified relationships to the plan (“parties in interest” within the meaning of ERISA, “disqualified persons” within the meaning of the Internal Revenue Code). Thus, a plan fiduciary considering an investment in our common stock also should consider whether the acquisition or the continued holding of the shares might constitute or give rise to a direct or indirect prohibited transaction that is not subject to an exemption issued by the Department of Labor, or the “DOL.” Similar restrictions apply to many governmental and foreign plans which are not subject to ERISA. Thus, those considering investing in the shares on behalf of such a plan should consider whether the acquisition or the continued holding of the shares might violate any such similar restrictions.

The DOL has issued final regulations, or the “DOL Regulations,” as to what constitutes assets of an employee benefit plan under ERISA. Under the DOL Regulations, if a plan acquires an equity interest in an entity, which interest is neither a “publicly offered security” nor a security issued by an investment company registered under the Investment Company Act, the plan’s assets would include, for purposes of the fiduciary responsibility provision of ERISA, both the equity interest and an undivided interest in each of the entity’s underlying assets unless certain specified exceptions apply. The DOL Regulations define a publicly offered security as a security that is “widely held,” “freely transferable,” and either part of a class of securities registered under the Exchange Act, or sold pursuant to an effective registration statement under the Securities Act (provided the securities are registered under the Exchange Act within 120 days after the end of the fiscal year of the issuer during which the public offering occurred). The shares are being sold in an offering registered under the Securities Act and will be registered under the Exchange Act.

The DOL Regulations provide that a security is “widely held” only if it is part of a class of securities that is owned by 100 or more investors independent of the issuer and of one another. A security will not fail to be “widely held” because the number of independent investors tails below 100 subsequent to the initial public offering as a result of events beyond the issuer’s control. We expect our common stock to be “widely held” upon completion of this offering.

The DOL Regulations provide that whether a security is “freely transferable” is a factual question to be determined on the basis of all relevant facts and circumstances, the DOL Regulations further provide that when a security is part of an offering in which the minimum investment is $10,000 or less, as is the case with this offering, certain restrictions ordinarily will not, alone or in combination, affect the finding that such securities are “freely transferable.” We believe that the restrictions imposed under our declaration of trust on the transfer of our shares are limited to the restrictions on transfer generally permitted under the DOL Regulations and are not likely to result in the failure of the common stock to be “freely transferable.” The DOL

Regulations only establish a presumption in favor of the finding of free transferability, and, therefore, no assurance can be given that the DOL will not reach a contrary conclusion.

Assuming that the common stock will be “widely held” and “freely transferable,” we believe that our common stock will be publicly offered securities for purposes of the DOL Regulations and that our assets will not be deemed to be “plan assets” of any plan that invests in our common stock.

Each holder of our common stock will be deemed to have represented and agreed that its purchase and holding of such common stock (or any interest therein) will not constitute or result in a non-exempt prohibited transaction under ERISA or Section 4975 of the Internal Revenue Code.

UNDERWRITING

Raymond James & Associates, Inc., Citigroup Global Markets Inc., Goldman, Sachs & Co., Barclays Capital Inc. and RBC Capital Markets Corporation are acting as representatives of each of the underwriters named below. Subject to the terms and conditions set forth in an underwriting agreement among us, our operating partnership and the underwriters, we have agreed to sell to the underwriters, and each of the underwriters has agreed, severally and not jointly, to purchase from us, the number of shares of common stock set forth opposite its name below.

Number
Underwriter	of Shares

Raymond James & Associates, Inc.
Citigroup Global Markets Inc.
Goldman, Sachs & Co.
Barclays Capital Inc.
RBC Capital Markets Corporation
Robert W. Baird & Co. Incorporated

Total

Subject to the terms and conditions set forth in the underwriting agreement, the underwriters have agreed, severally and not jointly, to purchase all of the shares of our common stock sold under the underwriting agreement if any of these shares of our common stock are purchased. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the nondefaulting underwriters may be increased or the underwriting agreement may be terminated.

We have agreed to indemnify the several underwriters against certain liabilities including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

The underwriters are offering the shares of our common stock, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the shares of our common stock, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officer’s certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Commissions and Discounts

The representatives have advised us that the underwriters propose initially to offer the shares of our common stock to the public at the public offering price set forth on the cover page of this prospectus and to dealers at that price less a concession not in excess of $      per share. The underwriters may allow, and the dealers may reallow, a discount not in excess of $      per share to other dealers. After this initial public offering, the public offering price, concession or any other term of this offering may be changed.

The following table shows the public offering price, underwriting discount (excluding the fees described in the footnote to the table below) and proceeds, before expenses, to us. The information assumes either no exercise or full exercise by the underwriters of their overallotment option.

	Per Share	Without Option	With Option

Public offering price	$	$	$
Underwriting discount (1)	$	$	$
Proceeds, before expenses, to us	$	$	$

(1)	Excludes a structuring fee payable to Raymond James & Associates, Inc. of 0.60% of the total public offering price of our common stock sold in this offering. Contingent upon completion of this offering, we will also pay Raymond James & Associates, Inc. a fee of $1,465,000 for services rendered in connection with various financing and purchase and sale arrangements.

The estimated offering expenses payable by us, exclusive of the underwriting discount and the fees payable to Raymond James & Associates, Inc. that are described below, are approximately $      million. In addition to the underwriting discount, we will also pay a structuring fee to Raymond James & Associates, Inc. of 0.60% of the total public offering price of our common stock sold in this offering in connection with certain financial analysis conducted by it in connection with this offering. This structuring fee will be approximately $        million ($        million if the underwriters exercise their over-allotment option in full), based on the mid-point of the price range set forth on the cover page of this prospectus. We will also pay Raymond James & Associates, Inc. a fee of $1,465,000 for services rendered in connection with various financing and purchase and sale arrangements.

Overallotment Option

We have granted an option to the underwriters to purchase up to        additional shares of our common stock at the public offering price, less the underwriting discount. The underwriters may exercise this option for 30 days from the date of this prospectus solely to cover any overallotments. If the underwriters exercise this option, each will be obligated, subject to conditions contained in the underwriting agreement, to purchase a number of additional shares of our common stock proportionate to that underwriter’s initial amount reflected in the above table.

Purchases by Directors, Officers and Employees

At our request, the underwriters have reserved        of the shares of our common stock offered by this prospectus for sale to our directors, officers, employees and certain other persons associated with us at the public offering price set forth on the cover page of this prospectus. These persons must commit to purchase from an underwriter or selected dealer at the same time as the general public. The number of shares of our common stock available for sale to the general public will be reduced to the extent these persons purchase the reserved shares of our common stock. Any reserved shares of our common stock purchased by our directors or executive officers or by any of our employees in this offering will be subject to the lock-up agreements described below. We are not making loans to any of our directors, employees or other persons to purchase such shares of our common stock.

No Sales of Similar Securities

We, each of our executive officers and directors, MXT Capital and Carl H. Ricker, Jr. have agreed with the underwriters not to offer, sell or otherwise dispose of any common stock or any securities convertible into or exercisable or exchangeable for common stock (including OP units) or any rights to acquire common stock for a period of one year after the date of this prospectus without first obtaining the written consent of the representatives. Specifically, we and these other persons have agreed, with certain limited exceptions, not to directly or indirectly:

•	offer, pledge, sell or contract to sell any common stock;

•	sell any option or contract to purchase any common stock;

•	purchase any option or contract to sell any common stock;

•	grant any option, right or warrant for the sale of any common stock;

•	lend or otherwise dispose of or transfer any common stock;

•	request or demand that we file a registration statement related to the common stock; or

•	enter into any swap or other agreement that transfers, in whole or in part, the economic consequence of ownership of any common stock whether any such swap or transaction is to be settled by delivery of shares of our common stock or other securities, in cash or otherwise.

This lock-up provision applies to common stock and to securities convertible into or exchangeable or exercisable for or repayable with common stock. It also applies to common stock owned now or acquired later by the person executing the agreement or for which the person executing the agreement later acquires the power of disposition.

In the event that either (i) during the last 17 days of the lock-up period referred to above, we issue an earnings release or material news or a material event relating to us occurs or (ii) prior to the expiration of the lock-up period, we announce that we will release earnings results or become aware that material news or a material event will occur during the 16-day period beginning on the last day of the lock-up period, the restrictions described above shall continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event.

New York Stock Exchange Listing

We have applied for listing of our common stock on the NYSE under the symbol ‘‘CCG.” In order to meet the requirements for listing on that exchange, the underwriters will undertake to sell a minimum number of shares of our common stock to a minimum number of beneficial owners as required by that exchange.

Determination of Offering Price

Before this offering, there has been no public market for our common stock. The initial public offering price will be determined through negotiations between us and the representatives. In addition to prevailing market conditions, the factors to be considered in determining the initial public offering price are:

•	the valuation multiples of publicly traded companies that the representatives believe to be comparable to us;

•	our financial information;

•	the history of, and the prospects for, us and the industry in which we compete;

•	an assessment of our management, its past and present operations, and the prospects for, and timing of, our future revenues;

•	the present state of our development; and

•	the above factors in relation to market values and various valuation measures of other companies engaged in activities similar to ours.

An active trading market for our common stock may not develop. It is also possible that after this offering our common stock will not trade in the public market at or above the initial public offering price.

The underwriters do not expect to sell more than 5% of the shares in the aggregate to accounts over which they exercise discretionary authority.

Price Stabilization, Short Positions and Penalty Bids

Until the distribution of our shares of common stock is completed, SEC rules may limit underwriters and selling group members from bidding for and purchasing our common stock. However, the representatives may engage in transactions that stabilize the price of the common stock, such as bids or purchases to peg, fix or maintain that price.

In connection with this offering, the underwriters may purchase and sell our common stock in the open market. These transactions may include short sales, purchases on the open market to cover positions created by short sales and stabilizing transactions. Short sales involve the sale by the underwriters of a greater number of shares of our common stock than they are required to purchase in this offering. “Covered” short sales are sales made in an amount not greater than the underwriters’ overallotment option described above. The underwriters may close out any covered short position by either exercising their overallotment option or purchasing shares of our common stock in the open market. In determining the source of shares of our common stock to close out the covered short position, the underwriters will consider, among other things, the price of shares of our common stock available for purchase in the open market as compared to the price at which they may purchase shares of our common stock through the overallotment option. “Naked” short sales are sales in excess of the overallotment option. The underwriters must close out any naked short position by purchasing shares of our common stock in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of our common stock in the open market after pricing that could adversely affect investors who purchase in this offering. Stabilizing transactions consist of various bids for or purchases of shares of our common stock made by the underwriters in the open market prior to the completion of this offering.

The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased shares sold by or for the account of such underwriter in stabilizing or short covering transactions.

Similar to other purchase transactions, the underwriters’ purchases to cover the syndicate short sales may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of our common stock. As a result, the price of our common stock may be higher than the price that might otherwise exist in the open market. The underwriters may conduct these transactions on the NYSE, in the over-the-counter market or otherwise.

Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our common stock. In addition, neither we nor any of the underwriters make any representation that the representatives will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Electronic Offer, Sale and Distribution of Shares

In connection with this offering, certain of the underwriters or securities dealers may distribute prospectuses by electronic means, such as e-mail. In addition, the underwriters may facilitate Internet distribution for this offering to certain of its Internet subscription customers. The underwriters may allocate a limited number of shares of our common stock for sale to their online brokerage customers. An electronic prospectus may be available on websites maintained by the underwriters. Other than the prospectus in electronic format, the information on the underwriters’ websites is not part of this prospectus.

Other Relationships

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. Some of the underwriters and their respective affiliates have in the past and may in the future engage in investment banking and other commercial dealings in the ordinary course of business with us or our affiliates and may in the future receive customary fees and commissions for these transactions. In particular, contingent upon completion of this offering, we will pay a structuring fee to Raymond James & Associates, Inc. of 0.60% of the total public offering price of our common stock sold in this offering in connection with certain financial analysis conducted by it in connection with this offering. We will also pay Raymond James & Associates, Inc. a fee of $1,465,000 for services rendered in connection with various financing and purchase and sale arrangements.

In addition to the underwriting discount to be received by our underwriters in connection with this offering, we expect that affiliates of Raymond James & Associates, Inc., Citigroup Global Markets Inc., Goldman, Sachs & Co., Barclays Capital Inc. and RBC Capital Markets Corporation will be lenders under the senior secured revolving credit facility that we expect to enter into upon completion of this offering.

In addition, on August 4, 2010, the preferred membership interest issued by CC-Encore was assigned by Encore to RJRC, LLC for consideration of $2.35 million. RJRC, LLC is a limited liability company established to make investments in real estate and related financial instruments, and is owned by certain associated persons of Raymond James & Associates, Inc., Encore and other third party investors. We will purchase the preferred membership interest for approximately $3.9 million out of the net proceeds from this offering.

In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and/or instruments of ours. The underwriters and their respective affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive, each, a “Relevant Member State,” each underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State, or the “Relevant Implementation Date,” it has not made and will not make an offer of shares of common stock to the public in that Relevant Member State prior to the publication of a prospectus in relation to the shares which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of shares to the public in that Relevant Member State at any time:

(i) to legal entities which are authorised or regulated to operate in the financial markets or, if not so authorised or regulated, whose corporate purpose is solely to invest in securities;

(ii) to any legal entity which has two or more of (a) an average of at least 250 employees during the last financial year, (b) a total balance sheet of more than €43,000,000 and (c) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

(iii) to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of the representatives for any such offer; or

(iv) in any other circumstances which do not require the publication by the issuer of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of shares to the public” in relation to any shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the shares to be offered so as to enable an investor to decide to purchase or subscribe the shares, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State and the expression Prospectus Directive means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

Each underwriter has represented and agreed that:

(i) it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000, or the “FSMA”) received by it in connection with the issue or sale of the shares of common stock in circumstances in which Section 21(1) of the FSMA does not apply to the issuer; and

(ii) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the shares in, from or otherwise involving the United Kingdom.

Hong Kong

The shares of common stock may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation or document relating to the shares may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Singapore

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares of common stock may not be circulated or distributed, nor may the shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore, or the “SFA,” (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the shares of common stock are subscribed or purchased under Section 275 by a relevant person which is: (i) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (ii) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the shares under Section 275 except: (a) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (b) where no consideration is given for the transfer; or (c) by operation of law.

Japan

The shares of common stock have not been and will not be registered under the Financial Instruments and Exchange Law of Japan, or the “Financial Instruments and Exchange Law,” and each underwriter has agreed that it will not offer or sell any securities, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

LEGAL MATTERS

The validity of the common stock and certain matters of Maryland law will be passed upon for us by Saul Ewing LLP. The summary of legal matters contained in the section of this prospectus under “Federal Income Tax Considerations” is based on the legal opinion of Bradley Arant Boult Cummings LLP. Sidley Austin llp, New York, New York, has acted as counsel to the underwriters.

EXPERTS

The balance sheet of Campus Crest Communities, Inc. as of March 1, 2010, included herein, has been audited and reported upon by KPMG LLP, an independent registered public accounting firm. The combined financial statements and financial statement schedule III of Campus Crest Communities Predecessor as of December 31, 2009 and 2008, and for each of the years in the three-year period ended December 31, 2009, included herein, has been audited and reported upon by KPMG LLP, an independent registered public accounting firm. The financial information as of December 31, 2009 and 2008 and for each of the years in the three-year period ended December 31, 2009, in the table under “Selected Historical and Pro Forma Financial Information,” included herein, has been derived from financial statements audited by and reported upon by KPMG LLP. The combined statement of revenue and certain expenses of HSRE Properties for the year ended December 31, 2009, included herein, has been audited and reported upon by KPMG LLP, an independent registered public accounting firm. Such financial statements, schedule and financial data have been included herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

The information set forth herein under “Industry Outlook” is included in reliance upon MGA’s authority as an expert on such matters.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-11, including exhibits, schedules and amendments filed with this registration statement, under the Securities Act with respect to the shares of our common stock to be sold in this offering. This prospectus does not contain all of the information set forth in the registration statement and exhibits and schedules to the registration statement. For further information with respect to us and the shares of our common stock to be sold in this offering, reference is made to the registration statement, including the exhibits and schedules to the registration statement. Statements contained in this prospectus as to the contents of any contract or other document referred to in this prospectus are not necessarily complete and, where that contract or document is an exhibit to the registration statement, each statement is qualified in all respects by reference to the exhibit to which the reference relates. Copies of the registration statement, including the exhibits and schedules to the registration statement, may be examined without charge at the public reference room of the SEC, 100 F Street, N.E. Room 1580, Washington, DC 20549. Information about the operation of the public reference room may be obtained by calling the SEC at 1-800-SEC-0300. Copies of all or a portion of the registration statement can be obtained from the public reference room of the SEC upon payment of prescribed fees. Our SEC filings, including our registration statement, are also available to you on the SEC’s website, www.sec.gov.

As a result of this offering, we will become subject to the information and reporting requirements of the Exchange Act and will file annual, quarterly and other periodic reports and proxy statements and will make available to our stockholders annual reports containing audited financial information for each year and quarterly reports for the first three quarters of each fiscal year containing unaudited interim financial information.

INDEX TO FINANCIAL STATEMENTS

Page

Campus Crest Communities, Inc. Unaudited Pro Forma Condensed Consolidated Financial Statements:
Unaudited Pro Forma Condensed Consolidated Balance Sheet as of June 30, 2010	F-3
Unaudited Pro Forma Condensed Consolidated Statement of Operations for the six months ended June 30, 2010	F-4
Unaudited Pro Forma Condensed Consolidated Statement of Operations for the year ended December 31, 2009	F-5
Notes and Management’s Assumptions to Unaudited Pro Forma Condensed Consolidated Financial Statements	F-6
Historical Financial Statements:
Report of Independent Registered Public Accounting Firm	F-12
Balance Sheets as of June 30, 2010 (unaudited) and March 1, 2010	F-13
Notes to Balance Sheets	F-14
Campus Crest Communities Predecessor Combined Financial Statements:
Report of Independent Registered Public Accounting Firm	F-15
Combined Balance Sheets as of June 30, 2010 (unaudited) and December 31, 2009 and 2008	F-16
Combined Statements of Operations for the six months ended June 30, 2010 and 2009 (unaudited) and for the years ended December 31, 2009, 2008 and 2007	F-17
Combined Statements of Changes in Equity (Deficit) for the six months ended June 30, 2010 (unaudited) and for the years ended December 31, 2009, 2008 and 2007	F-18
Combined Statements of Cash Flows for the six months ended June 30, 2010 and 2009 (unaudited) and for the years ended December 31, 2009, 2008 and 2007	F-19
Notes to Combined Financial Statements	F-20
Schedule III—Real Estate and Accumulated Depreciation	F-50
Notes to Schedule III	F-51
HSRE Properties Combined Statement of Revenue and Certain Expenses:
Report of Independent Registered Public Accounting Firm	F-52
Combined Statements of Revenue and Certain Expenses for the six months ended June 30, 2010 (unaudited) and for the year ended December 31, 2009	F-53
Notes to Combined Statements of Revenue and Certain Expenses	F-54

CAMPUS CREST COMMUNITIES, INC.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

The unaudited pro forma condensed consolidated financial statements as of and for the six months ended June 30, 2010 and for the year ended December 31, 2009 are presented as if this offering by Campus Crest Communities, Inc. (the “Company”) of approximately        million shares of its common stock, $0.01 par value per share (this “offering”), our formation transactions and the debt repayment transactions all had occurred on June 30, 2010 for the purposes of the unaudited pro forma condensed consolidated balance sheet and on the first day of the periods presented for the purposes of the unaudited pro forma condensed consolidated statements of operations.

The unaudited pro forma condensed consolidated financial statements have been adjusted to give effect to:

•	the historical financial results of Campus Crest Communities Predecessor (as defined below), including Campus Crest Communities, Inc. for the six months ended June 30, 2010 (unaudited) and for the year ended December 31, 2009;

•	our formation transactions;

•	the repayment of indebtedness and other use of proceeds from this offering;

•	the acquisition of certain noncontrolling interests of the Predecessor;

•	the incremental general and administrative expenses to be incurred to operate as a public company;

•	the probable 2010 acquisition by the Company of certain entities owned by one or more real estate ventures in which the Predecessor is a member;

•	the probable 2010 acquisition by the Company of certain land under contract; and

•	the election by certain of the Company’s subsidiaries to be treated as taxable real estate investment trust (“REIT”) subsidiaries.

The unaudited pro forma condensed consolidated financial statements include adjustments relating to acquisitions only when it is probable that the Company will acquire the properties.

You should read the information below along with all other financial information and analysis presented in this prospectus, including the sections captioned “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the Predecessor combined financial statements and related notes included elsewhere in this prospectus. The unaudited pro forma condensed consolidated financial statements are not necessarily indicative of the actual financial position of the Company as of June 30, 2010 or what the actual results of operations of the Company would have been assuming this offering and our formation transactions had been completed on the first day of the periods presented, nor are they indicative of the results of operations of future periods. The unaudited pro forma adjustments and eliminations are based on available information and upon assumptions the Company believes are reasonable.

Campus Crest Communities Predecessor (the “Predecessor,” “we,” “us” or “our”) is engaged in the business of developing, constructing, owning and managing high-quality, purpose-built student housing properties in the United States. The Predecessor is not a legal entity, but rather a combination of certain vertically integrated operating companies under common ownership.

CAMPUS CREST COMMUNITIES, INC.
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
As of June 30, 2010
(in thousands)

					Acquisition
		Campus	Repayment		of Third-		Acquisition	Impact of
	Campus Crest	Crest	of debt	Acquisition	Party	Acquisition	of land	TRS for
	Communities,	Communities	and associated	of Ricker	Investor	of HSRE	under	third-party	This	Pro
	Inc.	Predecessor	costs	interest	interest	Properties	contract	contracts	offering	forma
			(A)	(B)	(C)	(D)	(E)	(F)	(G)

Assets
Investment in real estate, net:
Student housing properties	$—	$348,466	$—	$—	$—	$21,934	$—	$—	$—	$370,400
Accumulated depreciation	—	(48,403)	—	—	—	—	—	—	—	(48,403)
Development in process	—	3,641	—	—	—	—	3,449	—	—	7,090

Investment in real estate, net	—	303,704	—	—	—	21,934	3,449	—	—	329,087
Investment in uncombined entities	—	3,257	—	—	—	18,215	—	—	—	21,472
Cash and cash equivalents	—	3,054	(297,122)	(26,731)	(10,711)	(31,969)	(3,449)	—	384,087	17,159
Restricted cash and investments	—	3,770	—	—	—	—	—	—	—	3,770
Student receivables, net	—	333	—	—	—	7	—	—	—	340
Cost in excess of construction billings	—	2,781	—	—	—	—	—	—	—	2,781
Other assets	—	11,474	(913)	(1,629)	—	70	—	—	—	9,002

Total assets	$—	$328,373	$(298,035)	$(28,360)	$(10,711)	$8,257	$—	$—	$384,087	$383,611

Liabilities and equity (deficit)
Liabilities:
Mortgage and construction loans	$—	$329,374	$(283,472)	$—	$—	$14,938	$—	$—	$—	$60,840
Lines of credit and other debt	—	10,018	(10,018)	—	—	—	—	—	—	—
Related party loan	—	7,671	—	—	—	(7,671)	—	—	—	—
Accounts payable and accrued expenses	—	25,954	(1,281)	(217)	—	501	—	—	(1,963)	22,994
Construction billings in excess of cost	—	267	—	—	—	—	—	—	—	267
Other liabilities	—	8,535	(2,351)	—	—	377	—	128	—	6,689

Total liabilities	—	381,819	(297,122)	(217)	—	8,145	—	128	(1,963)	90,790
Equity (deficit):
Common stock	—	—	—	—	—	—	—	—	284	284
Additional paid-in capital	—	—	—	(25,123)	(14,727)	—	—	—	390,491	350,641
Accumulated earnings (losses)	—	(54,245)	(913)	—	—	112	—	(128)	54,245	(929)
Noncontrolling interest	—	799	—	(3,020)	4,016	—	—	—	(58,970)	(57,175)

Total equity (deficit)	—	(53,446)	(913)	(28,143)	(10,711)	112	—	(128)	386,050	292,821

Total liabilities and equity (deficit)	$—	$328,373	$(298,035)	$(28,360)	$(10,711)	$8,257	$—	$—	$384,087	$383,611

See accompanying notes to unaudited pro forma condensed consolidated financial statements.

CAMPUS CREST COMMUNITIES, INC.
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
For the Six Months Ended June 30, 2010
(in thousands, except per share data)

					Acquisition
		Campus	Repayment		of Third-		Impact of
	Campus Crest	Crest	of debt and	Acquisition	Party	Acquisition	TRS for
	Communities,	Communities	associated	of Ricker	Investor	of HSRE	third-party	This	Pro
	Inc.	Predecessor	costs	interest	interest	Properties	contracts	offering	forma
			(AA)	(BB)	(CC)	(DD)	(FF)	(GG)

Revenues:
Student housing leasing	$—	$24,443	$—	$—	$—	$1,543	$—	$—	$25,986
Student housing services	—	1,426	—	—	—	60	—	—	1,486
Development, construction and management services	—	30,738	—	—	—	(13,427)	—	—	17,311

Total revenues	—	56,607	—	—	—	(11,824)	—	—	44,783

Operating expenses:
Student housing operations	—	13,455	—	—	—	774	—	(307)	13,922
Development, construction and management services	—	28,644	—	—	—	(12,504)	—	—	16,140
General and administrative	—	2,618	—	—	—	—	—	900	3,518
Ground leases	—	94	—	—	—	—	—	—	94
Depreciation and amortization	—	9,429	—	—	—	363	—	—	9,792

Total operating expenses	—	54,240	—	—	—	(11,367)	—	593	43,466
Equity in loss of uncombined entities	—	(194)	—	—	—	(847)	—	—	(1,041)

Operating loss	—	2,173	—	—	—	(1,304)	—	(593)	276
Nonoperating income (expense):
Interest expense	—	(10,686)	6,262	—	—	1,252	—	1,281	(1,891)
Change in fair value of interest rate derivatives	—	178	101	—	—	—	—	—	279
Other income (expense)	—	45	—	—	—	108	—	—	153
Income taxes	—	—	—	—	—	—	(128)	—	(128)

Total nonoperating income (expense)	—	(10,463)	6,363	—	—	1,360	(128)	1,281	(1,587)

Net income (loss)	—	(8,290)	6,363	—	—	56	(128)	688	(1,311)
Net income (loss) attributable to noncontrolling interest	—	(5,025)	—	4,231	794	—	—	(49)	(49)

Net income (loss) attributable to Campus Crest Communities, Inc.	$—	$(3,265)	$6,363	$(4,231)	$(794)	$56	$(128)	$737	$(1,262)

Pro forma earnings per share—basic and diluted									$

Pro forma weighted average shares outstanding—basic and diluted

See accompanying notes to unaudited pro forma condensed consolidated financial statements.

CAMPUS CREST COMMUNITIES, INC.
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
For the Year Ended December 31, 2009
(in thousands, except per share data)

					Acquisition
		Campus	Repayment		of Third-		Impact of
	Campus Crest	Crest	of debt and	Acquisition	Party	Acquisition	TRS for
	Communities,	Communities	associated	of Ricker	Investor	of HSRE	third-party	This	Pro
	Inc.	Predecessor	costs	interest	interest	Properties	contracts	offering	forma
			(AA)	(BB)	(CC)	(DD)	(FF)	(GG)

Revenues:
Student housing leasing	$—	$43,708	$—	$—	$—	$1,313	$—	$—	$45,021
Student housing services	—	2,265	—	—	—	24	—	—	2,289
Development, construction and management services	—	60,711	—	—	—	(36,171)	—	—	24,540

Total revenues	—	106,684	—	—	—	(34,834)	—	—	71,850

Operating expenses:
Student housing operations	—	23,155	—	—	—	552	—	(652)	23,055
Development, construction and management services	—	60,200	—	—	—	(35,353)	—	—	24,847
General and administrative	—	5,617	—	—	—	—	—	989	6,606
Ground leases	—	264	—	—	—	—	—	—	264
Write-off of pre-development costs	—	1,211	—	—	—	—	—	—	1,211
Depreciation and amortization	—	18,371	—	—	—	227	—	—	18,598

Total operating expenses	—	108,818	—	—	—	(34,574)	—	337	74,581
Equity in loss of uncombined entities	—	(59)	—	—	—	(447)	—	—	(506)

Operating loss	—	(2,193)	—	—	—	(707)	—	(337)	(3,237)
Nonoperating income (expense):
Interest expense	—	(15,871)	12,062	—	—	45	—	—	(3,764)
Change in fair value of interest rate derivatives	—	797	(707)	—	—	—	—	—	90
Other income (expense)	—	44	—	—	—	90	—	—	134
Income taxes	—	—	—	—	—	—	(73)	—	(73)

Total nonoperating income (expense)	—	(15,030)	11,355	—	—	135	(73)	—	(3,613)

Net income (loss)	—	(17,223)	11,355	—	—	(572)	(73)	(337)	(6,850)
Net income (loss) attributable to noncontrolling interest	—	(10,486)	—	8,502	1,984	—	—	(254))	(254)

Net income (loss) attributable to Campus Crest Communities, Inc.	$—	$(6,737)	$11,355	$(8,502)	$(1,984)	$(572)	$(73)	$(83)	$(6,596)

Pro forma earnings per share—basic and diluted									$

Pro forma weighted average shares outstanding—basic and diluted

See accompanying notes to unaudited pro forma condensed consolidated financial statements.

CAMPUS CREST COMMUNITIES, INC.

NOTES AND MANAGEMENT’S ASSUMPTIONS TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(dollars in thousands)

1.	Adjustments to the Unaudited Pro Forma Condensed Consolidated Balance Sheet as of June 30, 2010

(A)  Reflects the repayment of mortgage and construction loans of approximately $283.5 million, lines of credit and other debt of approximately $10.0 million, early termination and settlement of interest rate swaps which, at June 30, 2010, were a liability of approximately $2.4 million. Additionally, reflects payment of accrued loan extension fees of approximately $1.3 million. Deferred loan costs, totaling approximately $0.9 million, associated with the debt facilities being repaid, are written-off.

(B)  Reflects the acquisition of the Ricker Group’s (as defined below) noncontrolling interest in the Predecessor, and the issuance of limited partnership units (the “OP Units”) to the Ricker Group which will occur simultaneous with the completion of this offering. References herein to the “Ricker Group” shall mean Carl H. Ricker, Jr. and the vehicles through which Mr. Ricker or an affiliated party held interests in the Predecessor. The acquisition of this noncontrolling interest will be recorded as an equity transaction in accordance with Financial Accounting Standards Board, or “FASB,” ASC 810-10 (prior authoritative literature Statement of Financial Accounting Standards No. 141(R), Business Combinations). Additionally, reflects the settlement of receivables due from Ricker Group of approximately $1.6 million and payables due to Ricker Group of approximately $0.2 million.

(C)  Reflects the acquisition of the noncontrolling interest in the Predecessor held by certain third-party investors and the issuance of OP Units to certain third-party investors, which will occur simultaneous with the completion of this offering. The acquisition of this noncontrolling interest will be recorded as an equity transaction in accordance with FASB ASC 810-10.

(D)  Reflects the acquisition of an increased ownership percentage in the Company’s real estate venture with HSRE (as defined below) and the acquisition of all of HSRE’s interest in The Grove at Milledgeville and The Grove at San Marcos. Reference herein to “HSRE” refers to Harrison Street Real Estate Capital and its affiliates that held an interest in our uncombined real estate venture. Through this acquisition, the Company expects to increase its ownership in The Grove at Milledgeville and The Grove at San Marcos to 100% and The Grove at San Angelo, The Grove at Lawrence, The Grove at Moscow, The Grove at Huntsville, The Grove at Statesboro and The Grove at Conway to 49.9% each. The following table represents the changes in net property ownership expected to occur as a result of this transaction:

	Net ownership	Net ownership
	interest	interest
Property	pre-acquisition	post-acquisition

The Grove at Milledgeville(1)	5%	100.0%
The Grove at San Marcos(2)	0.1%	100.0%
The Grove at San Angelo(2)	0.1%	49.9%
The Grove at Moscow(2)	0.1%	49.9%
The Grove at Lawrence(2)	0.1%	49.9%
The Grove at Huntsville(2)	0.1%	49.9%
The Grove at Conway(2)	0.1%	49.9%
The Grove at Statesboro(2)	0.1%	49.9%

(1)	The Grove at Milledgeville is combined in the Predecessor’s June 30, 2010 (unaudited) historical combined balance sheet and historical combined statement of operations. In November 2009, the Predecessor sold 90% of its interest in Campus Crest at Milledgeville, LLC. The transaction did not qualify as a sale under U.S. generally accepted accounting principles, or “U.S. GAAP,” and Campus Crest at Milledgeville, LLC remained a combined entity as of June 30, 2010 and December 31, 2009.

(2)	Properties are accounted for using the equity method of accounting in the Predecessor’s June 30, 2010 (unaudited) historical combined balance sheet. In March 2010, the Predecessor sold 99% of its ownership interest in the uncombined real estate venture that owns these properties. The transaction did not qualify as a sale of an interest under U.S. GAAP, and these properties are accounted for at their pre-sale ownership interests as of June 30, 2010.

CAMPUS CREST COMMUNITIES, INC.

NOTES AND MANAGEMENT’S ASSUMPTIONS TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Additionally, reflects $4.8 million of preferred investments in special purpose subsidiaries of our real estate venture with HSRE that own The Grove at San Marcos and The Grove at San Angelo, with the net proceeds of such investments used to reduce the outstanding principal balance of a construction loan that is secured, in part, by The Grove at San Marcos, in connection with our purchase of The Grove at San Marcos and its removal from the collateral pool securing such loan.

Consideration for the acquisition of the interests in these properties, the repayment of related party debt and other closing costs are expected to total approximately $33.9 million in cash and will be paid from proceeds of this offering. In accordance with FASB ASC 805-10, the assets and liabilities acquired will be recorded at their fair values on the acquisition date. The purchase price will be allocated to assets and liabilities as follows:

Investment in unconsolidated entities	$18,215
Investment in real estate, net	21,934
Other assets acquired	77
Indebtedness assumed	(14,938)
Other liabilities assumed	(878)

Acquisition of interests	24,410
Repayment of related party debt at contracted amount	9,445

33,855
Cash acquired — San Marcos	(1,886)

Cash paid to acquire interests and retire debt, net of cash acquired	$31,969

(E)  Reflects the acquisition of interests in land at four projects currently under contract. Adjustment does not reflect construction activity; however, it is expected that each of these four projects would be completed for the 2011-2012 academic year.

(F)  Certain of the Company’s subsidiaries will elect to be treated as taxable REIT subsidiaries. A taxable REIT subsidiary is a corporation other than a REIT in which we directly or indirectly hold stock, and that has made a joint election with us to be treated as a taxable REIT subsidiary. Adjustment reflects the recognition of the estimated federal and state income tax liability that would have been incurred at June 30, 2010 related to the pro forma operations of the taxable REIT subsidiaries.

(G)  The Company’s sole stockholder is MXT Capital, LLC (“MXT Capital”). The Company was capitalized on March 1, 2010 for one share at par and has had no operations since its formation. Upon completion of this offering and the related formation transactions, the Company will own        OP Units in Campus Crest Communities Operating Partnership, LP (the “Operating Partnership”). The Operating Partnership will own interests in 27 student housing properties. If this offering is successfully concluded, the Company will become a publicly owned corporation that intends to elect and qualify to be taxed as a REIT for U.S. federal income tax purposes commencing with its taxable year ending December 31, 2010.

This offering is expected to include the issuance of        shares at $        per share, the mid-point of the price range set forth on the cover page of this prospectus.

Proceeds from this offering	$425,000
Less offering related costs	(36,449)

Net cash proceeds from this offering	$388,551

CAMPUS CREST COMMUNITIES, INC.

NOTES AND MANAGEMENT’S ASSUMPTIONS TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Approximately $4.5 million will be paid to MXT Capital, which will immediately use such amount to make capital contributions to certain noncombined entities that will, in turn, immediately use the capital contributions solely to repay indebtedness.

In connection with this offering, MXT Capital, certain third-party investors and the Ricker Group will be granted OP units in exchange for their contribution of their respective ownership interests in the Predecessor. In addition, Michael S. Hartnett will receive 150,000 restricted OP units in connection with his employment agreement with the Company. In the aggregate, these OP units are expected to equal       % of the value of issued OP units at the closing of this offering.

2.	Adjustments to the Unaudited Pro Forma Condensed Consolidated Statement of Operations for the Six Months Ended June 30, 2010

(AA)  Reflects the reduction in interest expense on repaid debt and the mark to market adjustment on terminated interest rate swaps, respectively, at the completion of this offering. These instruments were assumed to be repaid on the first day of the period presented. Repaid debt is expected to consist of the following:

			Amount to be
			Repaid
		Principal	from	Stated	Interest
	Face	Outstanding	Offering	Interest	Rate at	Maturity
	Amount	at 6/30/10	Proceeds	Rate	6/30/10	Date	Amortization

Construction loans

The Grove at Mobile-Phase II	$15,875	$15,648	$15,648	Greater of LIBOR + 3.00% or 5.50%	5.50%	10/31/2010	Amortizing- $1.0 million due (1)
Construction Loan (nine properties) (2)	157,550	148,886	148,886	LIBOR + 1.80%	2.15%	1/31/2011	Interest only
The Grove at San Marcos (3)	15,131	14,938	14,938	LIBOR + 2.50%	5.94%	5/15/2011	Interest only
Mortgage loans

Mortgage (six properties)	104,000	104,000	104,000	6.40%	6.40%	2/28/2013	30 years

Total		$283,472	$283,472

(1)	On the earliest to occur of the completion of this offering, the completion of a private placement of the equity interests in MXT Capital or Campus Crest Group, or October 31, 2010.

(2)	At June 30, 2010, approximately $136.4 million of the loan balance is hedged with a floating to fixed interest rate swap which, when taken together with the loan interest, fixes this portion of the loan’s interest rate at 6.0%. We intend to terminate and settle this interest rate swap at the completion of the offering.

(3)	Construction loan secured by The Grove at San Marcos will become a consolidated obligation of the Company upon our acquisition of the 95% ownership interest discussed in notes D and DD. This loan is expected to be repaid from offering proceeds.

(BB)  Reflects the acquisition of the Ricker Group’s noncontrolling interest in the Predecessor, which will be acquired simultaneously with the completion of this offering. The acquisition of this noncontrolling interest will be recorded as an equity transaction in accordance with FASB ASC 810-10.

(CC)  Reflects the acquisition of the noncontrolling interest in the Predecessor held by certain third-party investors which will be acquired simultaneously with the completion of this offering. The acquisition of this noncontrolling interest will be recorded as an equity transaction in accordance with FASB ASC 810-10.

CAMPUS CREST COMMUNITIES, INC.

NOTES AND MANAGEMENT’S ASSUMPTIONS TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(DD)  Reflects certain revenues and expenses for the six months ended June 30, 2010 related to the acquisition of an increased ownership percentage in the Company’s real estate venture with HSRE and the acquisition of all of HSRE’s interest in The Grove at Milledgeville and The Grove at San Marcos, as discussed in note 1, adjustment D. Additionally, reflects the impact of preferred investments as discussed in note 1, adjustment D. The unaudited combined statement of revenue and certain expenses of HSRE Properties for the six months ended June 30, 2010 is included elsewhere in this prospectus. The combined statement of revenue and certain expenses is not intended to be a complete presentation of the actual operations as expenses such as depreciation, amortization and certain corporate expenses not directly related to future operations have been excluded.

The pro forma adjustments to the historical results for the six months ended June 30, 2010 of these properties and the effect of the change in ownership is as follows:

	Six Months Ended
	June 30, 2010	Adjustments (1)(3)	Pro forma

Revenues-student housing revenues	$4,111	$(2,508)	$1,603
Operating expenses:
Student housing operations	2,672	(1,898)	774
Depreciation and amortization	—	363	363

Total operating expenses	2,672	(1,535)	1,137

Interest expense (2)	(1,446)	2,698	1,252
Other income	—	108	108
Equity in loss of unconsolidated entities (3)	—	(847)	(847)

Net loss	$(7)	$986	$979

(1)	Does not include impact to third-party development, construction and management services income and expenses, which is a reduction of operating income of approximately $0.9 million.

(2)	Pro forma amount does not include interest expense related to funds provided by HSRE in conjunction with the sale of The Grove at Milledgeville. Such amount is included in the historical combined financial statements of the Predecessor.

(3)	Reflects accounting for investments in The Grove at San Angelo, The Grove at Moscow and The Grove at Lawrence using the equity method of accounting.

(EE)  Not used.

(FF)  Certain of the Company’s subsidiaries will elect to be treated as taxable REIT subsidiaries. Pro forma adjustment reflects the recognition of the estimated federal and state tax liability that would have been incurred during the six months ended June 30, 2010 related to the pro forma operations of the taxable REIT subsidiaries.

(GG)  Reflects expected increase to general and administrative expenses as a result of becoming a public company. Expenses include incremental salaries, share-based compensation, board of directors fees, directors’ and officers’ insurance and other compliance costs. Additionally, reflects reduction of loan extension fee cost included in interest expense.

Additionally, in connection with this offering, MXT Capital, certain third-party investors and the Ricker Group will be granted OP units in exchange for their contribution of their respective ownership interests in the Predecessor. In addition, Michael S. Hartnett will receive 150,000 restricted OP units in connection with his employment agreement with the Company. In the

CAMPUS CREST COMMUNITIES, INC.

NOTES AND MANAGEMENT’S ASSUMPTIONS TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

aggregate, these OP units are expected to equal       % of the value of issued OP units at the closing of this offering. Therefore, an adjustment has been made to reflect the       % noncontrolling interest in the loss for the six months ended June 30, 2010.

3.	Adjustments to the Unaudited Pro Forma Condensed Consolidated Statement of Operations for the Year Ended December 31, 2009

(AA)  Reflects the reduction in interest expense on repaid debt and the mark to market adjustment on terminated interest rate swaps, respectively, at the completion of this offering. These instruments were assumed to be repaid on the first day of the period presented. Repaid debt is expected to consist of the following:

			Amount to be
			Repaid
		Principal	from	Stated	Interest
	Face	Outstanding	Offering	Interest	Rate at	Maturity
	Amount	at 12/31/09	Proceeds	Rate	12/31/09	Date	Amortization

Construction loans

The Grove at Mobile-Phase II	$15,875	$15,874	$15,874	Greater of LIBOR + 3.00% or 5.50%	5.50%	10/31/2010	Amortizing- $1.0 million due (1)
Construction Loan (nine properties) (2)	157,550	148,388	148,388	LIBOR + 1.80%	2.03%	1/31/2011	Interest only
The Grove at San Marcos (3)	15,131	14,123	14,004	LIBOR + 2.50%	5.94%	5/15/2011	Interest only
Mortgage loans

Mortgage (six properties)	104,000	104,000	104,000	6.40%	6.40%	2/28/2013	30 years

Total		$282,385	$282,266

(1)	On the earliest to occur of the completion of this offering, the completion of a private placement of the equity interests in MXT Capital or Campus Crest Group, LLC, or October 31, 2010.

(2)	At December 31, 2009, approximately $136.4 million of the loan balance is hedged with a floating to fixed interest rate swap which, when taken together with the loan interest, fixes this portion of the loan’s interest rate at 6.0%. We intend to terminate and settle this interest rate swap at the completion of the offering.

(3)	Construction loan secured by The Grove at San Marcos will become a consolidated obligation of the Company upon our acquisition of the 95% ownership interest discussed in notes D and DD. This loan is expected to be repaid from offering proceeds.

(BB)  Reflects the acquisition of the Ricker Group’s noncontrolling interest in the Predecessor, which will be acquired simultaneously with the completion of this offering. The acquisition of this noncontrolling interest will be recorded as an equity transaction in accordance with FASB ASC 810-10.

(CC)  Reflects the acquisition of the noncontrolling interest in the Predecessor held by certain third-party investors which will be acquired simultaneously with the completion of this offering. The acquisition of this noncontrolling interest will be recorded as an equity transaction in accordance with FASB ASC 810-10.

(DD)  Reflects certain revenues and expenses for the year ended December 31, 2009 related to the acquisition of an increased ownership percentage in the Company’s real estate venture with HSRE and the acquisition of all of HSRE’s interest in The Grove at Milledgeville and The Grove at

CAMPUS CREST COMMUNITIES, INC.

NOTES AND MANAGEMENT’S ASSUMPTIONS TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

San Marcos, as discussed in note 1, adjustment D. Additionally, reflects the impact of preferred investments as discussed in note 1, adjustment D. The audited combined statement of revenue and certain expenses of HSRE Properties for the year ended December 31, 2009 is included elsewhere in this prospectus. The combined statement of revenue and certain expenses is not intended to be a complete presentation of the actual operations as expenses such as depreciation, amortization and certain corporate expenses not directly related to future operations have been excluded.

The pro forma adjustments to the 2009 historical results of these properties and the effect of the change in ownership is as follows:

	Year Ended
	December 31, 2009	Adjustments (1)(3)	Pro forma

Revenues-student housing revenues	$3,131	$(1,794)	$1,337
Operating expenses:
Student housing operations	1,698	(1,146)	552
Depreciation and amortization	—	227	227

Total operating expenses	1,698	(919)	779

Interest expense (2)	(1,009)	1,054	45
Other income	—	90	90
Equity in loss of unconsolidated entities (3)	—	(447)	(447)

Net loss	$424	$(178)	$246

(1)	Does not include impact to third-party development, construction and management services income and expenses, which is a reduction of operating income of approximately $0.8 million.

(2)	Pro forma amount does not include interest expense related to funds provided by HSRE in conjunction with the sale of The Grove at Milledgeville. Such amount is included in the historical combined financial statements of the Predecessor.

(3)	Reflects accounting for investments in The Grove at San Angelo, The Grove at Moscow and The Grove at Lawrence using the equity method of accounting.

(EE)  Not used.

(FF)  Certain of the Company’s subsidiaries will elect to be treated as taxable REIT subsidiaries. Pro forma adjustment reflects the recognition of the estimated federal and state tax liability that would have been incurred during the year ended December 31, 2009 related to the pro forma operations of the taxable REIT subsidiaries.

(GG)  Reflects expected increase to general and administrative expenses as a result of becoming a public company. Expenses include incremental salaries, share-based compensation, board of directors fees, directors’ and officers’ insurance and other compliance costs.

Additionally, in connection with this offering, MXT Capital, certain third-party investors and the Ricker Group will be granted OP units in exchange for their contribution of their respective ownership interests in the Predecessor. In addition, Michael S. Hartnett will receive 150,000 restricted OP units in connection with his employment agreement with the Company. In the aggregate, these OP units are expected to equal       % of the value of issued OP units at the closing of this offering. Therefore, an adjustment has been made to reflect the       % noncontrolling interest in the loss for the year ended December 31, 2009.

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders
Campus Crest Communities, Inc.:

We have audited the accompanying balance sheet of Campus Crest Communities, Inc. (the “Company”) as of March 1, 2010. This financial statement is the responsibility of the Company’s management. Our responsibility is to express an opinion on this financial statement based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the balance sheet is free of material misstatement. An audit of a balance sheet includes examining, on a test basis, evidence supporting the amounts and disclosures in that balance sheet, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall balance sheet presentation. We believe that our audit of the balance sheet provides a reasonable basis for our opinion.

In our opinion, the balance sheet referred to above presents fairly, in all material respects, the financial position of Campus Crest Communities, Inc. as of March 1, 2010, in conformity with U.S. generally accepted accounting principles.

/s/  KPMG LLP

Atlanta, Georgia
May 14, 2010

CAMPUS CREST COMMUNITIES, INC.

BALANCE SHEETS
(in thousands, except shares and par value)

	As of	As of
	June 30,	March 1,
	2010	2010
(unaudited)

Assets
Cash and total assets	$—	$—

Liabilities and Stockholder’s Equity
Liabilities	$—	$—

Stockholder’s equity:
Preferred stock, $0.01 par value per share; 10,000,000 shares authorized; 0 shares issued and outstanding	—	—
Common stock, $0.01 par value per share; 90,000,000 shares authorized; 1 share issued and outstanding	—	—
Retained earnings	—	—

Total stockholder’s equity	—	—

Total liabilities and stockholder’s equity	$—	$—

See accompanying notes to balance sheets.

CAMPUS CREST COMMUNITIES, INC.

NOTES TO BALANCE SHEETS

1.	Organization

The Company was incorporated in the State of Maryland and capitalized with the issuance of one share at par on March 1, 2010. The Company intends to file a registration statement on Form S-11 with the Securities and Exchange Commission in connection with this offering. The Company will own, through both general partner and limited partner interests, Campus Crest Communities Operating Partnership, LP (the “Operating Partnership”).

The Company has had no operations since its formation. Our formation transactions are designed to:

•	consolidate the ownership of our properties and the student housing business of the Predecessor into the Operating Partnership and its wholly-owned subsidiaries; and

•	facilitate this offering.

The Operating Partnership will own interests in 27 student housing properties. If this offering is successfully concluded, the Company will become a publicly owned corporation that intends to elect and qualify to be taxed as a real estate investment trust, or REIT, for U.S. federal income tax purposes commencing with its taxable year ending December 31, 2010.

2.	Federal Income Tax

In connection with this offering, the Company intends to elect to be treated as a REIT under Sections 856 through 859 of the Internal Revenue Code commencing with the Company’s taxable year ending on December 31, 2010. The Company’s qualification as a REIT depends upon its ability to meet on a continuing basis, through actual investment and operating results, various complex requirements under the Internal Revenue Code relating to, among other things, the sources of the Company’s gross income, the composition and values of its assets, its distribution levels and the diversity of ownership of its stock. The Company believes that it will be organized in conformity with the requirements for qualification and taxation as a REIT under the Internal Revenue Code and that the Company’s intended manner of operation will enable it to meet the requirements for qualification and taxation as a REIT.

As a REIT, the Company generally will not be subject to U.S. federal income tax on taxable income that it distributes currently to its stockholders. If the Company fails to qualify as a REIT in any taxable year and does not qualify for certain statutory relief provisions, the Company will be subject to U.S. federal income tax at regular corporate rates and generally will be precluded from qualifying as a REIT for the subsequent four taxable years following the year during which it lost its REIT qualification. Accordingly, the Company’s failure to qualify as a REIT could materially and adversely affect it, including its ability to make distributions to its stockholders in the future. Even if the Company qualifies as a REIT, it may be subject to some U.S. federal, state and local taxes on its income or property and the income of its taxable REIT subsidiaries will be subject to taxation at normal corporate rates.

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholder
Campus Crest Communities Predecessor:

We have audited the accompanying combined balance sheets of Campus Crest Communities Predecessor as of December 31, 2009 and 2008, and the related combined statements of operations, changes in equity (deficit), and cash flows for each of the years in the three-year period ended December 31, 2009. In connection with our audits of the combined financial statements, we also have audited financial statement Schedule III. These combined financial statements and financial statement Schedule III are the responsibility of the Company’s management. Our responsibility is to express an opinion on these combined financial statements and financial statement Schedule III based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the combined financial statements referred to above present fairly, in all material respects, the financial position of Campus Crest Communities Predecessor as of December 31, 2009 and 2008, and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 2009, in conformity with U.S. generally accepted accounting principles. Also in our opinion, the related financial statement Schedule III, when considered in relation to the basic combined financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

/s/  KPMG LLP

Atlanta, Georgia
May 14, 2010

CAMPUS CREST COMMUNITIES PREDECESSOR

COMBINED BALANCE SHEETS

	June 30,	December 31,
	2010	2009	2008
	(unaudited)
	(in thousands)

Assets
Investment in real estate, net:
Student housing properties	$348,466	$347,157	$326,217
Accumulated depreciation	(48,403)	(38,999)	(20,794)
Development in process	3,641	3,300	15,742

Investment in real estate, net	303,704	311,458	321,165
Investment in uncombined entity	3,257	2,980	776
Cash and cash equivalents	3,054	2,902	11,041
Restricted cash and investments	3,770	3,377	4,134
Student receivables, net of allowance for doubtful accounts of $133, $653 and $401, respectively	333	577	498
Cost in excess of construction billings	2,781	3,938	—
Other assets	11,474	6,564	4,541

Total assets	$328,373	$331,796	$342,155

Liabilities and equity (deficit)
Liabilities:
Mortgage and construction loans	$329,374	$329,102	$322,426
Lines of credit and other debt	10,018	9,978	9,237
Related party loan	7,671	4,092	—
Accounts payable and accrued expenses	25,954	20,029	17,311
Construction billings in excess of cost	267	—	2,049
Other liabilities	8,535	11,311	13,246

Total liabilities	381,819	374,512	364,269

Equity (deficit):
Owner’s deficit	(54,245)	(50,090)	(42,502)
Noncontrolling interest	799	7,374	20,388

Total deficit	(53,446)	(42,716)	(22,114)

Commitments and contingencies
Total liabilities and equity (deficit)	$328,373	$331,796	$342,155

See accompanying notes to combined financial statements.

CAMPUS CREST COMMUNITIES PREDECESSOR

COMBINED STATEMENTS OF OPERATIONS

	Six Months Ended
	June 30,		Year Ended December 31,
	2010	2009	2009	2008	2007
	(unaudited)
	(in thousands)

Revenues:
Student housing leasing	$24,443	$21,219	$43,708	$30,813	$15,598
Student housing services	1,426	1,011	2,265	798	110
Development, construction and management services	30,738	37,258	60,711	2,505	—

Total revenues	56,607	59,488	106,684	34,116	15,708
Operating expenses:
Student housing operations	13,455	11,416	23,155	14,890	7,470
Development, construction and management services	28,644	35,693	60,200	2,147	—
General and administrative	2,618	2,454	5,617	5,422	3,467
Ground leases	94	96	264	224	40
Write-off of pre-development costs	—	—	1,211	203	—
Depreciation and amortization	9,429	9,115	18,371	13,573	5,765

Total operating expenses	54,240	58,774	108,818	36,459	16,742
Equity in loss of uncombined entities	(194)	—	(59)	—	—

Operating income (loss)	2,173	714	(2,193)	(2,343)	(1,034)

Nonoperating income (expense):
Interest expense	(10,686)	(7,369)	(15,871)	(14,946)	(6,583)
Change in fair value of interest rate derivatives	178	2,680	797	(8,758)	(2,115)
Other income (expense)	45	(19)	44	(50)	100

Total nonoperating expenses	(10,463)	(4,708)	(15,030)	(23,754)	(8,598)

Net loss	(8,290)	(3,994)	(17,223)	(26,097)	(9,632)
Net loss attributable to noncontrolling interest	(5,025)	(2,060)	(10,486)	(870)	(2,083)

Net loss attributable to Predecessor	$(3,265)	$(1,934)	$(6,737)	$(25,227)	$(7,549)

See accompanying notes to combined financial statements.

CAMPUS CREST COMMUNITIES PREDECESSOR

COMBINED STATEMENTS OF CHANGES IN EQUITY (DEFICIT)

		Noncontrolling
	Owner’s deficit	interest	Total
	(in thousands)

Equity (deficit), December 31, 2006	$(4,974)	$9,918	$4,944
Contributions	—	22,823	22,823
Distributions	(2,066)	(1,182)	(3,248)
Net loss	(7,549)	(2,083)	(9,632)

Equity (deficit), December 31, 2007	(14,589)	29,476	14,887
Contributions	1,402	6,567	7,969
Distributions	(4,088)	(14,785)	(18,873)
Net loss	(25,227)	(870)	(26,097)

Equity (deficit), December 31, 2008	(42,502)	20,388	(22,114)
Contributions	—	924	924
Distributions	(851)	(3,452)	(4,303)
Net loss	(6,737)	(10,486)	(17,223)

Equity (deficit), December 31, 2009	(50,090)	7,374	(42,716)
Contributions	241	405	646
Distributions	(1,131)	(1,955)	(3,086)
Net loss	(3,265)	(5,025)	(8,290)

Equity (deficit), June 30, 2010 (unaudited)	$(54,245)	$799	$(53,446)

See accompanying notes to combined financial statements.

CAMPUS CREST COMMUNITIES PREDECESSOR

COMBINED STATEMENTS OF CASH FLOWS

	Six Months Ended
	June 30,		Year Ended December 31,
	2010	2009	2009	2008	2007
	(unaudited)
			(in thousands)

Operating activities:
Net loss	$(8,290)	$(3,994)	$(17,223)	$(26,097)	$(9,632)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
Depreciation and amortization	9,429	9,115	18,371	13,573	5,765
Amortization of deferred financing costs	318	317	828	798	305
Loss on disposal of property	—	—	—	—	674
Accretion of interest expense	1,376	—	220	—	—
Bad debt expense	304	560	1,639	1,047	292
Write-off of pre-development costs	—	—	1,211	203	—
Unrealized (gain) loss on interest rate derivatives	(2,893)	(2,990)	(3,480)	7,414	2,115
Equity in loss of uncombined entities	194	—	59	—	—
Changes in operating assets and liabilities:
Restricted cash and investments	(393)	1,131	757	(1,346)	(2,309)
Student receivables, net	(60)	(400)	(1,718)	(1,314)	(409)
Change in construction billings	527	210	(5,987)	2,049	—
Accounts payable and accrued expenses	6,586	6,953	11,026	1,537	783
Other	(4,359)	(8,834)	(1,350)	3,400	1,207

Net cash provided by (used in) operating activities	2,739	2,068	4,353	1,264	(1,209)

Investing activities:
Investments in development in process	(694)	(11,373)	(19,655)	(145,344)	(111,235)
Investments in student housing properties	(1,766)	(82)	(1,387)	(1,676)	(1,382)
Investments in uncombined entities	(202)	(1,297)	(2,388)	(776)	—
Purchase of corporate fixed assets	—	(78)	(122)	(589)	(426)

Net cash used in investing activities	(2,662)	(12,830)	(23,552)	(148,385)	(113,043)

Financing activities:
Proceeds from construction loans	497	9,330	9,826	140,921	86,317
Proceeds from mortgage loans	—	—	—	104,600	27,310
Proceeds from lines of credit and related party loans	2,290	4,395	13,703	8,967	12,027
Principal payments on construction loans	(225)	—	—	(90,000)	(12,282)
Payments on lines of credit and related party loans	(47)	(5,816)	(9,090)	(6,308)	(6,220)
Debt issuance costs	—	—	—	(2,495)	(666)
Contributions from owner	241	795	—	1,402	—
Contributions from noncontrolling interest	405	—	924	6,567	22,823
Distributions to owner	(1,131)	(1,241)	(851)	(4,088)	(2,066)
Distributions to noncontrolling interest	(1,955)	(1,940)	(3,452)	(14,785)	(1,182)

Net cash provided by financing activities	75	5,523	11,060	144,781	126,061

Net change in cash and cash equivalents	152	(5,239)	(8,139)	(2,340)	11,809
Cash and cash equivalents at beginning of period	2,902	11,041	11,041	13,381	1,572

Cash and cash equivalents at end of period	$3,054	$5,802	$2,902	$11,041	$13,381

Supplemental disclosure of cash flow information:
Interest paid	$7,604	$6,948	$16,491	$16,330	$7,804

Non-cash investing and financing activity:
Conversion of note payable to equity interest	$—	$600	$600	$—	$—
Change in payables related to capital expenditures	$(661)	$(4,011)	$(8,308)	$(6,575)	$15,367
Accrued costs related to investments in uncombined entities	$(225)	$—	$—	$—	$—
Contribution to real estate venture:
Land	$—	$3,025	$3,025	$—	$—
Construction loan	$—	$2,550	$2,550	$—	$—

See accompanying notes to combined financial statements.

CAMPUS CREST COMMUNITIES PREDECESSOR

NOTES TO COMBINED FINANCIAL STATEMENTS

1.	Organization and Description of Business

Campus Crest Communities Predecessor (the “Predecessor”) is engaged in the business of developing, constructing, owning and managing high-quality, purpose-built student housing properties in the United States. The Predecessor is not a legal entity, but rather a combination of certain vertically integrated operating companies under common ownership. The Predecessor reflects the historical combination of all facets of business operations of the student housing related entities of Campus Crest Group, LLC (“CCG”) including the development, construction, ownership and management of student housing properties. CCG controls, through its subsidiaries, the operations of each of these entities included in these combined financial statements:

•	Campus Crest Development, LLC;

•	Campus Crest Construction, LLC;

•	The Grove Student Properties, LLC (d/b/a Campus Crest Real Estate Management); and

•	Campus Crest Properties, LLC and its subsidiaries, including certain limited liability companies and limited partnerships that have varying ownership interests in 27 student housing properties located on or near 26 colleges and universities in 11 states.

The following table illustrates the number of properties, both operating and under construction, at June 30, 2010 (unaudited) and at December 31, 2009, 2008 and 2007:

	June 30, 2010 (unaudited)
	Properties	Properties	Effective ownership
	in operation	under construction	percentage

Combined entities (1)	20	—	5-52%
Uncombined entities (2)	4	3	0.1-10%

Total	24	3

	December 31, 2009
	Properties	Properties	Effective ownership
	in operation	under construction	percentage

Combined entities (1)	20	—	5-52%
Uncombined entities	4	3	5-10%

Total	24	3

	December 31, 2008
	Properties	Properties	Effective ownership
	in operation	under construction	percentage

Combined entities	19	1	30-52%
Uncombined entities	—	3	10%

Total	19	4

CAMPUS CREST COMMUNITIES PREDECESSOR

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

	December 31, 2007
	Properties	Properties	Effective ownership
	in operation	under construction	percentage

Combined entities	10	10	30-52%

(1)	In November 2009, we sold 90% of our ownership interest in Campus Crest at Milledgeville, LLC. The transaction did not qualify as a sale under U.S. GAAP and Campus Crest at Milledgeville, LLC remained a combined entity as of June 30, 2010 (unaudited) and December 31, 2009. See note 7.

(2)	In March 2010, we sold 99% of our ownership interest in the uncombined real estate venture that owns these entities. The transaction did not qualify as a sale of an interest under U.S. GAAP and the affected entities are accounted for at their pre-sale net ownership interests as of June 30, 2010. See notes 14 and 15.

Campus Crest Communities, Inc. (the “Company”) was incorporated in the State of Maryland on March 1, 2010. The Company intends to file a registration statement on Form S-11 with the Securities and Exchange Commission in connection with this offering. The Company will own, through both general partner and limited partner interests, Campus Crest Communities Operating Partnership, LP (the “Operating Partnership”).

The Company has had no operations since its formation. Our formation transactions are designed to:

•	consolidate the ownership of our properties and the student housing business of the Predecessor into the Operating Partnership and its wholly-owned subsidiaries; and

•	facilitate this offering.

The Operating Partnership will own interests in 27 student housing properties. If this offering is successfully concluded, the Company will become a publicly owned corporation that intends to elect and qualify to be taxed as a real estate investment trust, or REIT, for U.S. federal income tax purposes commencing with its taxable year ending December 31, 2010.

2.	Summary of Significant Accounting Policies

Basis of Presentation

The Predecessor reflects a combination of certain student housing related activities that are commonly controlled by CCG. Due to their common control, the financial statements of the separate entities which own the properties are presented on a combined basis. The accompanying combined financial statements have been prepared in accordance with United States (“U.S.”) generally accepted accounting principles (“GAAP”) and include the accounts of the Predecessor and its subsidiaries, including ventures in which we have a controlling interest. Interests in the consolidated entities which are not wholly owned by the Predecessor are reflected as noncontrolling interests in the combined financial statements. We also have an interest in an uncombined entity which has ownership in several property owning entities which is accounted for under the equity method. All significant intercompany balances and transactions have been eliminated.

CAMPUS CREST COMMUNITIES PREDECESSOR

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosures of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Significant assumptions and estimates are used by management in recognizing construction and development revenue under the percentage of completion method, useful lives of student housing properties, valuation of investment in real estate, fair value of financial assets and liabilities, including derivatives, and allowance for doubtful accounts. It is at least reasonably possible that these estimates could change in the near term.

Investment in Real Estate

Investment in real estate is recorded at historical cost. Major improvements that extend the life of an asset are capitalized and depreciated over a period equal to the shorter of the life of the improvement or the remaining useful life of the asset. The cost of ordinary repairs and maintenance are charged to expense when incurred. Depreciation and amortization are recorded on a straight-line basis over the estimated useful lives of the assets as follows:

Buildings	40 years
Improvements	20 years
Furniture, fixtures and equipment	3-10 years

The cost of buildings and improvements includes all pre-development, entitlement and project costs directly associated with the development and construction of a real estate project, which include interest, property taxes, and deferred financing costs recognized while the project is under construction. Additionally, the Predecessor capitalizes certain internal costs related to the development and construction of its student housing properties. All costs are capitalized as development in process until the asset is ready for its intended use, which is typically at the completion of the project. Upon completion, costs are transferred into the applicable asset category and depreciation commences. Interest totaling approximately $0.4 million, $1.8 million and $1.9 million was capitalized during the years ended December 31, 2009, 2008 and 2007, respectively.

Pre-development costs are capitalized until such time that management believes it is no longer probable that a contract will be executed and/or construction will commence. Because we frequently incur these pre-development expenditures before a financing commitment and/or required permits and authorizations have been obtained, we bear the risk of loss of these pre-development expenditures if financing cannot ultimately be arranged on acceptable terms or we are unable to successfully obtain the required permits and authorizations. As such, management evaluates the status of projects where we have not yet acquired the target property or where we have not yet commenced construction on a periodic basis and writes off any pre-development costs related to projects whose current status indicates the acquisition or commencement of construction is not probable. Such write-offs are included within operating expenses in the accompanying combined statements of operations. As of June 30, 2010 (unaudited) and December 31, 2009 and 2008, we have deferred approximately $3.6 million, $3.3 million and $2.9 million, respectively, in pre-development costs related to development projects that have not yet been acquired or for which construction has not commenced. Such costs are included in development in process on the accompanying combined balance sheets.

CAMPUS CREST COMMUNITIES PREDECESSOR

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

Management assesses whether there has been impairment in the value of our investment in real estate whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of investment in real estate is measured by a comparison of the carrying amount of a student housing property to the estimated future undiscounted cash flows expected to be generated by the property. Impairment is recognized when estimated future undiscounted cash flows are less than the carrying value of the property. The estimation of future undiscounted cash flows is inherently uncertain and relies on assumptions regarding current and future economics and market conditions. If such conditions change, then an adjustment to the carrying value of our long-lived assets could occur in the future period in which conditions change. To the extent that a property is impaired, the excess of the carrying amount of the property over its estimated fair value is charged to operating earnings. Fair value is determined based upon the discounted cash flows of the property, quoted market prices or independent appraisals, as considered necessary.

Ground Leases

Ground lease expense is recognized on a straight-line basis over the term of the related lease.

Cash and Cash Equivalents

We consider all highly liquid investments with an original maturity of three months or less to be cash equivalents. We maintain cash balances in various banks. At times our balances may exceed the amount insured by the Federal Deposit Insurance Corporation (“FDIC”). As of June 30, 2010 (unaudited), December 31, 2009 and 2008, our deposits were covered under FDIC insurance. We do not believe cash and cash equivalents expose us to any significant credit risk.

Restricted Cash and Investments

Restricted cash includes escrow accounts held by lenders and resident security deposits as required by law in certain states. In certain instances, restricted cash consists of funds, required by a counter-party to our derivative contracts, to serve as collateral for future settlements of those derivative contracts. These funds are held in an interest bearing account covered under FDIC insurance. Restricted investments include certificates of deposit that do not qualify as cash equivalents and are required to be maintained by our lenders.

Deferred Financing Costs

We defer costs incurred in obtaining financing and amortize the costs over the terms of the related loans using the effective interest method. Upon repayment of or in conjunction with a material change in the terms of the underlying debt agreement, any unamortized costs are charged to earnings. Deferred financing costs, net of amortization, are included in other assets on the accompanying combined balance sheets.

Noncontrolling Interest

Noncontrolling interest is the portion of equity in the Predecessor’s combined subsidiaries which is not attributable to the owner. Accordingly, noncontrolling interests are reported as a component of equity in the accompanying combined balance sheets but separate from owner’s deficit. On the combined statements of operations, operating results are reported at the combined amount, including both the amount attributable to us and to noncontrolling interests.

CAMPUS CREST COMMUNITIES PREDECESSOR

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

Real Estate Ventures

We hold interests in all properties, both under development and in operation, through interests in both combined and uncombined real estate ventures. The Predecessor assesses its investments in real estate ventures in accordance with applicable guidance under U.S. GAAP to determine if a venture is a Variable Interest Entity (“VIE”). We consolidate entities that are defined as VIEs and for which we are determined to be the primary beneficiary. In instances where we are not the primary beneficiary, we do not consolidate the entity for financial reporting purposes. For entities that are not defined as VIEs, management first considers whether we are the general partner or a limited partner (or the equivalent in such investments which are not structured as partnerships). We consolidate entities where we are the general partner (or the equivalent) and the limited partners (or the equivalent) in such investments do not have rights which would preclude control and, therefore, consolidation for financial reporting purposes.

For entities where we are the general partner (or the equivalent) but do not control the real estate venture, as the other partners (or the equivalent) hold substantive participating rights, we use the equity method of accounting. For entities where we are a limited partner (or the equivalent), management considers factors such as ownership interest, voting control, authority to make decisions, and contractual and substantive participating rights of the partners (or the equivalent) to determine if the presumption that the general partner controls the entity is overcome. In instances where these factors indicate we control the entity, we consolidate the entity; otherwise we record our investment using the equity method of accounting.

Under the equity method, investments are initially recognized in the balance sheet at cost and are subsequently adjusted to reflect our proportionate share of net earnings or losses of the entity, distributions received, contributions, and certain other adjustments, as appropriate. When circumstances indicate there may have been a loss in value of an equity method investment, we evaluate the investment for impairment by estimating our ability to recover the investment from future expected discounted cash flows. If we determine the loss in value is other than temporary, we recognize an impairment charge to reflect the investment at fair value.

CAMPUS CREST COMMUNITIES PREDECESSOR

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

The following is a list of combined and uncombined entities which are not wholly-owned, both operating and under construction, as of June 30, 2010 (unaudited) and December 31, 2009. Each of these entities owns a property called “The Grove” that of which is located in the city or town referred to in the entity name:

		Effective Ownership
		Percentage at	Effective Ownership
		June 30, 2010	Percentage at
Entities	Year Opened	(unaudited)	December 31, 2009

Combined Entities
Campus Crest at Asheville, LLC	2005	40%	40%
Campus Crest at Carrollton, LLC	2006	38%	38%
Campus Crest at Las Cruces, LLC	2006	30%	30%
Campus Crest at Milledgeville, LLC (1)(2)	2006	5%	5%
Campus Crest at Abilene, LP	2007	38%	38%
Campus Crest at Ellensburg, LLC	2007	36%	36%
Campus Crest at Greeley, LLC	2007	30%	30%
Campus Crest at Jacksonville AL, LLC	2007	37%	37%
Campus Crest at Mobile, LLC	2007	37%	37%
Campus Crest at Nacogdoches, LP	2007	38%	38%
Campus Crest at Cheney, LLC	2008	52%	52%
Campus Crest at Jonesboro, LLC	2008	42%	42%
Campus Crest at Lubbock, LP	2008	40%	40%
Campus Crest at Mobile—Phase II, LLC	2008	37%	37%
Campus Crest at Stephenville, LP	2008	52%	52%
Campus Crest at Troy, LLC	2008	52%	52%
Campus Crest at Waco, LP	2008	52%	52%
Campus Crest at Wichita, LLC	2008	42%	42%
Campus Crest at Wichita Falls, LP	2008	52%	52%
Campus Crest at Murfreesboro, LLC (3)	2009	52%	52%

Uncombined Entities
Campus Crest at Lawrence, LLC (2)(5)	2009	0.1%	10%
Campus Crest at Moscow, LLC (2)(3)(5)	2009	0.1%	5%
Campus Crest at San Angelo, LP (2)(3)(5)	2009	0.1%	5%
Campus Crest at San Marcos, LP (2)(3)(5)	2009	0.1%	5%
Campus Crest at Huntsville, LP (2)(4)(5)	2010	0.1%	10%
Campus Crest at Conway, LLC (2)(4)(5)	2010	0.1%	10%
Campus Crest at Statesboro, LLC (2)(4)(5)	2010	0.1%	10%

(1)	In November 2009, we sold 90% of our ownership interest in Campus Crest at Milledgeville, LLC. The transaction did not qualify as a sale under U.S. GAAP and Campus Crest at Milledgeville, LLC remained a combined entity as of June 30, 2010 (unaudited) and December 31, 2009. See note 7.

(2)	Entity is wholly-owned by a real estate venture in which the Predecessor is a member.

(3)	Asset under construction at December 31, 2008.

(4)	Asset under construction at June 30, 2010 (unaudited) and December 31, 2009. Completion and occupancy are expected for the 2010-2011 academic year.

(5)	In March 2010, we sold 99% of our ownership interest in the uncombined real estate venture that owns these entities. The transaction did not qualify as a sale of an interest under U.S. GAAP and the affected entities are accounted for at their pre-sale net ownership interests as of June 30, 2010. See notes 14 and 15.

CAMPUS CREST COMMUNITIES PREDECESSOR

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

Student Housing Revenue

Students are required to execute lease contracts with payment schedules that vary from annual to monthly payments. We recognize revenues and related lease incentives on a straight-line basis over the term of the lease contracts. Generally, each executed contract is required to be accompanied by a signed parental guaranty. Amounts received in advance of the occupancy period are recorded as deferred revenues and included in other liabilities on the accompanying combined balance sheets. Service revenue is recognized when earned.

Segments

We have identified two reportable business segments: student housing operations and development, construction and management services. We evaluate the performance of our operating segments based on operating income (loss). All inter-segment sales pricing is based on current market conditions. Operating segments that do not individually meet the aggregation criteria described in the accounting guidance may be combined with other operating segments that do not individually meet the aggregation criteria to form a separate reportable segment. We have combined all of our operating segments that do not individually meet the aggregation criteria established in the accounting guidance to form the “unallocated corporate amounts” segment for our segment reporting. Unallocated corporate amounts include general expenses associated with managing our two reportable operating segments.

Development, Construction and Management Services

Development and construction service revenue is recognized using the percentage of completion method, as determined by construction costs incurred relative to total estimated construction costs. Any changes in significant judgments and/or estimates used in determining construction and development revenue could significantly change the timing or amount of construction and development revenue recognized. Costs in excess of construction billings are expected to be collected within one year.

Development and construction service revenue is recognized for contracts with entities we do not combine. For projects where the revenue is based on a fixed price, any cost overruns incurred during construction, as compared to the original budget, will reduce the net profit ultimately recognized on those projects. Profit derived from these projects is eliminated to the extent of the Predecessor’s ownership interest in the uncombined entity. Any incentive fees, net of the impact of our ownership interest if the entity is an uncombined entity, are recognized when the project is complete and performance has been agreed upon by all parties, or when performance has been verified by an independent third party. When total development or construction costs at completion exceed the fixed price set forth within the related contract, such cost overruns are recorded as additional investment in the uncombined entity.

Management fees, net of elimination to the extent of our ownership in uncombined entities, are recognized when earned in accordance with each management contract for entities we do not combine. Incentive management fees are recognized when the incentive criteria are met.

CAMPUS CREST COMMUNITIES PREDECESSOR

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

Allowance for Doubtful Accounts

Allowances for student receivables are established when management determines that collections of such receivables are doubtful. Balances are considered past due when payment is not received on the contractual due date. When management has determined that receivables are uncollectible, they are written off against the allowance for doubtful accounts.

The allowance for doubtful accounts is summarized as follows (amounts in thousands):

	Balance at
	Beginning	Charged to		Balance at
Year Ended December 31:	of Period	Expense	Write-Offs	End of Period

2007	$(77)	$(292)	$81	$(288)
2008	$(288)	$(1,047)	$934	$(401)
2009	$(401)	$(1,639)	$1,387	$(653)
Six Months Ended June 30:
2010 (unaudited)	$(653)	$(304)	$824	$(133)

Marketing and Advertising Costs

Marketing and advertising costs are expensed during the period incurred. Marketing and advertising expenses approximated $1.6 million, $1.4 million and $1.5 million for the years ended December 31, 2009, 2008, and 2007, respectively.

Derivative Instruments and Hedging Activities

In certain instances, interest rate swap agreements used to manage floating interest rate exposure are executed with respect to amounts borrowed, or forecasted to be borrowed, under credit facilities. These contracts effectively exchange existing or forecasted obligations to pay interest based on floating rates for obligations to pay interest based on fixed rates. All derivative instruments are recognized as either assets or liabilities on the combined balance sheet at their respective fair values. Our derivatives have not met the requirements for hedge accounting treatment; therefore, all gains and losses related to derivative instruments are recorded in the combined statements of operations as a component of change in fair value of interest rate derivatives. Also included within this line item are any required monthly settlements on the swaps as well as all cash settlements paid.

Fair Value of Financial Instruments

Financial instruments consist primarily of cash, cash equivalents, investments, student receivables, interest rate swaps, accounts payable, mortgages, construction notes payable and lines of credit. The carrying value of cash, cash equivalents, investments, student receivables, accounts payable and lines of credit and other debt are representative of their respective fair values due to the short-term nature of these instruments. The estimated fair values of mortgages, construction loans and lines of credit are determined by comparing current borrowing rates and risk spreads offered in the market to the stated interest rates and spreads on our current mortgages, construction loans and lines of credit. The fair value of mortgage and construction loans as well as lines of credit are disclosed in note 9.

CAMPUS CREST COMMUNITIES PREDECESSOR

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

The fair value of the interest rate swaps is determined using widely accepted valuation techniques including discounted cash flow analysis on the expected cash flows of the derivative. This analysis reflects the contractual terms of the derivative, including the period to maturity, and uses observable market-based inputs, including interest rate curves, implied volatilities and the creditworthiness of the swap counterparties.

On January 1, 2008, the Predecessor adopted guidance for accounting for fair value measurements of financial assets and financial liabilities and for fair value measurements of nonfinancial items that are recognized or disclosed at fair value in the combined financial statements on a recurring basis. On January 1, 2009, the Predecessor adopted guidance for fair value measurement related to nonfinancial items that are recognized and disclosed at fair value in the combined financial statements on a nonrecurring basis. The guidance establishes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to measurements involving significant unobservable inputs (Level 3 measurements). The three levels of the fair value hierarchy are as follows:

Level 1—Observable inputs, such as quoted prices in active markets at the measurement date for identical, unrestricted assets or liabilities.

Level 2—Other inputs that are observable directly or indirectly, such as quoted prices in markets that are not active or inputs which are observable, either directly or indirectly, for substantially the full term of the asset or liability.

Level 3—Unobservable inputs for which there is little or no market data and which the Predecessor makes its own assumptions about how market participants would price the asset or liability.

Fair value is defined as the price that would be received when selling an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date (exit price). In instances where inputs used to measure fair value fall into different levels of the fair value hierarchy, the level in the fair value hierarchy within which the fair value measurement in its entirety has been determined is based on the lowest level input significant to the fair value measurement in its entirety. Our assessment of the significance of a particular input to the fair value measurement in its entirety requires judgment and considers factors specific to the asset or liability.

Interest rate swaps measured at fair value are as follows (amounts in thousands):

Quoted Prices in
	Active Markets for	Significant Other	Significant	Balance at
	Identical Assets and	Observable Inputs	Unobservable	June 30, 2010
	Liabilities (Level 1)	(Level 2)	Inputs (Level 3)	(unaudited)

Other liabilities:
Interest rate swaps	$—	$(3,156)	$—	$(3,156)

CAMPUS CREST COMMUNITIES PREDECESSOR

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

	Quoted Prices in
	Active Markets for	Significant Other	Significant
	Identical Assets and	Observable Inputs	Unobservable	Balance at
	Liabilities (Level 1)	(Level 2)	Inputs (Level 3)	December 31,

Other liabilities:
2009-Interest rate swaps	$—	$(6,049)	$—	$(6,049)

2008-Interest rate swaps	$—	$(9,529)	$—	$(9,529)

Commitments and Contingencies

Liabilities for loss contingencies, arising from claims, assessments, litigation, fines, penalties and other sources, are recorded when it is probable that a liability has been incurred and the amount of the assessment can be reasonably estimated. Legal costs incurred in connection with loss contingencies are expensed as incurred.

Income Taxes

The combined entities of the Predecessor are all limited liability companies or limited partnerships and have elected to be taxed as partnerships for Federal income tax purposes. Therefore, no provision for income taxes has been recorded since all income and losses of the Predecessor are allocated to the owners for inclusion in their respective tax returns.

Other Comprehensive Income

We have no elements of other comprehensive income. As a result, there is no difference between net loss as shown in the combined statements of operations and comprehensive loss.

Recent Accounting Pronouncements

In December 2007, the FASB issued new accounting guidance which establishes accounting and reporting standards for the noncontrolling interest in a subsidiary (previously referred to as minority interest). It also requires that a retained noncontrolling interest upon the deconsolidation of a subsidiary be initially measured at its fair value. We are required to report any noncontrolling interests as a separate component of equity and present any net income allocable to noncontrolling interests and net income attributable to the Predecessor separately in the combined statements of operations. As required, we adopted this new guidance beginning January 1, 2009. As a result of adoption, the former minority interest classification was eliminated and related amounts are now reflected as a component of equity. Additionally, during 2009, noncontrolling interests were attributed the full amount of their portion of any net losses. Previously, they were only allocated losses up to their remaining investment balances. It requires retroactive adoption of the presentation and disclosure requirements for existing minority interests. All other requirements are applied prospectively.

In March 2008, the FASB issued new accounting guidance requiring enhanced disclosures about how and why an entity uses derivative instruments, how derivative instruments and related hedged items are accounted for, and how derivative instruments and related hedged items affect an entity’s financial position, financial performance, and cash flows. The Predecessor adopted the new guidance beginning January 1, 2009. The adoption did not have a significant effect on our combined financial statements.

CAMPUS CREST COMMUNITIES PREDECESSOR

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

In April 2009, the FASB issued new accounting guidance requiring disclosure of the fair value of all financial instruments (recognized or unrecognized) when practicable to do so. These fair value disclosures must be presented together with the related carrying amount of the financial instruments in a manner that clearly distinguishes between assets and liabilities and indicates how the carrying amounts relate to the amounts reported on the balance sheet. The new guidance is effective for interim reporting periods ending after June 15, 2009. The adoption did not have a material impact on our combined financial statements.

In May 2009, the FASB issued new accounting guidance regarding subsequent events. The new guidance sets forth the period after the balance sheet date during which management should evaluate events or transactions that may occur for potential recognition or disclosure in the financial statements, the circumstances under which an entity should recognize events or transactions occurring after the balance sheet date in its financial statements, and disclosures that an entity should make about events or transactions that occurred after the balance sheet date. The Predecessor adopted this guidance during 2009, and the adoption did not have a material impact on our combined financial statements.

In June 2009, the FASB issued new accounting guidance changing the consolidation analysis for VIEs and requiring a qualitative analysis to determine the primary beneficiary. The determination of the primary beneficiary of a VIE is based on whether the entity has the power to direct matters which most significantly impact the activities of the VIE and has the obligation to absorb losses, or the right to receive benefits, of the VIE which could potentially be significant to the VIE. It requires additional disclosures for VIEs, including disclosures about a reporting entity’s involvement with VIEs, how a reporting entity’s involvement with a VIE affects the reporting entity’s financial statements, and significant judgments and assumptions made by the reporting entity to determine whether it must combine the VIE. It is effective for us beginning on January 1, 2010. We are currently evaluating what impact, if any, its adoption will have on our combined financial statements.

Unaudited Interim Financial Information

The combined financial statements as of June 30, 2010 and for the six months ended June 30, 2010 and 2009 are unaudited. In the opinion of management, all adjustments (consisting solely of normal recurring matters) necessary for a fair presentation of the financial statements for these interim periods have been included. The results of operations and cash flows for any interim period are not necessarily indicative of results for other interim periods or the full year.

CAMPUS CREST COMMUNITIES PREDECESSOR

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

3.	Student Housing Properties

Student housing properties, net, consisted of the following as of (amounts in thousands):

	June 30,	December 31,
	2010	2009	2008
	(unaudited)

Land	$24,578	$24,578	$26,186
Buildings and improvements	287,063	286,120	262,643
Furniture, fixtures and equipment	36,825	36,459	37,388

	348,466	347,157	326,217
Accumulated depreciation	(48,403)	(38,999)	(20,794)

	$300,063	$308,158	$305,423

Other assets includes approximately $0.2 million and $0.4 million, net of accumulated depreciation, related to corporate furniture, fixtures and equipment at December 31, 2009 and 2008, respectively.

4.	Variable Interest Entities

Each ground lessor shown below has been determined to be a VIE, of which the Predecessor is the primary beneficiary (dollar amounts in thousands):

			Original/
			Remaining	Current
		Rent Start	Term	Annual Lease
Tenant/Ground Lessee(1)	Landlord/Ground Lessor	Date	(in years)	Payment

Campus Crest at Jonesboro, LLC	Jonesboro - CHR Campus Crest LLC	10/1/07	25/23	$187
Campus Crest at Cheney, LLC	Cheney - CHR Campus Crest LLC	10/1/07	25/23	$115
Campus Crest at Wichita, LLC	Wichita - CHR Campus Crest LLC	11/1/07	25/23	$76
Campus Crest at Wichita Falls, LP	Wichita Falls - CHR Campus Crest LLC	8/1/07	25/23	$178
Campus Crest at Waco, LP	Waco - CHR Campus Crest LLC	7/1/07	25/23	$92
Campus Crest at Troy, LLC	Troy - CHR Campus Crest LLC	7/1/07	25/23	$123
Campus Crest at Stephenville, LP	Stephenville - CHR Campus Crest LLC	7/1/07	25/23	$107
Campus Crest at Murfreesboro, LLC	Murfreesboro - CHR Campus Crest LLC	8/1/07	25/23	$215

(1)	Each entity is included in the combined financial statements of the Predecessor.

Each of these leases allows us the option to purchase the property, subject to certain conditions, at any time after the fifth anniversary of the lease effective date for fair market value. Consolidation of these VIEs resulted in recording land related to student housing properties of $13.0 million as of June 30, 2010 (unaudited), December 31, 2009, 2008 and 2007.

5.	Ground Leases

In addition to ground leases discussed in note 4, we entered into two ground lease agreements, both on the campus of the University of South Alabama, for the purpose of developing, constructing and operating student housing facilities. Initial lease terms are 38 and 40 years. Our future commitments are included in note 13. We have the right to encumber our leasehold interests with specific property mortgages for the purposes of constructing, remodeling or making improvements on or to the properties. Title to all improvements paid for and

CAMPUS CREST COMMUNITIES PREDECESSOR

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

constructed on the land remains with us until the earlier of termination or expiration of the lease at which time the title of any buildings constructed on the land will revert to the landlord. Should we decide to sell our leasehold interests during the initial or any renewal terms, the landlord has the right of first refusal to purchase the interests for the same purchase price under the same terms and conditions as contained in our offer to sell our leasehold interests. Below is a summary of these ground-leased properties as of June 30, 2010 (unaudited) and December 31, 2009 (dollar amounts in thousands):

			Original /
		Rent	Remaining
		Start	Term	Current Annual
Property	Landlord	Date	(in years)	Lease Payment

Mobile Phase I	USA Research and Technology Corporation	10/31/06	40/36	$84
Mobile Phase II	USA Research and Technology Corporation	3/1/08	38/36	$125

(1)	Lease contains options to renew for one additional 20-year term, followed by an additional term of 15 years if the first renewal is exercised.

6.	Noncontrolling Interest

We combine the following 20 entities. Each of these entities owns a property called “The Grove” that is located in the city or town referred to in the entity name:

Effective Ownership
Entities	Percentage

Campus Crest at Asheville, LLC	40%
Campus Crest at Carrollton, LLC	38%
Campus Crest at Las Cruces, LLC	30%
Campus Crest at Milledgeville, LLC	5%
Campus Crest at Abilene, LP	38%
Campus Crest at Ellensburg, LLC	36%
Campus Crest at Greeley, LLC	30%
Campus Crest at Jacksonville, AL, LLC	37%
Campus Crest at Mobile, LLC	37%
Campus Crest at Nacogdoches, LP	38%
Campus Crest at Cheney, LLC	52%
Campus Crest at Jonesboro, LLC	42%
Campus Crest at Lubbock, LP	40%
Campus Crest at Mobile—Phase II, LLC	37%
Campus Crest at Stephenville, LP	52%
Campus Crest at Troy, LLC	52%
Campus Crest at Waco, LP	52%
Campus Crest at Wichita, LLC	42%
Campus Crest at Wichita Falls, LP	52%
Campus Crest at Murfreesboro, LLC	52%

CAMPUS CREST COMMUNITIES PREDECESSOR

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

The portion of ownership interests attributable to the third-party owners in these entities is classified as noncontrolling interest within equity on the accompanying combined balance sheets. Accordingly, the third-party owners’ share of the income or loss of the entities is reported on the combined statements of operations as net loss attributable to noncontrolling interest.

Prior to January 1, 2009, losses and distributions were allocated to third-party owners up to, but not in excess of the third-party owners’ investments. Losses and distributions in excess of third-party owners’ investments were recognized entirely by the Predecessor. Beginning on January 1, 2009, in accordance with new accounting guidance, third-party owners were allocated losses in excess of their investment. The attribution of these losses to noncontrolling interest resulted, in certain instances, the third-party owner having a deficit or negative noncontrolling interest balance, even in situations when it was not required to fund this balance. The following table presents the pro forma effect on net income if the prior method of allocating losses to noncontrolling interest had been applied in 2009 (amounts in thousands):

	As Reported	Pro forma

Net loss attributable to Predecessor	$(6,737)	(13,362)
Net loss attributable to noncontrolling interest	$(10,486)	(3,861)

Net loss	$(17,223)	$(17,223)

7.	Sale of Student Housing Property

In November 2009, we sold 90% of our interest in The Grove at Milledgeville to an affiliate of Harrison Street Real Estate (“HSRE”). In addition, we executed an agreement with HSRE which provides us the ability to repurchase our interest in The Grove at Milledgeville. Upon completion of this offering, the Predecessor does intend to repurchase this interest. Because of our continuing involvement in this asset and because this transaction has financing elements, we did not record this transaction as a sale for financial reporting purposes. The proceeds were recorded as a related party loan and we continue to combine the balance sheet and operations of Campus Crest at Milledgeville, LLC, the entity which owns the property. The difference between the sale proceeds and contracted repurchase price is recorded as a discount to the related party loan. This discount is being amortized and recorded as interest expense on the accompanying combined statement of operations. For the six-month period ended June 30, 2010 (unaudited), interest expense related to this transaction totaled approximately $1.0 million. For the year-ended December 31, 2009, interest expense related to this transaction totaled approximately $0.3 million. We received proceeds from the sale of our interest in this property of approximately $3.9 million.

8.	Investment in Uncombined Entity

We have an investment in an uncombined entity with HSRE. At December 31, 2009, this entity had an investment in seven student housing properties. Four of these properties, The Grove at Lawrence, The Grove at Moscow, The Grove at San Angelo, and The Grove at San Marcos, opened in 2009. The remaining three properties were under construction at December 31, 2009. We held a 10% noncontrolling interest in this uncombined entity at December 31, 2009 and 2008. Our effective ownership of these seven student housing properties ranges from 5% to 10%.

Our investment of approximately $3.3 million, $3.0 million and $0.8 million in these entities at June 30, 2010 (unaudited) and December 31, 2009 and December 31, 2008, respectively, is included in investment in uncombined entities in the accompanying combined balance sheets.

CAMPUS CREST COMMUNITIES PREDECESSOR

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

We recorded equity in loss from uncombined entities for the six months ended June 30, 2010 (unaudited) and for the year ended December 31, 2009 of $(0.2) million and $(0.1) million, respectively. We had no equity on earnings (loss) from uncombined entities for the year ended December 31, 2008, as all assets owned by the entity at that date were under construction.

Condensed combined financial information for our uncombined entity as of and for the six months ended June 30, 2010 (unaudited) and for the years ended December 31, 2009 and 2008 is as follows (amounts in thousands):

Balance Sheets

	June 30,	December 31,
	2010	2009	2008
	(unaudited)

Assets:
Student housing properties, net	$70,899	$72,488	$—
Development in process	53,837	15,528	10,042
Other assets	5,090	4,377	53

Total assets	$129,826	$92,393	$10,095

Liabilities and owners’ equity
Construction debt	$92,427	$59,562	$—
Other liabilities	6,610	3,210	1,916
Owners’ equity	30,789	29,621	8,179

Total liabilities and owners’ equity	$129,826	$92,393	$10,095

Predecessor’s share of historical owners’ equity	$3,079	$2,962	$818
Net difference in investment basis over net book value of underlying net assets (1)	178	18	(42)

Predecessor’s carrying value of investment in uncombined entity	$3,257	$2,980	$776

(1)	This amount represents the aggregate difference between our historical cost basis and the basis reflected at the entity level, which is typically amortized over the life of the related asset. The basis differential occurs primarily due to the capitalization of additional investment in the uncombined entity offset by the elimination of service related revenue to the extent of our percentage ownership.

CAMPUS CREST COMMUNITIES PREDECESSOR

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

Statements of Operations

	Six Months Ended	Year Ended
	June 30, 2010	December 31, 2009
	(unaudited)

Revenues	$4,111	$3,131
Expenses:
Operating expenses	2,672	1,698
Interest expense	1,893	1,341
Depreciation and amortization	1,589	792

Total expenses	6,154	3,831

Net loss	$(2,043)	$(700)

Predecessor’s share of net loss	$(194)	$(59)

9.	Debt

A detail of our construction and mortgage loans, lines of credit, other debt and related party loans is presented below (amounts in thousands):

	June 30,	December 31,
	2010	2009	2008
	(unaudited)

Fixed-rate mortgage loans	$164,840	$164,840	$164,840
Construction loans	164,534	164,262	157,586
Lines of credit and other debt	10,018	9,978	9,237
Related party loan	7,671	4,092	—

	$347,063	$343,172	$331,663

CAMPUS CREST COMMUNITIES PREDECESSOR

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

During the six months ended June 30, 2010 (unaudited) and the years ended December 31, 2009 and 2008, the following transactions occurred (amounts in thousands):

	June 30,	December 31,
	2010	2009	2008
	(unaudited)

Balance at beginning of period	$343,172	$331,663	$173,483
Additions:
Draws on lines of credit	40	9,831	8,967
Draws under construction loans	497	9,826	140,921
Proceeds from mortgage loans	—	—	104,600
Proceeds from related party loan (1)	2,250	3,872	—
Accretion of interest expense (1)	1,376	220	—
Deductions:
Conversion of note to equity interest	—	(600)	—
Payments on lines of credit	—	(9,090)	(6,308)
Payments on construction loans	(225)	—	(90,000)
Payments on related party loan	(47)	—	—
Contribution of construction loan to real estate venture		(2,550)	—

Balance at end of period	$347,063	$343,172	$331,663

(1)	Relates to sale of 90% of our interest in Campus Crest at Milledgeville, LLC, sale of 99% of our interest in HSRE I and prepaid management fees. See notes 7 and 15.

The estimated fair value of our construction and fixed rate mortgage loans at June 30, 2010 (unaudited), December 31, 2009 and 2008 was approximately $331.0 million, $325.9 million and $315.8 million, respectively. These estimated fair values were determined by comparing current borrowing rates and risk spreads to the stated interest rates and risk spreads.

CAMPUS CREST COMMUNITIES PREDECESSOR

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

Construction and mortgage loans are collateralized by properties and their related revenue streams. Construction and mortgage loans at June 30, 2010 (unaudited), December 31, 2009 and 2008 consisted of the following (dollar amounts in thousands):

		Principal	Principal	Principal	Stated		Interest	Interest
	Face	Outstanding at	Outstanding at	Outstanding at	Interest		Rate at	Rate at	Maturity
	Amount	6/30/10	12/31/09	12/31/08	Rate		6/30/10	12/31/09	Date	Amortization
		(unaudited)					(unaudited)

Construction loans

The Grove at Mobile-Phase II	$15,875	$15,648	$15,874	$15,643	Greater of LIBOR + 3.00	% or 5.50%	5.50%	5.50%	10/31/2010	Amortizing- $1.0 million due 6/30/10 (note 15)
Construction Loan (nine properties) (1)	157,550	148,886	148,388	139,393	LIBOR + 1.80%		2.15%	2.03%	10/31/2010 (4)	Interest only
The Grove at Huntsville (2)	2,550	—	—	2,550	8.00%		—	—	7/6/2009	Interest only
Mortgage loans

The Grove at Asheville	14,800	14,800	14,800	14,800	5.77%		5.77%	5.77%	4/11/2017	30 years
The Grove at Carrollton	14,650	14,650	14,650	14,650	6.13%		6.13%	6.13%	10/11/2016	30 years
The Grove at Las Cruces	15,140	15,140	15,140	15,140	6.13%		6.13%	6.13%	10/11/2016	30 years
Mortgage (six properties) (3)	104,000	104,000	104,000	104,000	6.40%		6.40%	6.40%	2/28/2013	30 years
The Grove at Milledgeville	16,250	16,250	16,250	16,250	6.12%		6.12%	6.12%	10/1/2016	30 years

Total		$329,374	$329,102	$322,426

(1)	Secured by The Grove at Cheney, The Grove at Jonesboro, The Grove at Lubbock, The Grove at Murfreesboro, The Grove at Stephenville, The Grove at Troy, The Grove at Waco, The Grove at Wichita and The Grove at Wichita Falls. At June 30, 2010 (unaudited) and December 31, 2009, approximately $136.4 million of the loan balance is hedged with a floating to fixed interest rate swap which, when taken together with the loan interest, fixes this portion of the loan’s interest rate at 6.0%.

(2)	Debt was repaid in full when construction loan closed.

(3)	Secured by The Grove at Abilene, The Grove at Ellensburg, The Grove at Greeley, The Grove at Jacksonville, The Grove at Mobile—Phase I and The Grove at Nacogdoches.

(4)	We have a commitment from the lender to extend the maturity date of the loan to January 31, 2011 (note 15).

Mortgage Loans

In 2009 and in 2008, we had in place secured permanent financing of approximately $164.8 million for 10 combined properties.

The loans for The Grove at Asheville, The Grove at Carrollton, The Grove at Milledgeville and The Grove at Las Cruces generally require interest only payments, plus certain reserves and escrows, are payable monthly for a period of five years. Monthly payments of principal and interest, plus certain reserve and escrow amounts, are due thereafter until maturity when all principal is due. Each of these loans has a 30-year amortization and is a non-recourse obligation subject to customary or immaterial exceptions. None of these loans are cross-defaulted or cross-collateralized with any other indebtedness. The loans generally may not be prepaid prior to maturity; in certain cases, prepayment is allowed, subject to prepayment penalties.

The other mortgage loan is secured by six properties and has interest only payments with a balloon maturity date of February 28, 2013. This mortgage loan does not cross collateralize, nor is it cross defaulted to, any of the other debt facilities.

CAMPUS CREST COMMUNITIES PREDECESSOR

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

Construction Loans

In June 2007, we closed a construction loan in a principal amount of $145.0 million of which $10.0 million is included to be available for the issuance of letters of credit. The construction loan has a maturity date of October 31, 2010, has a weighted average interest rate of 2.47% and 2.37% as of June 30, 2010 (unaudited) and December 31, 2009 and requires interest only payments until loan maturity. At December 31, 2009, approximately $136.4 million of the $148.3 million outstanding loan balance is hedged with a floating to fixed interest rate swap. We have a commitment from the lender to extend the maturity date of this loan to January 31, 2011 and the parties have agreed to amend the loan documents to effect this extension of the maturity date not later than May 31, 2010 (note 15).

In 2007, we entered into agreements for debt totaling approximately $12.5 million, which is included in the construction loan amount outstanding above, with a related party who holds a portion of the noncontrolling interests and is party to certain of our ground leases with VIEs as described in note 4. The loans accrue interest at LIBOR plus 1.80% and are paid monthly with all principal and accrued interest due on October 31, 2010. We have a commitment from the lender to extend the maturity date of this loan to January 31, 2011 and the parties have agreed to amend the loan amounts to effect this extension of the maturity date not later than May 31, 2010 (note 15).

In December 2009, we modified and extended the property construction loan for The Grove at Mobile-Phase II. Modifications to the loan included: (i) the face/commitment amount was reduced to $15.9 million from $16.4 million, (ii) the interest rate was changed from LIBOR plus 1.80% to the greater of LIBOR plus 3.00% or a floor rate of 5.50% and (iii) the maturity date was extended to October 31, 2010. Payment terms include monthly principal payments of $37,500 and interest prior to a reduction of principal in the amount of $1.0 million on or before June 30, 2010, and monthly principal payments of $25,000 and interest subsequent to the payment of the $1.0 million reduction of principal (note 15). The loan is a full recourse loan secured by The Grove at Mobile-Phase II. For management’s plan to address maturity of this facility, see “Liquidity and Capital Resources” below.

Lines of Credit and Other Debt

In March 2007, we entered into a line of credit of $2.0 million that was due in October 2008. This line of credit was subsequently increased to $4.0 million in May 2008. In October 2008, we converted the balance of this line of credit (approximately $2.7 million) to a term loan with an interest rate of one month LIBOR plus 3.00%. Interest only payments were required commencing in November 2008 with principal payments required to be paid on a quarterly basis beginning on January 31, 2009. All principal and accrued interest was due and paid in October 2009.

The Predecessor obtained a $6.0 million line of credit in May 2007 with an interest rate of 10.50% per annum. Ownership of the lender includes the Predecessor’s owner and a third-party investor in all of our combined property owning entities. Interest only payments were due August 1, 2007 and continuing quarterly thereafter with the entire principal balance, including accrued interest, due and payable in full April 30, 2009. In April 2009, the terms of the line of credit were amended. The new terms extended the maturity date to April 30, 2011 and increased the interest rate to 12.00% per annum. At June 30, 2010 (unaudited), December 31, 2009 and 2008, $6.0 million was outstanding on this line of credit.

CAMPUS CREST COMMUNITIES PREDECESSOR

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

In July 2009, the Predecessor obtained a $4.0 million line of credit with an interest rate of the prime rate plus 1.00% with an interest rate floor of 5.00%. Interest only is payable monthly; all outstanding principal is due on the line’s maturity date, August 5, 2010 (note 15). The interest rate and outstanding principal balance on this line of credit at December 31, 2009 were 5.00% and $4.0 million, respectively. No amounts were outstanding under this line of credit at December 31, 2008. For management’s plan to address maturity of this facility, see “Liquidity and Capital Resources” below.

Related Party Loans

See note 7 for information related to our obligation to HSRE as a result of the transaction involving The Grove at Milledgeville. See note 15 for information regarding transactions with HSRE during the six months ended June 30, 2010.

Guarantee of Loans

Ted W. Rollins and Michael S. Hartnett have each entered into personal guarantees to secure the loans set forth in this note 9.

Schedule of Debt Maturities

Scheduled debt maturities for each of the five years subsequent to December 31, 2009 and thereafter, are as follows (dollars in thousands):

2010	$172,315	(1)
2011	6,103
2012	641
2013	104,750
2014	797
Thereafter	58,566

	$343,172

(1)	We have a commitment from a lender to extend the maturity date of approximately $148.4 million of these obligations in January 31, 2011 (note 15).

Amortization of deferred financing costs approximated $0.8 million, $0.8 million and $0.3 million for the years ended December 31, 2009, 2008 and 2007, respectively.

Liquidity and Capital Resources

At December 31, 2009 and March 31, 2010, we were not in compliance with certain covenants under our $148.4 construction loan with Wachovia Bank secured by nine properties. On May 7, 2010, we received an executed commitment from the existing lender under this facility (i) allowing us until August 31, 2010 to bond over and/or cause to be released from all remaining unresolved liens, (ii) waiving our non-compliance with the debt service coverage covenant as of December 31, 2009 and June 30, 2010 and substituting a debt yield covenant in lieu of the debt service covenant and (iii) committing to extend the maturity of the construction loan to

CAMPUS CREST COMMUNITIES PREDECESSOR

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

January 31, 2011. We have agreed with the lender to execute the extension as described in the commitment on or before June 1, 2010 (note 15).

At December 31, 2009, we were not in compliance with the covenant relating to unresolved liens or claims for materials or labor under our construction loan with Wachovia Bank secured by The Grove at Moscow, The Grove at San Angelo and The Grove at San Marcos. On May 12, 2010, the lender under this construction loan acknowledged and consented to our proposal for the payment and satisfaction of the liens out of the net proceeds from the Company’s offering and waived our non-compliance with the covenant (note 15).

At December 31, 2009, we were not in compliance with covenants under our $104.0 million mortgage loan with Silverton Bank, secured by six of our properties, for the quarters ended October 31, 2009, January 31, 2010 and April 30, 2010 as a result of failing to meet the specified debt service coverage and debt yield percentage covenants set forth in the loan documents. Additionally, based on current operating projections, the Predecessor does not expect to satisfy either covenant through the end of 2010. On April 9, 2010, we received a waiver of non-compliance with the covenants from the lender under this mortgage loan for the periods ended October 31, 2009 and January 31, 2010. On May 13, 2010, we received a waiver of non-compliance with the covenants from the lender under this mortgage loan for the period ended April 30, 2010. We have also obtained a forward waiver of non-compliance for the periods ending July 31, 2010, October 31, 2010 and January 31, 2011.

We have three credit facilities maturing in fiscal 2010, consisting of the $148.4 million construction loan facility secured by nine properties, a $4.0 million line of credit and a $15.9 million construction loan. We received an executed commitment from our current lender on May 7, 2010 to extend the maturity of the $148.4 million construction loan facility to January 31, 2011. Additionally, we anticipate retiring the $4.0 million line of credit out of cash flows from operations. We expect to refinance the principal amount of the $15.9 million construction loan, less the fiscal 2010 principal amortization of $1.0 million, based on current refinancing underwriting standards. The current challenging economic climate may also lead to our need to sell one or more of our operating properties in order to provide the needed liquidity to service our debt and operating obligations during 2010 (note 15).

We believe that our existing capital resources, which include cash flow from operations and the potential sale of operating properties, will be adequate to satisfy our anticipated liquidity requirements throughout 2010. If available liquidity is not sufficient to meet our operating and debt service obligations as they come due, we expect to pursue alternative financing arrangements, reduce expenditures, or sell additional operating properties, as necessary, in order to meet our cash requirements throughout 2010.

Additionally, we generate construction, development and management fee revenue from real estate ventures and will attempt to enter into new real estate ventures during fiscal 2010, although our ability to secure venture partners or other equity sources, as well as necessary construction financing, is not assured. Additional new real estate ventures would provide fee revenue that helps to provide necessary liquidity.

Our operations have historically generated net losses primarily due to significant amounts of interest expense, depreciation and amortization expense. We expect that our operations will continue to generate net losses due to the amounts of interest expense, depreciation and amortization expense that are projected.

CAMPUS CREST COMMUNITIES PREDECESSOR

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

There is no assurance that if required, we would be able to raise additional capital, refinance maturing credit facilities, sell one or more operating properties or reduce discretionary spending sufficient to provide the required liquidity. Failure to achieve sufficient liquidity or otherwise address further compliance issues under our credit facilities within the timeframe permitted may have a material adverse affect on our business, results of operations and financial position, and may materially affect our ability to continue as a going concern.

10.	Derivative Instruments and Hedging Activities

We use significant variable rate debt to finance our construction of student housing properties. These debt obligations expose us to variability in cash flows due to fluctuations in interest rates. From time to time, management enters into derivative contracts to limit variability for a portion of our interest payments and to manage exposure to interest rate risk. We use derivative financial instruments, specifically interest rate swaps, for non-trading purposes.

As of June 30, 2010, December 31, 2009 and 2008, the fair value of derivative contracts is recorded within other liabilities in the accompanying combined balance sheets with changes in the fair value of derivatives recorded within the combined statements of operations. The fair value of interest rate swaps is determined using the market standard methodology of netting the discounted future fixed cash receipts (or payments) and the discounted expected variable cash payments (or receipts). The variable cash payments (or receipts) are based on an expectation of future interest rates (forward curves) derived from observable market interest rate curves. We incorporate credit valuation adjustments to appropriately reflect our own nonperformance risk and the respective counterparty’s nonperformance risk in the fair value measurements. In adjusting the fair value of derivative contracts for the effect of nonperformance risk, we consider the impact of netting and any applicable credit enhancements, such as collateral postings, thresholds and guarantees.

The following table is a summary of the terms and the estimated fair value of the derivative contracts we were a party to at June 30, 2010 (unaudited) and December 31, 2009 (dollar amounts in thousands):

			Weighted			Estimated Fair
			Average Fixed		Estimated Fair	Value at
		Notional	Interest		Value at	December 31,
Instrument	Hedged Item	Amount	Rate	Maturity Date	June 30, 2010	2009
					(unaudited)

Interest rate swap	30-day LIBOR variable interest rate	$136,409	6.00%	October 2010	$(1,949)	$(4,424)
Interest rate swap	30-day LIBOR variable interest rate	$45,000	3.44%	May 2011	(1,207)	(1,625)

					$(3,156)	$(6,049)

CAMPUS CREST COMMUNITIES PREDECESSOR

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

The following table is a summary of the terms and the estimated fair values of the derivative contracts we were a party to at December 31, 2008 (dollar amounts in thousands):

			Weighted
			Average		Estimated Fair
			Fixed		Value at
		Notional	Interest		December 31,
Instrument	Hedged Item	Amount	Rate	Maturity Date	2008

Interest rate swap	30-day LIBOR variable interest rate	$14,464	4.59%	September 2009	$(1,764)
Interest rate swap	90-day LIBOR variable interest rate	$50,000	5.48%	November 2019	(6,280)
Interest rate swap	90-day LIBOR variable interest rate	$15,000	4.96%	November 2019	(1,485)

					$(9,529)

The table below reflects the effect of interest rate derivative instruments on the combined statements of operations for the six months ended June 30, 2010 and 2009 (unaudited) and for the years ended December 31, 2009, 2008 and 2007 (amounts in thousands):

		Six Months	Six Months
	Location of Gain (Loss)	Ended	Ended	Year Ended
Derivatives not Designated	Recognized on the Combined	June 30,	June 30,	December 31,
as Hedging Instruments	Statements of Operations	2010	2009	2009	2008	2007
		(unaudited)	(unaudited)

Interest rate swaps (receive float/pay fixed):
Monthly net settlements-cash settled	Change in fair value of interest rate derivatives	$(2,715)	$(310)	$(2,373)	$(244)	$—
Mark to market adjustments-cash settled	Change in fair value of interest rate derivatives	—	—	(310)	(1,100)	—
Mark to market adjustments-non-cash	Change in fair value of interest rate derivatives	2,893	2,990	3,480	(7,414)	(2,115)

Total effect of derivative instruments on the combined statements of operations		$178	$2,680	$797	$(8,758)	$(2,115)

In October 2008, the counterparty to our swap agreements required us to deposit cash collateral into escrow for future settlements in the amount of approximately $1.4 million. This amount is included in the restricted cash line item in the accompanying December 31, 2008 combined balance sheet. No amounts were required to be escrowed for future settlements at June 30, 2010 (unaudited) and December 31, 2009. Periodic swap settlements of $0.1 million, $0.7 million and $0 were capitalized to student housing properties for the years ended December 31, 2009, 2008 and 2007, respectively.

CAMPUS CREST COMMUNITIES PREDECESSOR

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

11.	Related Party Transactions

The Predecessor wholly owns three entities that provide extensive services for property constructing and owning entities that are both combined and not combined. Campus Crest Development, LLC (“Development”) serves as the developer and project manager for the same entities prior to and through the properties’ substantial completion. Campus Crest Construction, LLC (“Construction”) serves as the general contractor for entities we have an ownership interest in, including uncombined entities. The Grove Student Properties, LLC (d/b/a Campus Crest Real Estate Management) (“Management”) serves as the property manager for the same entities once the assets are placed into service and begin their real estate operations. Currently, neither, Development, Construction nor Management performs services for entities in which we do not have an ownership interest.

Development, construction and management services revenue recognized in the accompanying combined statements of operations are from uncombined entities, net of eliminations due to our share of ownership. The following table illustrates revenue recognized and corresponding amounts eliminated in combination (amounts in thousands):

	Six Months	Six Months
	Ended	Ended
	June 30,	June 30,	Year Ended December 31,
	2010	2009	2009	2008	2007
	(unaudited)

Total Construction revenue	$32,136	$48,497	$71,798	$120,338	$88,296
Eliminated Construction revenue	(3,231)	(13,383)	(14,901)	(118,104)	(88,296)

Construction revenue recognized from transactions with uncombined entities	$28,905	$35,114	$56,897	$2,234	$—

Total Development revenue	$1,471	$2,318	$3,934	$3,854	$3,226
Eliminated Development revenue	(147)	(752)	(1,390)	(3,751)	(3,226)

Development revenue recognized from transactions with uncombined entities	$1,324	$1,566	$2,544	$103	$—

Total Management revenue	$1,778	$1,671	$3,516	$1,577	$873
Eliminated Management revenue	(1,269)	(1,093)	(2,246)	(1,409)	(873)

Management revenue recognized from transactions with uncombined entities	$509	$578	$1,270	$168	$—

From time to time, we advance amounts to and receive amounts from entities that have common ownership with the Predecessor. At June 30, 2010 (unaudited) and December 31, 2009 and 2008, we were owed approximately $1.7 million, $1.4 million and $0.3 million, respectively, from related entities and had accounts payable due to related entities of $0.7 million, $0.6 million

CAMPUS CREST COMMUNITIES PREDECESSOR

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

and $0, respectively. These amounts are included in other assets and other liabilities in the accompanying combined balance sheets.

12.	Segments

The operating segments in which management assesses performance and allocates resources are student housing operations and development, construction and management services. Our segments reflect management’s resource allocation and performance assessment in making decisions regarding the Predecessor. Our student housing leasing and student housing service revenue is aggregated within the student housing operations segment and our third-party services of development, construction and management are aggregated within the development, construction and management services segment.

The following tables set forth our segment information as of and for the six months ended June 30, 2010 and 2009 (unaudited) and as of and for the years ended December 31, 2009, 2008 and 2007 (amounts in thousands):

	Six Months Ended
	June 30,		Year Ended December 31,
	2010	2009	2009	2008	2007
	(unaudited)

Student Housing Operations:
Revenues from external customers	$25,869	$22,230	$45,973	$31,611	$15,708
Operating expenses	23,892	21,247	42,997	29,481	13,788

Operating income	1,977	983	2,976	2,130	1,920
Nonoperating expenses	(7,718)	(4,795)	(14,747)	(23,492)	(8,005)

Net loss	(5,741)	(3,812)	(11,771)	(21,362)	(6,085)
Net loss attributable to noncontrolling interest	(4,385)	(2,060)	(10,486)	(870)	(2,083)

Net loss attributable to Predecessor	$(1,356)	$(1,752)	$(1,285)	$(20,492)	$(4,002)

Total segment assets at end of period	$304,352		$310,075	$319,052	$205,151

Development, Construction and Management Services:
Revenues from external customers	$30,738	$37,258	$60,711	$2,505	$—
Intersegment revenues	4,647	15,228	18,537	123,264	92,395

Total revenues	35,385	52,486	79,248	125,769	92,395
Operating expenses	32,090	47,553	76,305	122,535	96,835

Operating income (loss)	3,295	4,933	2,943	3,234	(4,440)
Nonoperating expenses	(31)	(330)	(108)	(520)	(18)

Net income (loss)	3,264	4,603	2,835	2,714	(4,458)

Net income (loss) attributable to Predecessor	$3,264	$4,603	$2,835	$2,714	$(4,458)

Total segment assets at end of period	$25,785		$28,926	$30,048	$28,152

Reconciliations:
Total segment revenues	$61,254	$74,716	$125,221	$157,380	$108,103
Elimination of intersegment revenues	(4,647)	(15,228)	(18,537)	(123,264)	(92,395)

Total combined revenues	$56,607	$59,488	$106,684	$34,116	$15,708

CAMPUS CREST COMMUNITIES PREDECESSOR

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

	Six Months Ended
	June 30,		Year Ended December 31,
	2010	2009	2009	2008	2007
	(unaudited)

Segment operating income	$5,272	$5,916	$5,919	$5,364	$(2,520)
Interest expense	(10,686)	(7,369)	(15,871)	(14,946)	(6,583)
Change in fair value of interest rate derivatives	178	2,680	797	(8,758)	(2,115)
Net unallocated income (expenses) and eliminations	(2,905)	(5,202)	(8,053)	(7,707)	1,486
Equity in loss of uncombined entities	(194)	—	(59)	—	—
Other income (expense)	45	(19)	44	(50)	100

Loss from continuing operations	$(8,290)	$(3,994)	$(17,223)	$(26,097)	$(9,632)

Total segment assets	$330,137		$339,001	$349,100	$233,303
Unallocated corporate assets and eliminations	(1,764)		(7,205)	(6,945)	(19,399)

Total assets	$328,373		$331,796	$342,155	$213,904

13.	Commitments and Contingencies

Commitments

In the normal course of business, we enter into various development and construction related purchase commitments with parties that provide development and construction related goods and services. In the event we were to terminate development or construction services prior to the completion of projects, we could potentially be committed to satisfy outstanding or uncompleted purchase orders with such parties. At December 31, 2009, management does not anticipate any material deviations from schedule or budget related to development projects currently in progress.

In the ordinary course of business, certain liens related to the construction of the student housing real estate property may be attached to the assets of the Company by contractors or suppliers. Campus Crest Construction, LLC is responsible as the general contractor for resolving these liens. At June 30, 2010 and December 31, 2009, there were unresolved liens or claims for materials or labor for The Grove at Cheney, The Grove at Jonesboro, The Grove at Lubbock, The Grove at Murfreesboro, The Grove at Stephenville, The Grove at Troy, The Grove at Waco, The Grove at Wichita and The Grove at Wichita Falls. The liens and claims relate to the role of Campus Crest Construction, LLC as general contractor in connection with the construction of these nine properties. As of June 30, 2010 (unaudited) and December 31, 2009, we have recorded a liability of approximately $2.0 million and $2.2 million relating to these liens and claims, however, there can be no assurances that we will not be required to pay amounts greater than our currently recorded liabilities in order to obtain the release of the liens or settle these claims.

At June 30, 2010 and December 31, 2009, there were unresolved liens or claims for materials or labor for The Grove at Moscow, The Grove at San Angelo and The Grove at San Marcos. The liens and claims relate to the role of Campus Crest Construction, LLC as general contractor in connection with the construction of these three properties. As of June 30, 2010 (unaudited) and December 31, 2009, we have recorded a liability of approximately $303,000 and $430,000 relating to these liens and claims, however, there can be no assurances that we will not be required to pay amounts greater than our currently recorded liabilities in order to obtain the release of the liens or settle these claims.

CAMPUS CREST COMMUNITIES PREDECESSOR

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

Ted W. Rollins and Michael S. Hartnett have each entered into personal guarantees to secure the loans as set forth in note 9.

We lease space for our corporate headquarters office. Rent expense is recognized on a straight-line basis and included in general and administrative expense. Future minimum payments over the life of our corporate office lease and the two ground leases described in note 5 subsequent to December 31, 2009 are as follows (amounts in thousands):

2010	$457
2011	464
2012	542
2013	551
2014	577
Thereafter	8,688

Total future minimum lease payments	$11,279

Rent expense totaled $0.5 million, $0.5 million and $0.3 million for the years ended December 31, 2009, 2008 and 2007, respectively.

Contingencies

In the normal course of business, we are subject to claims, lawsuits and legal proceedings. While it is not possible to ascertain the ultimate outcome of all such matters, management believes that the aggregate amount of such liabilities, if any, in excess of amounts provided or covered by insurance, will not have a material adverse effect on the combined financial position or combined results of operations of the Predecessor. We are not involved in any material litigation nor, to management’s knowledge, is any material litigation currently threatened against us or our properties or subsidiaries, other than routine litigation arising in the ordinary course of business.

We are not aware of any environmental liability with respect to the properties that could have a material adverse effect on our business, assets or results of operations. However, there can be no assurance that such a material environmental liability does not exist. The existence of any such material environmental liability could have an adverse effect on our results of operations and cash flows.

14.	Subsequent Events

HSRE Real Estate Ventures

As of December 31, 2009, we have two real estate venture arrangements with HSRE. On March 26, 2010, we entered into an agreement with HSRE for the formation of a third real estate venture arrangement that is contingent upon the receipt of certain lender consents described below. Upon completion of the Company’s offering and the transactions described below, however, we will be party only to one real estate venture arrangement relating to six properties, in which we will own a 49.9% interest and which will be accounted for as an investment in an unconsolidated real estate venture.

CAMPUS CREST COMMUNITIES PREDECESSOR

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

HSRE I. Our first real estate venture with HSRE, HSRE-Campus Crest I, LLC, which we refer to as HSRE I, indirectly owns 100% interests in the following seven properties: The Grove at Conway, The Grove at Huntsville, The Grove at Lawrence, The Grove at Moscow, The Grove at San Angelo, The Grove at San Marcos and The Grove at Statesboro. As of March 26, 2010, we own a 0.1% interest in HSRE I and HSRE owns the remaining 99.9% (prior to the March 2010 transactions described below, we owned a 10% interest in HSRE I and HSRE owned the remaining 90%).

In general, we are responsible for the day-to-day management of HSRE I’s business and affairs, provided that major decisions must be approved by us and HSRE. In addition to distributions to which we are entitled as an investor in HSRE I, we receive or have in the past received fees for providing services to the properties held by HSRE I pursuant to development and construction agreements and property management agreements. We have granted to an entity related to HSRE I a right of first opportunity with respect to certain development or acquisition opportunities identified by us. This right of first opportunity will terminate at such time as HSRE shall have funded at least $40 million of equity to HSRE I and/or certain related ventures. As of July 30, 2010, HSRE has funded approximately $35 million of the $40 million right of first opportunity. HSRE I will dissolve upon the disposition of substantially all of its assets or the occurrence of certain events specified in the agreement between us and HSRE.

HSRE II. Our second real estate venture with HSRE, HSRE-Campus Crest II, LLC, which we refer to as HSRE II, indirectly owns a 100% interest in The Grove at Milledgeville. In November 2009, an entity in which we hold a 50% interest sold a 100% interest in The Grove at Milledgeville to HSRE II, and retained an ownership interest in HSRE II of 10%. Upon completion of the Company’s offering and the formation transactions, HSRE II will be dissolved, and the Company will own 100% of The Grove at Milledgeville.

HSRE III. On March 26, 2010, we entered into an agreement with HSRE to form a third real estate venture, HSRE-Campus Crest III, LLC, which we refer to as HSRE III, predicated upon the receipt of certain lender consents described below. HSRE III currently does not own any assets and will indirectly acquire a 100% interest in The Grove at Carrollton, subject to receiving certain lender consents relating to indebtedness secured by The Grove at Carrollton. If these consents are obtained, upon HSRE III’s acquisition of The Grove at Carrollton, we will own a 0.1% interest in HSRE III and HSRE will own the remaining 99.9%. Upon completion of the Company’s offering and the formation transactions, HSRE III will be dissolved, and the Company will own 100% of The Grove at Carrollton.

HSRE Transactions

March 2010 Transactions. In March 2010, we consummated the following transactions with HSRE, for which we received proceeds of approximately $2.25 million:

•	the sale of a 9.9% interest in HSRE I to HSRE; and

•	the pre-payment by HSRE to us of management fees relating to the following properties: The Grove at Carrollton, The Grove at Conway, The Grove at Huntsville, The Grove at Lawrence, The Grove at Milledgeville, The Grove at Moscow, The Grove at San Angelo, The Grove at San Marcos and The Grove at Statesboro.

CAMPUS CREST COMMUNITIES PREDECESSOR

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

In addition, we agreed to sell a 9.9% interest in HSRE II to HSRE and a 100% interest in The Grove at Carrollton to HSRE III, which will result in aggregate cash proceeds to us of approximately $1.7 million; although neither of the foregoing transactions has been consummated and both are subject to receiving certain lender consents relating to indebtedness secured by the respective properties.

Post-Offering Transactions.  Upon completion of the Company’s offering, we have agreed to consummate the following transactions:

•	Purchase a 49.8% interest in HSRE I from HSRE;

•	Purchase a 50.1% interest in The Grove at San Marcos from HSRE I, with the result that we will own 100% of The Grove at San Marcos;

•	Purchase HSRE’s entire interest in HSRE II, with the result that we will own 100% of The Grove at Milledgeville;

•	Purchase a 99.9% interest in HSRE III from HSRE, with the result that we will own 100% of The Grove at Carrollton; and

•	Repay to HSRE the pre-paid management fees relating to the following properties: The Grove at Carrollton, The Grove at Conway, The Grove at Huntsville, The Grove at Lawrence, The Grove at Milledgeville, The Grove at Moscow, The Grove at San Angelo, The Grove at San Marcos and The Grove at Statesboro.

15.	Unaudited Interim Transactions

As discussed in Note 14, in March 2010, we sold 99% of our interest in HSRE I, which represents a 9.9% interest in the HSRE I venture, to HSRE, and HSRE prepaid to us management fees related to certain properties. The total proceeds received from these transactions were $2.25 million. We also executed an agreement with HSRE whereby we have agreed to repurchase the sold interest in HSRE I. Upon completion of this offering, the Predecessor will repurchase this interest in HSRE I and will repay the prepaid management fees at a stipulated repayment amount. Due to these facts and because these transactions have financing elements, the transactions were accounted for as a related party loan. The difference between the total proceeds received and the total contracted repurchase and repayment amounts is accreted and recorded as interest expense on the accompanying combined statements of operations. For the six months ended June 30, 2010 (unaudited), interest expense related to these transactions totaled approximately $384,000.

Since June 1, 2010, we executed a series of agreements with the lender on our Wachovia Bank construction loan described in note 9, which further extended the May 7, 2010 commitment. On August 16, 2010, we entered into an agreement, the execution of which memorializes the terms and conditions of the May 7, 2010 commitment, as extended from time to time, including a waiver of non-compliance with the debt service coverage covenant as of June 30, 2010. On August 31, 2010, we executed an agreement with the lender on our Wachovia Bank construction loan described in Note 9, allowing us until October 31, 2010 to bond over and/or cause all remaining unresolved liens to be released.

On August 2, 2010, we entered into an agreement with Encore Interests, Inc., a Delaware corporation (“Encore”) for the formation of CC-Encore, LLC, a Delaware limited liability company (“CC-Encore”), and we contributed to CC-Encore and pledged to Encore interests in certain of our

CAMPUS CREST COMMUNITIES PREDECESSOR

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

properties and subsidiaries. Carl H. Ricker, Jr. also is a party to this agreement, and Mr. Ricker and his affiliated entities contributed to CC-Encore and pledged to Encore interests that they owned in certain of our properties. Encore contributed $2.5 million to CC-Encore in exchange for a preferred membership interest. CC-Encore loaned the net proceeds from Encore’s contribution of $2.35 million, after transaction expenses, to one of our subsidiaries to be used for working capital purposes. The loan has an interest rate of 0.7% per annum and all principal and interest is payable on January 1, 2014 if CC-Encore does not exercise a payment demand prior to such date.

We are obligated to purchase the preferred membership interest upon completion of this offering for approximately $3.9 million, at which time the joint venture with Encore will be terminated and we will own 100% of the interests contributed to CC-Encore and pledged to Encore. The $3.9 million purchase price for the preferred membership interest to be paid by us was the result of an arm’s length negotiation between Encore, an unaffiliated third party, and us at the time of Encore’s purchase of the preferred membership interest. Prior to the completion of this offering and while the preferred membership interest remains outstanding, we are subject to financial and other covenants under the terms of the agreement pursuant to which Encore purchased the preferred membership interest, and we have the right to repurchase the preferred membership interest under certain circumstances. In addition, while the preferred membership interest remains outstanding, Encore has agreed to purchase up to an additional $2.5 million preferred membership interest in CC-Encore if the properties related to the interests contributed to CC-Encore meet certain financial and operating performance targets. If this offering is completed, it is not expected that Encore will purchase any additional interests in CC-Encore beyond its initial $2.5 million interest.

On August 5, 2010, we executed an agreement with the lender on our $4.0 million line of credit that was set to mature on that date. The agreement extended the line’s maturity date to October 5, 2010. Additionally, the interest rate floor changed from 5.0% to 5.5%.

On August 16, 2010, we executed a modification of the terms of the property construction loan for The Grove at Mobile—Phase II. The modification provides for an extension of the $1.0 million principal reduction payment (discussed in the Construction Loans section of note 9) to the earliest to occur of the completion of this offering, the completion of a private placement of the equity interests in MXT Capital, LLC or CCG, or October 31, 2010.

On August 31, 2010, we executed an agreement with the lender on our joint venture construction loan with Wachovia Bank secured by The Grove at Moscow, The Grove at San Angelo and The Grove at San Marcos described in Note 9, allowing us until October 31, 2010 to satisfy the liens and claims with a portion of the net proceeds from this offering.

Schedule III-Real Estate and Accumulated Depreciation as of December 31, 2009

		Costs	Total Costs
		Capitalized		Student
	Initial	Subsequent to		Housing				Year	Depreciable
Student Housing Properties	Cost	Development	Land	Properties	Total	Accum. Depr.	Encumbrances	Built	Lives (1)
	(dollar amounts in thousands)

The Grove at Asheville	$12,631	$276	$51	$12,856	$12,907	$(3,091)	$(14,800)	2005	40
The Grove at Carrollton	13,339	230	1,104	12,465	13,569	(2,615)	(14,650)	2006	40
The Grove at Las Cruces	16,038	47	1,098	14,987	16,085	(2,897)	(15,140)	2006	40
The Grove at Milledgeville	14,672	98	942	13,828	14,770	(2,681)	(16,250)	2006	40
The Grove at Abilene	17,077	74	1,361	15,790	17,151	(2,253)	(16,120)	2007	40
The Grove at Ellensburg	20,985	53	1,483	19,555	21,038	(2,535)	(18,757)	2007	40
The Grove at Greeley	20,144	124	1,454	18,814	20,268	(2,387)	(19,128)	2007	40
The Grove at Jacksonville	17,741	134	892	16,983	17,875	(2,451)	(16,417)	2007	40
The Grove at Mobile—Phase I	15,986	67	98	15,955	16,053	(2,318)	(15,972)	2007	40
The Grove at Nacogdoches	19,144	68	1,589	17,623	19,212	(2,340)	(17,606)	2007	40
The Grove at Cheney	18,679	169	1,347	17,501	18,848	(1,467)	(16,080)	2008	40
The Grove at Jonesboro	17,646	21	2,156	15,511	17,667	(1,423)	(17,076)	2008	40
The Grove at Lubbock	18,121	26	1,520	16,627	18,147	(1,447)	(16,440)	2008	40
The Grove at Mobile—Phase II	16,654	68	52	16,670	16,722	(1,366)	(15,874)	2008	40
The Grove at Stephenville	16,989	16	1,250	15,755	17,005	(1,481)	(16,080)	2008	40
The Grove at Troy	18,178	17	1,433	16,762	18,195	(1,501)	(17,440)	2008	40
The Grove at Waco	17,479	16	1,094	16,401	17,495	(1,508)	(16,742)	2008	40
The Grove at Wichita	16,842	15	911	15,946	16,857	(1,467)	(16,062)	2008	40
The Grove at Wichita Falls	17,682	15	2,065	15,632	17,697	(1,431)	(16,280)	2008	40
The Grove at Murfreesboro	19,577	19	2,678	16,918	19,596	(340)	(16,188)	2009	40

Total-student housing properties	$345,604	$1,553	$24,578	$322,579	$347,157	$(38,999)	$(329,102)

(1)	The life to compute depreciation on buildings is 40 years. Furniture, fixtures, equipment and building improvements are depreciated over periods of up to 20 years.

NOTES TO SCHEDULE III

Schedule III—Real Estate and Accumulated Depreciation as of December 31, 2009

The changes in our investment in real estate and related accumulated depreciation for each of the years ended December 31, 2009, 2008, and 2007 are as follows (amounts in thousands):

	For the Year Ended December 31,
	2009	2008	2007

Investment in real estate:
Balance, beginning of year	$326,217	$182,788	$48,775
Improvements and development expenditures	23,965	143,429	134,722
Disposition of properties	(3,025)	—	(709)

Balance, end of year	$347,157	$326,217	$182,788

Accumulated depreciation:
Balance, beginning of year	$20,794	$7,752	$2,066
Depreciation for the year	18,205	13,042	5,721
Disposition of properties	—	—	(35)

Balance, end of year	$38,999	$20,794	$7,752

Development in process	3,300	15,742	18,929
Investment in real estate, net	$311,458	$321,165	$193,965

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders
Campus Crest Communities, Inc.:

We have audited the accompanying combined statement of revenue and certain expenses of HSRE Properties for the year ended December 31, 2009. This combined financial statement is the responsibility of the management of Campus Crest Communities, Inc. Our responsibility is to express an opinion on the combined financial statement based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statement is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statement. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

The accompanying combined statement of revenue and certain expenses was prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission and for inclusion in the registration statement on Form S-11 of Campus Crest Communities, Inc., as described in note 2 to the combined financial statement. It is not intended to be a complete presentation of HSRE Properties’ revenue and expenses.

In our opinion, the combined statement of revenue and certain expenses referred to above presents fairly, in all material respects, the revenue and expenses as described in note 2 of HSRE Properties for the year ended December 31, 2009, in conformity with U.S. generally accepted accounting principles.

/s/  KPMG LLP

Atlanta, Georgia
May 14, 2010

HSRE PROPERTIES

COMBINED STATEMENTS OF REVENUE AND CERTAIN EXPENSES
(in thousands)

	Six Months Ended	Year Ended
	June 30, 2010	December 31, 2009
	(unaudited)
Revenue:
Student housing leasing	$3,906	$3,021
Student housing services	205	110

Total revenue	4,111	3,131

Certain expenses:
Student housing operations	2,504	1,561
Management fees	168	137
Interest expense	1,446	1,009

Total certain expenses	4,118	2,707

Revenue in excess of certain expenses (certain expenses in excess of revenue)	$(7)	$424

See accompanying notes to financial statements.

HSRE PROPERTIES

NOTES TO COMBINED STATEMENTS OF REVENUE AND CERTAIN EXPENSES

1.	Organization and Description of Business

HSRE-Campus Crest I, LLC (the “Venture”) was formed on November 7, 2008 between HSRE-Campus Crest IA, LLC (“HSRE”) and Campus Crest Ventures III, LLC (“CCV III”) for the principal purpose of owning, developing, constructing and operating student housing rental properties. At June 30, 2010 (unaudited) and December 31, 2009, HSRE holds a 90% member interest in the Venture and CCV III holds a 10% member interest.

At June 30, 2010 and December 31, 2009, the Venture owned the following properties (the “HSRE Properties”):

Property	University	Year Opened

The Grove at San Angelo	Angelo State University	2009 (1)
The Grove at San Marcos	Texas State University	2009 (1)
The Grove at Moscow	University of Idaho	2009 (1)
The Grove at Lawrence	University of Kansas	2009 (1)
The Grove at Huntsville	Sam Houston State University	2010 (2)
The Grove at Statesboro	Georgia Southern University	2010 (2)
The Grove at Conway	University of Central Arkansas	2010 (2)

(1)	Property opened and began operations in Fall 2009. The statement of revenue and certain expenses for the year ended December 31, 2009 includes approximately five months of rental income and related expenses.

(2)	Property under construction at June 30, 2010 and December 31, 2009. Property had no operating results for 2009. Completion and occupancy are expected for the 2010-2011 academic year.

Upon completion of the Campus Crest Communities, Inc. (the “Company”) offering transaction, the Company has agreed to acquire:

•	a 49.9% interest in the Venture, which will own 100% interests in the following six properties: The Grove at Conway, The Grove at Huntsville, The Grove at Lawrence, The Grove at Moscow, The Grove at San Angelo and The Grove at Statesboro; we will continue to recognize our interest in the Venture under the equity method of accounting; and

•	100% interest in The Grove at San Marcos, which will be consolidated.

2.	Summary of Significant Accounting Policies

Basis of Presentation

The accompanying combined statement of revenue and certain expenses includes the rental and property operations of the HSRE Properties for the year ended December 31, 2009. Only one year of operations has been presented herein as HSRE Properties did not commence operations until 2009.

The accompanying combined statements of revenue and certain expenses for the six months ended June 30, 2010 (unaudited) and for the year ended December 31, 2009 were prepared for the purpose of inclusion in an initial public offering prospectus and to comply with the rules and regulations of the United States Securities and Exchange Commission for the acquisition of real estate properties. The combined statement of revenue and certain expenses is not intended to be

HSRE PROPERTIES

NOTES TO COMBINED STATEMENTS OF REVENUE AND CERTAIN EXPENSES—(Continued)

a complete presentation of the actual operations of the properties for the six months ended June 30, 2010 (unaudited) and for the year ended December 31, 2009, as certain expenses which may not be comparable to the expenses to be incurred in the proposed future operations of the properties have been excluded. Expenses excluded consist of interest expense on certain loans that will not be assumed by the Company, depreciation, amortization and other expenses not directly related to the proposed future operations of the properties.

Use of Estimates

The preparation of the combined statement of revenue and certain expenses in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of revenue and certain expenses. Actual results may differ from those estimates.

Revenue Recognition

Students are required to execute lease contracts with payment schedules that vary from annual to monthly payments. Revenue and related lease incentives are recognized on a straight-line basis over the term of the leases. Generally, each executed contract is required to be accompanied by a signed parental guaranty. Service revenue is recognized when earned.

Student Housing Operating Expenses

Student housing operating expenses represent the direct expenses of operating the properties and consist primarily of payroll, utilities, repairs and maintenance, insurance, property taxes and other operating expenses that are expected to continue in the proposed future operations of the properties.

Commitments and Contingencies

Liabilities for loss contingencies arising from claims, assessments, litigation, fines, penalties and other sources, are recorded when it is probable that a liability has been incurred and the amount of the assessment can be reasonably estimated. Legal costs incurred in connection with loss contingencies are expensed as incurred. HSRE Properties is not subject to any material litigation nor to management’s knowledge is any material litigation currently threatened against HSRE Properties other than routine litigation, claims and administrative proceedings arising in the ordinary course of business.

Unaudited Interim Financial Information

The combined statement of revenue and certain expenses for the six months ended June 30, 2010 is unaudited. In the opinion of management, all adjustments (consisting solely of normal recurring matters) necessary for a fair presentation of the financial information for this interim period have been included. The revenues and certain expenses for any interim period are not necessarily indicative of results for other interim periods or the full year.

HSRE PROPERTIES

NOTES TO COMBINED STATEMENTS OF REVENUE AND CERTAIN EXPENSES—(Continued)

3.	Ground Lease

Campus Crest at Moscow, LLC, is party to a ground lease for land near the University of Idaho located in Moscow, ID. The lease has an initial term of 99 years with an exclusive option to renew for an additional 25 years when the initial term terminates. The tenant has the option to purchase the property, subject to certain conditions, at any time after September 1, 2009 for $1.0 million.

Annual base rent is fixed at $78,000 per annum for the first two years of the initial term. Commencing on the second anniversary of the rent commencement date and continuing until the end of the lease term, the annual base rent will be $144,000 per annum.

4.	Debt

At June 30, 2010 (unaudited) and December 31, 2009, the construction loan obligations of HSRE Properties were as follows (amounts in thousands):

		Principal	Principal
	Face	Outstanding at	Outstanding at	Stated	Interest Rate at	Interest Rate at	Maturity
	Amount	6/30/10	12/31/09	Interest Rate	6/30/10	12/31/09	Date	Amortization
		(unaudited)			(unaudited)

Variable rate construction loans

The Grove at San Angelo (1)	$14,668	$14,458	$14,356	LIBOR + 2.50%	5.94%	5.94%	May 2011	Interest only

The Grove at Moscow (1)	17,268	16,083	15,026	LIBOR + 2.50%	5.94%	5.94%	May 2011	Interest only

The Grove at Lawrence	16,000	15,640	14,679	Prime + 1.50% (6.25% Floor)	6.25%	6.25%	February 2012	Interest only

The Grove at Huntsville	13,355	9,760	—	LIBOR + 4.00% (6.00% Floor)	6.00%	6.00%	January 2012	Interest only

The Grove at Statesboro	16,130	9,624	—	LIBOR + 3.50% (5.00% Floor)	5.00%	5.00%	February 2012	Interest only

Fixed rate construction loans

The Grove at Conway	16,000	11,927	1,377	7.50%	7.50%	7.50%	July 2012	Interest only

Total		$77,492	$45,438

(1)	At June 30, 2010 (unaudited) and December 31, 2009, The Grove at San Angelo, The Grove at San Marcos and The Grove at Moscow are aggregated under one construction loan facility and are cross-collateralized.

5.	Related Party Transactions

HSRE Properties pay property management fees to an affiliate of CCV III for customary property management services. Management fees for the period that properties were in operation during the six months ended June 30, 2010 (unaudited) and the year ended December 31, 2009 totaled approximately $168,000 and $137,000, respectively.

San Angelo, TX

Nacogdoches, TX

Abilene, TX

Mobile, AL

Greeley, CO

Carrollton, GA

All pictures are of properties that will be included in our initial portfolio of student housing properties and that are described throughout this prospectus, including under the caption "Business and Properties—Our Properties." We do not currently own any of these properties, but we expect to acquire them upon completion of this offering as described in this prospectus under "Structure and Formation—Formation Transactions". No assurance can be given, however, that we will successfully consummate the acquisition of these properties.

Until          , 2010 (25 days after the date of this prospectus), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to a dealer’s obligation to deliver a prospectus when acting as an underwriter and with respect to unsold allotments or subscriptions.

        Shares

Common Stock

PROSPECTUS

RAYMOND JAMES
CITI
GOLDMAN, SACHS & CO.
BARCLAYS CAPITAL
RBC CAPITAL MARKETS
BAIRD

          , 2010

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 31.	Other Expenses of Issuance and Distribution.

The following table sets forth the estimated fees and expenses, other than the underwriting discount and the structuring fee, payable by us in connection with the sale of the securities being registered hereby. All amounts shown are estimates except the SEC registration fee and the Financial Industry Regulatory Authority filing fee.

SEC registration fee	$34,848
Financial Industry Regulatory Authority filing fee	$49,375
NYSE listing fee	$154,000
Printing and engraving expenses	$800,000
Legal fees and expenses	$2,400,000
Accounting fees and expenses	$1,850,000
Transfer agent and registrar fees	$20,000
Blue sky fees and expenses (including fees of counsel)	$25,000
Miscellaneous	$2,640,000

Total	$7,973,223

Item 32.	Sales to Special Parties.

On March 1, 2010, we issued one share to MXT Capital for aggregate consideration of $0.01. MXT Capital is currently our sole stockholder. The one share was purchased by MXT Capital for investment. We will repurchase this share at cost upon completion of this offering.

Item 33.	Recent Sales of Unregistered Securities.

On March 1, 2010, we issued one share to MXT Capital for aggregate consideration of $0.01. MXT Capital is currently our sole stockholder. The one share was purchased by MXT Capital for investment. We will repurchase this share at cost upon completion of this offering. The issuance of such share was deemed and the repurchase of such share will be deemed to be exempt from registration pursuant to Section 4(2) of the Securities Act as a transaction by an issuer not involving a public offering. We did not engage underwriters to assist us with the foregoing sale.

Upon completion of this offering, our operating partnership will acquire MXT Capital’s student housing business and interests in our predecessor entities in exchange for approximately 973,333 OP units. In addition, 119,667 OP units will be issued to certain persons and entities in exchange for their interests in our predecessor entities. Each of MXT Capital and such persons and entities made an irrevocable election to receive these OP units in our formation transactions prior to the filing of this registration statement and has represented to us that it is an “accredited investor” as defined under Regulation D of the Securities Act. The issuance of these OP units will be effected in reliance upon an exemption from registration provided by Section 4(2) of the Securities Act and Rule 506 of Regulation D promulgated thereunder.

Item 34.	Indemnification of Directors and Officers

Maryland law permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from (i) actual receipt of an improper benefit or profit in money, property or services or (ii) active and deliberate dishonesty that is established by a final judgment as being material to the cause of action. Our charter contains such a provision that limits such liability to the maximum extent permitted by Maryland law.

The MGCL requires a Maryland corporation (unless its charter provides otherwise, which our charter does not) to indemnify a director or officer who has been successful in the defense of any proceeding to which he or she is made or threatened to be made a party by reason of his or her service in that capacity. The MGCL permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made or threatened to be made a party by reason of their service in those or other capacities unless it is established that: (1) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (A) was committed in bad faith or (B) was the result of active and deliberate dishonesty; (2) the director or officer actually received an improper personal benefit in money, property or services; or (3) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

However, under the MGCL, a Maryland corporation may not indemnify a director or officer in a suit by or in the right of the corporation in which the director or officer was adjudged liable to the corporation or for a judgment of liability on the basis that a personal benefit was improperly received. A court may order indemnification if it determines that the director or officer is fairly and reasonably entitled to indemnification, even though the director or officer did not meet the prescribed standard of conduct, was adjudged liable to the corporation or was adjudged liable on the basis that personal benefit was improperly received. However, indemnification for an adverse judgment in a suit by us or in our right, or for a judgment of liability on the basis that personal benefit was improperly received, is limited to expenses.

In addition, the MGCL permits a corporation to advance reasonable expenses to a director or officer upon the corporation’s receipt of: (1) a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation; and (2) a written undertaking by the director or officer or on the director’s or officer’s behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the director or officer did not meet the standard of conduct.

Our charter authorizes us to obligate ourselves and our bylaws obligate us, to the maximum extent permitted by Maryland law in effect from time to time, to indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, pay or reimburse reasonable expenses in advance of final disposition of a proceeding to: (1) any present or former director or officer who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity; or (2) any individual who, while a director or officer of us and at our request, serves or has served as a director, officer, partner, member, manager or trustee of another corporation, REIT, partnership, limited liability company, joint venture, trust, employee benefit plan or any other enterprise and who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity.

Our charter and bylaws also permit us to, with approval of our board of directors, indemnify and advance expenses to any person who served a predecessor of ours in any of the capacities described above and to any employee or agent of us or a predecessor of us.

Upon completion of this offering, we will enter into indemnification agreements with each of our executive officers and directors that will indemnify them to the maximum extent permitted by Maryland law. The indemnification agreements will provide that:

If a director or executive officer is a party or is threatened to be made a party to any threatened, pending or completed proceeding, other than a derivative proceeding by or in the right of us, by reason of the director’s or executive officer’s status as a director, officer or employee of us (or, if applicable, such other enterprise at which such director or executive officer is or was serving at our request), we must indemnify the director or executive officer against all judgments, penalties, fines and amounts paid in settlement and all expenses incurred by the director or executive officer or on behalf of the director or executive officer, in connection with such proceeding, unless it is established that:

•	the act or omission of the director or executive officer was material to the matter giving rise to the proceeding and was committed in bad faith or was the result of active and deliberate dishonesty;

•	the director or executive officer actually received an improper personal benefit in money, property or services; or

•	with respect to any criminal proceeding, the director or executive officer had reasonable cause to believe that his or her conduct was unlawful.

If a director or executive officer is a party or is threatened to be made a party to any threatened, pending or completed derivative proceeding by or in the right of us to procure a judgment in our favor by reason of the director’s or executive officer’s status as a director or executive officer of us (or, if applicable, such other enterprise at which such director or executive officer is or was serving at our request), we must indemnify the director or executive officer for all amounts paid in settlement and all expenses incurred by him or her, or on his or her behalf, in connection with such proceeding, unless it is established that:

•	the act or omission of the director or executive officer was material to the matter giving rise to the proceeding and was committed in bad faith or was the result of active and deliberate dishonesty; or

•	the director or executive officer actually received an improper personal benefit in money, property or services.

Notwithstanding, and without limiting, any other provisions of the agreements, if a director or executive officer is a party or is threatened to be made a party to any proceeding by reason of the director’s or executive officer’s status as a director, officer or employee of us, and the director or executive officer is successful, on the merits or otherwise, as to one or more but less than all claims, issues or matters in such proceeding, we must indemnify the director or executive officer for all expenses incurred by him or her, or on his or her behalf, in connection with each successfully resolved claim, issue or matter, allocated on a reasonable and proportionate basis, including any claim, issue or matter in such a proceeding that is terminated by dismissal, with or without prejudice.

We must pay or reimburse all indemnifiable expenses in advance of the final disposition of any proceeding if the director or executive officer furnishes us with a written affirmation of the director’s or executive officer’s good faith belief that the standard of conduct necessary for indemnification by us has been met and a written undertaking to reimburse us if a court of competent jurisdiction determines that the director or executive officer is not entitled to indemnification. We must pay all indemnifiable expenses to the director or executive officer within 20 days following the date the director or executive officer submits such affirmations and evidence of the expenses to us.

Following the completion of this offering, we intend to purchase and maintain insurance on behalf of all of our directors and executive officers against liability asserted against or incurred by them in their official capacities, whether or not we are required or have the power to indemnify them against the same liability.

Insofar as the foregoing provisions permit indemnification of directors, officers or persons controlling us for liability arising under the Securities Act, we have been informed that, in the opinion of the SEC, this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 35.	Treatment of Proceeds from Stock Being Registered.

The consideration to be received by us for the shares registered hereby will be credited to the appropriate capital stock account.

Item 36.	Financial Statements and Exhibits.

(a) See Page F-1 for an index of the financial statements that are being filed as part of this registration statement on Form S-11.

(b) The following is a list of exhibits being filed as part of, or incorporated by reference into, this registration statement on Form S-11:

Exhibit
Number		Description of Document

1	.1*	Form of Underwriting Agreement among Campus Crest Communities, Inc., Campus Crest Communities Operating Partnership, LP and the underwriters named therein.
3	.1*	Articles of Incorporation of Campus Crest Communities, Inc.
3	.2*	Bylaws of Campus Crest Communities, Inc.
5	.1*	Opinion of Saul Ewing LLP with respect to Maryland law.
8	.1*	Opinion of Bradley Arant Boult Cummings LLP with respect to tax matters.
10	.1*	Amended and Restated Partnership Agreement of Campus Crest Communities Operating Partnership, LP.
10	.2**	Campus Crest Communities, Inc. Equity Incentive Compensation Plan.
10	.3***	Form of Indemnification Agreement.
10	.4**	Employment Agreement by and between Campus Crest Communities Operating Partnership, LP and Ted W. Rollins.
10	.5**	Employment Agreement by and between Campus Crest Communities Operating Partnership, LP and Michael S. Hartnett.
10	.6**	Employment Agreement by and between Campus Crest Communities Operating Partnership, LP and Earl C. Howell.
10	.7**	Employment Agreement by and between Campus Crest Communities Operating Partnership, LP and Donald L. Bobbitt, Jr.
10	.8**	Employment Agreement by and between Campus Crest Communities Operating Partnership, LP and Shannon N. King.
10	.9***	Confidentiality and Noncompetition Agreement by and between Campus Crest Communities Operating Partnership, LP and Ted W. Rollins.

Exhibit
Number		Description of Document

10	.10***	Confidentiality and Noncompetition Agreement by and between Campus Crest Communities Operating Partnership, LP and Michael S. Hartnett.
10	.11***	Confidentiality and Noncompetition Agreement by and between Campus Crest Communities Operating Partnership, LP and Earl C. Howell.
10	.12***	Confidentiality and Noncompetition Agreement by and between Campus Crest Communities Operating Partnership, LP and Donald L. Bobbitt, Jr.
10	.13***	Confidentiality and Noncompetition Agreement by and between Campus Crest Communities Operating Partnership, LP and Shannon N. King.
10	.14*	Contribution Agreement by and among Campus Crest Communities, Inc., Campus Crest Communities Operating Partnership, LP, and MXT Capital, LLC, dated May 13, 2010.
10	.15*	Amendment No. 1 to Contribution Agreement by and among Campus Crest Communities, Inc., Campus Crest Communities Operating Partnership, LP, and MXT Capital, LLC, dated , 2010.
10	.16*	Tax Protection Agreement by and among Campus Crest Communities, Inc., Campus Crest Communities Operating Partnership, LP, and MXT Capital, LLC.
10	.17***	Registration Rights Agreement by and among Campus Crest Communities, Inc., Campus Crest Communities Operating Partnership, LP, MXT Capital, LLC and certain other parties thereto.
10	.18*	Credit Agreement for Senior Secured Revolving Credit Facility by and among Campus Crest Communities Operating Partnership, LP, Citibank, N.A. and certain other parties thereto, dated 2010.
10	.19***	Contribution Agreement by and among Campus Crest Communities, Inc., Campus Crest Communities Operating Partnership, LP, and Carl H. Ricker, Jr., dated May 13, 2010.
10	.20***	Contribution Agreement by and among Campus Crest Communities, Inc., Campus Crest Communities Operating Partnership, LP, and Flynn Development, LLC, dated April 22, 2010.
10	.21***	Contribution Agreement by and among Campus Crest Communities, Inc., Campus Crest Communities Operating Partnership, LP, and Mansion Ridge Investment Company, LLC, dated May 6, 2010.
10	.22***	Purchase and Sale Agreement by and among Campus Crest Communities, Inc., Campus Crest Communities Operating Partnership, LP, and Highland Park, LLC, dated May 13, 2010.
10	.23***	Contribution Agreement by and among Campus Crest Communities, Inc., Campus Crest Communities Operating Partnership, LP, and Marc Rollins, dated May 1, 2010.
10	.24***	Purchase and Sale Agreement by and among Campus Crest Communities, Inc., Campus Crest Communities Operating Partnership, LP, and P. Andrew Walker, dated May 13, 2010.
10	.25***	Contribution Agreement by and among Campus Crest Communities, Inc., Campus Crest Communities Operating Partnership, LP, and Joe C. Brumit, II, dated April 19, 2010.
10	.26***	Contribution Agreement by and among Campus Crest Communities, Inc., Campus Crest Communities Operating Partnership, LP, and BGY, LLC, dated April 15, 2010.
10	.27***	Purchase and Sale Agreement by and among Campus Crest Communities, Inc., Campus Crest Communities Operating Partnership, LP, and Jerry V. Sternberg, dated May 13, 2010.

Exhibit
Number		Description of Document

10	.28***	Purchase and Sale Agreement by and among Campus Crest Communities, Inc., Campus Crest Communities Operating Partnership, LP, and Marlene Breger Joyce, dated May 13, 2010.
10	.29***	Contribution Agreement by and among Campus Crest Communities, Inc., Campus Crest Communities Operating Partnership, LP, and Steve Emtman, dated May 10, 2010.
10	.30***	Contribution Agreement by and among Campus Crest Communities, Inc., Campus Crest Communities Operating Partnership, LP, and O.A. Keller, III, dated April 29, 2010.
10	.31***	Contribution Agreement by and among Campus Crest Communities, Inc., Campus Crest Communities Operating Partnership, LP, and NLR-Cotton Valley Investment, LLC, dated April 19, 2010.
10	.32***	Contribution Agreement by and among Campus Crest Communities, Inc., Campus Crest Communities Operating Partnership, LP, and Horatio Alger Association Endowment Fund, dated May 4, 2010.
10	.33***	Purchase and Sale Agreement by and among Campus Crest Communities, Inc., Campus Crest Communities Operating Partnership, LP, and Keith M. Maxwell, dated May 9, 2010.
10	.34***	Contribution Agreement by and among Campus Crest Communities, Inc., Campus Crest Communities Operating Partnership, LP, and Harrison-Zahn Investments, LLC, dated April 19, 2010.
10	.35***	Contribution Agreement by and among Campus Crest Communities, Inc., Campus Crest Communities Operating Partnership, LP, and Matthew S. O’Reilly, dated May 6, 2010.
10	.36***	Purchase and Sale Agreement by and among Campus Crest Communities, Inc., Campus Crest Communities Operating Partnership, LP and certain other parties thereto, dated March 26, 2010.
10	.37***	Contribution Agreement by and among Campus Crest Communities, Inc., Campus Crest Communities Operating Partnership, LP and Thomas A. Odai dated May 13, 2010.
10	.38***	Ground Lease by and between USA Research and Technology Corporation and Campus Crest at Mobile, LLC, dated August 8, 2006.
10	.39***	Ground Lease by and between USA Research and Technology Corporation and Campus Crest at Mobile Phase II, LLC, dated March 14, 2008.
10	.40***	Ground Lease Agreement by and between Indian Hills Trading Company, LLC and Campus Crest Development, LLC, dated March 20, 2008.
10	.41***	First Amendment to Ground Lease Agreement by and between Indian Hills Trading Company, LLC and Campus Crest Development, LLC, dated July 28, 2008.
10	.42***	Assignment of Ground Lease Agreement and Purchase Option Agreement by Campus Crest Development, LLC and Campus Crest at Moscow, LLC, dated July 28, 2008.
10	.43***	Loan Agreement between General Electric Capital Corporation and Campus Crest at Milledgeville, LLC, dated September 7, 2006.
10	.44***	Deed to Secure Debt, Security Agreement and Fixture Filing by Campus Crest at Carrollton, LLC to Wachovia Bank, National Association, dated September 18, 2006.
10	.45***	Deed of Trust, Security Agreement and Fixture Filing by Campus Crest at Las Cruces, LLC for the benefit of Wachovia Bank, National Association, dated September 22, 2006.
10	.46***	Deed of Trust, Security Agreement and Fixture Filing by Campus Crest at Asheville, LLC for the benefit of Wachovia Bank, National Association, dated March 13, 2007.

Exhibit
Number		Description of Document

10	.47***	Loan Agreement by and among Campus Crest at Mobile, LLC, Campus Crest at Jacksonville, AL, LLC, Campus Crest at Nacogdoches, LP, Campus Crest at Abilene, LP, Campus Crest at Greeley, LLC, and Campus Crest at Ellensburg, LLC, and Silverton Bank, N.A., dated February 29, 2008.
10	.48***	Transfer, Assignment and Assumption Agreement by and among the Federal Deposit Insurance Corporation as receiver and successor-in-interest to Silverton Bank, N.A. and Campus Crest Loan Servicing, LLC, dated March 31, 2010.
10	.49***	Construction Loan Agreement by and among Wachovia Bank, National Association, Campus Crest Group, LLC, Campus Crest at Moscow, LLC, Campus Crest at San Angelo, LP and Campus Crest at San Marcos, LP, dated November 18, 2008.
10	.50***	First Amendment to Construction Loan Agreement by and among Wachovia Bank, National Association, Campus Crest Group, LLC, Campus Crest at Moscow, LLC, Campus Crest at San Angelo, LP and Campus Crest at San Marcos, LP, dated June 2009.
10	.51***	Construction Loan Agreement by and between Campus Crest at Lawrence, LLC and Mutual of Omaha Bank, dated February 13, 2009.
10	.52***	First Amendment to Construction Loan Agreement by and between Campus Crest at Lawrence, LLC and Mutual of Omaha Bank, dated March 19, 2009.
10	.53***	Construction Loan Agreement by and between Amegy Mortgage Company, L.L.C. d/b/a Q-10 Amegy Mortgage Capital and Campus Crest at Huntsville, LP, dated June 12, 2009.
10	.54***	Secured Construction Loan Agreement by and between Centennial Bank, F/K/A First State Bank and Campus Crest at Conway, LLC, dated July 2, 2009.
10	.55***	Construction Loan Agreement by and between Campus Crest at Statesboro, LLC and The PrivateBank and Trust Company, dated November 12, 2009.
10	.56***	Operating Agreement of HSRE-Campus Crest I, LLC, dated as of November 7, 2008.
10	.57***	First Amendment to the Operating Agreement of HSRE-Campus Crest I, LLC, dated as of November 12, 2009.
10	.58***	Second Amendment to the Operating Agreement of HSRE-Campus Crest I, LLC, dated March 26, 2010.
10	.59*	Form of Aircraft Lease.
21	.1*	List of Subsidiaries of the Registrant.
23	.1*	Consent of Bradley Arant Boult Cummings LLP (included in Exhibit 8.1).
23	.2**	Consent of KPMG LLP.
23	.3*	Consent of Saul Ewing LLP (included in Exhibit 5.1).
23	.4**	Consent of Michael Gallis and Associates.
24	.1***	Power of Attorney (included on the Signature Page).
99	.1***	Consent of N. Anthony Coles to be named as a proposed director.
99	.2***	Consent of Richard S. Kahlbaugh to be named as a proposed director.
99	.3***	Consent of Denis L. McGlynn to be named as a proposed director.
99	.4***	Consent of William G. Popeo to be named as a proposed director.
99	.5***	Consent of Daniel L. Simmons to be named as a proposed director.

*	To be filed by amendment

**	Filed herewith

***	Previously filed.

Item 37.	Undertakings.

(a) The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

(b) Insofar as indemnification of liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission that such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(c) The undersigned registrant hereby undertakes that for the purpose of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance under Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4), or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(d) The undersigned registrant hereby undertakes that for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-11 and has duly caused this Amendment No. 5 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Charlotte, State of North Carolina, on September 13, 2010.

CAMPUS CREST COMMUNITIES, INC.

By:	*
Ted W. Rollins
Co-Chairman of the Board and
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 5 to Form S-11 has been signed below by the following persons in the capacities and on the dates indicated.

Signature		Title	Date

* Ted W. Rollins		Co-Chairman of the Board, Chief Executive Officer and Director (Principal Executive Officer)	September 13, 2010

* Michael S. Hartnett		Co-Chairman of the Board, Chief Investment Officer and Director	September 13, 2010

/s/ Donald L. Bobbitt, Jr. Donald L. Bobbitt, Jr.		Executive Vice President and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	September 13, 2010

*By:	/s/ Donald L. Bobbitt, Jr. Donald L. Bobbitt, Jr. As Attorney-in-Fact

EXHIBIT INDEX

Exhibit
Number		Description of Document

1	.1*	Form of Underwriting Agreement among Campus Crest Communities, Inc., Campus Crest Communities Operating Partnership, LP and the underwriters named therein.
3	.1*	Articles of Incorporation of Campus Crest Communities, Inc.
3	.2*	Bylaws of Campus Crest Communities, Inc.
5	.1*	Opinion of Saul Ewing LLP with respect to Maryland law.
8	.1*	Opinion of Bradley Arant Boult Cummings LLP with respect to tax matters.
10	.1*	Amended and Restated Partnership Agreement of Campus Crest Communities Operating Partnership, LP.
10	.2**	Campus Crest Communities, Inc. Equity Incentive Compensation Plan.
10	.3***	Form of Indemnification Agreement.
10	.4**	Employment Agreement by and between Campus Crest Communities Operating Partnership, LP and Ted W. Rollins.
10	.5**	Employment Agreement by and between Campus Crest Communities Operating Partnership, LP and Michael S. Hartnett.
10	.6**	Employment Agreement by and between Campus Crest Communities Operating Partnership, LP and Earl C. Howell.
10	.7**	Employment Agreement by and between Campus Crest Communities Operating Partnership, LP and Donald L. Bobbitt, Jr.
10	.8**	Employment Agreement by and between Campus Crest Communities Operating Partnership, LP and Shannon N. King.
10	.9***	Confidentiality and Noncompetition Agreement by and between Campus Crest Communities Operating Partnership, LP and Ted W. Rollins.
10	.10***	Confidentiality and Noncompetition Agreement by and between Campus Crest Communities Operating Partnership, LP and Michael S. Hartnett.
10	.11***	Confidentiality and Noncompetition Agreement by and between Campus Crest Communities Operating Partnership, LP and Earl C. Howell.
10	.12***	Confidentiality and Noncompetition Agreement by and between Campus Crest Communities Operating Partnership, LP and Donald L. Bobbitt, Jr.
10	.13***	Confidentiality and Noncompetition Agreement by and between Campus Crest Communities Operating Partnership, LP and Shannon N. King.
10	.14*	Contribution Agreement by and among Campus Crest Communities, Inc., Campus Crest Communities Operating Partnership, LP, and MXT Capital, LLC, dated May 13, 2010.
10	.15*	Amendment No. 1 to Contribution Agreement by and among Campus Crest Communities, Inc., Campus Crest Communities Operating Partnership, LP, and MXT Capital, LLC, dated , 2010.
10	.16*	Tax Protection Agreement by and among Campus Crest Communities, Inc., Campus Crest Communities Operating Partnership, LP, and MXT Capital, LLC.
10	.17***	Registration Rights Agreement by and among Campus Crest Communities, Inc., Campus Crest Communities Operating Partnership, LP, MXT Capital, LLC and certain other parties thereto.
10	.18*	Credit Agreement for Senior Secured Revolving Credit Facility by and among Campus Crest Communities Operating Partnership, LP, Citibank, N.A. and certain other parties thereto, dated 2010.

Exhibit
Number		Description of Document

10	.19***	Contribution Agreement by and among Campus Crest Communities, Inc., Campus Crest Communities Operating Partnership, LP, and Carl H. Ricker, Jr., dated May 13, 2010.
10	.20***	Contribution Agreement by and among Campus Crest Communities, Inc., Campus Crest Communities Operating Partnership, LP, and Flynn Development, LLC, dated April 22, 2010.
10	.21***	Contribution Agreement by and among Campus Crest Communities, Inc., Campus Crest Communities Operating Partnership, LP, and Mansion Ridge Investment Company, LLC, dated May 6, 2010.
10	.22***	Purchase and Sale Agreement by and among Campus Crest Communities, Inc., Campus Crest Communities Operating Partnership, LP, and Highland Park, LLC, dated May 13, 2010.
10	.23***	Contribution Agreement by and among Campus Crest Communities, Inc., Campus Crest Communities Operating Partnership, LP, and Marc Rollins, dated May 1, 2010.
10	.24***	Purchase and Sale Agreement by and among Campus Crest Communities, Inc., Campus Crest Communities Operating Partnership, LP, and P. Andrew Walker, dated May 13, 2010.
10	.25***	Contribution Agreement by and among Campus Crest Communities, Inc., Campus Crest Communities Operating Partnership, LP, and Joe C. Brumit, II, dated April 19, 2010.
10	.26***	Contribution Agreement by and among Campus Crest Communities, Inc., Campus Crest Communities Operating Partnership, LP, and BGY, LLC, dated April 15, 2010.
10	.27***	Purchase and Sale Agreement by and among Campus Crest Communities, Inc., Campus Crest Communities Operating Partnership, LP, and Jerry V. Sternberg, dated May 13, 2010.
10	.28***	Purchase and Sale Agreement by and among Campus Crest Communities, Inc., Campus Crest Communities Operating Partnership, LP, and Marlene Breger Joyce, dated May 13, 2010.
10	.29***	Contribution Agreement by and among Campus Crest Communities, Inc., Campus Crest Communities Operating Partnership, LP, and Steve Emtman, dated May 10, 2010.
10	.30***	Contribution Agreement by and among Campus Crest Communities, Inc., Campus Crest Communities Operating Partnership, LP, and O.A. Keller, III, dated April 29, 2010.
10	.31***	Contribution Agreement by and among Campus Crest Communities, Inc., Campus Crest Communities Operating Partnership, LP, and NLR-Cotton Valley Investment, LLC, dated April 19, 2010.
10	.32***	Contribution Agreement by and among Campus Crest Communities, Inc., Campus Crest Communities Operating Partnership, LP, and Horatio Alger Association Endowment Fund, dated May 4, 2010.
10	.33***	Purchase and Sale by and among Campus Crest Communities, Inc., Campus Crest Communities Operating Partnership, LP, and Keith M. Maxwell, dated May 9, 2010.
10	.34***	Contribution Agreement by and among Campus Crest Communities, Inc., Campus Crest Communities Operating Partnership, LP, and Harrison-Zahn Investments, LLC, dated April 19, 2010.
10	.35***	Contribution Agreement by and among Campus Crest Communities, Inc., Campus Crest Communities Operating Partnership, LP, and Matthew S. O’Reilly, dated May 6, 2010.

Exhibit
Number		Description of Document

10	.36***	Purchase and Sale Agreement by and among Campus Crest Communities, Inc., Campus Crest Communities Operating Partnership, LP and certain other parties thereto, dated March 26, 2010.
10	.37***	Contribution Agreement by and among Campus Crest Communities, Inc., Campus Crest Communities Operating Partnership, LP and Thomas A. Odai dated May 13, 2010.
10	.38***	Ground Lease by and between USA Research and Technology Corporation and Campus Crest at Mobile, LLC, dated August 8, 2006.
10	.39***	Ground Lease by and between USA Research and Technology Corporation and Campus Crest at Mobile Phase II, LLC, dated March 14, 2008.
10	.40***	Ground Lease Agreement by and between Indian Hills Trading Company, LLC and Campus Crest Development, LLC, dated March 20, 2008.
10	.41***	First Amendment to Ground Lease Agreement by and between Indian Hills Trading Company, LLC and Campus Crest Development, LLC, dated July 28, 2008.
10	.42***	Assignment of Ground Lease Agreement and Purchase Option Agreement by Campus Crest Development, LLC and Campus Crest at Moscow, LLC, dated July 28, 2008.
10	.43***	Loan Agreement between General Electric Capital Corporation and Campus Crest at Milledgeville, LLC, dated September 7, 2006.
10	.44***	Deed to Secure Debt, Security Agreement and Fixture Filing by Campus Crest at Carrollton, LLC to Wachovia Bank, National Association, dated September 18, 2006.
10	.45***	Deed of Trust, Security Agreement and Fixture Filing by Campus Crest at Las Cruces, LLC for the benefit of Wachovia Bank, National Association, dated September 22, 2006.
10	.46***	Deed of Trust, Security Agreement and Fixture Filing by Campus Crest at Asheville, LLC for the benefit of Wachovia Bank, National Association, dated March 13, 2007.
10	.47***	Loan Agreement by and among Campus Crest at Mobile, LLC, Campus Crest at Jacksonville, AL, LLC, Campus Crest at Nacogdoches, LP, Campus Crest at Abilene, LP, Campus Crest at Greeley, LLC, and Campus Crest at Ellensburg, LLC, and Silverton Bank, N.A., dated February 29, 2008.
10	.48***	Transfer, Assignment and Assumption Agreement by and among the Federal Deposit Insurance Corporation as receiver and successor-in-interest to Silverton Bank, N.A. and Campus Crest Loan Servicing, LLC, dated March 31, 2010.
10	.49***	Construction Loan Agreement by and among Wachovia Bank, National Association, Campus Crest Group, LLC, Campus Crest at Moscow, LLC, Campus Crest at San Angelo, LP and Campus Crest at San Marcos, LP, dated November 18, 2008.
10	.50***	First Amendment to Construction Loan Agreement by and among Wachovia Bank, National Association, Campus Crest Group, LLC, Campus Crest at Moscow, LLC, Campus Crest at San Angelo, LP and Campus Crest at San Marcos, LP, dated June 2009.
10	.51***	Construction Loan Agreement by and between Campus Crest at Lawrence, LLC and Mutual of Omaha Bank, dated February 13, 2009.
10	.52***	First Amendment to Construction Loan Agreement by and between Campus Crest at Lawrence, LLC and Mutual of Omaha Bank, dated March 19, 2009.
10	.53***	Construction Loan Agreement by and between Amegy Mortgage Company, L.L.C. d/b/a Q-10 Amegy Mortgage Capital and Campus Crest at Huntsville, LP, dated June 12, 2009.

Exhibit
Number		Description of Document

10	.54***	Secured Construction Loan Agreement by and between Centennial Bank, F/K/A First State Bank and Campus Crest at Conway, LLC, dated July 2, 2009.
10	.55***	Construction Loan Agreement by and between Campus Crest at Statesboro, LLC and The PrivateBank and Trust Company, dated November 12, 2009.
10	.56***	Operating Agreement of HSRE-Campus Crest I, LLC, dated as of November 7, 2008.
10	.57***	First Amendment to the Operating Agreement of HSRE-Campus Crest I, LLC, dated as of November 12, 2009.
10	.58***	Second Amendment to the Operating Agreement of HSRE-Campus Crest I, LLC, dated March 26, 2010.
10	.59*	Form of Aircraft Lease.
21	.1*	List of Subsidiaries of the Registrant.
23	.1*	Consent of Bradley Arant Boult Cummings LLP (included in Exhibit 8.1).
23	.2**	Consent of KPMG LLP.
23	.3*	Consent of Saul Ewing LLP (included in Exhibit 5.1).
23	.4**	Consent of Michael Gallis and Associates.
24	.1***	Power of Attorney (included on the Signature Page).
99	.1***	Consent of N. Anthony Coles to be named as a proposed director.
99	.2***	Consent of Richard S. Kahlbaugh to be named as a proposed director.
99	.3***	Consent of Denis L. McGlynn to be named as a proposed director.
99	.4***	Consent of William G. Popeo to be named as a proposed director.
99	.5***	Consent of Daniel L. Simmons to be named as a proposed director.

*	To be filed by amendment

**	Filed herewith

***	Previously filed